Exhibit 2.1

Execution Version

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

BROOKFIELD PROPERTY PARTNERS L.P.,

GOLDFINCH MERGER SUB CORP.,

and

GGP INC.

Dated as of March 26, 2018

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	Form of Amended & Restated Certificate of Incorporation
Exhibit B	Form of Amended & Restated Partnership Agreement
Exhibit C	Form of Amended & Restated Bylaws
Exhibit D	Form of Rights Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 26, 2018, by and among Brookfield Property Partners L.P., a Bermuda limited partnership (“Parent”), Goldfinch Merger Sub Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Acquisition Sub”) and GGP Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain holders of Company Shares who are Affiliates of Parent have entered into a voting agreement (the “Voting Agreement”, and the parties thereto, the “Voting Parties”) with the Company, pursuant to which the Voting Parties have agreed to, among other things, vote in favor of the adoption of this Agreement, upon the terms and subject to the conditions set forth therein;

WHEREAS, subject to the conditions set forth herein, prior to the Class B Exchange, the Company will amend and restate its certificate of incorporation in substantially the form attached hereto as Exhibit A (the “Company Charter”) and the Company will cause the general partner of GGP Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), to amend and restate the Partnership Agreement (the “Partnership Agreement Amendment and Restatement”) in substantially the form attached hereto as Exhibit B (the “A&R Partnership Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Voting Parties and the Company have entered into that certain Class B Exchange Agreement (as defined herein), pursuant to which the Company will, subject to the conditions set forth herein, exchange all Company Common Stock held by the Voting Parties into Class B Stock prior to the Pre-Closing Dividend (such exchange, the “Class B Exchange”), in accordance with the terms hereof;

WHEREAS, concurrently with the execution of this Agreement, BAM (as defined herein) has entered into an agreement with the Company (the “BAM Letter Agreement”), pursuant to which BAM has agreed to, among other things, deliver or cause to be delivered the Parent Unitholder Consent (as defined herein), upon the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, BAM has entered into an agreement with Parent and the Company (the “MSA Letter Agreement”), pursuant to which each of BAM (on behalf of certain of its Affiliates) and the Company has agreed to negotiate in good faith and enter into a new master services agreement, effective as of and conditioned upon the occurrence of the Charter Closing and pursuant to which BAM waives certain management fees relating thereto;

WHEREAS, subject to the conditions set forth herein (including, for the avoidance of doubt, Section 6.15), following the consummation of the Class B Exchange, the parties will consummate the Requested Transactions;

WHEREAS, following the completion of the Class B Exchange, the Pre-Closing Dividend and, subject to the conditions set forth herein (including, for the avoidance of doubt, Section 6.15), certain Requested Transactions, and upon the terms and subject to the conditions of this Agreement, Acquisition Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a committee of the Company Board consisting only of non-management independent directors of the Company (the “Special Committee”) has unanimously (which, for the avoidance of doubt, does not include the Affiliated Directors) (i) determined that the Transaction Agreements and the Transactions are advisable and in the best interests of the Company and the holders of Company Common Stock (the “Company Stockholders”), (ii) approved the execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions and (iii) resolved to recommend adoption of this Agreement by the Company Stockholders;

WHEREAS, the General Partner of the Operating Partnership has (i) approved the A&R Partnership Agreement, Partnership Agreement Amendment and Restatement and the consummation of the transactions related thereto and (ii) determined that the terms of the A&R Partnership Agreement, Partnership Agreement Amendment and Restatement and the other transactions related thereto are fair to and in the best interests of the Operating Partnership and its limited partners;

WHEREAS, (a) the general partner of Parent has approved the Transaction Agreements to which Parent is a party, and (b) the board of directors of Acquisition Sub has approved the Transaction Agreements to which Acquisition Sub is a party and declared that such Transaction Agreements are advisable for Acquisition Sub to enter into; and

WHEREAS, Parent, Acquisition Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transaction Agreements and the Transactions and to prescribe certain conditions with respect to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent and Acquisition Sub, and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

Section 1.01 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent, Acquisition Sub, or their respective Affiliates) to engage in or relating to an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of Company Capital Stock or other securities representing more than 20% of the Company Capital Stock or voting power outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than 20% of the Company Capital Stock or voting power outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than 20% of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition, without giving effect to any Indebtedness, in each case as determined by the Special Committee in good faith); (iii) any merger, consolidation, business combination, share exchange or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, Company Capital Stock or other securities representing more than 20% of the Company Capital Stock or voting power outstanding after giving effect to the consummation of such transaction; (iv) a recapitalization, restructuring, liquidation, dissolution or other winding up of the Company in which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, Company Capital Stock or other securities representing more than 20% of the Company Capital Stock or voting power outstanding after giving effect to the consummation of such transaction; (v) any transaction in which any Person (or the stockholders of any Person) shall acquire or seek to acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of more than 20% of the Company Capital Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of the Company; or (vi) any combination of the foregoing in which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, Company Capital Stock or other securities representing more than 20% of the Company Capital Stock or voting power outstanding after giving effect to the consummation of such transaction.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided, that such Person shall be deemed an Affiliate for only so long as such control exists and that, for purposes of this Agreement, (a) none of the Company or its Subsidiaries shall be deemed to be an Affiliate of any of Parent, Acquisition Sub, the Voting Parties or any of their respective Affiliates (other than the Company and its Subsidiaries), and (b) none of Parent, Acquisition Sub, the Voting Parties, or any of their respective Affiliates (other than the Company and its Subsidiaries) shall be deemed to be an Affiliate of any of the Company or its Subsidiaries. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner of a limited partnership or otherwise.

“Affiliated Directors” shall mean Richard B. Clark, J. Bruce Flatt, Brian W. Kingston and Sandeep Mathrani.

“Aggregate Cash Dividend Amount” shall mean an amount of cash designated by Parent to the Company in writing at least two (2) Business Days prior to the anticipated Charter Closing Date (which amount will, for the avoidance of doubt, constitute the aggregate amount of cash that the Company will declare as a special dividend pursuant to Section 2.03(d)); provided that the Aggregate Cash Dividend Amount shall in no event be greater than an amount equal to the lesser of (i) (a) the Total Cash Amount minus (b) $200 million and (ii) the aggregate amount, without duplication, of (a) cash actually received by the Company and its Subsidiaries as a result of the Requested Transactions (giving effect to any required payments with respect to the Partnership Common Unit Cash Amount and the Partnership LTIP Unit Cash Amount), including the proceeds of the Financing, together with any other cash amounts of the Company legally available for dividends or other distributions, less (b) the Total Restricted Stock Cash Consideration, in each case upon declaration of the Pre-Closing Dividend.

“Aggregate Stock Dividend Amount” shall mean the number of shares of Class A Stock equal to the product of (i) the Maximum Stock Election Shares and (ii) the Maximum Per Share Stock Dividend.

“BAM” shall mean Brookfield Asset Management Inc.

“Best Efforts Financing” shall mean a term loan B or similar debt financing for the purposes of, among other things, funding the Transactions and related fees and expenses.

“BPL” shall mean Brookfield Property L.P.

“Business Day” shall mean any day, other than (i) a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close and (ii) for purposes of the Charter Closing Date and the Merger Closing Date only, any other day on which the Secretary of State of the State of Delaware is closed.

“Charter Amendment” shall mean the filing of and acceptance by the Secretary of State of the State of Delaware of the Company Charter.

“Class A Stock” shall mean the Class A stock, par value $0.01 per share, of the Company following the Charter Amendment.

“Class B Stock” shall mean the Class B stock, par value $0.01 per share, of the Company following the Charter Amendment.

“Class C Stock” shall mean the Class C stock, par value $0.01 per share, of the Company following the Charter Amendment.

“Code” shall mean the Internal Revenue Code of 1986, as amended, modified, supplemented or replaced from time to time.

“Columbiana” shall mean the property located at 100 Columbiana Circle, Columbia, South Carolina 29212.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2017.

“Company Balance Sheet Date” shall mean December 31, 2017.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the common stock, par value $0.01, of the Company.

“Company Intellectual Property” means Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, effect, event, occurrence or development, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole provided, that none of the following shall constitute or contribute to a Company Material Adverse Effect: (i) changes, effects, events, occurrences or developments arising out of or resulting from changes in the economy, political or regulatory conditions, prevailing interest rates or financial, securities or currency markets generally in the United States or that arise out of or are the result of acts of war or terrorism (including any cybersecurity attacks) perpetrated or encouraged by state or non-state actors; (ii) changes, effects, events, occurrences or developments arising out of or resulting from changes that are the result of factors generally affecting the industries or markets in which the Company and its Subsidiaries operate; (iii) changes, effects, events, occurrences or developments arising out of or resulting from changes in GAAP, IFRS or rules and policies of the Public Company Accounting Oversight Board or changes in applicable Law or changes in interpretations of applicable Law; (iv) changes, effects, events, occurrences or developments arising out of or resulting from the announcement, execution, delivery, consummation or pendency of the Transactions, the identity of Parent or the disclosure by Parent or any of its Affiliates of its future plans with respect to the conduct of, or intentions for, the business of the Company following the Charter Closing (including, for the avoidance of doubt, (A) any loss of revenue or earnings, or (B) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, tenants or business partners, in each case solely to the extent resulting from such public announcement or pendency) or any litigation relating to the Transaction Agreements or the Transactions; (v) changes, effects, events, occurrences or developments arising out of or resulting from fluctuations in the value of any currency; (vi) the existence, occurrence, worsening or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional war, act of terrorism, civil disobedience or other calamity; (vii) any failure to meet projections (but the underlying causes thereof may constitute or contribute to a Company Material Adverse Effect if not otherwise excluded from this definition); (viii) declines in the trading prices of Company Common Stock (but the underlying causes thereof may constitute or contribute to a Company Material Adverse Effect if not otherwise excluded from this definition); (ix) any bankruptcy, restructuring, insolvency or reorganization of any tenant party to a Lessor Lease and (x) actions taken by Parent, actions specifically required to be taken pursuant to this Agreement (except for any obligation to operate in the ordinary course of business) or actions taken or not taken at the written request of Parent; provided, further, that effects resulting from any matters referred to in clause “(i)”, “(ii)”, “(iii)”, “(v)” or “(vi)” shall not be excluded to the extent they have a disproportionate adverse effect on the Company and its Subsidiaries compared to other companies operating in the industry in which the Company and its Subsidiaries operate; or (b) the ability of the Company to consummate the Transactions.

“Company Options” shall mean any options to purchase Company Shares outstanding under any Company Stock Plan.

“Company Performance Restricted Stock” shall mean Company Shares subject to performance-based vesting or forfeiture conditions under any Company Stock Plan.

“Company Preferred Stock” shall mean the shares of 6.375% Series A Cumulative Perpetual Preferred Stock of the Company.

“Company Properties” shall mean, collectively, the Owned Real Property and the Leased Real Property.

“Company Restricted Stock” shall mean Company Shares subject to vesting or forfeiture conditions (including, for the avoidance of doubt, Company Performance Restricted Stock) under any Company Stock Plan.

“Company Shares” shall mean the shares of Company Common Stock.

“Company Stock Plan” shall mean the 2010 Equity Incentive Plan or any other compensatory equity plan or Contract of the Company.

“Company Title Insurance Policies” shall mean title insurance or valid marked-up title commitments evidencing title insurance with respect to a Company Property.

“Contract” shall mean any binding written agreement, contract, subcontract, note, bond, mortgage, indenture, lease, sublease, license, sublicense, understanding, arrangement, instrument or other legally binding written agreement.

“Credit Agreement” shall mean the Fourth Amended and Restated Credit Agreement dated as of October 30, 2015 by and among the Company and certain of its subsidiaries, the lenders party thereto, Deutsche Bank Securities Inc., Citibank N.A. and Royal Bank of Canada, as Co-Syndication Agents, Wells Fargo Bank, N.A., as Administrative Agent, Bank of America, N.A., Barclays Bank PLC, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Societe Generale, U.S. Bank National Association and the Toronto-Dominion Bank, as Co-Documentation Agents.

“Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Environmental Law” shall mean any and all applicable Laws relating to (i) pollution, (ii) the protection of the environment (including ambient air, indoor air, surface water, groundwater, soil, substrata or land), human health, flora, fauna, or natural resources, (iii) exposure of any individual to Hazardous Substances or (iv) otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, cleanup, removal or other remediation thereof, but excluding any Laws relating to workplace health and safety.

“Equity Award Aggregate Cash Equivalent Amount” shall mean the amount (rounded to the nearest $0.001) equal to the sum of the Equity Award Average Cash Amount plus the Equity Award Average Stock Amount.

“Equity Award Aggregate Stock Equivalent Amount” shall mean a number (rounded to the nearest 0.001) of Parent Common Units equal to (x) the Equity Award Average Stock Consideration plus (y) the Equity Award Average Cash Amount divided by the Parent Common Unit Closing Price.

“Equity Award Average Cash Amount” shall mean the value (rounded to the nearest $0.001) of the aggregate cash consideration that would be paid in respect of each Company Share (other than shares of Company Restricted Stock but including the number of Company Shares that are deemed issued in respect of In-the-Money Company Options under Section 2.07(d)(i)) in connection with (x) the Pre-Closing Dividend, if all such Company Shares had made a Cash Election and were prorated in accordance with Section 2.03(d)(1), and (y) the Merger Consideration.

“Equity Award Average Stock Amount” shall mean the value (rounded to the $0.001) equal to (x) the Equity Award Average Stock Consideration multiplied by (y) the Parent Common Unit Closing Price.

“Equity Award Average Stock Consideration” shall mean a number (rounded to the nearest one one-thousandth (0.001)) of Parent Common Units equal to (x) $23.50 less the Equity Award Average Cash Amount divided by (y) $23.50.

“Equity Award Cash Ratio” shall mean a percentage (rounded to the nearest one one-thousandth (0.001)) equal to (x) the Equity Award Average Cash Amount divided by (y) the Equity Award Aggregate Cash Equivalent Amount.

“Equity Award Stock Ratio” shall mean a percentage (rounded to the nearest one one-thousandth (0.001)) equal to the difference between (x) one less (y) the Equity Award Cash Ratio.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ESPP” means the Company’s Second Amended and Restated Employee Stock Purchase Plan.

“Excess Cash Dividend” shall mean an amount of cash (rounded down to the nearest $0.001) equal to (i) $23.50 minus (ii) the sum of (A) (x) $23.50 times (y) the fraction used to determine the Prorated Per Share Stock Dividend pursuant to Section 2.03(d)(2)(A), plus (B) the Per Share Merger Consideration.

“Excess Stock Dividend” shall mean a fraction (rounded down to the nearest one one-thousandth (0.001)) of a share of Class A Stock equal to (i) 1 minus (ii) the quotient of (A) the sum of (x) the Per Share Merger Consideration plus (y) the Prorated Per Share Cash Dividend, divided by (B) $23.50.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Financing” shall mean, collectively, the Committed Financing, the Best Efforts Financing and the New Property Financings.

“Financing Sources” shall mean the lenders or other debt financing sources that have provided, committed to provide or otherwise entered into agreements (including any engagement letters) to provide, debt financing in connection with the Committed Financing, the Best Efforts Financing and/or the New Property Financings (or any alternative financing expressly entered into for the purpose of providing all or a portion of the financing necessary to consummate the transactions contemplated by this Agreement) together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other debt financing source or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing, including the parties to the Financing Commitment and any joinder agreements, “back-to-back” letters, credit agreements or similar agreements relating thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Good Reason” shall mean, in respect of a holder of a Converted Option or Converted Restricted Share, (i) a material adverse diminution in such holder’s position, duties, responsibilities or authority with Parent and its Affiliates as compared to those in effect immediately prior to the Merger Effective Time with the Company and its Affiliates; (ii) a material reduction in such holder’s total compensation opportunities (including base salary, annual cash bonus opportunity and long-term incentive opportunity, as applicable) with Parent and its Affiliates as compared to those in effect immediately prior to the Merger Effective Time with the Company and its Affiliates or (iii) a relocation by more than thirty (30) miles of such holder’s principal place of employment with Parent and its Affiliates as compared to that in effect immediately prior to the Merger Effective Time with the Company and its Affiliates; provided that any such event shall not constitute a Good Reason unless Parent fails to cure such event within thirty (30) days after receipt from the holder of written notice of the event which otherwise would constitute Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following the holder’s actual knowledge thereof, unless the holder has given Parent written notice thereof prior to such date.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial and whether local or foreign.

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic,” “carcinogenic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls, mold, urea formaldehyde, radon gas, radioactive materials and asbestos.

“IFRS” shall mean the International Financial Reporting Standards.

“In-the-Money Company Option” shall mean a Company Option granted prior to January 1, 2018 having an exercise price per Company Share less than the Equity Award Aggregate Cash Equivalent Amount.

“Indebtedness” shall mean, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any earn-out or potential future earn-out, purchase price adjustment, release of “holdback” or similar payment), (iv) all lease obligations of such Person capitalized on the books and records of such Person in accordance with GAAP or IFRS, as applicable (provided, however, that for purposes of determining the amount of Indebtedness with respect to this clause (iv), no effect shall be given to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) to the extent such adoption would require treating any lease (or similar arrangement) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect as of the date hereof), (v) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (vi) all letters of credit or performance of bonds issued for the account of such Person, to the extent drawn upon, (vii) all obligations of any other Person described in (i) through (vi) of this definition secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby has been assumed, and (viii) all guarantees and keepwell arrangements of such Person of any obligations of any other Person described in (i) through (vii) of this definition; provided, however, that “Indebtedness” shall not include (a) obligations under operating leases or real property leases; (b) liabilities under performance bonds other than amounts then due and owing and not being contested in good faith by appropriate proceedings; or (c) intercompany indebtedness, obligations or liabilities solely between or among the Company and any of its wholly owned Subsidiaries.

“Intellectual Property” shall mean all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs (including all source code and object code) and all other technology, compilations, databases, derivative works, literary works, maskworks, and sound recordings; (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, in each case, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs and product features; (iv) confidential or proprietary information, whether tangible or intangible, including trade secrets, algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (v) internet domain names; and (vi) other similar matters that are protected by intellectual, industrial or intangible property rights under applicable Law.

“Intervening Event” a material event, development or change in circumstances occurring or arising after the date of this Agreement that relates to and is material to the Company (but does not relate to any Acquisition Proposal) that was not known to the Special Committee on the date of this Agreement or if known, the consequences of which were not known or reasonably foreseeable, which event, development or change in circumstance, or any material consequences thereof, becomes known to the Special Committee prior to the adoption of this Agreement by the approvals contemplated by Section 7.01(a) and did not result from or arise out of the announcement or pendency of this Agreement; provided, however, that in no event shall any changes in the market price or trading volume of the Company Common Stock in and of itself constitute an Intervening Event (it being understood that the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining an Intervening Event to the extent otherwise satisfying this definition).

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” means any computer systems, networks, hardware, technology, software, databases, or information technology equipment.

“Junior Notes” shall mean the $206.2 million of floating rate Junior subordinated notes of the Operating Partnership due 2036.

“Knowledge” of (a) the Company, with respect to any matter in question, shall mean the knowledge after reasonable inquiry of the Company’s senior executive officers having responsibility relating to the applicable matter, and (b) Parent, with respect to any matter in question, shall mean the knowledge after reasonable inquiry of Brian Kingston, Bryan Davis, Bill Powell and Brett Fox.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” shall mean the real property demised under the Lessee Leases.

“Legal Proceeding” shall mean any action, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, investigation commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lessee Leases” shall mean all existing leases, subleases or other written occupancy arrangements (including all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto) under which the Company or any of its Subsidiaries uses or occupies or has the right to occupy, now or in the future, any real property.

“Lessor Leases” shall mean all leases, subleases or other arrangements under which the Company or any of its Subsidiaries is a party as lessor or sublessor (including all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto) with respect to each of the real property owned, leased or used by the Company or any of its Subsidiaries.

“Liabilities” shall mean any debt, duty, liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP or IFRS, as appropriate and regardless of whether such debt, duty, liability, obligation or commitment is immediately due and payable).

“Lien” shall mean any lien, pledge, easement, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” shall mean the first period of seventeen (17) consecutive Business Days after the date hereof and ending prior to the Charter Closing Date (a) throughout which, and at the end of which, the Company shall have provided the Required Information to Parent, (b) at the end of which the conditions set forth in Section 7.01 and Section 7.02 are satisfied (except for those conditions that by their nature are to be satisfied at the Charter Effective Time) and (c) throughout which, and at the end of which, nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.01 and Section 7.02 to fail to be satisfied assuming the Charter Effective Time were to be scheduled for any time during such period; provided, that (i) the Marketing Period shall in any event end on any earlier date on which the Committed Financing is consummated, (ii) the Marketing Period shall not restart, be extended or tolled if any further Required Information may be required to be delivered during such Marketing Period due to the passage of time, and (iii) July 4, 2018, July 5, 2018 and July 6, 2018 shall not be considered a “Business Day” for purposes of calculating such period (it being understood that if any such day occurs after the commencement of such period, it shall be disregarded for purposes of calculating the consecutive Business Days constituting such period). If the Company in good faith reasonably believes that it has delivered the Required Information, it may deliver to Parent written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information shall be deemed to have been delivered as of the date specified therefor in such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information or a Financing Source believes the same, and, within two (2) Business Days after delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with specificity the Required Information that Parent and/or such Financing Source believes has not been delivered). Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such period, (i) the Company’s independent auditor shall have withdrawn its audit opinion with respect to the Company’s financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements of the Company for the applicable periods by such independent auditor or another independent accounting firm of nationally recognized standing reasonably acceptable to Parent, (ii) the Company publicly announces, or indicates to the parties hereto or the Financing Sources, its intent to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended and delivered to Parent or the Company has announced that it has concluded that no restatement shall be required or (iii) the Required Information contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated so that there is no longer any such untrue statement or omission.

“Maximum Cash Election Shares” shall mean a number of Company Shares (rounded down to the nearest whole share) equal to the quotient of (i) the Aggregate Cash Dividend Amount divided by (ii) the Maximum Per Share Cash Dividend.

“Maximum Per Share Cash Dividend” shall mean an amount of cash (rounded down to the nearest $0.001) equal to $23.50 minus the Per Share Merger Consideration.

“Maximum Per Share Stock Dividend” shall mean a fraction (rounded down to the nearest one one-thousandth (0.001)) of a share of Class A Stock equal to the quotient of (i) the difference of (A) $23.50 minus (B) the Per Share Merger Consideration divided by (ii) $23.50.

“Maximum Stock Election Shares” shall mean a number of Company Shares (rounded down to the nearest whole share) equal to the difference of (i) the Pre-Closing Dividend Share Number less (ii) the Maximum Cash Election Shares.

“Merger Consideration Amount” shall mean (i) the Total Cash Amount minus (ii) the Aggregate Cash Dividend Amount. For the avoidance of doubt, the Merger Consideration Amount shall in no event be less than $200 million.

“NASDAQ” shall mean the NASDAQ Stock Market LLC.

“New Property Financings” shall mean, collectively, the mortgage financings with respect to the properties of the Company and its Subsidiaries set forth on Section 1.01 of the Company Disclosure Letter or such other properties of the Company and its Subsidiaries in lieu thereof as determined by Parent and in reasonable consultation with the Company following the date hereof.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Out-of-the-Money Company Option” shall mean a Company Option that is not an In-the-Money Company Option.

“Parent Balance Sheet” shall mean the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2017 set forth in Parent’s Annual Report on Form 20-F filed by Parent with the SEC for the fiscal year ended December 31, 2017.

“Parent Balance Sheet Date” shall mean December 31, 2017.

“Parent Benefit Plans” shall mean any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment, individual consulting, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, individual consultant or director of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any current or future Liability.

“Parent Common Units” shall mean the limited partnership units of Parent.

“Parent Common Unit Closing Price” shall mean the volume weighted averages of the trading prices of Parent Common Units on the NASDAQ (as reported by The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the date of the Charter Effective Time, rounded up or down (as appropriate) to the nearest $0.001.

“Parent General Partner Units” shall mean the general partnership units of Parent.

“Parent Holding Entities” shall mean those holding Subsidiaries of BPL set forth in Parent’s Annual Report on Form 20-F filed by Parent with the SEC for the fiscal year ended December 31, 2017 through which BPL indirectly holds all of Parent’s interests in Parent’s operating entities.

“Parent Intellectual Property” means Intellectual Property owned, or purported to be owned, by Parent or any of its Subsidiaries.

“Parent Leased Real Property” shall mean the real property underlying the Parent Lessee Leases.

“Parent Lessee Leases” shall mean all existing leases, subleases or other written occupancy arrangements (including all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto) under which Parent or any of its Subsidiaries uses or occupies or has the right to occupy, now or in the future, any real property.

“Parent Lessor Leases” shall mean all leases, subleases or other arrangements under which Parent or any of its Subsidiaries is a party as lessor or sublessor (including all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto) with respect to each of the real property owned, leased or used by Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” shall mean any change, effect, event, occurrence or development, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, business or results of operations of Parent and its Subsidiaries taken as a whole provided, that none of the following shall constitute or contribute to a Parent Material Adverse Effect: (i) changes, effects, events, occurrences or developments arising out of or resulting from changes in the economy, political or regulatory conditions, prevailing interest rates or financial, securities or currency markets generally in the United States or that arise out of or are the result of acts of war or terrorism (including any cybersecurity attacks) perpetrated or encouraged by state or non-state actors; (ii) changes, effects, events, occurrences or developments arising out of or resulting from changes that are the result of factors generally affecting the industries or markets in which Parent and its Subsidiaries operate; (iii) changes, effects, events, occurrences or developments arising out of or resulting from changes in GAAP, IFRS or rules and policies of the Public Company Accounting Oversight Board or changes in applicable Law or changes in interpretations of applicable Law; (iv) changes, effects, events, occurrences or developments arising out of or resulting from the announcement, execution, delivery, consummation or pendency of the Transactions, the identity of Parent or the disclosure by the Company or any of its Affiliates of Parent’s future plans with respect to the conduct of, or intentions for, the business of the Company following the Charter Closing (including, for the avoidance of doubt, (A) any loss of revenue or earnings, or (B) the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, customers, suppliers, tenants or business partners, in each case solely to the extent resulting from such public announcement or pendency) or any litigation relating to the Transaction Agreements or the Transactions; (v) changes, effects, events, occurrences or developments arising out of or resulting from fluctuations in the value of any currency; (vi) the existence, occurrence, worsening or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional war, act of terrorism, civil disobedience or other calamity; (vii) any failure to meet projections (but the underlying causes thereof may constitute or contribute to a Parent Material Adverse Effect if not otherwise excluded from this definition); (viii) declines in the trading price of the Parent Common Units (but the underlying causes thereof may constitute or contribute to a Parent Material Adverse Effect if not otherwise excluded from this definition), (ix) any bankruptcy, restructuring, insolvency or reorganization of any tenant party to a Parent Lessor Lease and (x) actions taken by the Company, actions specifically required to be taken pursuant to this Agreement (except for any obligation to operate in the ordinary course of business), or actions taken or not taken at the written request of the Company; provided, further, that effects resulting from any matters referred to in clause “(i)”, “(ii)”, “(iii)”, “(v)” or “(vi)” shall not be excluded to the extent they have a disproportionate adverse effect on Parent and its Subsidiaries compared to other companies operating in the industry in which Parent and its Subsidiaries operate; or (b) the ability of Parent to consummate the Transactions.

“Parent Options” shall mean any options outstanding under any of the Parent Stock Plans, representing the right to receive Parent Common Units or a cash payment on exercise based on the appreciation in value of a Parent Common Unit.

“Parent Owned Real Property” shall mean all real property owned by Parent or any of its Subsidiaries, including all of the buildings, structures and other improvements thereon.

“Parent Phantom Plans” shall mean (i) the BPY Unit Option Plan (Canada), effective as of June 9, 2014, (ii) the BPY Unit Option Plan (Australia), effective as of February 3, 2015, as amended, (iii) the Brookfield Office Properties Inc. Amended and Restated Deferred Share Unit

Plan for Non-Employee Directors, effective as of June 9, 2014 and (iv) the Brookfield Office Properties Inc. Amended and Restated Deferred Share Unit Plan for Employees, effective as of June 9, 2014.

“Parent Phantom Units” shall mean the rights to receive amounts in cash based on the fair market value or the appreciation in value of the Parent Common Units granted pursuant to the Parent Phantom Plans.

“Parent Properties” shall mean, collectively, the Parent Owned Real Property and the Parent Leased Real Property.

“Parent Restricted Units” shall mean Parent Common Units subject to vesting, forfeiture or disposition restrictions.

“Parent Stock Plan” shall mean the Brookfield Property Partners Amended and Restated BPY Unit Option Plan, effective as of February 3, 2015, as amended.

“Parent Title Insurance Policies” shall mean title insurance or valid marked-up title commitments evidencing title insurance with respect to a Parent Property.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated May 1, 2014, as such may be amended from time to time.

“Partnership Common Unit” means a Common Unit, as defined in the Partnership Agreement.

“Partnership Common Unit Cash Amount” shall mean the aggregate cash payment required to be made pursuant to the Partnership Agreement as a result of the Transactions at any time following the Class B Exchange, through and including the Merger Effective Time, to holders of Partnership Common Units.

“Partnership LTIP Unit” means an LTIP Unit, as defined in the Partnership Agreement.

“Partnership LTIP Unit Cash Amount” shall mean the aggregate cash payment required to be made pursuant to the Partnership Agreement as a result of the Transactions at any time following the Class B Exchange, through and including the Merger Effective Time, to holders of Partnership LTIP Units.

“Partnership Preferred Unit” shall mean a Preferred Unit, as defined in the Partnership Agreement.

“Per Share Merger Consideration” shall mean an amount of cash (rounded down to the nearest $0.001) equal to the quotient of (i) the Merger Consideration Amount divided by (ii) the Pre-Closing Dividend Share Number.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries or Parent and its Subsidiaries, as appropriate, in accordance with GAAP or IFRS, as applicable; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries or Parent and its Subsidiaries, as appropriate, in accordance with GAAP or IFRS, as applicable; (iii) Liens imposed by applicable Law (other than Tax Law); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) minor defects, imperfections or irregularities in title, easements, covenants and rights of way of record and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use, or materially detract from the value, of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or Parent and its Subsidiaries, as appropriate; (vii) statutory, common law or contractual liens of landlords for amounts not yet due and payable; (viii) all Liens and other matters disclosed in the Company Title Insurance Policies or the Parent Title Insurance Policies, as appropriate, (ix) easements, rights of way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances affecting real property assets which are not violated by the current or intended use of the applicable real property and do not materially detract from the value of the real property subject thereto or materially impair the intended use thereof, (x) rights of tenants, subtenants and subsub-tenants under Lessor Leases or Parent Lessor Leases, as appropriate, (xi) Liens of collecting banks and other rights of setoff, bankers liens or similar liens relating to deposits or securities accounts in favor of banks, depository institutions and securities intermediaries, (xii) Liens arising from precautionary UCC filings statements regarding equipment or similar asset leases or licenses, (xiii) Liens permitted under the Credit Agreement or the Term Loan Agreement, (xiv) non-exclusive licenses and similar rights to Intellectual Property entered into in the ordinary course of business, (xv) Liens granted pursuant to or created in connection with any joint ventures, partnerships, development agreements, reciprocal easement agreements, leases or licenses and (xvi) Liens granted to the lenders of Parent or of Parent’s Subsidiaries or that have been provided in the ordinary course of Parent’s business or that are customary given the nature of the assets and the business of Parent and its Subsidiaries.

“Person” shall mean any individual, corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” means, in addition to any similar definition provided by the Company or Parent, as appropriate, for any similar term (e.g., “personally identifiable information” or “PII”) in any written Company privacy policy or Parent privacy policy, as appropriate or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company or Parent, as appropriate, with such individual, as so associated, which may include (to the extent collected and associated by the Company or Parent, as appropriate, with such individual, as so associated): (a) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers, in each case, to the extent protected by applicable Law. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“Pre-Closing Dividend Date” shall mean the record date for the Pre-Closing Dividend.

“Pre-Closing Dividend Share Number” shall mean the outstanding number of Company Shares (excluding Company Restricted Stock but including the number of Company Shares deemed issued in respect of In-the-Money Company Options pursuant to Section 2.07(d)(i)) on the Pre-Closing Dividend Date (which, for the avoidance of doubt, shall not include Company Shares that are exchanged for shares of Class B Stock pursuant to the Class B Exchange).

“Privacy Laws” shall mean all Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information.

“Qualifying Termination” shall mean, in respect of any holders of Converted Options or Converted Restricted Shares, (x) a termination of employment by Parent or any of its Affiliates without Cause (as such term is defined in the applicable award agreement governing such Converted Option or Converted Restricted Shares) or (y) a resignation of employment with Parent or any of its Affiliates for Good Reason.

“REIT” shall mean a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“Required Information” shall mean (a) the historical financial information regarding the Company and its Subsidiaries required by paragraphs 6(a) and (b) of Exhibit D to the Financing Commitment and (b) all other information and data related to the Company and its Subsidiaries necessary for Parent to prepare the pro forma financial statements required by paragraph 6(c) of Exhibit D to the Financing Commitment (and, if applicable, the equivalent provisions of any debt commitment letter in connection with any Alternative Financing).

“Rights Agreement” shall mean an agreement between BAM and the Rights Agent (as defined in Section 1.01 of the Parent Disclosure Letter), in substantially the form attached hereto as Exhibit D.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Significant Subsidiary” shall mean any Subsidiary of the Company or Parent, as the case may be, that constitutes a significant subsidiary within the meaning of Rule 1-02(w) of Regulation S-X of the SEC.

“Solvent” shall mean with respect to any Person, as of any date of determination, (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of such Person and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets (on a going concern basis) of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, on their existing debts as they become absolute and matured in the ordinary course of business, (iii) the assets (or capital) of such Person and its Subsidiaries, taken as a whole, are not unreasonably small in relation to the business in which such Person and its Subsidiaries, taken as a whole, is engaged or contemplates to engage, as of the date of determination and (iv) such Person and its Subsidiaries, taken as a whole, do not have debts, liabilities and obligations (whether or not liquidated, matured or asserted, and including contingent liability) beyond their ability to pay such debt as they become due. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standstill Agreement” shall mean that certain Standstill Agreement, dated as of November 9, 2010, by and among the Company, Brookfield Retail Holdings LLC, Brookfield Retail Holdings II LLC, Brookfield Retail Holdings III LLC, Brookfield Retail Holdings IV-A LLC, Brookfield Retail Holdings IV-B LLC, Brookfield Retail Holdings IV-C LLC, Brookfield Retail Holdings IV-D LLC, Brookfield Retail Holdings V LP and any Brookfield Consortium Member Party thereto.,

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such limited liability company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or has the power to direct the policies, management and affairs thereof; provided, that, for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be deemed to be a Subsidiary of any of Parent, Acquisition Sub, the Voting Parties or any of their respective Affiliates (other than the Company and its Subsidiaries).

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction, on its most recently amended or modified terms, if amended or modified, that the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Transactions taking into account at the time of determination the likelihood and timing of consummation (as compared to the Transactions) and such other matters as the Special Committee deems relevant, including other available information regarding such Acquisition Proposal (including relevant legal, financial (and financing terms) and regulatory aspects of such Acquisition Proposal) and any changes to the terms and conditions of this Agreement that had been committed to by Parent in writing in response to such Acquisition Proposal; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than 20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50% or more”.

“Tax” shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” shall mean all returns and reports (including amendments, elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) supplied or required to be supplied to a Governmental Authority relating to Taxes.

“Term Loan Agreement” shall mean the Amended and Restated Loan Agreement, dated as of April 25, 2016, by and among the Columbia Centre, LLC, Fallen Timbers Shops, LLC, Grand Teton Mall, LLC, Mayfair Mall, LLC, Mondawmin Business Trust, North Town Mall, LLC, Oakwood Hills Mall, LLC, Oakwood Shopping Center, LLC, Pioneer Place, LLC, PDC - Eastridge Mall L.L.C., PDC-Red Cliffs Mall L.L.C., Red Cliffs Plaza, LLC, River Hills Mall, LLC, Sooner Fashion Mall, L.L.C., Southwest Denver Land L.L.C., Southwest Plaza L.L.C. and Brass Mill Center Mall, LLC, the lenders party thereto, U.S. Bank National Association as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, and Toronto Dominion (Texas) LLC, Bank of America, N.A., the Bank of New York Mellon, MUFG Union Bank, N.A., and PNC Bank, National Association, as Co-Documentation agents.

“Total Cash Amount” shall mean $9,250,000,000 less (i) the Partnership Common Unit Cash Amount, less (ii) the Partnership LTIP Unit Cash Amount, less (iii) the Total Restricted Stock Cash Consideration.

“Total Restricted Stock Cash Consideration” shall mean the sum of (x) the aggregate cash consideration to be paid with respect to shares of Company Restricted Stock subject to Section 2.07(e)(i) plus (y) the aggregate cash consideration to be paid with respect to shares of Company Performance Restricted Stock subject to Section 2.07(e)(ii).

“Trading Day” shall mean with respect to Parent Common Units, a day on which such Parent Common Units are traded on the NASDAQ.

“Transaction Agreements” shall mean this Agreement, the Rights Agreement, the Voting Agreement, the BAM Letter Agreement, the MSA Letter Agreement and the Class B Exchange Agreement.

“Transactions” shall mean the Merger, the Partnership Agreement Amendment and Restatement, the Class B Exchange, the Pre-Closing Dividend, the Requested Transactions and the other transactions contemplated by the Transaction Agreements.

“Treasury Regulations” shall mean the U.S. Treasury Regulations promulgated under the Code.

“Triggering Event” shall mean the occurrence, in any case prior to obtaining the approvals contemplated by Section 7.01(a), of (a) a Company Board Recommendation Change (it being understood that for all purposes of this Agreement a communication by the Company Board or Special Committee to the stockholders of the Company in accordance with Rule 14d-9(f) of the Exchange Act, or any similar communication to stockholders of the Company in connection with the commencement of a tender offer or exchange offer that is not otherwise a Company Board Recommendation Change, shall not be deemed to constitute a Company Board Recommendation Change); (b) the Company failing to include in the Proxy Statement distributed to the Company Stockholders the Company Board Recommendation; (c) the Company recommending to the Company Stockholders an Acquisition Proposal other than the Transactions; or (d) an Acquisition Proposal made after the date hereof having been publicly announced and, after receipt of a written request by Parent (which request may only be made once with respect to any such Acquisition Proposal and once with respect to each material modification thereto), the Company failing to issue a press release that reaffirms the Special Committee’s recommendation of the Transaction Agreements and the Transactions, within five (5) Business Days after receipt of such written request or, if earlier, prior to the Company Stockholder Meeting, provided such written request was received no less than two (2) Business Days prior to the Company Stockholder Meeting; provided, that the press release may indicate, if applicable, that the Special Committee continues to evaluate such Acquisition Proposal in a manner consistent with the terms of this Agreement; it being agreed that the taking of any action by the Company, the Company Board, or the Special Committee permitted by, and not in breach of, Section 5.03(b) shall not be deemed a Triggering Event.

“Willful Breach” shall mean with respect to any breaches or failures to perform any covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a party’s failure to consummate the Charter Closing or the Merger Closing when required pursuant to Section 2.03 shall be a Willful Breach of this Agreement.

Section 1.02 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Index of Defined Terms

A&R Partnership Agreement	Recitals
Acquisition Sub	Preamble
Agreement	Preamble
Alternative Financing	Section 6.19(a)
BAM Letter Agreement	Recitals
Cancelled Company Shares	Section 2.07(a)(ii)
Capitalization Date	Section 3.06(a)
Cash Electing Share	Section 2.03(d)(1)
Cash Election	Section 2.03(d)(1)
Certificate of Merger	Section 2.02
Certificates	Section 2.09(c)
Charter Closing	Section 2.03(a)
Charter Closing Date	Section 2.03(a)
Charter Effective Time	Section 2.03(a)
Citigroup	Section 3.25
Class B Exchange	Recitals
Class B Exchange Agreement	Section 2.03(b)
Class B Exchange Closing	Section 2.03(b)
Class B Exchange Effective Time	Section 2.03(b)
Collective Bargaining Agreement	Section 3.19(a)
Committed Financing	Section 4.29
Company	Preamble
Company Benefit Plans	Section 3.18(a)
Company Board	Recitals
Company Board Recommendation	Section 3.02
Company Board Recommendation Change	Section 5.03(c)
Company Board Recommendation Notice	Section 5.03(f)
Company Budget	Section 5.01(a)
Company Charter	Recitals

Company Disclosure Letter	Article III
Company Related Parties	Section 8.03(d)
Company SEC Reports	Section 3.08
Company Securities	Section 3.06(c)
Company Special Distribution	Section 5.01(a)
Company Stockholder Meeting	Section 3.02
Company Stockholders	Recitals
Competing Acquisition Transaction	Section 8.03(b)(ii)
Competing Proposal	Section 5.03(b)
Confidentiality Agreement	Section 9.04
Consent	Section 3.05
Continuing Employees	Section 6.08(a)
Converted Option	Section 2.07(d)(ii)
Converted Restricted Stock	Section 2.07(e)(i)
Dissenting Company Shares	Section 2.07(c)(i)
Election Deadline	Section 2.08(b)
Election Form	Section 2.08(a)
Election Form Record Date	Section 2.08(a)
Enforceability Limitations	Section 3.02
Escrow Account	Section 2.09(a)
Escrow Agent	Section 2.09(a)
Escrow Agreement	Section 2.09(a)
Exchange Fund	Section 2.09(b)
Expenses	Section 8.03(a)
Fee Letter	Section 4.29
Final Offering	Section 2.07(g)
Financing Commitment	Section 4.29
Financing Commitment Papers	Section 4.29
Form F-4	Section 4.23
Form S-4	Section 3.28
Fraud and Bribery Laws	Section 3.21(b)
Goldman Sachs	Section 3.25
Indemnified Parties	Section 6.07(a)
Mailing Date	Section 2.08(a)
Material Contract	Section 3.12(a)
Merger	Recitals
Merger Closing	Section 2.03(e)
Merger Closing Date.	Section 2.03(e)
Merger Consideration	Section 2.07(a)(i)
Merger Effective Time	Section 2.02
New Plans	Section 6.08(b)
Non-Electing Shares	Section 2.08(b)
Notice Period	Section 5.03(g)
Old Plans	Section 6.08(b)
Operating Partnership	Recitals
Owned Real Property	Section 3.13(a)

Parent	Preamble
Parent Capitalization Date	Section 4.06
Parent Common Units Election	Section 2.08(b)
Parent Common Units Election Share	Section 2.08(b)
Parent Common Units Exchange	Section 2.03(f)
Parent Disclosure Letter	Article IV
Parent Material Contract	Section 4.12(a)
Parent Related Parties	Section 8.03(d)
Parent SEC Reports	Section 4.08
Parent Securities	Section 4.06(c)
Parent Subsidiary Securities	Section 4.07(c)
Parent Unitholder Consent	Section 4.04
Parent Unitholder Meeting	Section 6.16
Partnership Agreement Amendment and Restatement	Recitals
Payment Agent	Section 2.09(a)
Per Restricted Share Cash Consideration	Section 2.07(e)(i)
Permits	Section 3.20
Pre-Closing Dividend	Section 2.03(d)
Prorated Per Share Cash Dividend	Section 2.03(d)(1)
Prorated Per Share Stock Dividend	Section 2.03(d)(2)
Proxy Statement	Section 3.28
PTP Qualifying Income	Section 8.03(b)(iv)(1)
Qualifying Income	Section 8.03(c)(i)
Qualifying Income	Section 8.03(b)(iv)(3)
REIT Affiliate	Section 8.03(b)(iv)(3)
REIT Subsidiary	Section 3.17(f)
Representatives	Section 5.03(a)
Requested Transactions	Section 6.14
Requested Transactions Closing	Section 2.03(c)
Requested Transactions Effective Time	Section 2.03(c)
Requisite Stockholder Approval	Section 3.03
Retention Program	Section 6.08(d)
Rev. Proc. 93-27	Section 3.06(b)
Reverse Termination Fee	Section 8.03(c)
Rights Agreement	Recitals
Schedule 13E3	Section 4.23
Shelf Registration Statement(s)	Section 7.03(e)
Short Taxable Year	Section 7.02(d)
Special Committee	Recitals
Specified JV Agreements	Section 6.19(c)
Specified JV Consent	Section 6.19(c)
Specified JV Party	Section 6.19(c)
Stock Electing Share	Section 2.03(d)(2)
Stock Election	Section 2.03(d)(2)
Subsidiary Interests	Section 6.14
Subsidiary Securities	Section 3.07(c)

Surviving Corporation	Section 2.01
Surviving Debt	Section 6.19(b)
Surviving Debt Consent	Section 6.19(b)
Surviving Debt Party	Section 6.19(b)
Tail Period	Section 8.03(b)(ii)
Tail Policy	Section 6.07(b)
Tax Protection Agreement	Section 3.17(j)
Tax Sharing Agreement	Section 3.17(j)
Termination Date	Section 8.01(a)(ii)
Termination Fee	Section 8.03(b)(i)
Uncertificated Shares	Section 2.09(c)
Voting Agreement	Recitals
Voting Parties	Recitals
WARN	Section 3.19(c)

Section 1.03 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) References to “$” and “dollars” are to the currency of the United States of America.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such word or phrase shall not simply mean “if.”

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Any document, list or other item shall be deemed to have been “made available” to Parent for all purposes of this Agreement if such document, list or other item was (i) posted in the electronic data room established by the Company in connection with the Transactions, or otherwise made available to Parent or its Representatives, in each case, not less than 24 hours prior to the date of this Agreement or (ii) was made available on the SEC’s public website or a physical or electronic copy thereof was delivered to Parent or its Representatives, in each case, not less than 24 hours prior to the date of this Agreement.

(j) Any document, list or other item shall be deemed to have been “made available” to the Company for all purposes of this Agreement if such document, list or other item was (i) posted in the electronic data room established by Parent in connection with the Transactions, or otherwise made available to the Company or its Representatives, in each case, not less than 24 hours prior to the date of this Agreement or (ii) was made available on the SEC’s public website or a physical or electronic copy thereof was delivered to the Company or its Representatives, in each case, not less than 24 hours prior to the date of this Agreement.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Merger Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

Section 2.02 The Merger Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Merger Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form agreed by Parent and the Company, as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings necessary or recordings required by the DGCL in connection with the Merger following the Charter Effective Time, the Class B Exchange Effective Time, the Requested Transactions Effective Time and the declaration of the Pre-Closing Dividend. The Certificate of Merger shall provide that the Merger be effective upon the time of its filing (such time, or such other time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Merger Effective Time”).

Section 2.03 The Closing.

(a) The Charter Amendment and the Partnership Agreement Amendment and Restatement. Upon the terms and subject to the conditions set forth in this Agreement, on the

Charter Closing Date, the Company shall cause: (i) the Charter Amendment to be consummated under the DGCL by filing the Charter Amendment with the Secretary of State of the State of Delaware (the “Charter Closing”), (ii) the bylaws of the Company to be amended and restated in their entirety as set forth on Exhibit C (the “Bylaw Amendment”) and (iii) to be executed the Partnership Agreement Amendment and Restatement. The Charter Closing and the Partnership Agreement Amendment and Restatement will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 8:00 a.m. (Eastern time) (such time being referred to herein as the “Charter Effective Time”) on a date to be specified by the parties, but no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that, by their terms, are to be satisfied at the Charter Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent and the Company shall mutually agree in writing; provided, however, that in no event shall Parent be obligated to consummate the Charter Closing until the earlier to occur of (a) any Business Day before or during the Marketing Period as may be specified on not less than three (3) Business Days’ prior written notice from Parent to the Company on which the next calendar day is also a Business Day and (b) the third (3rd) Business Day immediately following the day on which the Marketing Period expires (subject, in each case, to the satisfaction or waiver in writing of all of the conditions set forth in Article VII as of the date determined pursuant to this Section 2.03(a) (other than those conditions that, by their terms, are to be satisfied at the Charter Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions); provided, further, that in no event shall the Company be obligated to consummate the Charter Closing unless the Escrow Agent has confirmed to the Company the receipt of an amount at least equal to the sum of (i) the Total Cash Amount, plus (ii) the Partnership Common Unit Cash Amount, plus (iii) the Partnership LTIP Unit Cash Amount, in the Escrow Account; provided, further, that in no event shall Parent or the Company be obligated to consummate the Charter Closing unless the calendar day immediately following the Charter Closing Date is also a Business Day. The date upon which the Charter Closing shall actually occur pursuant hereto is referred to herein as the “Charter Closing Date.” Effective immediately upon the occurrence of the Charter Closing, all of the conditions set forth in Article VII hereof shall irrevocably be deemed to be satisfied for all purposes of this Agreement, notwithstanding the occurrence of any subsequent condition or event that may have caused or constituted a failure of any such condition to be satisfied at the Charter Effective Time if such event or condition had existed or occurred at or prior to the Charter Effective Time.

(b) The Class B Exchange. Concurrently with the execution of this Agreement, the Company and the Voting Parties have entered into the Class B Exchange Agreement (the “Class B Exchange Agreement”). The consummation of the Class B Exchange (the “Class B Exchange Closing”), will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 8:05 a.m. (Eastern time) (or, if later, five (5) minutes following the Charter Effective Time) on the Charter Closing Date and immediately following the Charter Effective Time (such time, the “Class B Exchange Effective Time”). At the Class B Exchange Effective Time, each Company Share held by any Subsidiary of the Company shall be exchanged for one (1) validly issued, fully paid and non-assessable share of Class B Stock and such Company Share thereafter shall be automatically cancelled and extinguished.

(c) The Requested Transactions. The consummation of the Requested Transactions, including the declaration and payment of the Pre-Closing Dividend (as defined below) (the “Requested Transactions Closing”), will, with respect to each such Requested Transaction, solely in the event and to the extent that all conditions to such Requested Transaction have been satisfied or waived, take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, following the Class B Exchange Effective Time and before the end of trading on the NYSE on the Charter Closing Date (the “Requested Transactions Effective Time”).

(d) The Pre-Closing Dividend. The Company shall declare a special dividend payable to the holders of record of Company Shares (other than to holders of Company Restricted Stock, but including to each holder of an In-the-Money Company Option, with respect to the number of Company Shares that are deemed issued in respect of such Company Option under Section 2.07(d)(i)) as of the end of trading on the NYSE on the Charter Closing Date, with a payment date of the Charter Closing Date (the “Pre-Closing Dividend”). The holders of the Company Shares that are eligible to receive the Pre-Closing Dividend pursuant to the preceding sentence (which, for the avoidance of doubt, shall not include Company Shares that are exchanged for shares of Class B Stock pursuant to the Class B Exchange at the Class B Exchange Effective Time), shall, at such holder’s election made in accordance with the procedures set forth in Section 2.08 and subject to proration as set forth in this Section 2.03(d), receive the following in connection with the Pre-Closing Dividend:

(1) Cash Election. For each Company Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked pursuant to Section 2.08 (each, a “Cash Electing Share”), the holder shall receive an amount in cash, without interest, equal to the Maximum Per Share Cash Dividend; provided, that if the Maximum Per Share Cash Dividend multiplied by the aggregate number of Cash Electing Shares exceeds the Aggregate Cash Dividend Amount, then each Cash Electing Share shall instead receive (A) an amount in cash, without interest, equal to the quotient (rounded down to the nearest $0.01) of the Aggregate Cash Dividend Amount divided by the aggregate number of Cash Electing Shares (the “Prorated Per Share Cash Dividend”) and (B) the Excess Stock Dividend.

(2) Stock Election. For each Company Share with respect to which an election to receive Class A Stock (a “Stock Election”) has been properly made and not revoked pursuant to Section 2.08 (each, a “Stock Electing Share”) the holder shall receive the Maximum Per Share Stock Dividend; provided, that if the Maximum Per Share Stock Dividend multiplied by the aggregate number of Stock Electing Shares exceeds the Aggregate Stock Dividend Amount, then each Stock Electing Share shall instead receive (A) a fraction (rounded down to the nearest one one-hundredth (0.01)) of a share of Class A Stock equal to the Aggregate Stock Dividend Amount divided by the aggregate number of Stock Electing Shares (the “Prorated Per Share Stock Dividend”) and (B) the Excess Cash Dividend.

(3) No Election. Each (i) Non-Electing Share and (ii) Company Share deemed issued with respect to an In-the-Money Company Option as described in Section 2.07(d)(i) shall be deemed to have made a Cash Election and shall be treated as a Cash Electing Share for purposes of this Section 2.03(d).

(e) The Merger. The consummation of the Merger (the “Merger Closing”) will take place following the Charter Effective Time, the Class B Exchange Effective Time, the Requested Transactions Effective Time (whether or not any of the Requested Transactions have been consummated) and the declaration of the Pre-Closing Dividend at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 8:00 a.m. (Eastern time) (or such other time as may be agreed in writing by Parent, Acquisition Sub and the Company) on the first (1st) Business Day following the Charter Closing Date. The date upon which the Merger Closing shall actually occur pursuant hereto is referred to herein as the “Merger Closing Date.”

(f) Parent Common Units Exchange. Immediately following the Merger Effective Time, Parent shall, or shall cause one or more of its Affiliates to, without any further action on the part of any Company Stockholder, acquire from any Company Stockholder who has made a Parent Common Units Election all of such holder’s shares of Class A Stock, received or entitled to be received in the Pre-Closing Dividend (including shares of Class A Stock to be received pursuant to the Excess Stock Dividend by holders making a Cash Election) by such holder, and Parent shall, or shall cause one or more of its Affiliates to, issue to such holder an equal number of Parent Common Units in exchange for such shares of Class A Stock, effective immediately following the Merger Effective Time (the “Parent Common Units Exchange”). Any Company Stockholder who has not made a Parent Common Units Election and who would be entitled to receive in the Pre-Closing Dividend a number of shares of Class A Stock in excess of the Stock Ownership Limit (as defined in the Company Charter) shall for all purposes hereof be deemed to have made a Parent Common Units Election with respect to the number of shares of Class A Stock equal to such excess. Other than the Pre-Closing Dividend, neither Parent nor the Company shall declare or pay any dividend between the Charter Effective Time and the Merger Effective Time. All of the shares of Class A Stock acquired by Parent or one or more of its Affiliates pursuant to this Section 2.03(f) shall automatically, and without further action required, be converted into fully paid and non-assessable shares of Class B Stock having an aggregate Class B Liquidation Amount (as defined in the Company Charter) equal to the fair market value of the shares of Class A Stock so exchanged, as determined in good faith by Parent in accordance with the certificate of incorporation of the Company, as amended and restated at the Charter Effective Time. Upon consummation of the Parent Common Units Exchange, each Company Stockholder having received Parent Common Units in the Parent Common Units Exchange shall cease to have any rights as an owner of the shares of Class A Stock exchanged in the Parent Common Units Exchange (and, for the avoidance of doubt, shall not be entitled to any dividends declared at or after the Merger Effective Time with respect to such shares of Class A Stock exchanged in the Parent Common Unit Exchange). A Company Stockholder shall not have any rights as a unitholder of Parent with respect to any Parent Common Units until the consummation of the Parent Common Units Exchange, and upon such exchange such Parent Common Units Electing Stockholder shall be deemed to have held such Parent Common Units as of the Merger Effective Time (and, for the avoidance of doubt, shall be entitled to any dividends declared at or after the Merger Effective Time with respect to such Parent Common Units). Each Non-Electing Share shall be deemed to have made a Parent Common Units Election for purposes of this Section 2.03(f).

Section 2.04 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time all of the property, rights, privileges and powers of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all liabilities of the Company and Acquisition Sub shall become the liabilities of the Surviving Corporation.

Section 2.05 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Merger Effective Time, subject to the provisions of Section 6.07, the certificate of incorporation of the Company, as amended and restated at the Charter Effective Time, shall remain the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 6.07).

(b) Bylaws. At the Merger Effective Time, subject to the provisions of Section 6.07, the bylaws of the Company as amended and restated at the Charter Effective Time shall remain the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 6.07).

Section 2.06 Directors and Officers.

(a) Directors. At the Merger Effective Time, the directors of the Surviving Corporation shall be as set forth in Section 6.18 until their respective successors are duly elected or appointed and qualified or until each such director’s earlier death, resignation or removal pursuant to the certificate of incorporation of the Corporation, the bylaws of the Corporation and applicable Law.

(b) Officers. At the Merger Effective Time, the officers of the Company immediately prior to the Merger Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until his or her earlier death, resignation or removal pursuant to the certificate of incorporation of the Corporation, the bylaws of the Corporation and applicable Law.

Section 2.07 Effect on Company Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, subject to Section 2.07(b) and any applicable withholding Tax, the following shall occur:

(i) Company Shares. Each Company Share that is issued and outstanding immediately prior to the Merger Effective Time (other than (A) Cancelled Company Shares, (B) any Dissenting Company Shares and (C) shares of Company Restricted

Stock) shall be cancelled and extinguished and automatically converted into the right to receive in cash from Parent, without interest thereon, an amount equal to the Per Share Merger Consideration (collectively, the “Merger Consideration”) upon the surrender of the certificate representing such Company Shares in the manner provided in Section 2.09 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.11). Each holder of a certificate previously representing any such Company Shares or Company Shares that are in non-certificated book-entry form shall thereafter cease to have any rights with respect to such securities, except the right to receive the consideration to which such holder may be entitled pursuant to this Section 2.07(a).

(ii) Excluded Company Shares. Each Company Share owned by Parent, Acquisition Sub, if any, or the Company, in each case immediately prior to the Merger Effective Time, including the Company Shares exchanged for Class B Stock pursuant to the Class B Exchange (“Cancelled Company Shares”), shall be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Acquisition Sub. Each share of common stock, par value $0.01 per share, of Acquisition Sub that is outstanding immediately prior to the Merger Effective Time shall be converted into a number of validly issued, fully paid and non-assessable shares of Class C Stock equal to the quotient (rounded to the nearest whole share) of (x) the Pre-Closing Dividend Share Number divided by (y) the number of shares of common stock, par value $0.01 per share, of Acquisition Sub outstanding immediately prior to the Merger Effective Time . Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of Class C Stock.

(iv) Company Preferred Stock. Each share of Company Preferred Stock that is outstanding immediately prior to the Merger Effective Time shall be converted into one validly issued, fully paid and non-assessable share of 6.375% Series A Cumulative Perpetual Preferred Stock of the Surviving Corporation that will have the same rights, preferences, privileges and voting powers as the Company Preferred Stock as of immediately prior to the Merger Effective Time. Each certificate evidencing ownership of such shares of Company Preferred Stock shall thereafter evidence ownership of shares of 6.375% Series A Cumulative Perpetual Preferred Stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. The Merger Consideration, the Pre-Closing Dividend and, without duplication, the number of Parent Common Units to be issued in the Parent Common Units Exchange shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares or Parent Common Units, as appropriate), reclassification, recapitalization, combination, exchange of shares or other like change with respect to Company Shares or Parent Common Units occurring or with a record date during the period between the date of this Agreement and the Charter Effective Time. Without limiting the foregoing, if the Company declares a Company Special Distribution between the date of this Agreement and the Charter Closing Date, then (A) the Total Cash Amount shall be decreased by an amount equal to the aggregate amount of the Company Special Distribution and (B) in each of the definitions of “Equity Award Average Stock Consideration,” “Excess Cash Dividend,” “Excess Stock Dividend,” “Maximum Per Share Cash Dividend” and “Maximum Per Share Stock Dividend”, the references to “$23.50” shall be reduced by an amount equal to the amount per Company Share of the Company Special Distribution.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Merger Effective Time and held by Company Stockholders who shall have neither voted in favor of this Agreement nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.07(a), subject to the following sentence of this Section 2.07(c)(i). Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (and at the Merger Effective Time, such Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL), except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the Per Share Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 2.09 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.11).

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the reasonable opportunity to participate in, subject to consultation with the Company, all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.09 to pay for Company Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

(d) Company Options. Except with respect to the Company Options held by individuals set forth on Section 2.07(d) of the Company Disclosure Letter, which Company Options shall receive the treatment set forth in such Section 2.07(d) of the Company Disclosure Letter:

(i) Immediately prior to the Charter Effective Time, each In-the-Money Company Option that is outstanding immediately prior to the Charter Effective Time, whether vested or unvested, shall be cancelled and terminated at the Charter Effective Time and the holder thereof shall be deemed to receive, at the Charter Effective Time, in consideration for such cancellation, a number of Company Shares (with any fractional shares (after aggregating all such Company Shares held by the same holder) rounded down to the next lower whole number of shares) equal to (1) the product of (A) the number of Company Shares subject to such In-the-Money Company Option multiplied by (B) excess of the Equity Award Aggregate Cash Equivalent Amount over the exercise price per Company Share under such In-the-Money Company Option divided by (2) the Equity Award Aggregate Cash Equivalent Amount. Each such deemed Company Share shall be entitled to receive, promptly following the Charter Effective Time, the Pre-Closing Dividend and the Per Share Merger Consideration pursuant to Section 2.03 as if such deemed Company Share was issued and outstanding immediately prior to the Charter Effective Time, in each case less applicable withholding taxes in respect thereof.

(ii) Immediately prior to the Merger Effective Time, each Out-of-the-Money Company Option that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, shall be converted into an option in respect of Parent Common Units, on the same terms and conditions as were applicable under such Out-of-the-Money Company Option immediately prior to the Merger Effective Time (including with respect to vesting but as amended by this Section 2.07(d)(ii)), (i) relating to the number of Parent Common Units equal to the product of (A) the number of shares of Company Common Stock subject to such Out-of-the-Money Company Option immediately prior to the Merger Effective Time and (B) the Equity Award Aggregate Stock Equivalent Amount, with any fractional units (after aggregating all such units held by the same holder) rounded down to the next lower whole number of units, and (ii) with an exercise price per Parent Common Unit equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock subject to such Out-of-the-Money Company Option immediately prior to the Merger Effective Time divided by (B) the Equity Award Aggregate Stock Equivalent Amount, with any fractional cents rounded up to the next higher ten thousandth of a cent (each such converted Out-of-the-Money Company Option, a “Converted Option”). The foregoing adjustments shall be made in a manner consistent with the requirements of Section 409A of the Code and, if applicable, Section 424 of the Code. Notwithstanding anything to the contrary in any award agreement underlying a Converted Option, each Converted Option shall fully vest and become exercisable upon a Qualifying Termination of the holder’s employment with Parent and its Affiliates during the period following the Merger Effective Time and prior to the second anniversary of the Merger Effective Time.

(e) Company Restricted Stock. Except with respect to the shares of Company Restricted Stock held by individuals set forth on Section 2.07(e) of the Company Disclosure Letter, which Company Restricted Stock shall receive the treatment set forth in such Section 2.07(e) of the Company Disclosure Letter:

(i) At the Merger Effective Time, each share of Company Restricted Stock subject only to time-based vesting and granted prior to January 1, 2018, that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive (A) a cash amount, less applicable withholding taxes in respect thereof, equal to the Equity Award Average Cash Amount (the “Per Restricted Share Cash Consideration”), which shall be paid promptly following the Merger Effective Time, plus (B) a fraction of a number of restricted shares of Class A Stock equal to one (1) times the Equity Award Stock Ratio (“Converted Restricted Stock”), with any fractional shares (after aggregating all such shares held by the same holder) rounded down to the next lower whole number of shares, which Converted Restricted Stock shall have the same terms and conditions as were applicable under such share of Company Restricted Stock immediately prior to the Merger Effective Time (including with respect to vesting but as amended by this Section 2.07(e)(i)). Notwithstanding anything to the contrary in any award agreement underlying such Converted Restricted Stock, each share of Converted Restricted Stock shall fully vest upon a Qualifying Termination of the holder’s employment with Parent and its Affiliates during the period following the Merger Effective Time and prior to the second anniversary of the Merger Effective Time.

(ii) At the Merger Effective Time, each award of Company Performance Restricted Stock granted prior to January 1, 2018, outstanding immediately prior to the Merger Effective Time, whether vested or unvested, shall be cancelled and converted (based on the target level of performance with respect to such Company Performance Restricted Stock award with the Merger Effective Time constituting the “Valuation Date” set forth in the applicable award agreement), into the right to receive, with respect to each share of Company Performance Restricted Stock underlying such award, (A) the aggregate amount of dividends in respect of such share of Company Performance Restricted Stock previously placed into escrow, which shall be paid promptly following the Merger Effective Time, plus (B) the Per Restricted Share Cash Consideration, which shall be paid promptly following the Merger Effective Time, plus (C) a number of shares of Converted Restricted Stock equal to one (1) times the Equity Award Stock Ratio, with any fractional shares (after aggregating all such shares held by the same holder) rounded down to the next lower whole number of units, which Converted Restricted Stock shall have the same terms and conditions as were applicable under such share of Company Performance Restricted Stock immediately prior to the Merger Effective Time (including with respect to vesting but as amended by this Section 2.07(e)(ii)). Notwithstanding anything to the contrary in any award agreement underlying such Converted Restricted Stock, each share of Converted Restricted Stock shall fully vest upon a Qualifying Termination of the holder’s employment with Parent and its Affiliates during the period following the Merger Effective Time and prior to the second anniversary of the Merger Effective Time.

(iii) At the Merger Effective Time, each share of Company Restricted Stock subject only to time-based vesting and granted on or after January 1, 2018, outstanding immediately prior to the Merger Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive a number of shares of Converted Restricted Stock equal to the product of (A) the number of shares of Company Common Stock subject to such award immediately prior to the Merger Effective Time and (B) the Equity Award Aggregate Stock Equivalent Amount, with any fractional shares (after aggregating all such shares held by the same holder) rounded down to the next lower whole number of shares. The Converted Restricted Stock shall have the same terms and conditions as were applicable under such award immediately prior to the Merger Effective Time, including with respect to vesting but as amended by this Section 2.07(e)(iii). Notwithstanding anything to the contrary in any award agreement underlying Converted Restricted Stock, each share of Converted Restricted Stock shall fully vest upon a Qualifying Termination of the holder’s employment with Parent and its Affiliates during the period following the Merger Effective Time and prior to the second anniversary of the Merger Effective Time.

(iv) At the Merger Effective Time, each award of Company Performance Restricted Stock granted on or after January 1, 2018, that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive, a number of shares of Converted Restricted Stock equal to the product of (A) the number of shares of Company Performance Restricted Stock subject to such award immediately prior to the Merger Effective Time (based on the target level of performance with respect to such Company Performance Restricted Stock award with the Merger Effective Time constituting the “Valuation Date” set forth in the applicable award agreement) and (B) the Equity Award Aggregate Stock Equivalent Amount, with any fractional shares (after aggregating all such shares held by the same holder) rounded down to the next lower whole number of shares. The Converted Restricted Stock shall have the same terms and conditions as were applicable under such award immediately prior to the Merger Effective Time but as amended by this Section 2.07(e)(iv), except that vesting shall be based solely on continued employment. Notwithstanding anything to the contrary in any award agreement underlying Converted Restricted Stock, each share of Converted Restricted Stock shall fully vest upon a Qualifying Termination of the holder’s employment with Parent and its Affiliates during the period following the Merger Effective Time and prior to the second anniversary of the Merger Effective Time.

(f) Partnership LTIP Units. The Partnership LTIP Units outstanding immediately prior to the Charter Effective Time shall be entitled to the treatment set forth in Section 2.07(f) of the Company Disclosure Letter and the Company shall cause the Operating Partnership to take all actions necessary to effect such treatment.

(g) The Company shall take all actions necessary to effect the transactions contemplated by Section 2.07(d) and Section 2.07(e) under all Company Option, Company Restricted Stock agreements and any other plan or arrangement of the Company, including delivering all required notices, obtaining any consents, making any amendments and passing resolutions of the Company Board or a committee thereof. The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Class A Stock for delivery in accordance with Section 2.07(d) and Section 2.07(e). The Surviving Corporation shall file with the SEC, as soon as practicable following the Merger Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to such Class A Stock.

(h) Treatment of Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Charter Effective Time and not later than the day immediately prior to the date on which the first offering period that is regularly scheduled to commence under the ESPP after the date of this Agreement, the Company will take all necessary actions, including obtaining any necessary determinations or resolutions of the Company Board (or a committee thereof), if appropriate, and amending the terms of the ESPP as may be necessary or required under the ESPP and applicable Laws, to (i) provide that each individual participating in the Offering Period (as defined in the ESPP) in progress on the date of this Agreement (the “Final Offering”) will not be permitted to (A) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when that Offering Period commenced; or (B) make separate non-payroll contributions to the ESPP on or following the date of this Agreement, except as may be required by applicable Law; (ii) ensure that, except for the Final Offering, no offering period under the ESPP will be authorized or commenced on or after the date of this Agreement; (iii) if the Charter Closing will occur prior to the end of the Final Offering, provide each individual participating in the Final Offering with notice of the transactions contemplated by this Agreement prior to the Charter Closing Date; (iv) cause the Final Offering to end on the date that is immediately prior to the Charter Closing Date; (v) make any pro rata adjustments that may be necessary to reflect the shortened Offering Period of the Final Offering, but otherwise treat such shortened Offering Period of the Final Offering as a fully effective and completed Offering Period for all purposes pursuant to the ESPP; (vi) cause each ESPP participant’s accumulated contributions under the ESPP to be used to purchase shares of Company Shares in accordance with the ESPP as of the end of the Final Offering; (vii) provide that the applicable purchase price for Company Shares will not be decreased below the levels set forth in the ESPP as of the date of this Agreement; and (viii) ensure that no further rights are granted under the ESPP after the Charter Effective Time. Immediately prior to and effective as of the Charter Effective Time (but subject to the consummation of the Transactions), the Company will terminate the ESPP.

Section 2.08 Election Procedures.

(a) An election form in such form as Parent shall reasonably specify and as shall be reasonably acceptable to the Company (the “Election Form”) shall be included by the Company in the Form S-4 and the Proxy Statement or mailed on a date to be mutually agreed by Parent and the Company that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Charter Closing Date or on such other date as Parent and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Shares as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Election Form Record Date”).

(b) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Shares between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Payment Agent all information reasonably necessary for it to perform as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) (A) the number of such holder’s Company Shares with respect to which such holder makes a Cash Election or (B) the number of such holder’s Company Shares with respect to which such holder makes a Stock Election and (ii) whether such holder affirmatively elects to exchange all, but not less than all, of the shares of Class A Stock entitled to be received by such holder in the Pre-Closing Dividend (including shares of Class A Stock to be received pursuant to the Excess Stock Dividend, if applicable, by holders making a Cash Election) for Parent Common Units in the Parent Common Units Exchange (a “Parent Common Units Election” and each Company Share with respect to which a Parent Common Units Election has been properly made and not revoked pursuant to this Section 2.08, a “Parent Common Units Election Share”). Any Company Shares with respect to which the Payment Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., Eastern time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as Parent and the Company shall agree) (the “Election Deadline”) shall be deemed to be “Non-Electing Shares.” Notwithstanding anything to the contrary contained in this Section 2.08, (i) in the event that there is (or is deemed to be) a Parent Common Units Election with respect to eighty percent (80%) or more of the shares of Class A Stock to be issued in the Pre-Closing Dividend, then, at Parent’s election, all shares of Class A Stock that are issued in the Pre-Closing Dividend shall be exchanged for Parent Common Units in the Parent Common Units Exchange regardless of whether a Parent Common Units Election is made with respect to any such shares of Class A Stock; provided that Parent provides the Company notice of such election at least two (2) Business Days prior to the Charter Effective Date; and (ii) in the event that there is (or is deemed to be) a Parent Common Units Election with respect to ninety percent (90%) or more of the shares of Class A Stock to be issued in the Pre-Closing Dividend, then all shares of Class A Stock that are issued in the Pre-Closing Dividend shall be exchanged for Parent Common Units in the Parent Common Units Exchange regardless of whether a Parent Common Units Election is made with respect to any such shares of Class A Stock.

(c) Any election shall have been properly made only if the Payment Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Payment Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the Company Shares represented by such Election Form shall become Non-Electing Shares, except to the extent a subsequent election is properly made with respect to any or all of such Company Shares prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Payment Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Payment Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Payment Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.09 Exchange of Certificates.

(a) Payment Agent and Escrow Agent. Prior to the Charter Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment and exchange agent for the Pre-Closing Dividend, the Merger and the Parent Common Units Exchange (the “Payment Agent”). The Payment Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Election Forms. Prior to the Charter Effective Time, Parent shall select an escrow agent reasonably acceptable to the Company to act as the escrow agent for the Aggregate Cash Dividend Amount and the Merger Consideration (the “Escrow Agent”), and Parent and the Company shall enter into an escrow agreement with the Escrow Agent on terms reasonably acceptable to Parent and the Company (the “Escrow Agreement”), establishing an escrow account with the Escrow Agent (the “Escrow Account”), which Escrow Agreement shall provide that the Escrow Agent shall not release funds deposited into the Escrow Account other than (i) upon joint instruction of Parent and the Company prior to the Charter Closing, (ii) upon an order of a court of competent jurisdiction or (iii) (A) with respect to the Aggregate Cash Dividend Amount, the Partnership Common Unit Cash Amount and the Partnership LTIP Unit Cash Amount, to the Payment Agent without further action of Parent or the Company automatically upon receipt by the Escrow Agent of evidence of the consummation of the Charter Closing and declaration of the Pre-Closing Dividend and (B) with respect to the Merger Consideration, to the Payment Agent without further action of Parent or the Company automatically upon receipt by the Escrow Agent of evidence of the consummation of the Merger Closing.

(b) Exchange Fund. Prior to the Charter Effective Time, (i) the Company shall irrevocably deposit (or cause to be deposited) in the Escrow Account, in connection with the Pre-Closing Dividend, cash in immediately available funds in an amount equal to the sum of the Aggregate Cash Dividend Amount, plus the Partnership Common Unit Cash Amount, plus the Partnership LTIP Unit Cash Amount, and (ii) Parent, on behalf of Acquisition Sub, shall irrevocably deposit (or cause to be deposited) in the Escrow Account, for payment to the holders of Company Shares, as applicable, pursuant to the provisions of this Article II, cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration. Following the Charter Effective Time, (A) at or prior to the Requested Transactions Effective Time, Parent and the Company shall cause the Escrow Agent to irrevocably deposit (or cause to be deposited) with the Payment Agent, in connection with the Pre-Closing Dividend, cash from the Escrow Account in immediately available funds in an amount equal to the sum of the Aggregate Cash Dividend Amount, plus the Partnership Common Unit Cash Amount, plus the Partnership LTIP Unit Cash Amount, (B) at or prior to the Requested Transactions Effective Time, the Company shall irrevocably deposit (or cause to be deposited) with the Payment Agent, in connection with the Pre-Closing Dividend, Class A Stock in book-entry form evidencing a number of shares equal to the Aggregate Stock Dividend Amount, (C) at or prior to the Merger Effective Time, Parent and the Company shall cause the Escrow Agent to irrevocably deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Company Shares, as applicable, pursuant to the provisions of this Article II, cash from the Escrow Account in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration and (D) at or prior to the consummation of the Parent

Common Units Exchange, Parent shall irrevocably deposit (or cause to be deposited) with the Payment Agent a number of Parent Common Units in book-entry form equal to the aggregate number of shares of Class A Stock that are the subject to the Parent Common Units Exchange for payment to Company Stockholders pursuant to the provisions of Section 2.03(f) (such amount of cash stock and units in clauses (A), (B), (C) and (D) collectively being referred to herein as the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, the cash portion of the Exchange Fund shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, only in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be apportioned between, and paid to, the Company and Parent based on the relative amount of cash funded by each of them that has not yet been dispersed. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article II. Any such losses shall be apportioned between, and paid by the Company and Parent based on the relative amount of cash funded by each of them that has not yet been dispersed. Parent shall direct the Payment Agent to hold the Exchange Fund for the benefit of the holders of Company Shares and to make payments from the Exchange Fund in accordance with this Section 2.09. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Article II.

(c) Payment Procedures. Promptly following the Pre-Closing Dividend Date, and no later than the third (3rd) Business Day following the Pre-Closing Dividend Date, the Company or the Surviving Corporation, as the case may be, shall cause the Payment Agent to make payment to each holder of Company Shares that is entitled to receive the Pre-Closing Dividend: (A) for each Cash Electing Share, an amount of cash and a number of shares of Class A Stock, if any, in each case as set forth in Section 2.03(d)(1) (less any applicable withholding Taxes payable in respect thereof) and (B) for each Stock Electing Share, an amount of cash, if any, and a number of shares of Class A Stock, in each case as set forth in Section 2.03(d)(2) (less any applicable withholding Taxes payable in respect thereof); provided, in each case, that with respect to any holder of Parent Common Units Election Shares, the Payment Agent shall, in lieu of Class A Stock to be paid pursuant to this sentence with respect to such Company Shares, substitute an equal amount of Parent Common Units in accordance with the Parent Common Units Exchange set forth in Section 2.03(f). For the avoidance of doubt, each holder of Company Shares that receives shares of Class A Stock in the Pre-Closing Dividend (and does not exchange such shares of Class A Stock in the Parent Common Unit Exchange) shall be entitled to dividends declared on or after the Merger Effective Time with respect to such shares of Class A Stock. Promptly following the Merger Effective Time, and no later than the fifth (5th) Business Day following the Merger Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Merger Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Merger Effective Time represented outstanding Company Shares and (ii) uncertificated Company Shares (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.07, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificates that were converted into the right to receive the Merger Consideration pursuant to Section 2.07, by (y) the Per Share Merger Consideration (less any applicable withholding Taxes payable in respect thereof), and such Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Company Share represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.07 (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. For the avoidance of doubt, in no event shall any holder of Uncertificated Shares be required to deliver a Certificate or executed letter of transmittal to the Payment Agent in order to receive the Merger Consideration. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.09. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Merger Effective Time, to evidence only the right to receive the Merger Consideration (less any applicable withholding Taxes payable in respect thereof), without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. If a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Share is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent, the Surviving Corporation and their Affiliates or any other Person required to withhold on amounts payable pursuant to this Agreement shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the rules and regulations promulgated thereunder, or any other provision of applicable Tax Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve months after the Merger Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares for exchange pursuant to the provisions of this Section 2.09 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which the Merger Consideration would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Fractional Shares. Holders of Company Shares holding a number of Company Shares which would entitle such holders to receive less than one whole share of Class A Stock in the Pre-Closing Dividend will receive cash in lieu of fractional shares. Fractional shares of Class A Stock will not be distributed to holders of Company Shares in the Pre-Closing Dividend, credited to book-entry accounts, or exchanged in the Parent Common Units Exchange. Parent and the Company shall instruct the Payment Agent to, as soon as practicable after the Pre-Closing Dividend Date, (a) determine the number of whole shares of Class A Stock and fractional shares of Class A Stock allocable to each holder of record or beneficial owner of Company Shares as of the Pre-Closing Dividend Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Class A Stock after making appropriate deductions for any amount required to be withheld for tax purposes and any brokerage fees incurred in connection with these sales of fractional shares. None of Parent, the Company or the

Payment Agent will guarantee any minimum sale price for the fractional shares of Class A Stock. Neither Parent nor the Company will pay any interest on the proceeds from the sale of fractional shares. The Payment Agent acting on behalf of the applicable party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Payment Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Parent or the Company.

Section 2.10 No Further Ownership Rights in Company Shares. From and after the Merger Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.10. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Merger Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Merger Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.11 Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Payment Agent, the posting, by such holder of a bond in such reasonable amount as Parent or the Payment Agent may direct as indemnity against any claim that may be made against Parent with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 2.07.

Section 2.12 Necessary Further Actions. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, as appropriate, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the confidential letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) or (b) as disclosed in any Company SEC Report that was filed with or furnished to the SEC by the Company between January 1, 2016 and the day immediately prior to the date hereof and is publicly available (other than in any “risk factor” disclosure or any other forward looking statements or any other statements that are similarly cautionary, nonspecific or predictive in nature set forth therein), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

Section 3.01 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and, to the extent such concept is applicable, is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or, to the extent such concept is applicable, in good standing would not have a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws, each as amended, restated or amended and restated as of the date of this Agreement.

Section 3.02 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver the Transaction Agreements, to perform its covenants and obligations thereunder and, subject in the case of the consummation of the Merger to obtaining the Requisite Stockholder Approval, to consummate the Transactions. At a duly called and held meeting prior to the execution of this Agreement at which all directors of the Company were present, the Company Board unanimously (which, for the avoidance of doubt, does not include the Affiliated Directors and upon the unanimous recommendation of the Special Committee), upon the terms and subject to the conditions set forth herein, (a) determined that the Transaction Agreements and the Transactions (including the Merger, the Pre-Closing Dividend, the Bylaw Amendment and the Charter Amendment), are advisable and in the best interests of the Company and the Company Stockholders, (b) approved the execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions (including the Merger, the Pre-Closing Dividend, the Bylaw Amendment and the Charter Amendment) and (c) resolved to recommend the Charter Amendment, the Bylaw Amendment and the adoption of this Agreement by the Company Stockholders (the “Company Board Recommendation”) and directed that such matters be submitted for consideration at a meeting of the Company Stockholders (the “Company Stockholder Meeting”). The execution and delivery by the Company of the Transaction Agreements, the performance by the Company of its covenants and obligations thereunder and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of the Transaction Agreements, the performance by the Company of its covenants and obligations thereunder or the consummation of the Transactions, other than in the case of the consummation of the Merger, the Charter Amendment and the Bylaw Amendment, obtaining the Requisite Stockholder Approval. The Transaction Agreements have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub or the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity (the “Enforceability Limitations”).

Section 3.03 Requisite Stockholder Approval. (a) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the holders of a majority of the outstanding Target Shares (as defined in the Standstill Agreement) in favor of adoption of this Agreement and the Merger and (b) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Company Common Stock in favor of the Charter Amendment and the Bylaw Amendment (collectively, the “Requisite Stockholder Approval”) are the only votes of holders of securities of the Company which are required to approve the Transaction Agreements and the Transactions.

Section 3.04 Non-Contravention. The Company has made available to Parent correct and complete copies of its certificate of incorporation and bylaws as amended as of the date of this Agreement. The execution and delivery by the Company of the Transaction Agreements, the performance by the Company of its covenants and obligations thereunder and the consummation by the Company of the Transactions do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company or any of its Subsidiaries, (b) violate, conflict with, require a payment under, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration or loss of a benefit under, any Contract (not otherwise terminable by the other party thereto on one hundred eighty (180) days’ or less notice) to which the Company or any of its Subsidiaries is a party or by which their assets are bound, (c) assuming the Consents referred to in Section 3.05 are obtained or made and, in the case of the consummation of the Charter Amendment, the Bylaw Amendment and the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the real property or other assets of the Company or any of its Subsidiaries, except with respect to clauses “(b)” through “(d)” above, for such violations, conflicts, defaults, terminations, amendments, accelerations, loss of benefit or Liens that would not have a Company Material Adverse Effect.

Section 3.05 Required Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to, or other action in respect of or by (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of the Transaction Agreements, the performance by the Company of its covenants and obligations thereunder and the consummation by the Company of the Transactions, except (a) the filing and recordation of the Charter Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws or the rules and regulations of the NYSE, and if applicable, the NASDAQ, including compliance with any applicable requirements of the Exchange Act, (c) such filings and Consents as may be required solely by reason of Parent’s or Acquisition Sub’s (as opposed to any other third party’s) participation in the Transactions, and (d) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect.

Section 3.06 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 11,000,000,000 shares of Company Common Stock and (ii) 500,000,000 shares of Company Preferred Stock. As of the close of business in New York City on March 22, 2018 (the “Capitalization Date”): (A) 1,041,546,439 shares of Company Common Stock were issued and 958,118,536 were outstanding, (B) 10,000,000 shares of Company Preferred Stock were issued and 10,000,000 were outstanding and (C) 55,969,390 shares of Company Common Stock were held by the Company as treasury shares. All outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the close of business on the Capitalization Date, there were 12,516,072 Company Shares reserved for future issuance under the Company Stock Plan. As of the close of business on the Capitalization Date, there were (i) outstanding Company Options to purchase 14,295,247 Company Shares and (ii) 1,371,268 shares of Company Restricted Stock outstanding. Section 3.06(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the close of business on the Capitalization Date of (A) all outstanding Company Options, indicating with respect to each such Company Option, the name of the holder thereof, the Company Stock Plan pursuant to which it was granted, the number of Company Shares subject to such Company Option, the vesting schedule, the exercise price and the date of grant, and (B) all outstanding awards of Company Restricted Stock, indicating with respect to each such Company Restricted Stock award, the name of the holder thereof, the vesting schedule, the number of shares of Company Restricted Stock held thereby and the date of grant. As of the Capitalization Date, there were accumulated payroll contributions under the then-current offering period under the ESPP in the amount of $1,318,391. Section 3.06(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the close of business on the Capitalization Date, of the Partnership Common Units, Partnership Preferred Units and Partnership LTIP Units, indicating with respect to each, the name of the holder thereof and, if applicable, the vesting schedule, hurdle or threshold amount and date of grant. An election under Section 83(b) of the Code was validly and timely made with respect to each Partnership LTIP Unit. The Partnership LTIP Units are “profits interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 (“Rev. Proc. 93-27”), and the Company has not performed any acts or taken any position that is inconsistent with the application of Rev. Proc. 93-27.

(c) Except as set forth in this Section 3.06, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company and (v) no other obligations by the Company or any of its Subsidiaries to make or issue any payments based on, or other securities or rights that are derivative of, or provide economic benefit based on, the price or value of the interests, securities or rights described in the foregoing clauses (i) through (iv) (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All Company Options have an exercise price equal to no less than the fair market value of the underlying Company Shares on the date of grant, determined in accordance with Section 409A of the Code. There are no accrued and unpaid dividends or dividend equivalent rights with respect to any outstanding Company Options, Company Restricted Stock or Partnership LTIP Units.

(d) Except for the Voting Agreement and the Class B Exchange Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. Other than pursuant to the Class B Exchange Agreement or in connection with the repurchase or acquisition of Company Shares pursuant to the terms of any Company Stock Plan, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any Company Shares or shares of Company Preferred Stock.

Section 3.07 Subsidiaries.

(a) Section 3.07(a) of the Company Disclosure Letter sets forth a complete and accurate list of the name, jurisdiction of organization, capitalization and Schedule of stockholders of each Significant Subsidiary and each non-wholly owned Subsidiary of the Company. Except as set forth in Section 3.07(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person that is not a wholly-owned Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite entity power and authority to conduct its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Significant Subsidiaries and each of its non-wholly owned Subsidiaries, in each case as amended as of the date of this Agreement. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for any violation that would not have a Company Material Adverse Effect.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest), in each case, except as would not have a Company Material Adverse Effect.

(c) There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company or any Subsidiary of the Company, or (iv) other obligations by any Subsidiary of the Company to make or issue any payments based on, or other securities or rights that are derivative of, or provide economic benefits based on, the price or value of the interests, securities or rights described in the foregoing clauses (i) through (iii) of, or any capital stock or other equity or voting interest in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of, or other equity or voting interest in, the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”).

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Subsidiary Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities.

Section 3.08 Company SEC Reports and Listing Requirements. Since January 1, 2015, the Company has filed all forms, reports, schedules, certifications, prospectuses, and registration, proxy and other statements with the SEC that have been required to be filed by it under the Securities Act or the Exchange Act prior to the date hereof (collectively and together with all documents filed or furnished on a voluntary basis with the SEC and all documents filed after the date hereof, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or the date that it is furnished, (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. For clarification, clauses (a) and (b) of this Section 3.08 shall look to the effective date of any Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act as opposed to such documents’ filing date. None of the Company’s Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. As of the date hereof, neither the Company nor any of its executive officers has received written notice from any Governmental Authority with competent jurisdiction formally challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since January 1, 2015, the Company has been in compliance in all material respects with all listing and governance requirements of the NYSE or NASDAQ, as applicable. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

Section 3.09 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, all in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments.

(b) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a15 and 15d15 under the Exchange Act.

(c) The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a15 under the Exchange Act).

(d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Except as set forth in the Company SEC Reports or for events (or series of related matters) which are not material to the Company and its Subsidiaries taken as a whole, since the Company’s proxy statement dated April 3, 2017, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e) Since the Company Balance Sheet Date, to the Knowledge of the Company, neither the Company nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

Section 3.10 No Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) Neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in a balance sheet prepared in accordance with GAAP or, to the Company’s Knowledge, any other Liabilities, other than (a) Liabilities disclosed, reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed on Form 10-K for the fiscal year ended December 31, 2017, (b) Liabilities arising under the Transaction Agreements or incurred in connection with the Transactions (including all of the Requested Transactions and the Pre-Closing Dividend) and (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, that would not have or result in a Company Material Adverse Effect.

(b) Other than in connection with the Transactions, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Reports.

Section 3.11 Absence of Certain Changes.

(a) From the Company Balance Sheet Date through the date of this Agreement, except for the negotiation, execution and delivery of the Transaction Agreements, (i) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been any Company Material Adverse Effect.

(b) From the Company Balance Sheet Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Sections 5.01(a)(ix) or (xi) if proposed to be taken after the date hereof.

Section 3.12 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean, without duplication, any of the following to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or any of its Subsidiaries are bound as of the date of this Agreement (other than (i) Contracts between or among the Company and one or more Subsidiaries, on the one hand, and Parent and one or more Affiliates, on the other hand and (ii) any Company Benefit Plan):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act;

(ii) any Contract (or group of related Contracts with the same Person or its Affiliates), other than any Lessor Lease, Lessee Lease and any other lease, license or development, redevelopment, declaration, reciprocal easement, construction Contract or similar agreement disclosed in the Company Title Insurance Policies or otherwise entered into in the ordinary course of business or any Contract relating to Indebtedness, involving (A) the payment or receipt of amounts by the Company or any of its Subsidiaries of more than $5,000,000 in the aggregate within the last twelve (12) months or (B) future payments of more than $5,000,000 that are conditioned on, in whole or in part, or required in connection with, the consummation of any of the Transactions;

(iii) any Contract relating to Indebtedness in excess of $5,000,000 or mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company or its Subsidiaries with a value in excess of $5,000,000, restricting the payment of dividends or other distributions of assets by any of the Company or its Subsidiaries or providing for the guaranty of Indebtedness of any Person in excess of $5,000,000;

(iv) any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets of any Person;

(v) other than with respect to any wholly -owned Subsidiary of the Company, any partnership, limited liability company, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture or strategic alliance that is material to the Company or any of its Subsidiaries;

(vi) except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any current or former director or officer thereof, on the other hand, any Contract to which the Company or any of its Subsidiaries is a party that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders;

(vii) any Contract containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has ongoing obligations to not acquire assets or securities of any other party and, to the extent not entered into in the ordinary course of business or in connection with any Lessor Lease, Lessee Lease or other lease, license, services, development, redevelopment, construction Contract or other commercial Contract, any Contract under which the Company or any of its Subsidiaries has material ongoing indemnification obligations;

(viii) any Contract under which a sale of a majority of the consolidated assets of the Company and its Subsidiaries, taken as a whole, would require a payment by, result in a breach or constitute a default by, or result in the termination, acceleration or loss of any benefit of, the Company or any of its Subsidiaries;

(ix) any non-competition Contract or other Contract that (A) limits or purports to limit in any material respect the type of business in which the Company or its Subsidiaries (or, after the Merger Effective Time, Parent or its Affiliates) may engage, or the manner or locations in which any of them may so engage in any business or (B) prohibits or materially limits the right of the Company or any of its Subsidiaries to use, transfer, license, distribute or enforce any of their respective Company Intellectual Property, other than limitations on enforcement arising from non-exclusive licenses of Company Intellectual Property entered into in the ordinary course of business;

(x) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, other than (i) Contracts related to the purchase of raw materials or inventory in the ordinary course of business, (ii) Contracts relating to the hedging of utility expenses or (iii) interest rate caps, swaps and treasury locks entered into in the ordinary course of business;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries is a party under which any third Person has granted to the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries has granted to any third Person, any license, covenant or other rights to or under Intellectual Property (other than software license agreements for any third-party off-the-shelf generally commercially available software for no fee or an aggregate license fee of less than $5,000,000 per year);

(xii) any Contract that provides for the acquisition or disposition, directly or indirectly (including by merger, purchase of equity, business combination or otherwise) of any real or personal property for aggregate consideration under such Contract in excess of $5,000,000 that is pending or pursuant to which the Company or its Subsidiaries have continuing “earn-out” or similar contingent obligations relating to purchase price adjustments;

(xiii) any Contract relating to settlement of any administrative or judicial proceedings, in each case, individually in excess of $5,000,000 or which otherwise provides for equitable relief that imposes a material obligation or restrictions on the Company, under which there are outstanding obligations (including settlement agreements) of the Company or any of its Subsidiaries;

(xiv) any Lessor Lease that provided for payments to the Company or any of its Subsidiaries in excess of $1,400,000 in 2017; and

(xv) any Collective Bargaining Agreement.

(b) Section 3.12(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Material Contracts (with appropriate sub-section references to

Section 3.12(a)) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. True and complete copies of all such Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC and are publicly available as of the date hereof or (ii) made available to Parent.

(c) Except as would not have or result in a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, (ii) each Material Contract is in full force and effect (except for expiration thereof in the ordinary course in accordance with the terms thereof), enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations and (iii) neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, or permit termination, material modification or acceleration by any third party thereunder. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract or received any written notice of breach of or any default under any Material Contract which breach has not been cured except for any termination, breach or default that would not have or result in a Company Material Adverse Effect.

Section 3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all real property owned by the Company or any of its Subsidiaries, (such real property, together with all of the buildings, structures and other improvements thereon, the “Owned Real Property”). The Company or one of its Subsidiaries has good and valid fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) None of the Company and/or its Subsidiaries is in default or violation of, or not in compliance with, any Law or Order applicable to its occupancy of the Leased Real Property subject to the Lessee Leases except for any conflicts, defaults or violations that would not have a Company Material Adverse Effect. With respect to the Leased Real Property, the Company and/or its Subsidiaries have and own valid, legally binding and enforceable leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens. As of the date of this Agreement, no purchase option, right of first refusal or first offer or other purchase right has been exercised, and no binding letter of intent to purchase has been signed, by the Company or any of its Subsidiaries for any Leased Real Property for which the purchase has not closed prior to the date of this Agreement.

(c) Except as would not have a Company Material Adverse Effect ,there are no existing, pending or, to the Knowledge of the Company, threatened in writing appropriation, condemnation, eminent domain or similar proceedings that affect any Owned Real Property or, to the Knowledge of the Company, Leased Real Property. Except as would not have a Company

Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take or use any of the Company Properties.

(d) Except as would not have a Company Material Adverse Effect, as of the date hereof, no written claim has been made against any Company Title Insurance Policy which remains pending.

(e) None of the Company, any of its Subsidiaries or any of their respective agents is currently performing any other renovation or construction project which has an aggregate projected costs in excess of $5,000,000 at any Company Property, other than those pertaining to replacements and other similar correction of deferred maintenance items in the ordinary course of business.

Section 3.14 Personal Property and Assets. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the material machinery, equipment, furniture, fixtures and other tangible material personal property and assets used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

Section 3.15 Leases. The rent roll for each of the Company Properties subject to a Lessor Lease made available to Parent in the Company’s electronic data room are true and correct in all material respects as of the date of such rent rolls, except for discrepancies, errors or omissions that would not have a Company Material Adverse Effect.

Section 3.16 Intellectual Property. Except as would not have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries (A) solely and exclusively own the Company Intellectual Property, and (B) have valid, sufficient and continuing rights to use, pursuant to valid written agreements, all other Intellectual Property used by the Company and its Subsidiaries in, or otherwise necessary for, the conduct of the Company’s or its Subsidiaries’ respective businesses; and in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens other than Permitted Liens;

(b) the Company and each of its Subsidiaries have taken commercially reasonable measures to maintain and protect the secrecy of all trade secrets and confidential information included in the Company Intellectual Property. No such trade secrets or confidential information has been authorized to be disclosed or has been actually disclosed by the Company or any Subsidiary to any of their former employees, current employees or any third Person, other than pursuant to a nondisclosure agreement, appropriately restricting the disclosure of such trade secrets or confidential information;

(c) to the Knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ business does not infringe upon, misappropriate or otherwise violate, and since January 1, 2016 has not infringed upon, misappropriated or otherwise violated, the Intellectual

Property of any third Person. Since January 1, 2016 through the date hereof, the Company and its Subsidiaries have not received written notice of any claims, and, to the Knowledge of the Company, no claims are pending or threatened, (A) that the conduct of the Company’s or its Subsidiaries’ business infringes upon, misappropriates, or otherwise violates the Intellectual Property of a third Person, or (B) challenging the ownership, use, validity, scope or enforceability of any Company Intellectual Property;

(d) to the Knowledge of the Company, no third Person (A) has infringed upon, misappropriated, or otherwise violated in any material respect any Company Intellectual Property since January 1, 2016 or (B) as of the date hereof, is infringing, misappropriating, or otherwise violating in any material respect any Company Intellectual Property, and no such claims are pending or threatened against any third Person by the Company. The Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company Intellectual Property;

(e) the Company and its Subsidiaries own or have a valid right to access and use all the IT Systems used in connection with the business of the Company and each of its Subsidiaries owned or used by the Company and its Subsidiaries, and such IT systems (A) are adequate for, and operate and perform in all respects as required in connection with, the current conduct of the Company and each of its Subsidiaries, (B) have not suffered any material malfunction, failure or security breach since January 1, 2016 and (C) do not, to the Knowledge of the Company, contain any viruses, trojan horses, bugs, faults or other device, errors or contaminants or effects that materially disrupt or adversely affect their functionality or security;

(f) the Company and its Subsidiaries, and to the Knowledge of the Company, third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or its Subsidiaries, have at all times complied with, and to the Knowledge of the Company there have been no violations of, the Company and its Subsidiaries’ privacy policies, applicable Privacy Laws and contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information;

(g) the Company and its Subsidiaries have implemented reasonable disaster recovery and business continuity plans, and at all times maintained reasonable safeguards to protect Personal Information and other confidential data in their possession or under control against loss, theft, misuse or unauthorized access, use, modification or disclosure and conducted reasonable privacy and data security testing and audits at reasonable and appropriate intervals and have resolved or remediated any material identified data privacy or security issues or vulnerabilities; and

(h) to the Knowledge of the Company, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or any of its Subsidiaries, or collected, used or processed by or on behalf of the Company or any of its Subsidiaries.

Section 3.17 Tax Matters.

(a) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by the Company or any of its Subsidiaries and all such filed Tax Returns are true, correct and complete and (ii) have paid all Taxes required to be paid by them whether or not shown as due on such filed Tax Returns.

(b) As of the date of this Agreement, there are not pending and, neither the Company nor any of its Subsidiaries has received in writing any notice or announcement of, any material audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns that would have a Company Material Adverse Effect and are not disclosed or provided for in the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries has engaged in or been a party to any “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(d) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code in the two (2) years prior to the date of this Agreement.

(e) None of Parent, the Company or any of their Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Merger Closing Date as a result of any (A) change in method of accounting of the Company or any of its Subsidiaries for a taxable period ending on or prior to the Merger Closing Date, (B) installment sale by the Company or any of its Subsidiaries made on or prior to the Merger Closing Date or (C) election by the Company or any of its Subsidiaries under Section 108(i) of the Code made prior to the Merger Closing Date.

(f) The Company and any Subsidiary that has elected to be taxed as a REIT (a “REIT Subsidiary”) for all taxable years commencing in the year in which such Person first made an election to be subject to taxation as a REIT, through December 31, 2017, has qualified and been subject to taxation as a REIT, and (i) has operated, and intends to continue to operate until the Merger Closing Date, in such a manner as would permit it to continue to qualify as a REIT, from January 1, 2018 and until the Merger Closing Date, (determined without regard to any distribution requirements for the taxable year commencing January 1, 2018) and (ii) has not changed its method of operations in any way from December 31, 2017 until the Merger Closing Date that would prevent such Person from meeting the requirements for qualification and taxation as a REIT under the Code. No challenge to such Person’s status as a REIT is pending or threatened in writing, and the Company has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to such Person’s status as a REIT.

(g) Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company and that has not elected for federal income tax purposes to be a corporation or a “taxable REIT subsidiary” within the meaning of Section 856 of the Code is treated for U.S. federal income Tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation for U.S. federal income Tax purposes. Each Subsidiary of the Company that is a corporation for U.S. federal income Tax purposes is a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code of the Company or a REIT. Section 3.17(g) of the Company Disclosure Letter sets forth, to the Knowledge of the Company, a true and complete list of each Subsidiary of the Company and each other entity in which the Company, directly or indirectly, owns any equity interest of ten percent (10%) or greater (by vote or value) and its respective classification for U.S. federal income tax purposes, jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by the Company in each such Subsidiary, including in the case of any entity classified as a corporation for federal income tax purposes whether such entity has elected to be treated as a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code denoting whether such election has been made for the Company and/or any REIT Subsidiary.

(h) Each Subsidiary of any REIT Subsidiary that is a partnership, joint venture, or limited liability company and that has not elected for federal income tax purposes to be a corporation or a “taxable REIT subsidiary” within the meaning of Section 856 of the Code is treated for U.S. federal income Tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation for U.S. federal income Tax purposes. Each Subsidiary of a REIT Subsidiary that is a corporation for U.S. federal income Tax purposes is a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code of such REIT Subsidiary or a REIT.

(i) Neither the Company nor any of its Subsidiaries holds any assets the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(j) Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement or Tax Protection Agreement, other than any agreement or arrangement solely between the Company and any of its Subsidiaries. For purposes of this Section 3.17(j), a “Tax Sharing Agreement” means any written agreement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company or any of its Subsidiaries. No representation is being made in this Section 3.17(j) in respect of any agreement to which Parent or any Affiliate of Parent is a party. For purposes of this Section 3.17(j), a “Tax Protection Agreement” means any written agreement to which the Company or any of its Subsidiaries is a party pursuant to which, in connection with the deferral of income Taxes of a third party partner in any Subsidiary of the Company that is classified as a partnership for U.S. federal income Tax purposes, the Company nor any of its Subsidiaries has agreed to (i) maintain a minimum level of debt or provide rights to guarantee debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner.

(k) For the five years preceding the date hereof, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any wholly owned Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(l) Neither the Company nor any REIT Subsidiary has incurred any liability for material excise Taxes under Sections 857(b), 860(c) or 4981 of the Code which have not been previously paid. Neither the Company nor any of its Subsidiaries (other than a “taxable REIT subsidiary” or a Subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” described in Section 857(b)(7) of the Code. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon the Company or any REIT Subsidiary.

(m) For the five years preceding the date hereof, neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(n) As of the date hereof, neither the Company nor any REIT Subsidiary has any earnings and profits attributable to any non-REIT year of such Person or any other corporation within the meaning of Section 857 of the Code and the Treasury Regulations thereunder.

(o) Neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(p) This Section 3.17 and Section 3.18 hereunder contain the exclusive representations and warranties of the Company with respect to Tax matters.

Section 3.18 Company Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment, individual consulting, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, individual consultant or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any current or future Liability (the “Company Benefit Plans”). As of the date hereof, with respect to each Company Benefit Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 filed with the IRS, including all schedules thereto; (B) the most recent determination letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Company Benefit Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any written notices to or from any Governmental Authority relating to any material compliance issues in respect of any such Company Benefit Plan.

(b) Neither the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code maintains or has within the last six (6) years contributed to (1) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (2) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA).

(c) Each Company Benefit Plan has been maintained, operated and administered, in all material respects, in compliance with its terms and with all applicable Law. No nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.

(d) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Benefit Plan, the assets of any trust under any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(e) No Company Benefit Plan provides for post-retirement or post-employment welfare benefits to former employees of the Company, other than pursuant to Section 4980B of the Code or any similar Law.

(f) Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and nothing has occurred or is reasonably expected to cause the loss of such qualification.

(g) Neither the execution or delivery of this Agreement, nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (D) except as would not be material to the Company and its Subsidiaries taken as a whole, result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) No person is entitled to receive any additional payment (including any tax gross up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 4999 or Section 409A of the Code.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in compliance in all material respects with Section 409A of the Code.

(j) All contributions required to be made to any Company Benefit Plan by applicable Law, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full in all material respects or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the consolidated financial statements of the Company included in the Company SEC Report.

Section 3.19 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”) which pertains to employees of the Company or any of the Subsidiaries.

(b) As of the date hereof, (i) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (ii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries; (iii) there are no strikes, lockouts, slowdowns or work stoppages against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries; (iv) there are no grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries; and (v) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees, in each case, other than as would not result in a Company Material Adverse Effect.

(c) The Company and its Subsidiaries have complied since January 1, 2015, in all material respects, with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, civil rights, discrimination in employment, employee health and safety, collective bargaining, workers’ compensation and the collection and payment of withholding and/or social security taxes). The Company and its Subsidiaries have complied since January 1, 2015 with the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing”, and there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of the Subsidiaries within the six (6) months prior to the date hereof. Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material outstanding payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

Section 3.20 Permits. The Company and its Subsidiaries possess and are and have been since January 1, 2016 in compliance in all material respects with the terms of all material permits, licenses, authorizations, consents, registrations, certificates, easements, approvals and franchises from Governmental Authorities or pursuant to Law required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened which suspension or cancellation would have a Company Material Adverse Effect. All of the Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Permit, and none of the Company or its Subsidiaries has received since January 1, 2016 any written notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify any such Permit, in each case, except as would not have a Company Material Adverse Effect.

Section 3.21 Compliance with Laws.

(a) The businesses of each of the Company and its Subsidiaries (including the ownership and maintenance of all its assets) are, and since January 1, 2016 have been, conducted in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, except for violations that have not had and would not have a Company Material Adverse Effect. No investigation, audit or review by any Governmental Authority with respect to the Company or any of its Subsidiaries or any of their assets is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority notified the Company in writing of its intention to conduct the same, except for such investigations or reviews the outcome of which have not had and would not have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, since January 1, 2016, (i) the Company and its Affiliates and, to the Knowledge of the Company, its directors, officers and employees acting on behalf of the Company have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § § 78a et seq. (1997 and 2000)) and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”) and (ii) neither the Company, any Subsidiary of the Company nor any of the Company’s Affiliates, nor, to the Knowledge of the Company, any of the Company’s directors, officers, employees, agents or other representatives acting on the Company’s behalf, have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

Section 3.22 Environmental Matters.

(a) The Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries, except for such noncompliance that would not result in a Company Material Adverse Effect.

(b) Since January 1, 2015, neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, excluding such noncompliance that would not result in a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances, except for such exposure that would not result in a Company Material Adverse Effect.

(d) There have been no releases of Hazardous Substances at, on, under or from any real property currently, or formerly, owned or operated by the Company or its Subsidiaries, except for releases that would not result in a Company Material Adverse Effect.

(e) To the Knowledge of the Company, there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any real property currently owned or operated by the Company or its Subsidiaries that would reasonably be expected to materially affect any ongoing development or currently planned development of the Company and its Subsidiaries taken as a whole.

(f) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law or (ii) alleging any liability for assumption of, or provision of indemnity against, any liability or obligation of any Person under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

(g) No material Liens are in effect pursuant to any Environmental Law on any of the real property currently owned by the Company or its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is subject to an indemnity obligation against any liability or obligation of any other Person under any Environmental Law, except as would not result in a Company Material Adverse Effect.

(i) The Company has made available to Parent true and complete copies of all material environmental reports, investigations, assessments, audits and correspondence of the Company or any of its Subsidiaries relating to compliance under or liability pursuant to Environmental Laws and that both (i) are in the possession of the Company or any of its Subsidiaries and (ii) are not subject to attorney-client privilege, work product doctrine or other applicable privilege.

(j) This Section 3.22 and Sections 3.05, 3.08, 3.09 and 3.11 contain the sole and exclusive representations and warranties of the Company with regard to Environmental Laws, Hazardous Substances or other environmental matters.

Section 3.23 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, in either case, that would have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would have a Company Material Adverse Effect.

Section 3.24 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, as of the date hereof no written notice of cancellation has been received, and to the Knowledge of the Company there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default, by any insured thereunder, or permit termination or modification, of any of the policies, except in each case as would not have a Company Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policy.

Section 3.25 Brokers. Except for Goldman Sachs & Co. LLC (“Goldman Sachs”) and Citigroup Global Markets Inc. (“Citigroup”), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions. The Company has provided Parent with true and correct copies of any engagement letter or similar Contract between the Company and Goldman Sachs and between the Company and Citigroup relating to the Transactions.

Section 3.26 Opinion of Financial Advisor. The Special Committee has received the opinion of Goldman Sachs, financial advisor to the Special Committee, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, the Merger Consideration Amount and Pre-Closing Dividend to be paid to holders of Company Common Stock (other than Parent or any of its affiliates), in the aggregate, is fair, from a financial point of view, to such holders. The Company will provide Parent with a true and correct copy of such opinion solely for informational purposes promptly after receipt thereof by the Special Committee (it being agreed that such opinion is for the benefit of the Special Committee and not to be relied upon by Parent, Acquisition Sub, the Voting Parties or any other Person).

Section 3.27 State Anti-Takeover Statutes; No Rights Plan. Assuming that the representations of Parent and Acquisition Sub set forth in Section 4.07 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the Transactions. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other Transactions. Except as expressly permitted by Section 5.01 of the Company Disclosure Letter, there is no shareholder rights plan, “poison pill” anti-takeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.

Section 3.28 Form S-4, Proxy Statement; Other Information. The proxy statement, the letter to stockholders, notice of meeting and the form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as each may be amended or supplemented, the “Proxy Statement”) and the registration statement on Form S-4 in connection with the issuance of Class A Stock pursuant to the Pre-Closing Dividend (the “Form S-4”) to be filed by the Company with the SEC will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. Assuming Parent’s satisfaction of its obligations contemplated in Section 6.02, the Form S-4 and Proxy Statement will not contain any statement which, at the time the Form S-4 and Proxy Statement are filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Form S-4 and Proxy Statement, the solicitation of a proxy for such Company Stockholder Meeting or the subject matter hereof which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent, Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Form S-4 and Proxy Statement.

Section 3.29 No Additional Representations. The Company acknowledges that (a) neither Parent nor any other Person has made any representation or warranty, express or implied, as to Parent or any of its Subsidiaries or the accuracy or completeness of any information regarding Parent and its Subsidiaries furnished or made available to the Company and its Representatives, except as expressly set forth in this Agreement, (b) the Company has not relied on any representation or warranty from Parent or any of its Subsidiaries or any other Person in determining to enter into this Agreement, except those representations and warranties expressly set forth in Article IV of this Agreement and (c) no Person shall have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company or the Company’s Representatives’ use, of any such information, including any information, documents or material made available to the Company in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the Transactions. Without limiting the generality of the foregoing, the Company acknowledges that neither Parent nor any other Person has made any representation or warranty, express or implied, as to the financial projections, forecasts, cost estimates and other predictions relating to Parent and its Subsidiaries made available to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Except (a) as disclosed in the confidential letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) or (b) as disclosed in any Parent SEC Report that was filed with or furnished to the SEC by Parent between January 1, 2016 and the day immediately prior to the date hereof and is publicly available (other than in any “risk factor” disclosure or any other forward looking statements or any other statements that are similarly cautionary, nonspecific or predictive in nature set forth therein), Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

Section 4.01 Organization; Good Standing. Parent is an exempted limited partnership duly registered, validly existing and in good standing, to the extent such concept is applicable, under the laws of Bermuda, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing, to the extent such concept is applicable, would not, individually or in the aggregate, have a Parent Material Adverse Effect. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.02 Corporate Power; Enforceability. Each of Parent and Acquisition Sub has the requisite power and authority to execute and deliver the Transaction Agreements to which it is a party, and to perform its respective covenants and obligations thereunder and to consummate the Transactions. The execution and delivery by each of Parent and Acquisition Sub of the Transaction Agreements to which it is a party, the performance by Parent and Acquisition Sub of their respective covenants and obligations thereunder and the consummation by Parent and Acquisition Sub of the Transactions have been duly authorized by all necessary limited partnership or corporate action, as applicable, on the part of Parent and Acquisition Sub, and no additional limited partnership or corporate actions, as applicable, on the part of Parent and Acquisition Sub are necessary to authorize the execution and delivery by each of Parent and Acquisition Sub of the Transaction Agreements to which it is a party, the performance by Parent and Acquisition Sub of their respective covenants and obligations thereunder or the consummation by Parent and Acquisition Sub of the Transactions other than the Parent Unitholder Consent. The Transaction Agreements have been duly executed and delivered by each of Parent and Acquisition Sub, respectively, and, assuming the due authorization, execution and delivery by the Company or the other parties thereto, constitute legal, valid and binding obligations of each of Parent and Acquisition Sub, enforceable against each in accordance with their terms, subject to the Enforceability Limitations. The Board of Directors of Acquisition Sub, acting by written consent, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of Acquisition Sub, (iii) recommending that its sole stockholder adopt this Agreement and (iv) declaring that the Transaction Agreements to which it is a party are advisable. The sole stockholder of Acquisition Sub has adopted this Agreement.

Section 4.03 Non-Contravention. Parent has made available to the Company correct and complete copies of the certificate of formation, certificate of incorporation, bylaws and limited partnership agreement, as applicable, of each of Parent and Acquisition Sub, as amended as of the date of this Agreement. The execution and delivery by each of Parent and Acquisition Sub of the Transaction Agreements to which it is a party, the performance by Parent and Acquisition Sub of their respective covenants and obligations thereunder and the consummation by Parent and Acquisition Sub of the Transactions do not and will not: (a) violate or conflict with any provision of the certificate of formation, certificate of incorporation, bylaws or limited partnership agreement, as applicable, of Parent and Acquisition Sub; (b) violate, conflict with, require a payment under, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration or loss of a benefit under any Contract (not otherwise terminable by the other party thereto on one hundred eighty 180 days’ or less notice) to which Parent or Acquisition Sub is a party or by which their assets are bound; (c) assuming the Consents referred to in Section 4.04 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the real property or other assets of Parent or Acquisition Sub except with respect to clauses (b) through (d) above, for such violations, conflicts, defaults, terminations, amendments, accelerations, loss of benefit or Liens which would not, individually or in the aggregate, prevent the consummation by Parent or Acquisition Sub of the Transactions.

Section 4.04 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent or Acquisition Sub in connection with the execution and delivery by Parent and Acquisition Sub of the Transaction Agreements to which it is a party, the performance by Parent and Acquisition Sub of their respective covenants and obligations thereunder and the consummation by Parent and Acquisition Sub of the Transactions, except (a) the filing and recordation of the Charter Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws or the rules and regulations of the NASDAQ, including compliance with any applicable requirements of the Exchange Act, (c) to the extent required by the Toronto Stock Exchange, the consent of the holders of a majority of the Parent Common Units for the issuance of the Parent Common Units in the Parent Common Units Exchange (the “Parent Unitholder Consent”), (d) such filings and Consents as may be required solely by reason of the Company’s (as opposed to any other third party’s) participation in the Transactions and (e) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.05 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective assets that would have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Acquisition Sub is subject to any outstanding Order that would have a Parent Material Adverse Effect.

Section 4.06 Parent Capitalization. The authorized capital of Parent consists of an unlimited number of Parent Common Units and an unlimited number of general partnership units. As of the close of business in New York City on March 23, 2018 (the “Parent Capitalization Date”), 255,023,013 Parent Common Units and 138,875 Parent General Partner Units were issued and outstanding. All outstanding Parent Common Units and Parent General Partner Units are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. In addition, as of the close of business on the Parent Capitalization Date, there were outstanding the following securities, which are exchangeable into Parent Common Units: 432,649,105 redeemable exchangeable units of BPL, 11,044,442 exchangeable limited partnership units of Brookfield Office Properties Exchange LP and 72,000,000 Class A Preferred Units of BPL, which are convertible into 70,038,910 Parent Common Units.

(b) As of the close of business on the Parent Capitalization Date, there were outstanding (i) 13,303,156 Parent Options, (ii) 319,214 Parent Restricted Units and (iii) 8,946,565 Parent Phantom Units.

(c) Except as set forth in this Section 4.06, as of the Parent Capitalization Date, there were (i) no outstanding Parent Common Units, Parent General Partner Units or other equity or voting interest in Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for Parent Common Units, Parent General Partner Units or other equity or voting interest in Parent, (iii) no outstanding options, warrants or other rights to acquire from Parent, or that obligates Parent to issue, any Parent Common Units, Parent General Partner Units or other equity or voting interest in, or any securities convertible into or exchangeable for Parent Common Units, Parent General Partner Units or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any Parent Common Units, Parent General Partner Units or other equity or voting interest (including any voting debt) in Parent and (v) no other obligations by Parent or any of its Subsidiaries to make or issue any payments based on, or other securities or rights that are derivative of, or provide economic benefit based on, the price or value of the interests, securities or rights described in the foregoing clauses (i) through (iv) (the items in clauses (i), (ii), (iii), (iv) and (v), together with the Parent Common Units and Parent General Partner Units, being referred to collectively as “Parent Securities”). All Parent Options have an exercise price equal to no less than the fair market value of the underlying Parent Common Units on the date of grant, determined in accordance with Section 409A of the Code.

(d) Neither Parent nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Parent Securities. Other than in connection with the repurchase or acquisition of Parent Common Units pursuant to the terms of any Parent Stock Plan and any normal course issuer bids of Parent, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. No Subsidiary of Parent owns any Parent Common Units.

Section 4.07 Subsidiaries.

(a) Section 4.07(a) of the Parent Disclosure Letter sets forth a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Parent Holding Entity. Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization, except where the failure to be in good standing would not have a Parent Material Adverse Effect. Each of Parent’s Subsidiaries has the requisite entity power and authority to conduct its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company correct and complete copies of the certificates of incorporation, bylaws and limited partnership agreement (or comparable organizational documents) of each of its Parent Holding Entities, in each case as amended as of the date of this Agreement. None of the Parent Holding Entities is in violation of its certificate of incorporation, bylaws and limited partnership agreement (or comparable organizational documents).

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of Parent (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by Parent, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest), in each case, except as would not have a Parent Material Adverse Effect.

(c) There are no outstanding (i) securities of any Significant Subsidiary of Parent convertible into or exchangeable for Parent Common Units, Parent General Partner Units, shares of capital stock of, or other equity or voting interest in, Parent or any Parent Holding Entity, as applicable, (ii) options, warrants or other rights to acquire from any Significant Subsidiary of Parent, or that obligates any Significant Subsidiary of Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for Parent Common Units, Parent General Partner Units, shares of capital stock of, or other equity or voting interest in, Parent or any Parent Holding Entity, as applicable, (iii) obligations of any Significant Subsidiary of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any Parent Common Units, Parent General Partner Units, capital stock of, or other equity or voting interest (including any voting debt) in, Parent or any Parent Holding Entity, as applicable, or (iv) other obligations by any Significant Subsidiary of Parent to make or issue any payments based on, or other securities or rights that are derivative of, or provide economic benefits based on, the price or value of the interests, securities or rights described in the foregoing clauses (i) through (iii) of, or any capital stock or other equity or voting interest in, any Parent Holding Entity (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of, or other equity or voting interest in, the Parent Holding Entities, being referred to collectively as “Parent Subsidiary Securities”).

(d) Neither Parent nor any of its Significant Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Parent Subsidiary Securities. There are no outstanding obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any Parent Subsidiary Securities.

Section 4.08 Parent SEC Reports and Listing Requirements. Since January 1, 2015, Parent has filed all forms, reports, schedules, certifications, prospectuses, and registration, proxy and other statements with the SEC that have been required to be filed by it under the Securities Act or the Exchange Act prior to the date hereof (collectively and together with all documents filed or furnished on a voluntary basis with the SEC and all documents filed after the date hereof, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or the date that it is furnished, (a) each Parent SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Parent SEC Report was filed and (b) each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. For clarification, clauses (a) and (b) of this Section 4.08 shall look to the effective date of any Parent SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act as opposed to such documents’ filing date. Other than Brookfield DTLA Fund Office Trust

Investor Inc., none of Parent’s Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report, except as disclosed in certifications filed with the Parent SEC Reports. As of the date hereof, neither Parent nor any of its executive officers has received written notice from any Governmental Authority with competent jurisdiction formally challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since January 1, 2015, Parent has been in compliance in all material respects with all listing and governance requirements of the NYSE or NASDAQ, as applicable. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

Section 4.09 Parent Financial Statements.

(a) The consolidated financial statements of Parent and its Subsidiaries filed with the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with IFRS consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 6-K with respect to any financial statements filed on Form 6-K), and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, all in accordance with IFRS, subject, in the case of interim financial statements, to normal year-end adjustments.

(b) Parent has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act).

(c) Parent has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act).

(d) Parent is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Except as set forth in the Parent SEC Reports or for events (or series of related matters) which are not material to Parent and its Subsidiaries taken as a whole, since Parent’s Annual Report on Form 20-F dated March 9, 2018, no event has occurred that would be required to be reported pursuant to Item 7.B of Form 20-F.

(e) Since the Parent Balance Sheet Date, to the Knowledge of Parent, neither Parent nor Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries.

Section 4.10 No Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) Neither Parent nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in a balance sheet prepared in accordance with IFRS or, to Parent’s Knowledge, any other Liabilities, other than (a) Liabilities disclosed, reflected or otherwise reserved against in the Parent Balance Sheet or in the consolidated financial statements and notes thereto of Parent and its Subsidiaries included in the Parent SEC Reports filed on Form 20-F for the fiscal year ended December 31, 2017, (b) Liabilities arising under the Transaction Agreements or incurred in connection with the Transactions (including all of the Requested Transactions and the Pre-Closing Dividend) and (c) Liabilities incurred since the Parent Balance Sheet Date in the ordinary course of business consistent with past practice, that would not have or result in a Parent Material Adverse Effect.

(b) Other than in connection with the Transactions, neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 5.E of Form 20-F)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or any Parent SEC Reports.

Section 4.11 Absence of Certain Changes. From the Parent Balance Sheet Date through the date of this Agreement, (i) except for the negotiation, execution and delivery of the Transaction Agreements, the businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been any Parent Material Adverse Effect.

Section 4.12 Material Contracts.

(a) For all purposes of and under this Agreement, a “Parent Material Contract” shall mean, without duplication, any of the following to which Parent or any of its Subsidiaries is a party or by which any assets of Parent or any of its Subsidiaries are bound as of the date of this Agreement (other than (i) Contracts between or among the Company and one or more Subsidiaries, on the one hand, and Parent and one or more Affiliates, on the other hand and (ii) any Parent Benefit Plan):

(i) any Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 4 of the Instructions to Exhibits of Form 20-F;

(ii) any Contract (or group of related Contracts with the same Person or its Affiliates), other than any Lessor Lease, Lessee Lease and any other lease, license or development, redevelopment, declaration, reciprocal easement or similar agreement or construction Contract or otherwise entered into in the ordinary course of business or any

Contract relating to Indebtedness or derivatives, involving (A) the payment or receipt of amounts by Parent or any of its Subsidiaries of more than $5,000,000 in the aggregate within the last twelve (12) months or (B) future payments of more than $5,000,000 that are conditioned on, in whole or in part, or required in connection with, the consummation of any of the Transactions;

(iii) any Contract relating to Indebtedness in excess of $5,000,000 or mortgaging, pledging or otherwise placing a Lien on any of the assets of Parent or its Subsidiaries with a value in excess of $5,000,000, restricting the payment of dividends or other distributions of assets by any of Parent or its Subsidiaries or providing for the guaranty of Indebtedness of any Person in excess of $5,000,000;

(iv) any Contract that contains a put, call, right of first refusal or similar right pursuant to which Parent or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets of any Person;

(v) other than with respect to any wholly owned Subsidiary of Parent, any partnership, limited liability company, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture or strategic alliance, in each case, that is material to Parent or any of its Subsidiaries;

(vi) except for indemnification, compensation, employment or other similar arrangements between Parent or any of its Subsidiaries, on the one hand, and any current or former director or officer thereof, on the other hand, any Contract to which Parent or any of its Subsidiaries is a party that would be required to be disclosed pursuant to Item 7.B of Form 20-F;

(vii) any Contract containing a standstill or similar agreement pursuant to which Parent or any of its Subsidiaries’ has ongoing obligations to not acquire assets or securities of any other party and, to the extent not entered into in the ordinary course of business or in connection with any Lessor Lease, Lessee Lease or other lease, license, services, development, redevelopment, construction or other commercial Contract, any Contract under which Parent or any of its Subsidiaries has material ongoing indemnification obligations;

(viii) any Contract under which a sale of a majority of the consolidated assets of Parent and its Subsidiaries, taken as a whole, would require a payment by, result in a breach or constitute a default by, or result in the termination, acceleration or loss of any benefit of, Parent or any of its Subsidiaries;

(ix) any non-competition Contract or other Contract that (A) limits or purports to limit in any material respect the type of business in which Parent or its Subsidiaries (or, after the Merger Effective Time, Company or its Affiliates) may engage, or the manner or locations in which any of them may so engage in any business or (B) prohibits or materially limits the right of Parent or any of its Subsidiaries to use, transfer, license, distribute or enforce any of their respective Parent Intellectual Property, other than limitations on enforcement arising from nonexclusive licenses of Parent Intellectual Property entered into in the ordinary course of business;

(x) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, other than (i) Contracts related to the purchase of raw materials or inventory in the ordinary course of business or (ii) Contracts relating to the hedging of utility expenses;

(xi) any Contract pursuant to which Parent or any of its Subsidiaries is a party under which any third Person has granted to Parent or any of its Subsidiaries, or Parent or any of its Subsidiaries has granted to any third Person, any license, covenant or other rights to or under Intellectual Property (other than software license agreements for any third-party off-the-shelf generally commercially available software for no fee or an aggregate license fee of less than $5,000,000 per year);

(xii) any Contract that provides for the acquisition or disposition, directly or indirectly (including by merger, purchase of equity, business combination or otherwise) of any real or personal property for aggregate consideration under such Contract in excess of $5,000,000 that is pending (other than the acquisition or disposition of assets in the ordinary course of business) or pursuant to which Parent or its Subsidiaries have continuing “earn-out” or similar contingent obligations relating to purchase price adjustments;

(xiii) any Contract relating to settlement of any administrative or judicial proceedings, in each case, individually in excess of $5,000,000 or which otherwise provides for equitable relief that imposes a material obligation or restrictions on Parent, under which there are outstanding obligations (including settlement agreements) of Parent or any of its Subsidiaries;

(xiv) any Lessor Lease providing for annual payments to Parent or any of its Subsidiaries in excess of $1,000,000 in aggregate annual base rent for calendar year 2018 and any Lessee Leases demising more than 10,000 square feet; and

(xv) any Collective Bargaining Agreement.

(b) True and complete copies of all such Parent Material Contracts as described in Section 4.12(a)(i) (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC and are publicly available as of the date hereof or (ii) made available to the Company.

(c) Except as would not have or result in a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent (and/or each such Subsidiary of Parent party thereto) and, to the Knowledge of Parent, each other party thereto, (ii) each Parent Material Contract is in full force and effect (except for expiration thereof in the ordinary course in accordance with the terms thereof), enforceable against Parent or each such Subsidiary of

Parent party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and (iii) neither Parent nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under, any such Parent Material Contract, and, to the Knowledge of Parent, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, or permit termination, material modification or acceleration by any third party thereunder. As of the date hereof, neither Parent nor any of its Subsidiaries has received any written notice of termination or cancellation under any Parent Material Contract or received any written notice of breach of or any default under any Parent Material Contract which breach has not been cured, except for any termination, breach or default that would not have or result in a Parent Material Adverse Effect.

Section 4.13 Real Property.

(a) Section 4.13(a) of the Parent Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of the Parent Owned Real Property in the core office and opportunistic retail sectors. Parent or one of its Subsidiaries has good and valid fee simple title to all Parent Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) None of Parent and/or its Subsidiaries is in default or violation of, or not in compliance with, any Law or Order applicable to its occupancy of the Parent Leased Real Property subject to the Parent Lessee Leases except for any conflicts, defaults or violations that would not have a Parent Material Adverse Effect. With respect to the Parent Leased Real Property, Parent and/or its Subsidiaries have and own valid, legally binding and enforceable leasehold estates in the Parent Leased Real Property, free and clear of all Liens other than Permitted Liens.

(c) Except as would not have a Parent Material Adverse Effect, there are no existing, pending or, to the Knowledge of Parent, threatened in writing appropriation, condemnation, eminent domain or similar proceedings that affect any Parent Owned Real Property or, to the Knowledge of Parent, Leased Real Property. Except as would not have a Parent Material Adverse Effect, as of the date hereof, neither Parent nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take or use any of the Parent Properties.

(d) Except as would not have a Parent Material Adverse Effect, as of the date hereof, there are no written claims pending by Parent or any of its Subsidiaries under any title insurance policies with respect to any Parent Owned Real Property.

(e) None of the Parent, any of its Subsidiaries or any of their respective agents is currently performing any other renovation or construction project at any Parent Property, other than in the ordinary course of business.

Section 4.14 Personal Property and Assets. Parent and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the material machinery, equipment, furniture, fixtures and other tangible material personal property and assets used by Parent or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not have a Parent Material Adverse Effect.

Section 4.15 Intellectual Property. Except as would not have a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries (i) solely and exclusively own the Parent Intellectual Property, free and clear of all Liens other than Permitted Liens; and (ii) have valid, sufficient and continuing rights to use, pursuant to valid written agreements, all other Intellectual Property used by Parent and its Subsidiaries in, or otherwise necessary for, the conduct of Parent’s or its Subsidiaries’ respective businesses as currently conducted;

(b) Parent and each of its Subsidiaries have taken commercially reasonable measures to maintain and protect the secrecy of all trade secrets and confidential information included in the Parent Intellectual Property;

(c) no such trade secrets or confidential information has been authorized to be disclosed or has been actually disclosed by Parent or any Subsidiary to any of their former employees, current employees or any third Person, other than pursuant to a nondisclosure agreement, appropriately restricting the disclosure of such trade secrets or confidential information;

(d) to the Knowledge of Parent, the conduct of Parent’s and its Subsidiaries’ business does not infringe upon, misappropriate or otherwise violate, and since January 1, 2016 has not infringed upon, misappropriated or otherwise violated, the Intellectual Property of any third Person;

(e) since January 1, 2016 through the date hereof, Parent and its Subsidiaries have not received written notice of any claims, and, to the Knowledge of Parent, no claims are pending or threatened, (A) that the conduct of Parent’s or its Subsidiaries’ business infringes upon, misappropriates, or otherwise violates the Intellectual Property of a third Person, or (B) challenging the ownership, use, validity, scope or enforceability of any Parent Intellectual Property;

(f) to the Knowledge of Parent, no third Person (A) has infringed upon, misappropriated, or otherwise violated in any material respect any Parent Intellectual Property since January 1, 2016 or (B) as of the date hereof, is infringing, misappropriating, or otherwise violating in any material respect any Parent Intellectual Property, and no such claims are pending or threatened against any third Person by Parent;

(g) the Parent and its Subsidiaries are not subject to any Order that restricts or impairs the use of any material Parent Intellectual Property;

(h) the IT Systems owned or used by Parent and its Subsidiaries (A) are adequate for, and operate and perform in all respects as required in connection with, the current conduct of Parent and each of its Subsidiaries and (B) have not suffered any material malfunction, failure or security breach since January 1, 2016 and (C) do not, to the Knowledge of Parent, contain any viruses, trojan horses, bugs, faults or other device, errors or contaminants or effects that materially disrupt or adversely affect their functionality or security;

(i) Parent and its Subsidiaries, and to the Knowledge of Parent, third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of Parent or its Subsidiaries, have at all times complied with all of Parent and its Subsidiaries’ publicly published privacy policies, applicable Privacy Laws and contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information;

(j) Parent and its Subsidiaries have implemented reasonable disaster recovery and business continuity plans, and at all times maintained reasonable safeguards to protect Personal Information and other confidential data in their possession or under control against loss, theft, misuse or unauthorized access, use, modification or disclosure and conducted reasonable privacy and data security testing and audits at reasonable and appropriate intervals and have resolved or remediated any material identified data privacy or security issues or vulnerabilities; and

(k) to the Knowledge of Parent, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of Parent or any of its Subsidiaries.

Section 4.16 Tax Matters.

(a) Except as would not have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by Parent or any of its Subsidiaries and all such filed Tax Returns are true, correct and complete and (ii) have paid all Taxes required to be paid by them whether or not shown as due on such filed Tax Returns.

(b) As of the date of this Agreement, there are not pending and, neither Parent nor any of its Subsidiaries has received in writing any notice or announcement of, any material audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns that would have a Parent Material Adverse Effect and are not disclosed or provided for in the consolidated financial statements of Parent and its Subsidiaries in accordance with IFRS.

(c) Neither Parent nor any of its Subsidiaries has engaged in or been a party to any “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(d) Parent is properly classified as a partnership for U.S. federal income Tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, including after giving effect to the transactions contemplated by this Agreement.

(e) In each tax year since the formation of Parent up to and including the current tax year, at least 90% of the gross income of Parent has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

(f) This Section 4.16 and Section 4.17 contain the exclusive representations and warranties of Parent with respect to Tax matters.

Section 4.17 Parent Benefit Plans.

(a) Neither Parent, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with Parent or any of its Subsidiaries under Section 414 of the Code maintains or has within the last six (6) years contributed to (1) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (2) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA).

(b) Except as would not have a Parent Material Adverse Effect, each Parent Benefit Plan has been established, maintained, operated and administered in compliance with its terms and with all applicable Law.

(c) Except as would not have a Parent Material Adverse Effect, as of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened on behalf of or against any Parent Benefit Plan, the assets of any trust under any Parent Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Parent Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(d) Neither the execution or delivery of this Agreement, nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Parent or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (D) except as would not be material to Parent and its Subsidiaries taken as a whole, result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(e) Except as would not have a Parent Material Adverse Effect, all contributions required to be made to any Parent Benefit Plan by applicable Law, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full in all material respects or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the consolidated financial statements of Parent included in the Parent SEC Report.

Section 4.18 Labor Matters.

(a) As of the date hereof, (i) to the Knowledge of Parent, there are no activities or proceedings of any labor or trade union to organize any employees of Parent or any of its Subsidiaries; (ii) no Collective Bargaining Agreement is being negotiated by Parent or any of its Subsidiaries; (iii) there are no strikes, lockouts, slowdowns or work stoppages against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened that may interfere with the respective business activities of Parent or any of its Subsidiaries; (iv) there are no grievances or other labor disputes pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries; and (v) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Parent, threatened by or on behalf of any employee or group of employees, in each case, other than as would not result in a Parent Material Adverse Effect.

(b) Except as would not have a Parent Material Adverse Effect, Parent and its Subsidiaries have complied since January 1, 2015 with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and nonexempt, immigration status, civil rights, discrimination in employment, employee health and safety, collective bargaining, workers’ compensation and the collection and payment of withholding and/or social security taxes). Parent and its Subsidiaries have complied since January 1, 2015 with WARN and any similar state or local “mass layoff” or “plant closing”, and there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Parent or any of the Subsidiaries within the six (6) months prior to the date hereof. Except as would not be material to Parent and its Subsidiaries taken as a whole, Parent and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not, to the Knowledge of Parent, liable for any arrears of wages or any taxes or penalty for failure to comply with any of the foregoing. Except as would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is liable for any outstanding payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

Section 4.19 Permits. Parent and its Subsidiaries possess and are and have been since January 1, 2016 in compliance in all material respects with the terms of all Permits, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of Parent, threatened which suspension or cancellation would have a Parent Material Adverse Effect. All of the Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Permit, and none of Parent or its Subsidiaries has received since January 1, 2016 any written notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify any such Permit, in each case, except as would not have a Parent Material Adverse Effect.

Section 4.20 Compliance with Laws.

(a) The businesses of each of Parent and its Subsidiaries (including the ownership and maintenance of all its assets) are, and since January 1, 2016 have been, conducted in compliance with all Laws and Orders applicable to Parent and its Subsidiaries, except for violations that have not had and would not have a Parent Material Adverse Effect. No investigation, audit or review by any Governmental Authority with respect to Parent or any of its Subsidiaries or any of their assets is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Authority notified Parent in writing of its intention to conduct the same, except for such investigations or reviews the outcome of which have not had and would not have a Parent Material Adverse Effect.

(b) Except as would not have a Parent Material Adverse Effect, since January 1, 2016, (i) Parent and its Affiliates and, to the Knowledge of Parent, its directors, officers and employees acting on behalf of Parent have complied in all material respects with the Fraud and Bribery Laws and (ii) neither Parent, any Subsidiary of Parent nor any of Parent’s Affiliates, nor, to the Knowledge of Parent, any of Parent’s directors, officers, employees, agents or other representatives acting on Parent’s behalf, have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

Section 4.21 Environmental Matters.

(a) Parent and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of Parent and its Subsidiaries, except for such non-compliance that would not result in a Parent Material Adverse Effect.

(b) Since January 1, 2015, neither Parent nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, excluding such non-compliance that would not result in a Parent Material Adverse Effect.

(c) Neither Parent nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances, except for such exposure that would not result in a Parent Material Adverse Effect.

(d) There have been no releases of Hazardous Substances at, on, under or from any real property currently, formerly, owned or operated by Parent or its Subsidiaries, except for releases that would not result in a Parent Material Adverse Effect.

(e) Except as would not have a Parent Material Adverse Effect, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of Parent, threatened Legal Proceeding (i) seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law or (ii) alleging any liability for assumption of, or provision of indemnity against, any liability or obligation of any Person under any Environmental Law. Neither Parent nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

(f) Neither Parent nor any of its Subsidiaries is subject to an indemnity obligation against any liability or obligation of any other Person under any Environmental Law, except as would not result in a Parent Material Adverse Effect.

(g) This Section 4.22 and Sections 4.05, 4.07, 4.08 and 4.10 contain the sole and exclusive representations and warranties of Parent with regard to Environmental Laws, Hazardous Substances or other environmental matters.

Section 4.22 Insurance. Parent and its Subsidiaries have all material policies of insurance covering Parent, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Parent and which Parent believes is adequate for the operation of its business. All such insurance policies are in full force and effect, as of the date hereof no written notice of cancellation has been received, and to the Knowledge of Parent there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default, by any insured thereunder, or permit termination or modification, of any of the policies, except in each case as would not have a Parent Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policy.

Section 4.23 Registration Statement; Other Information. The registration statement on Form F-4 (the “Form F-4”) and the Rule 13E3 transaction statement on Schedule 13E3 (the “Schedule 13E3”) that will be filed by Parent with the SEC will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. No Person other than Parent (or any Affiliate of Parent) is required to file the Form F-4 or Schedule 13E3, and no disclosure regarding any Person other than Parent and the Company (or Affiliates of any such Person) is required to be included in the Form F-4 or Schedule 13E3. The information supplied or to be supplied by Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement, Form F-4 or Schedule 13E3 will not contain any statement which, at the time the Proxy Statement, Form F-4 or Schedule 13E3, as applicable, is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Form F-4, Schedule 13E3, the Proxy Statement, the solicitation of a proxy for such Company Stockholder Meeting or the subject matter hereof which has become false or misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement, the Form F-4 or the Schedule 13E3.

Section 4.24 Shelf Registration Statement(s). The Shelf Registration Statements(s) that will be filed by Parent with the SEC will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act. The information included or incorporated by reference into the Shelf Registration Statement(s) will not contain any statement which, at the time the Shelf Registration Statement(s) are declared effective by the SEC under the Securities Act, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.

Section 4.25 Ownership of Company Shares. Other than the Company Shares owned by the Voting Parties, the Excluded Shares (as defined in the Voting Agreement) or the Class B Stock to be owned by them following the Class B Exchange, neither Parent nor Acquisition Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly, any Company Shares, Company Preferred Stock, Partnership Common Units, Partnership Preferred Units, Partnership LTIP Units or other securities convertible into, exchangeable for or exercisable for Company Shares, Company Preferred Stock, Partnership Common Units, Partnership Preferred Units or Partnership LTIP Units and neither Parent, its Subsidiaries or its Affiliates has any rights to acquire, directly or indirectly, any Company Shares, Company Preferred Stock, Partnership Common Units, Partnership Preferred Units, Partnership LTIP Units or other securities convertible into, exchangeable for or exercisable for Company Shares, Company Preferred Stock, Partnership Common Units, Partnership Preferred Units, or Partnership LTIP Units.

Section 4.26 Brokers. No financial advisor, agent, broker, finder or investment banker is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company or any of its Subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of Parent or Acquisition Sub.

Section 4.27 Operations of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Merger Effective

Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 2,000 common shares, par value $0.01 per share, of which one (1) common share is validly issued and outstanding. The sole issued and outstanding share of common stock of Acquisition Sub is, and at the Merger Effective Time will be, owned by Parent or a direct or indirect Subsidiary of Parent.

Section 4.28 Available Funds. Parent has or will have on the Charter Closing Date, after giving effect to the Financing, available to it sufficient funds to enable Parent to consummate the Transactions and to pay all cash amounts required to be paid by Parent, Acquisition Sub, and the Surviving Corporation under the Transaction Agreements in connection with the Transactions, together with any fees and expenses of or payable by Parent, Acquisition Sub, and the Surviving Corporation with respect to the Transactions. Notwithstanding anything in this Agreement to the contrary, each of Parent and Acquisition Sub affirms, represents and warrants that (A) it is not a condition to the Charter Closing or to any of its obligations under the Transaction Agreements that it or any other person (including the Company) obtain financing for or related to any of the Transactions, including the Merger, and (B) the obligations of Parent and Acquisition Sub under the Transaction Agreements are not subject to any conditions regarding Parent’s, Acquisition Sub’s, their respective Affiliates’, or any other person’s (including the Company’s) ability to obtain financing (including the Financing) for the consummation of the Transactions.

Section 4.29 Financing. Parent has made available to the Company a true, complete and correct copy of (i) the executed commitment letter, dated March 26, 2018, among Parent (or its applicable Affiliate) and the financial institutions party thereto (including all exhibits, schedules and annexes thereto, collectively, the “Financing Commitment”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions therein, to lend the amounts set forth therein (the “Committed Financing”) for the purposes of, among other things, funding the Transactions and related fees and expenses and (ii) the executed fee letter associated therewith; provided, such fee letter may be redacted as described below (as so redacted, the “Fee Letter” and, together with the Financing Commitment, the “Financing Commitment Papers”). The Financing Commitment Papers have not been amended or modified prior to the date of this Agreement and as of the date of this Agreement the respective commitments contained in the Financing Commitment have not been withdrawn or rescinded in any respect. Except for the Fee Letter (with only fee amounts and market flex provisions and other customary threshold amounts redacted; provided, that the market flex provisions in such Fee Letter may not permit the imposition of any new conditions (or the modification or expansion of any existing conditions) with respect to the availability of the Committed Financing or any reduction in the amount of the Committed Financing), certain “back-to-back” letters between Financing Sources and customary engagement letters with respect to the Committed Financing (none of which adversely affect, or impose additional conditions upon, the aggregate amount, enforceability or availability of the Committed Financing), as of the date hereof there are no side letters or Contracts or any other arrangements or understandings to which Parent is a party related to the funding or investing, as applicable, of the Committed Financing or the transactions contemplated hereby other than as expressly set forth in the Financing Commitment

Papers delivered to the Company on or prior to the date hereof. Parent has fully paid any and all commitment fees or other fees required to be paid by it in connection with the Financing Commitment that are payable on or prior to the date hereof, Parent will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Charter Closing Date and as of the date hereof, each of the Financing Commitment Papers is in full force and effect and is the legal, valid, binding and enforceable obligations of Parent or its applicable Affiliate party thereto, as applicable, and to the Knowledge of Parent, each of the other parties thereto, except that (x) enforceability may be subject to the Enforceability Limitations and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Committed Financing, other than as expressly set forth in the Financing Commitment Papers delivered to the Company on or prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach, or failure to satisfy a condition precedent to the availability of the Committed Financing, on the part of Parent or, to the Knowledge of Parent, any other party thereto under the Financing Commitment, in each case, under the terms of the Committed Financing, other than any such default, breach or failure that has been waived by the lenders or otherwise cured in a timely manner by Parent (or its Affiliate) to the satisfaction of the applicable Financing Sources. Assuming (i) the accuracy of the representations and warranties set forth in Article III, (ii) the performance by the Company and its Subsidiaries of the covenants contained in this Agreement and (iii) the conditions set forth in Article VII are satisfied at the Charter Closing Date, as of the date hereof, Parent has no reason to believe that any of the conditions to the availability of the Committed Financing contemplated by the Financing Commitment applicable to it will not be satisfied on the Charter Closing Date or that the Committed Financing will not be made available to Parent on the Charter Closing Date. Parent affirms that it is not a condition to the Charter Closing, the Merger Closing and the Pre-Closing Dividend or any of its other obligations under this Agreement that Parent obtain the Committed Financing or any other financing for or related to any of the Transactions.

Section 4.30 Solvency. At and immediately following the Merger Effective Time and after giving to all the Transactions (including any debt or equity financings being entered into in connection therewith) (i) the sum of the debt (including contingent liabilities) of Parent and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of Parent and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets (on a going concern basis) of Parent and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of Parent and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of Parent and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Parent and its Subsidiaries, taken as a whole, contemplated as of the Merger Effective Time; and (iv) Parent and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes of this Section 4.30, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.31 No Additional Representations. Parent and Acquisition Sub acknowledge that (a) neither the Company nor any other Person has made any representation or warranty, express or implied, as to the Company or any of its Subsidiaries or the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Parent and its Representatives, except as expressly set forth in this Agreement, (b) Parent has not relied on any representation or warranty from the Company or any of its Subsidiaries or any other Person in determining to enter into this Agreement, except those representations and warranties expressly set forth in Article III of this Agreement and (c) no Person shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s, Acquisition Sub’s or their respective Representatives’ use, of any such information, including any information, documents or material made available to Parent in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the Transactions. Without limiting the generality of the foregoing, Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the financial projections, forecasts, cost estimates and other predictions relating to the Company and its Subsidiaries made available to Parent.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.01 Company Interim Conduct of Business.

(a) The Company covenants and agrees that, from the execution and delivery of this Agreement through the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, except (i) as required by applicable Law or as is responsive to a Governmental Authority, (ii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be required or expressly contemplated or permitted by the Transaction Agreements, including any Requested Transactions pursuant to Section 6.14 and the Pre-Closing Dividend, (iv) as permitted by the Company’s budget for 2018 as set forth in Section 5.01(a)(iv) of the Company Disclosure Letter (the “Company Budget”), provided, that capital expenditures by the Company in the aggregate not in excess of ten percent (10%) more than the capital expenditures line items in the Company Budget shall be deemed permitted for purposes of Section 5.01(a) or (v) as set forth in Section 5.01 of the Company Disclosure Letter, the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary course of business consistent with past practice. The Company and its Subsidiaries shall use their respective commercially reasonable efforts to (A) preserve substantially intact the Company’s business organization and the material assets of the Company and its Subsidiaries, (B) keep available the services of their current officers and (C) maintain existing relationships and goodwill with Governmental Authorities, material suppliers, material tenants, material creditors and material lessors and other Persons with which the Company or any of its Subsidiaries has significant business relations. Furthermore, the Company agrees with Parent that, except (1) as required by applicable Law or as is responsive to a Governmental Authority, (2) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly required or expressly contemplated by the Transaction Agreements, including any Requested Transactions pursuant to Section 6.14 and the Pre-Closing Dividend, (4) as permitted by the Company Budget, provided, that capital expenditures by the Company in the aggregate not in excess of ten percent (10%) more than the capital expenditures line items in the Company Budget shall be deemed permitted for purposes of Section 5.01(a) or (5) as set forth in Section 5.01 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend or otherwise change the certificate of incorporation or bylaws of the Company or such similar applicable organizational documents of any of its Subsidiaries;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions solely among wholly owned Subsidiaries of the Company not in violation of any instrument binding on the Company or any of its Subsidiaries or their assets;

(iii) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than in the ordinary course of business consistent with past practice or as required by the terms of Contracts as in effect as of the date of this Agreement that are listed in Section 5.01(a)(iii) of the Company Disclosure Letter;

(iv) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any Company Securities or Subsidiary Securities (other than (1) the issuance, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (2) the issuance or transfer of Company Shares (x) pursuant to, and as required by, the ESPP, or (y) pursuant to awards or rights outstanding as of the date of this Agreement under, and as required by, the terms of the Company Stock Plan or (3) the issuance of shares of Class B Stock in connection with the Class B Exchange) or (B) amend the terms of any Company Security or Subsidiary Security;

(v) other than as required by the terms of any existing Contracts of the Company or its Subsidiaries, as permitted by Section 5.01(a)(iii) or in the ordinary course of business consistent with past practice, make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(vi) other than as permitted by Section 5.01(a)(ix), amend, supplement, replace, refinance, terminate or otherwise modify the Credit Agreement, Term Loan Agreement or Junior Notes or any Indebtedness of the Company, any of its Subsidiaries or any joint venture in respect of which the Company or any of its Subsidiaries owns, directly or indirectly, any equity interest;

(vii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to any Company Securities or any interests in any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the authorization, declaration and payment by the Company of dividends on the Company Preferred Stock as required by the terms thereof, (B) the declaration and payment by the Operating Partnership of (x) distributions on the Partnership Preferred Units and Partnership LTIP Units as required by their terms and (y) the declaration and payment by the Operating Partnership of such other distributions or redemptions as required under the Partnership Agreement; provided that to the extent the Operating Partnership has the option to satisfy such required distribution or redemption by providing either cash or equity, then the Operating Partnership shall fulfill its distribution or redemption obligations with equity, (C) the declaration and payment of dividends or other distributions to the Company or any wholly owned Company Subsidiary by any directly or indirectly wholly owned Company Subsidiary, (D) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, as required by the organizational documents of such Company Subsidiary, (E) the Pre-Closing Dividend in accordance with Section 2.03(d), (F) dividends or dividend equivalents accrued or paid with respect to awards or rights outstanding as of the date of this Agreement under, and as required by the terms of the Company Stock Plan and/or an applicable award agreement, each as in effect on the date of this Agreement, (G) the payment by the Company of that certain dividend on the Company Shares that was declared by the Company on February 7, 2018; (H) the declaration and payment by the Company of no more than one quarterly dividend on the Company Shares in accordance with past practice (including in terms of timing) following payment of the dividend contemplated by sub-clause (G) at a rate not to exceed $0.22 per Company Share; provided, however, that if the Charter Closing Date is expected to occur prior to the record date for the dividend contemplated by this sub-clause (H), the Company shall instead only be permitted to declare and pay a dividend on the Company Shares with a record date that is one Business Day prior to the expected Charter Closing Date and in an amount per Company Share equal to the amount of the Company’s most recently paid quarterly dividend on the Company Shares multiplied by the number of days elapsed since April 1, 2018 through and including the earlier of (x) the last Business Day prior to the Charter Closing Date and (y) June 30, 2018, and divided by the actual number of days in the calendar quarter ending June 30, 2018, provided that, in the event that a distribution with respect to Company Shares permitted under the terms of this Agreement has a record date prior to the Charter Closing Date and has not been paid as of the Merger Effective Time, the holders of Company Shares shall be entitled to receive such distribution from the Surviving Corporation at the time such shares are exchanged pursuant to Article II, and (I) the Operating Partnership shall be permitted to pay on the Partnership Common Units distributions in corresponding amounts and timing as the dividends per Company Share as contemplated by sub-clauses (G) and (H); provided, further, however, that notwithstanding the restriction on dividends and other distributions in this Section 5.01(a)(vii), the Company and any Company

Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, necessary for the Company to (x) maintain its status as a REIT under the Code or (y) avoid or reduce the imposition of any entity-level income or excise Tax under the Code (any such distribution (but not including any distribution described in clauses (A) through (I) above), a “Company Special Distribution”).

(viii) other than as permitted by Section 5.01(a)(vii), adjust, reclassify, split, combine or subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any Company Security or Subsidiary Security (other than the withholding of Company Securities to satisfy Tax withholding obligations pursuant to awards outstanding as of the date of this Agreement under the Company Stock Plans);

(ix) (A) incur any Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for (1) debt incurred pursuant to the Credit Agreement in the ordinary course of business consistent with past practice, (2) any Indebtedness among the Company and its wholly owned Subsidiaries, (3) trade payables in the ordinary course of business consistent with past practice, or (4) Indebtedness of a Subsidiary of the Company, that directly or indirectly holds title to any Owned Real Property or Leased Real Property, not to exceed $100,000,000 in the aggregate for all such Indebtedness; provided that such $100,000,000 cap shall be calculated by only taking into account the portion of such Indebtedness based on the Company’s pro rata ownership of such Subsidiary; provided further that the Transactions and the Financings shall be permitted under the terms of such Indebtedness in all respects and such Indebtedness shall not be encumbered by the properties contemplated by the New Property Financings or (B) redeem, repurchase, prepay, defease, guarantee, cancel or otherwise acquire for value any such Indebtedness, debt securities or warrants or other rights;

(x) make or authorize any capital expenditures other than (i) capital expenditures in respect of the Company Properties and in the amounts set forth in Section 5.01(a)(x) of the Company Disclosure Letter; (ii) capital expenditures required by any Lessor Lease or any joint venture or similar agreement to which the Company or any of its Subsidiaries is a party; (iii) replacements and similar corrections of deferred maintenance items; or (iv) to the extent reasonably necessary to avoid material business interruption as a result of any act of God, war, terrorism, earthquake, fire, hurricane, storm, flood, civil disturbance, explosion, partial or entire failure of utilities or information technology systems, or any other similar cause not reasonably within the control of the Company or its Subsidiaries; provided that, with respect to clause (iv), prompt notice thereof is provided to Parent thereafter;

(xi) make any material change to its methods of accounting for financial accounting purposes in effect at December 31, 2017, except (A) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by a change in applicable Law;

(xii) release, assign, compromise, discharge, waive, settle or satisfy any action or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount not covered by insurance in excess of $5 million individually or $50 million in the aggregate or providing for any relief other than monetary relief that imposes a material obligation or restrictions on the Company, other than in respect of any Legal Proceeding or liabilities relating to the Transaction Agreements or the Transactions, which shall be governed by Section 6.10;

(xiii) (A) terminate, modify or materially amend any Material Contract, other than the termination, modification or amendment of any Lessor Lease or in a manner that is not materially adverse to the Company or its Subsidiaries (taken as a whole) or the expiration or renewal of any Material Contract in accordance with its terms, in each case, in the ordinary course of business consistent with past practice, or enter into any Contract, agreement, or arrangement that would have been a Material Contract if entered into prior to the date hereof, other than any Lessor Leases in the ordinary course of business consistent with past practice; (B) waive any material term of, or waive any material default under, any Material Contract, other than in the ordinary course of business consistent with past practice or (C) enter into any Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the consummation of the Transactions (including in combination with any other event or circumstance);

(xiv) (A) make or rescind any express or deemed election (unless such election or rescission is required by Law or necessary (1) to preserve the status of the Company or any REIT Subsidiary as a REIT under the Code, or (2) to qualify or preserve the status of any Subsidiary as a partnership for U.S. federal income Tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, provided that in such events the Company shall notify Parent of such election and shall not fail to make such election in a timely manner); (B) settle or compromise any material U.S. federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such Taxes; (C) take any action (or fail to take any action) that could reasonably be expected to (1) cause the Company or any REIT Subsidiary to no longer qualify as a REIT or (2) prevent the Company (or the Surviving Corporation) or any REIT Subsidiary from continuing to qualify as a REIT after the Merger Closing; (D) amend any Tax Return with respect to a material amount of Taxes; or (E) change any method of Tax accounting;

(xv) (A) with regard to Intellectual Property, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property, other than grant licenses to Intellectual Property in the ordinary course of business; and (B) with regard to other assets (other than Company Property), transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien (other than Permitted Liens) on or allow to lapse or expire or otherwise dispose of any assets or interests therein of the Company or its Subsidiaries;

(xvi) transfer, market, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien (other than Permitted Liens) on or allow to lapse or expire or otherwise dispose of, any Company Property, other than in the ordinary course of business consistent with past practice and other than (A) the lease or marketing for leasing of Company Property under existing Lessor Leases to current tenants, and (B) the leasing of Company Property pursuant to Lessor Leases entered into after the date hereof in the ordinary course of business consistent with past practice;

(xvii) terminate any executive officers other than for cause, or hire any new employees unless (A) such hiring is in the ordinary course of business consistent with past practice, (B) the employment relationship is terminable at-will and (C) such employees are not party to any arrangements that provide for severance, retention or change in control payments or benefits; provided, that in no event shall the Company or any of its Subsidiaries enter into an employment agreement or other arrangement which provides, or extend or renew (other than with respect to any agreements that by their terms automatically renew) the terms of any arrangement with an existing employee to provide, for an annual base salary in excess of $300,000;

(xviii) adopt, enter into, amend, terminate or extend any Collective Bargaining Agreement;

(xix) except as required pursuant to a Company Benefit Plan or as otherwise required by applicable Law (A) grant or provide any severance, retention, change in control or termination payments or benefits to any director, officer or non-officer employees or independent contractors of the Company or any of its Subsidiaries, (B) increase the compensation or benefits of, pay any bonus to, or make any new equity awards to, any director, officer, employee or independent contractor of the Company or any of its Subsidiaries, other than, in the case of non-officer employees, base salary increases in the ordinary course of business consistent with past practice, (C) establish, adopt, amend or terminate any Company Benefit Plan or any arrangement that would be a Company Benefit Plan if in effect as of the date hereof or amend the terms of any outstanding equity-based awards, in each case other than base salary increases permitted under clause (B) of this Section 5.01(a)(xix), (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans to directors, officers or key employees of the Company or any of its Subsidiaries or (G) pay or vest any performance based amount or award in excess of the level earned based on actual performance as such performance is determined by the designated plan administrator in consultation with Parent in accordance with the terms of such award and consistent with past practice;

(xx) fail to maintain in full force and effect insurance policies of the Company, any of its Subsidiaries and their properties, businesses, assets and operations in a commercially reasonable form and amount;

(xxi) enter into any new line of business;

(xxii) adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring;

(xxiii) exercise any option to purchase or sell, buy-sell, right of first refusal, right of first offer or any other contractual right to purchase, sell or dispose of, any equity interest of any joint venture entity or any of such joint venture entity’s properties owned, directly or indirectly, by the Company or any Subsidiary;

(xxiv) except as may be required pursuant to the terms of the organizational documents of a joint venture or in the ordinary course of business consistent with past practice, exercise any consent right with respect to any joint venture in which the Company or any of its Subsidiaries owns, directly or indirectly, any equity interest in connection with any action that would be prohibited by clauses (i) - (xxiii) of this Section 5.01(a) if such action were to be taken with respect to the Company or any of its Subsidiaries; or

(xxv) announce an intention to enter into, authorize or enter into, or permit any of its Subsidiaries to authorize or enter into, any written agreement or otherwise make any commitment to do any of the foregoing.

(b) None of the Company or any of its Subsidiaries shall issue any Company Securities or Subsidiary Securities on or after the Charter Closing Date.

(c) Nothing contained herein shall give to Parent or Acquisition Sub directly or indirectly, rights to control or direct the Company’s operations prior to the Merger Effective Time in violation of applicable Law. Prior to the Merger Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations and shall not be required to obtain consent of Parent if it reasonably believes that doing so would violate applicable Law.

Section 5.02 Parent Interim Conduct of Business. Parent covenants and agrees that, from the execution and delivery of this Agreement through the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, except (i) as required by applicable Law or as is responsive to a Governmental Authority, (ii) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be required or expressly contemplated or permitted by the Transaction Agreements, including any Requested Transactions pursuant to Section 6.14 and the Pre-Closing Dividend or (iv) as set forth in Section 5.02 of the Parent Disclosure Letter, the business of Parent its Subsidiaries shall be conducted in all material respects in the ordinary course of business consistent with past practice. Parent and its Subsidiaries shall use their respective commercially reasonable efforts to (a) preserve substantially intact Parent’s business organization and the assets of Parent and its Subsidiaries, (b) keep available the services of their current officers and (c) maintain existing relationships and goodwill with Governmental Authorities, material suppliers, material tenants, material creditors and material lessors and other Persons with which Parent or any of its Subsidiaries has significant business relations. Furthermore, Parent agrees with the Company that, except (1) as required by applicable Law or as is responsive to a Governmental Authority, (2) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly required or expressly contemplated by the Transaction Agreements, including any Requested Transactions pursuant to Section 6.14 and the Pre-Closing Dividend or (4) as set forth in Section 5.02 of the Parent Disclosure Letter, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) amend or otherwise change the limited partnership agreement of Parent or such similar applicable organizational documents of any of its Subsidiaries (other than in a manner that would not materially restrict the operations of Parent’s or any of its Subsidiaries’ businesses so long as such amendments or changes do not adversely affect the unitholders of Parent);

(ii) merge or consolidate Parent or any of its Subsidiaries with any other Person, except for any such transactions solely among Subsidiaries of Parent not in violation of any instrument binding on Parent or any of its Subsidiaries or their assets;

(iii) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than in the ordinary course of business or as required by the terms of Contracts as in effect as of the date of this Agreement;

(iv) other than in the ordinary course of business, (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any Parent Securities or Parent Subsidiary Securities (other than (1) the issuance, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of shares by a Subsidiary of Parent to Parent or another Subsidiary of Parent, (2) the issuance or transfer of Parent Common Units pursuant to awards or rights outstanding as of the date of this Agreement under, and as required by the terms of the Parent Stock Plans or (3) the issuance of Parent Common Units in connection with the conversion thereof in accordance with its terms) or (B) amend the terms of any Parent Security or Parent Subsidiary Security;

(v) other than as required by the terms of any existing Contracts, as permitted by Section 5.02(a)(iii) or in the ordinary course of business, make any loans, advances, guarantees or capital contributions to or investments in any Person (other than Parent or any direct or indirect wholly owned Subsidiary of Parent);

(vi) other than as permitted by Section 5.02(a)(ix) or in the ordinary course of business, amend, supplement, replace, refinance, terminate or otherwise modify any Indebtedness related to any Parent Properties;

(vii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to any Parent Common Units or any interests in any Parent Holding Entity or other equity securities or ownership interests in Parent or any Parent Holding Entity, except for (A) the authorization, declaration and payment by Parent of quarterly dividends on (1) the Parent Common Units in accordance with past practice (including in terms of timing) at a rate not to exceed an annualized rate of $1.26 per Parent Common Unit and (2) on the Parent General Partner Units in applicable amount and timing, (B) the declaration and payment of dividends or other distributions to Parent, BPL or another Parent Holding Entity by any directly or indirectly wholly owned Parent Subsidiary, (C) distributions by any Parent Holding Entity that is not wholly owned, directly or indirectly, by Parent, as required by the organizational documents of such Parent Holding Entity and (D) dividends or dividend equivalents accrued or paid with respect to awards or rights outstanding as of the date of this Agreement under, and as required by the terms of the Parent Stock Plan and/or an applicable award agreement, each as in effect on the date of this Agreement;

(viii) adjust, reclassify, split, combine or subdivide, redeem, purchase (other than in accordance with the terms of any normal course issuer bids of Parent) or otherwise acquire, directly or indirectly, any Parent Security (other than the withholding of Parent Securities to satisfy Tax withholding obligations pursuant to awards outstanding as of the date of this Agreement under the Parent Stock Plans);

(ix) make or rescind any express or deemed election that would result in Parent ceasing to be treated as a partnership for U.S. federal income tax purposes;

(x) other than in the ordinary course of business, (A) incur any Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent, except for (1) any Indebtedness among Parent and its Subsidiaries, or (2) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to Parent or its Subsidiaries than the Indebtedness being replaced or (B) redeem, repurchase, prepay, defease, guarantee, cancel or otherwise acquire for value any such Indebtedness, debt securities or warrants or other rights;

(xi) make or authorize any capital expenditures other than (i) capital expenditures in respect of the Parent Properties; (ii) capital expenditures required by any Lessor Lease or any joint venture or similar agreement to which Parent or any of its Subsidiaries is a party; (iii) replacements and similar corrections of deferred maintenance items; (iv) other capital expenditures in the ordinary course of business; or (v) to the extent reasonably necessary to avoid material business interruption as a result of any act of God, war, terrorism, earthquake, fire, hurricane, storm, flood, civil disturbance, explosion, partial or entire failure of utilities or information technology systems, or any other similar cause not reasonably within the control of Parent or its Subsidiaries; provided that, with respect to clause (v), prompt notice thereof is provided to the Company thereafter;

(xii) make any material change to its methods of accounting for financial accounting purposes in effect at December 31, 2017, except (A) as required by, IFRS, Regulation S -X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by a change in applicable Law;

(xiii) other than in the ordinary course of business, release, assign, compromise, discharge, waive, settle or satisfy any Legal Proceeding or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount not covered by insurance or providing for any relief other than monetary relief that imposes a material obligation or restrictions on Parent, other than in respect of any Legal Proceedings or liabilities relating to the Transaction Agreements or the Transactions, which shall be governed by Section 6.10;

(xiv) (A) terminate, modify or materially amend any Parent Material Contract other than the termination, modification or amendment in a manner that is not materially adverse to Parent and its Subsidiaries (taken as a whole) of any Lessor Lease or the expiration or renewal of any Parent Material Contract in accordance with its terms, in each case, in the ordinary course of business, or enter into any Contract, agreement, or arrangement that would have been a Parent Material Contract if entered into prior to the date hereof, other than in the ordinary course of business; (B) waive any material term of, or waive any material default under, any Parent Material Contract, other than in the ordinary course of business, or (C) enter into any Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the consummation of the Transactions (including in combination with any other event or circumstance);

(xv) other than in the ordinary course of business, (A) with regard to Parent Intellectual Property, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Parent Intellectual Property; and (B) with regard to other assets (other than Parent Property), transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien (other than Permitted Liens) on or allow to lapse or expire or otherwise dispose of any assets or interests therein of Parent or its Subsidiaries;

(xvi) transfer, market, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien (other than Permitted Liens) on or allow to lapse or expire or otherwise dispose of, any Parent Property, other than in the ordinary course of business and other than (A) the lease or marketing for leasing of Parent Property under existing Lessor Leases to current tenants and (B) the leasing of Parent Property pursuant to Lessor Leases entered into after the date hereof in the ordinary course of business consistent with past practice;

(xvii) adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring, other than reorganizations and restructurings solely among Subsidiaries of Parent;

(xviii) fail to maintain in full force and effect insurance policies of Parent, any of its Subsidiaries and their properties, businesses, assets and operations in a commercially reasonable form and amount;

(xix) enter into any new line of business;

(xx) adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring, other than with respect to Subsidiaries in the ordinary course of business; or

(xxi) announce an intention to enter into, authorize or enter into, or permit any of its Subsidiaries to authorize or enter into, any written agreement or otherwise make any commitment to do any of the foregoing.

(b) Nothing contained herein shall give to the Company, directly or indirectly, rights to control or direct Parent’s operations prior to the Merger Effective Time in violation of applicable Law. Prior to the Merger Effective Time, Parent shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations and shall not be required to obtain consent of the Company if it reasonably believes that doing so would violate applicable Law.

Section 5.03 No Solicitation.

(a) Except as otherwise provided for in this Agreement (including as set forth in Sections 5.03(b), (c), (d) and (e)), the Company agrees that it and its Subsidiaries shall, and that it shall direct its and their respective directors, officers or other employees, controlled Affiliates, or any investment banker, attorney, accountant or other agent or representative retained by any of them (collectively and acting in such capacity, “Representatives”) to immediately cease any discussions or negotiations with any Persons (other than Parent or its Affiliates or their respective Representatives) that are ongoing with respect to an Acquisition Proposal and, until the earlier of the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, it and its Subsidiaries shall not and it shall direct its and their respective Representatives not to, directly or indirectly (other than with respect to Parent or its Affiliates or their respective Representatives): (i) solicit, knowingly initiate, knowingly facilitate or knowingly encourage any Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal (other than to request clarification of an Acquisition Proposal that has already been made for purposes of assessing whether such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal or to notify the applicable Person of the existence of the provisions of this Section 5.03); (iv) approve or recommend any Acquisition Proposal; (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Acquisition Proposal; (vi) take any action in connection with an Acquisition

Proposal to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable antitakeover provision in the certificate of incorporation or bylaws of the Company, inapplicable to any person other than Parent and its Affiliates or to any transactions constituting or contemplated by an Acquisition Proposal; or (vii) resolve or agree to do any of the foregoing. The Company shall promptly after the date hereof instruct each person that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to an Acquisition Proposal or potential Acquisition Proposal with or for the benefit of the Company promptly return or destroy, subject to the terms of such confidentiality agreement, all confidential information furnished to such person in connection with its consideration of an Acquisition Proposal. Neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other (other than to the extent such “standstill” or similar agreement or provision expires, falls away or terminates in accordance with its terms), unless the Special Committee determines in good faith (after consultation with the Special Committee’s outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the Special Committee’s fiduciary duties under Delaware Law.

(b) Notwithstanding the limitations set forth in Section 5.03(a), if after the date of this Agreement but prior to the receipt of the approvals contemplated by Section 7.01(a), the Company receives an unsolicited Acquisition Proposal that did not result from a material breach of this Section 5.03, which the Special Committee determines in good faith, after consultation with the Special Committee’s outside counsel and financial advisor, constitutes or is reasonably likely to constitute or lead to a Superior Proposal (a “Competing Proposal”), and after consultation with the Special Committee’s outside counsel, that the failure to take an action described in clause “(i)” or “(ii)” below would be reasonably likely to be inconsistent with the Special Committee’s or the Company Board’s fiduciary duties under Delaware Law, then the Company may take the following actions: (i) furnish information to the third party making such Acquisition Proposal (provided, that substantially concurrently the Company makes available such information to Parent to the extent such information was not previously made available to Parent) and (ii) engage in discussions and negotiations with the third party and its representatives with respect to such Acquisition Proposal (and, if applicable, waive or otherwise modify any “standstill” or similar agreement), in the case of clause “(i)”, if, and only if, prior to so furnishing any such information, the Company receives from the third party an executed confidentiality agreement that (x) in the good faith judgment of the Company contains terms that are no less favorable in the aggregate to the Company than the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amendment of an Acquisition Proposal) or (y) was entered into by the Company with such other party or one of its Affiliates in connection with an Acquisition Proposal or potential Acquisition Proposal prior to the execution and delivery of this Agreement. Notwithstanding the requirements in the immediately preceding sentence, in response to an unsolicited Acquisition Proposal that did not result from a material breach of this Section 5.03(b), the Company may contact and engage in discussions with such third party or its representatives for the purpose of clarifying such Acquisition Proposal and the terms thereof or to notify the applicable Person of the existence of the provisions of this Section 5.03. From and after the execution of this Agreement, the Company shall notify Parent promptly (but in any event within two Business Days) of the receipt of any Acquisition Proposal and (A) if it is in writing, deliver to Parent a copy of such Acquisition Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Acquisition Proposal (which may be redacted to the extent necessary to protect confidential information of the person making such Acquisition Proposal (including the identity of the person making such Acquisition Proposal)) or (B) if oral, provide to Parent a summary of the material terms and conditions thereof, but not the identity of the person making such Acquisition Proposal. The Company shall keep Parent reasonably informed on an a reasonably current basis of the status and material details of any such Competing Proposal and with respect to any material change to the terms of any such Competing Proposal within forty-eight (48) hours of such material change.

(c) Subject to Section 5.03(e) or as otherwise permitted by this Agreement, neither the Company Board nor any committee thereof, including the Special Committee, shall: (i) withhold, withdraw, amend or modify in a manner adverse to Parent or Acquisition Sub, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation; or (ii) approve, adopt or recommend an Acquisition Proposal; (each of clauses “(i)” and “(ii)”, a “Company Board Recommendation Change”); provided, further, that a “stop, look and listen” communication by the Special Committee to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Special Committee has received and is currently evaluating a written proposal or offer regarding an Acquisition Proposal shall not be prohibited or be deemed to be a Company Board Recommendation Change as long as the Special Committee publicly confirms that it has not changed the Company Board Recommendation in such disclosure.

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the receipt of the approvals contemplated by Section 7.01(a), the Special Committee (or the Company Board acting on the recommendation of the Special Committee) may: (i) make a Company Board Recommendation Change only in response to (A) the Company receiving an unsolicited, bona fide written Acquisition Proposal not involving a material breach of this Section 5.03 that the Special Committee (or the Company Board acting on the recommendation of the Special Committee) determines in good faith, after consultation with the Special Committee’s financial advisor and outside legal counsel, constitutes a Superior Proposal or (B) an Intervening Event; or (ii) if the Company has complied with this Section 5.03 in all material respects, cause the Company to terminate this Agreement pursuant to Section 8.01(b)(ii) and, substantially concurrently with such termination, cause the Company to enter into a definitive written agreement providing for such Superior Proposal, if and only if, in any case, (x) the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to (1) effect a Company Board Recommendation Change or (2) terminate this Agreement and enter into a definitive written agreement providing for a Superior Proposal, in either case, would be reasonably likely to be inconsistent with the Special Committee’s or the Company Board’s fiduciary duties under Delaware Law and (y) the Company complies with the provisions of Section 5.03(f) and Section 5.03(g) in all material respects.

(e) Nothing in this Agreement shall prohibit the Special Committee (or the Company Board acting on the recommendation of the Special Committee) from: (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d9 promulgated under the Exchange Act; and (ii) making any legally required disclosure to the Company Stockholders with regards to the Transactions or an Acquisition Proposal; provided, that, (A) this Section 5.03(e) shall not in and of itself be deemed to permit the Special Committee to make a Company Board Recommendation Change that would not otherwise be permitted pursuant to Section 5.03(d). Without limiting the generality of the foregoing, any public statement by the Company that describes the Company’s receipt of an Acquisition Proposal, that the Company is evaluating such Acquisition Proposal and the provisions of this Agreement related thereto, or any other disclosure permitted by this Section 5.03(e) shall not be deemed a Company Board Recommendation Change as long as the Special Committee publicly confirms that it has not changed the Company Board Recommendation in such disclosure.

(f) Subject to Section 5.03(g), (i) no Company Board Recommendation Change may be made in response to a Superior Proposal or Intervening Event pursuant to Section 5.03(d) and (ii) no termination of this Agreement in accordance with Section 5.03(d) may be made: (A) until the fourth (4th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Special Committee (or the Company Board acting on the recommendation of the Special Committee) intends to, in the case of clause “(i)” hereof, make such Company Board Recommendation Change, or, in the case of clause “(ii)” hereof, terminate this Agreement, in each case in accordance with Section 5.03(d) (each, a “Company Board Recommendation Notice”) which notice shall specify (1) in the case of such an action taken in connection with a Superior Proposal, the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal) and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements with respect to such Superior Proposal (which may be redacted to the extent necessary to protect confidential information of the person making the Superior Proposal)) or (2) if the basis of the proposed action by the Special Committee (or the Company Board acting on the recommendation of the Special Committee) is an Intervening Event, a reasonably detailed description of the Intervening Event; and (B) unless the Company shall, (x) during the four (4) Business Day period specified above (and any additional period related to a revision to the Superior Proposal, as provided below), negotiate, and cause its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent request to negotiate) with respect to any changes to the terms and conditions of this Agreement that had been committed to by Parent in writing so that such Superior Proposal ceases to constitute a Superior Proposal (or, in the case of a Company Board Recommendation Notice that is related to an Intervening Event, so that the failure to make such Company Board Recommendation Change would no longer be reasonably likely to be inconsistent with the Company Board’s or the Special Committee’s fiduciary duties under Delaware Law) and no agreement is reached and (y) substantially concurrently with the termination of this Agreement pursuant to Section 5.03(d), pay the Termination Fee as set forth in Section 8.03(b).

(g) The parties agree that, in the case of such actions taken pursuant to Section 5.03(f) in connection with a Company Board Recommendation Notice delivered in connection with a Superior Proposal, any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Board Recommendation Notice and an additional two (2) Business Day period (the period inclusive of all such days, the “Notice Period”). The Company agrees that: (i) during the Notice Period the Company shall, and shall cause its financial advisors and legal advisors to, negotiate with Parent in good faith (to the extent Parent requests to negotiate) the terms of this Agreement and (ii) the Company shall take into account all changes and adjustments to the terms of this Agreement committed to by Parent writing in determining whether such Acquisition Proposal continues to constitute a Superior Proposal. During the Notice Period, the Company shall promptly keep Parent informed of all developments affecting the material terms of any such Superior Proposal (and the Company shall provide Parent with copies of any additional material written materials received that relate to such Superior Proposal).

Section 5.04 Financing Cooperation. Prior to the Merger Closing, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries, and their respective officers, employees, Affiliates, advisors and other Representatives to use reasonable best efforts to, provide to Parent all cooperation that is reasonably requested by Parent in connection with the Financing, including, but not limited to, using reasonable best efforts to:

(i) enable the Financing’s syndication efforts to benefit from the Company’s existing banking relationships,

(ii) facilitate direct contact between appropriate members of senior management and advisors of the Company and its Subsidiaries, on the one hand, and proposed lenders, on the other hand,

(iii) assist with and provide customary information for use in, the preparation of a confidential information memoranda and other marketing materials to be used in connection with the syndication of the Financing,

(iv) upon reasonable notice, host, with the Financing Sources and appropriate members of senior management of the Company and its Subsidiaries, a reasonable number of meetings, conference calls, due diligence sessions, drafting sessions, presentations, rating agency presentations and sessions with prospective lenders and ratings agencies at times and locations to be mutually agreed,

(v) promptly furnish Parent with the Required Information and, to the extent in the possession of the Company, any other financial and other pertinent information regarding the Company and its Subsidiaries, or any of their respective properties or assets, as may be reasonably requested by Parent,

(vi) except as permitted pursuant to Section 5.01(a) ensure that there are no issuances or incurrences of debt for borrowed money by the Company or its Subsidiaries announced, offered, placed or arranged (other than the Financing and any other debt permitted by the Financing Commitment) that could reasonably be expected to impair the primary syndications of the applicable Financing,

(vii) assist with the preparation of materials for rating agency presentations, lender and investor presentations, bank information memoranda, business projections and similar documents in connection with the Financing, and assist with identification of any portion of the information that constitutes material non-public information,

(viii) assist Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the Company and the relevant borrower under each applicable Financing and public ratings for any of the tranches of the applicable Financing,

(ix) (A) cooperate with Parent in connection with Parent’s efforts to facilitate the granting of a security interest (and perfection thereof) in collateral and the provision of guarantees (provided, that the effectiveness of any documents or certificates related thereto shall be conditioned upon, or become operative on or after, the occurrence of the Charter Closing), and (B) cooperate with Parent in connection with Parent’s efforts to obtain customary payoff letters with respect to the Credit Agreement or any other debt for borrowed money to be repaid on or about the Charter Closing Date and releases of any guarantees and/or Liens in connection therewith,

(x) obtain (A) a certificate of the chief financial officer (or other officer that will perform substantially similar functions of the Company following the Merger Closing) that will be effective only as of the Charter Closing with respect to solvency matters to the extent required by the Financing, (B) customary authorization letters with respect to the bank information memoranda and (C) consents of accountants for use of their reports in any materials relating to the Financing,

(xi) furnish at least five (5) Business Days prior to the Charter Closing all documentation and other information required by Governmental Authorities under applicable “know your customer’’ and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, in each case to the extent requested at least ten (10) days prior to the Charter Closing,

(xii) assist in the preparation of, and provide and/or execute and deliver, as applicable, one or more credit agreements, guarantees, pledge and security documents, mortgages, legal opinions and certificates and other definitive documents and agreements related to the foregoing (in each case, including any schedules, annexes or exhibits thereto); provided, that the effectiveness of any such documentation shall be conditioned upon, or become operative on or after, the occurrence of the Charter Closing,

(xiii) taking all corporate or other actions reasonably necessary or advisable to authorize the consummation of the Financing (it being understood and agreed that no such corporate or other action will be effective prior to the Charter Closing) and

(xiv) provide assistance reasonably requested to be provided in connection with the Surviving Debt Consents and Specified JV Consents as further described in Section 6.16.

The Company hereby consents to the use of the Company’s and its Subsidiaries’ logos in connection with the Financing; provided, that Parent shall use reasonable best efforts to ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill. The Company hereby expressly authorizes the use of the financial statements and other information provided hereunder for purposes of the Financing, and the Company is not aware of any limitation on the use of such financial statements required by any independent accountant or otherwise. Notwithstanding the foregoing, (I) nothing in this Section 5.04 shall require the cooperation of the Company to the extent it would interfere unreasonably with the business or operations of the Company and its Subsidiaries (including with the ordinary course obligations of the senior executive officers of the Company and its Subsidiaries); provided, that the Company hereby agrees that nothing in clauses (i) to (xiv) of this Section 5.04 would interfere unreasonably with its or its Subsidiaries’ business or operations, (II) no liability or obligation of the Company or any of its Subsidiaries under any certificate, agreement, or other document relating to the Financing (other than any authorization letter referenced above and any agreement or other documentation in respect of any Surviving Debt Consent or Specified JV Consent) shall be payable or effective until the Charter Closing, (III) unless expressly provided for in this Agreement, the Company shall not be required to pay any commitment fee or similar fee in connection with the Financing prior to the Charter Closing and (IV) nothing in this Section 5.04 shall require any action that would conflict with or violate the Company’s or any Subsidiaries’ organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, in any material respect, any Material Contract to which the Company or any of its Subsidiaries is a party.

Parent (i) shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees) incurred by the Company, any of its Subsidiaries or their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.04, (ii) acknowledges and agrees that, except for (A) any authorization letters contemplated above and (B) obligations from and after the Charter Closing Date that arise under the definitive agreements governing the Financing or closing certificates relating to the Financing, the Company, its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other Representatives shall not have any responsibility for, or incur any liability to, any Person under any arrangement with respect to the Financing that Parent may request in connection with the transactions contemplated by this Agreement and (iii) shall indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all losses suffered or incurred by them in connection with the performance of their respective obligations under this Section 5.04 (including any action taken in accordance with this Section 5.04) and any information utilized in connection therewith (other than any such losses to the extent arising from (x) such indemnified party’s gross negligence, bad faith or willful misconduct or (y) any historical information provided by or on behalf of the Company or any of its Subsidiaries).

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.01 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, to consummate and make effective the Transactions, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, licenses, orders, registrations, permits, consents, approvals, orders and authorizations from third parties and/or Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Transactions. In addition to the foregoing, neither Parent, Acquisition Sub on the one hand, nor the Company on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Transactions or the ability of such party to fully perform its obligations under the Transaction Agreements. Notwithstanding anything to the contrary herein, (i) the Company shall not be required prior to the Charter Effective Time to pay any consent or other similar fee, or other similar payment or other consideration (including increased rent or other similar payments), provide any additional security (including a guaranty), or make any other concession or amendment, in each case under any Contracts, registrations, orders, permits or licenses, to obtain the consent, waiver or approval of any Person under any such Contracts, registrations, orders, permits or licenses and (ii) the Company and its Representatives shall not be prohibited under this Section 6.01(a) from taking any action permitted by Section 5.03.

(b) Each of Parent and Acquisition Sub on the one hand, and the Company on the other hand, shall promptly inform the other of any substantive or material communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to the Transaction Agreements or the Transactions, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Transactions, (ii) give each other an opportunity to participate in each of such meetings, (iii) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Transactions, (iv) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Transactions and (v) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clause Section 7.01(c). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information or other competitively sensitive information.

(c) Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to: (i) promptly determine whether any filings with Governmental Authorities are required to be or should be made, and whether any other consents, approvals, permits or authorizations are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the Transactions and (ii) promptly make any filings, furnish information required in connection therewith and use reasonable best efforts to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the Transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.01, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, neither the Company nor any of its Affiliates shall, without Parent’s prior written consent, and neither Parent nor any of its Affiliates shall be required to, agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to any businesses or assets of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, or any businesses or assets of Parent or its Affiliates. Notwithstanding anything in this Section 6.01 to the contrary, in no event shall the Company or any of its Subsidiaries be required to propose, commit to or effect any action that is not conditioned on the consummation of the Merger.

Section 6.02 Proxy Statement, Schedule 13E3, Form F-4 and Form S-4.

(a) As promptly as practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC the Form F-4 and the Form S-4, which will include the Proxy Statement and Schedule 13E3 as a prospectus. Parent shall use its reasonable best efforts to (i) have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form F-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (z) keep the Form F-4 effective for so long as necessary to complete the Parent Common Units Exchange. The Company shall use its reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (z) keep the Form S-4 effective for so long as necessary to complete the Transactions. Each of Parent and the Company shall furnish all information concerning such party to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Form F-4, Form S-4, Schedule 13E3 and the Proxy Statement. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Schedule 13E3, Form S-4 and Form F-4 and shall provide each other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating thereto. Each of Parent and the Company will use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form F-4, Form S-4, Schedule 13E3 or the Proxy Statement. Prior to filing the Form F-4, Form S-4 or Schedule 13E3 (or any amendments or supplements thereto) or mailing the Proxy Statement (or any amendments or supplements thereto), or responding to any comments from the SEC, the Company shall provide Parent, and Parent shall provide to the Company, as applicable, a reasonable opportunity to review and propose comments on the Proxy Statement, Schedule 13E3, the Form S-4 and the Form F-4, as applicable (and any amendments or supplements thereto) or any responses to the SEC and shall in good faith consider such comments reasonably proposed by the Company or Parent, as applicable, for inclusion therein. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form F-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Units issuable in connection with the Parent Common Units Exchange for offering or sale in any jurisdiction, and Parent will use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent will also take any other action required to be taken under Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Units in the Parent Common Units Exchange, and the Company shall furnish all reasonably necessary information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such actions. The Company shall advise Parent, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Class A Stock issuable in connection with the Transactions for offering or sale in any jurisdiction, and the Company will use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The Company will also take any other action required to be taken under Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Class A Stock, Class B Stock or Class C Stock in the Transactions.

(b) If, at any time prior to the receipt of the approvals contemplated by Section 7.01(a), any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form F-4, Form S-4, Schedule 13E3 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, the party which discovers such information shall promptly notify the other parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement, Schedule 13E3, the Form S-4 or the Form F-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the shareholders of the Company. Nothing in this Section 6.02(b) shall limit the obligations set forth in Section 6.02(a). For purposes of Article III and Article IV, any information concerning or related to the Company, its Affiliates or the Company

Stockholder Meeting will be deemed to have been provided by the Company and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) The Company shall, as soon as practicable following the effectiveness of the Form F-4 and the Form S-4, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of obtaining the approvals contemplated by Section 7.01(a) (subject to the proviso set forth in the penultimate sentence of this Section 6.02(c) and the last sentence of this Section 6.02(c)). Subject to Section 5.03, and otherwise unless the Board shall have made a Company Board Recommendation Change, the Company shall include the Company Board Recommendation in the Proxy Statement and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things necessary, proper or advisable on its part to obtain from the Company Stockholders the approvals contemplated by Section 7.01(a) at the Company Stockholder Meeting or any adjournment, postponement or recess thereof. Unless this Agreement has been terminated pursuant to Article VIII, the Company’s obligation to call, give notice of, convene and hold the Company Stockholder Meeting in accordance with the foregoing sentence of this Section 6.02(c) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal to the Company, the Company Board, the Special Committee, its Representatives or the Company Stockholders, or of any Company Board Recommendation Change, and the Company shall not submit to the vote of the Company Stockholders any Acquisition Proposal other than the Transactions. The Company shall not, without the prior written consent of Parent, adjourn, postpone or recess the Company Stockholder Meeting; provided, that the Company may, without the prior written consent of Parent, adjourn, postpone or recess the Company Stockholder Meeting, after consultation with Parent, (i) if the failure to adjourn, postpone or recess the Company Stockholder Meeting would reasonably be expected to be a violation of applicable Law or to allow for the distribution of any required or advisable supplement or amendment to the Proxy Statement, or (ii) if as of the time at which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) the Company has not received proxies representing a sufficient number of Company Shares to obtain the approvals contemplated by Section 7.01(a). Notwithstanding the foregoing, subject to applicable Law, the Company shall adjourn, postpone or recess the Company Stockholder Meeting up to two (2) times for up to thirty (30) days each upon the request of Parent in order to allow reasonable additional time to enable the Company to solicit additional votes from Company Stockholders, if necessary to obtain the approvals contemplated by Section 7.01(a).

Section 6.03 Public Statements and Disclosure. The initial press release regarding the Transactions shall be a joint press release and thereafter none of the parties to this Agreement or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transaction Agreements and the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, except for any such release or other announcement (i) required by applicable Law or the rules or regulations of any applicable United States securities exchange, the Toronto Stock Exchange or regulatory or Governmental Authority to which the relevant party is subject or (ii) containing only information previously publicly disclosed in accordance with this Section 6.03 or otherwise consistent in all material respects with previous statements made jointly by Parent and the Company; provided, however, that the restrictions set forth in this Section 6.03 shall not apply to any release or announcement made or proposed to be made following a Company Board Recommendation Change.

Section 6.04 Anti-Takeover Laws. If any state antitakeover or other similar Law is or becomes applicable to the Transaction Agreements or any of the Transactions, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on the Transaction Agreements and the Transactions.

Section 6.05 Access; Confidentiality.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Merger Effective Time, the Company shall afford Parent, and Parent shall afford the Company, and each of their respective financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books and records and personnel; provided, however, that the disclosing party may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires such party to restrict or otherwise prohibit access to such documents or information or (ii) access to such documents or information would give rise to a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, and provided further, that no information or knowledge obtained by the receiving party in any investigation conducted pursuant to the access contemplated by this Section 6.05 shall affect or be deemed to modify any representation or warranty of the disclosing party set forth in this Agreement or otherwise impair the rights and remedies available to receiving party hereunder. If the Company or Parent does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts to communicate the applicable information to the other party in a way that would not violate the applicable Law or obligation or to waive such a privilege including by providing such information in redacted form as necessary to preserve such a privilege or comply with such Law or otherwise make appropriate substitute disclosure arrangements, to the extent possible. Any investigation conducted pursuant to the access contemplated by this Section 6.05 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or Parent and its Subsidiaries. Nothing in this Section 6.05 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries, Parent, any of its Subsidiaries, or any of their respective Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information or to allow sampling of any environmental media or building component.

(b) The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent, the Company or any of their respective financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.05. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, each of the Company and Parent shall hold, and shall cause their respective Representatives to hold, all information received from the other party or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

Section 6.06 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.07 Directors’ and Officers’ Indemnification and Insurance.

(a) All rights to indemnification by the Company or any of its Subsidiaries existing in favor of those Persons who are present or former directors and officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) for their acts and omissions occurring prior to the Merger Effective Time, as provided in the certificate of incorporation and bylaws of the Company or any of its Subsidiaries (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Parties (as in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and Parent and the Surviving Corporation shall cause them to be observed by the Surviving Corporation and its Subsidiaries to the fullest extent permitted under Delaware law.

(b) As of the Merger Effective Time, Parent or the Surviving Corporation (with the election being at Parent’s option) shall have purchased a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Company which tail policy shall be effective for a period from the Merger Effective Time through and including the date six (6) years after the Merger Closing Date (a “Tail Policy”) with respect to claims arising from facts or events that occurred on or before the Merger Effective Time, and which Tail Policy shall contain coverage and amounts at least as favorable to the Indemnified Parties as the coverage currently provided by Company’s current directors’ and officers’ liability insurance policies (in the aggregate); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend, for the entire Tail Policy, in excess of three times the annual premium currently paid by the Company for such insurance; and, provided, further that, if the premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.07.

(d) The rights of the Indemnified Parties under this Section 6.07 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

Section 6.08 Employee Matters.

(a) During the one (1) year period following the Merger Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to provide each employee of the Company and any Subsidiary who continues to be employed by the Surviving Corporation or any Subsidiary thereof following the Merger Effective Time (the “Continuing Employees”) with (x) the base wages or salary and target bonus opportunities provided to each such Continuing Employee immediately prior to the Merger Effective Time and (y) benefits (but not including severance, change in control or equity compensation), that are substantially comparable in the aggregate to those provided to (i) Continuing Employees immediately prior to the Merger Effective Time or (ii) similarly situated employees of Parent or its Affiliates.

(b) For purposes of vesting, eligibility to participate and determination of the level of benefits under the employee benefit plans of the Surviving Corporation and its Subsidiaries providing benefits to any Continuing Employees after the Merger Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Merger Effective Time to the same extent as such Continuing Employee was entitled, before the Merger Effective Time, to credit for such service under any analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Merger Effective Time (the “Old Plans”), provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, Parent shall cause all preexisting condition exclusions, actively at-work requirements and waiting period limitations under any New Plan to be waived for such employee and his or her covered dependents to the extent such conditions would have been waived under the Old Plans, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year prior to the Merger Effective Time to be taken into account under the corresponding New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The Surviving Corporation shall, or shall cause one of its Subsidiaries, to pay to each Continuing Employee who is terminated by the Surviving Corporation or its Affiliates without cause during the one (1) year period following the Merger Effective Time severance compensation and benefits that are no less favorable than as set forth on Section 6.08(c) of the Company Disclosure Letter; provided, however, that if any such Continuing Employee is entitled to severance benefits under an individual severance, employment or similar agreement, that are greater than the severance benefits provided in Section 6.08(c) of the Company Disclosure Letter, the terms of such agreement and not this Section 6.08(c) shall govern.

(d) Effective as of the Merger Effective Date, the Surviving Corporation shall, or shall cause a Subsidiary to, assume and honor all Company Benefit Plans. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Company Benefit Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.

(e) The provisions of this Section 6.08 are solely for the benefit of the parties to this Agreement, and no Continuing Employee, or any other employee of the Company, Parent, the Surviving Corporation or any respective Subsidiary thereof (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.08 shall create such rights in any such persons. Nothing herein shall (i) create any right in any employee, including any Continuing Employee to continued employment by the Company, Parent, the Surviving Corporation, or any respective Subsidiary thereof or (ii) require the Company, Parent, the Surviving Corporation, or any respective Subsidiary thereof to continue any Company Benefit Plan or prevent the amendment, modification or termination of any Company Benefit Plan after the Merger Effective Time. Nothing in this Section 6.08 or elsewhere in this Agreement shall be construed as an amendment to any benefit plan of the Company, the Surviving Corporation or any respective Affiliate.

Section 6.09 Notification of Certain Matters. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Merger Effective Time, the Company shall give prompt notice to Parent and Acquisition Sub, and Parent shall give prompt notice to the Company, in each case upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company, Parent or Acquisition Sub, as appropriate, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company, Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company, Parent, and Acquisition Sub to consummate the Transactions or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent, the Company or Acquisition Sub pursuant to this Section 6.09.

Section 6.10 Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to the Transaction Agreements or the Transactions, and shall keep Parent reasonably informed regarding any such litigation. The Company shall (i) control the defense of any such stockholder litigation and (ii) give Parent the opportunity to participate at Parent’s expense in the defense or settlement of any such stockholder litigation. No settlement of any such stockholder litigation shall be agreed to without Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.11 Stock Exchange De-listing. Prior to the Merger Effective Time, each of the Company and Parent shall use commercially reasonable efforts to take such actions reasonably required to cause the Company Shares to be de-listed from the NYSE and, if applicable, Parent shall use commercially reasonable efforts to take such actions reasonably required to cause the Company Shares to be de-registered under the Exchange Act as soon as practicable following the Merger Effective Time.

Section 6.12 Stock Exchange Listing. Prior to the Merger Effective Time, Parent shall use its reasonable best efforts and shall take such actions reasonably required to cause the Parent Common Units to be issued in the Parent Common Units Exchange to be approved for listing on the NASDAQ, subject to official notice of issuance. Prior to the Merger Effective Time, the Company shall use its reasonable best efforts and shall take such actions reasonably required to cause the Class A Stock to be issued in the Transactions to be approved for listing on the NASDAQ or the NYSE, subject to official notice of issuance.

Section 6.13 Tax Matters.

(a) The Company shall use its reasonable best efforts to obtain the opinion referred to in Section 7.02(d).

(b) Parent shall use its reasonable best efforts to obtain the opinion referred to in Section 7.03(f).

(c) The Company and its Subsidiaries will prepare and timely file all material Tax Returns required to be filed by them on or before the Merger Closing Date;

(d) The Company and its Subsidiaries will timely pay all material Taxes required to be paid by them prior to the Merger Closing.

Section 6.14 Requested Transactions. Parent shall have the right, in its sole discretion and without requiring the further consent of the Company or the Company Board, for the purpose of facilitating the consummation of the Transactions, upon reasonable prior written notice to the Company (but at least five (5) Business Days prior to the Charter Closing), to require the Company to use reasonable best efforts to (a) sell or cause to be sold any amount of the capital stock, shares of beneficial interests, partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more Subsidiaries (collectively, the “Subsidiary Interests”) to any person at a price (provided that the Company shall not be required to sell any such assets for less than reasonably equivalent value) and on terms as designated by Parent, (b) sell or cause to be sold any of the assets of the Company or one or more Subsidiaries to any person at a price (provided that the Company shall not be required to sell any such assets for less than reasonably equivalent value) and on terms as designated by Parent, (c) contribute or transfer any of the Subsidiary Interests or any assets of the Company or one or more Subsidiaries to any Subsidiary, (d) declare and/or pay any dividends or other distributions to holders of Company Shares (including the Pre-Closing Dividend) or cause any Subsidiary to declare and/or pay any dividends or other distributions, (e) recapitalize, including through an exchange of equity interests for a new class of equity interests, one or more Subsidiaries of the Company, (f) amend the charter, bylaws, partnership agreement or similar organizational documents of one or more Subsidiaries of the Company, (g) form one or more new Subsidiaries, (h) redeem shareholders in a REIT Subsidiary and/or cause such REIT

Subsidiary to liquidate for U.S. federal income tax purposes; (i) (A) enter into the definitive documents (including guarantee and collateral documents) with respect to the Financing (and take any actions necessary or advisable to facilitate the granting or perfection of security interests in connection therewith), any Surviving Debt Consent and any Specified JV Consent, in each case, on the Charter Closing Date, (B) incur, or cause any of its Subsidiaries to incur, any Indebtedness (including the New Property Financings), and release or terminate any guarantees and securities interests in respect of existing Indebtedness, for the purpose of effecting the Transactions and (C) release Columbiana (and/or any other property as may be determined by Parent) from the Term Loan Agreement in accordance with the terms thereof; (j) convert, reclassify or otherwise change the entity status of any of its trusts, Subsidiaries or other entities or (k) take any other action within the Company’s control reasonably requested by Parent with respect to the foregoing, including entering into definitive documents (clauses (a) through (k), other than the Pre-Closing Dividend, being “Requested Transactions”); provided, however, that (i) the consummation of all Requested Transactions and the Pre-Closing Dividend shall be conditioned upon the occurrence of the Charter Closing and receipt by the Company of a written notice from Parent to the effect that all conditions set forth in Article VII have been satisfied or waived and that Parent and Acquisition Sub are prepared to proceed immediately with the closing of the Transactions (and any other evidence requested by the Company that the closing of the Transactions will occur), and no Requested Transaction nor the pre-Closing Dividend shall require the Company or any Subsidiary of the Company to incur any liability (including any fees and expenses) that is not conditioned upon the consummation of the Charter Closing or otherwise promptly reimbursed or indemnified hereunder, (ii) no Requested Transaction nor the Pre-Closing Dividend shall require the Company or any Subsidiary of the Company to give any legal opinions (other than as may be required pursuant to Section 5.04(xii)) or fairness or solvency opinions, (iii) none of the Requested Transactions shall delay or prevent the completion of the Merger or the other Transactions or constitute a condition to the consummation of the Merger or the other Transactions, (iv) neither the Company nor any Subsidiary of the Company shall be required to take any action in contravention of any Laws or the certificate of incorporation or bylaws or similar organizational documents of the Company or such Subsidiary, (v) the Requested Transactions (or the inability to complete any or all Requested Transactions) shall not affect or modify in any respect the obligations of Parent and Acquisition Sub under this Agreement, including consummation of the Merger and the other Transactions and payment of the Merger Consideration and (vi) neither the Company nor any Subsidiary of the Company shall be required to take any action that would adversely affect the classification of the Company as a REIT or would subject the Company to any “prohibited transactions” taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Company Subsidiaries shall be deemed to apply to, or deemed breached or violated by, and no condition set forth in Article VII shall be deemed to have failed to be satisfied as a result of, any of the Requested Transactions required by Parent pursuant to this Section 6.14. From time to time, promptly upon request of the Company, and promptly following any termination of the Merger Agreement in accordance with Article VIII, without the Merger Closing having occurred, Parent shall reimburse the Company for all costs, fees and expenses actually incurred by the Company in connection with any actions taken by the Company or its Subsidiaries in accordance with this Section 6.14 (including costs, fees and expenses of its Subsidiaries). Parent hereby agrees to indemnify and hold harmless the Company Board, the Company, its Subsidiaries and their

Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Notwithstanding the foregoing, upon Parent’s request, the Company and its Subsidiaries shall use reasonable best efforts to form or incorporate any entities required to effect the Requested Transactions prior to the satisfaction or waiver of the conditions set forth in Article VII.

Section 6.15 Buy-Sell and Similar Transactions. To the extent any “buy-sell,” right of first refusal, right of first offer, forced sale, put/call or similar rights shall be triggered under any Contract of the Company or any of its Subsidiaries prior to the Merger Effective Time, the Company shall provide Parent with prompt notice thereof and shall act in reasonable consultation with Parent with respect thereto.

Section 6.16 Parent Unitholder Consent. Parent shall, as soon as practicable after the date hereof, use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things necessary, proper or advisable to obtain a determination from the Toronto Stock Exchange that either (i) the Parent Unitholder Consent may be obtained by an action by written consent, in which case Parent shall deliver, and shall use best efforts to cause BAM to deliver, such written consent to the Company and the Toronto Stock Exchange promptly, and in any event within five (5) Business Days, following such determination or (ii) the Parent Unitholder Consent is not required. If Parent is unable to obtain such determination from the Toronto Stock Exchange within twenty (20) Business Days following the date hereof, Parent shall, as soon as reasonably practicable, take, or cause to be taken, all actions, and do or cause to be done, all things necessary, proper or advisable to establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Parent Common Units for the purpose of obtaining the Parent Unitholder Consent (the “Parent Unitholder Meeting”). Parent shall cause to be voted, and shall use best efforts to cause BAM to vote, at the Parent Unitholder Meeting, the number of Parent Common Units held by BAM or its Affiliates in favor of the issuance of the Parent Common Units in the Parent Common Units Exchange. Parent shall include the recommendation by the general partner of Parent to the holders of Parent Common Units to vote in favor of the consummation of the Parent Common Units Exchange in all notices and materials distributed to such holders in connection with such Parent Unitholder Meeting. Parent shall not, without the prior written consent of the Company, adjourn or postpone such Parent Unitholder Meeting; provided, that Parent may, without the prior written consent of the Company, adjourn or postpone such Parent Unitholder Meeting, after consultation with the Company, (i) if the failure to adjourn or postpone such Parent Unitholder Meeting would reasonably be expected to be a violation of applicable Law or to allow for the distribution of any required or advisable supplement or amendment to the notices and materials distributed to such holders, or (ii) if as of the time at which such Parent Unitholder Meeting is originally scheduled Parent has not received proxies representing a sufficient number of Parent Common Units to obtain the Parent Unitholder Consent. Notwithstanding the foregoing, Parent shall postpone or adjourn the Parent Unitholder Meeting up to two (2) times for up to thirty (30) days each upon the request of the Company in order to allow reasonable additional time to enable Parent to solicit additional proxies from holders of Parent Common Units, if necessary to obtain the Parent Unitholder Consent.

Section 6.17 Payoff of Existing Indebtedness. On the Charter Closing Date, the Company shall, to the extent of cash on hand or proceeds from the Financing or the Requested Transactions (or other funds provided by Parent) available therefor, repay, or cause to be repaid, the obligations outstanding under the Credit Agreement by wire transfer of immediately available funds in accordance with wire transfer instructions set forth in payoff letters provided to Parent by the Company at least five (5) Business Days prior to the Charter Closing Date, and release or terminate (or cause to be released or terminated), or authorize Parent to cause to be released or terminated, all guarantees and security interests related thereto.

Section 6.18 Surviving Corporation Board of Directors. The Company shall take all actions as is necessary to cause, effective as of the Merger Effective Time, the Company Board to consist of the directors selected by Parent and identified in writing to the Company. The new members appointed to the Company Board shall be approved by the Company Board prior to the Merger Effective Time.

Section 6.19 Financing.

(a) Prior to the Charter Closing, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitment (or any other Financing in lieu thereof) (subject to any amendments, modifications, waivers or replacements not prohibited by this Section 6.19(a)), including using reasonable best efforts to (i) maintain in effect the Financing Commitment, (ii) satisfy on a timely basis (or obtain a waiver of) all conditions to funding the Committed Financing, (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Financing Commitment (subject to any amendments, modifications, waivers or replacements not prohibited by this Section 6.19(a)) on or prior to the Charter Closing Date, (iv) enforce its rights under the Financing Commitment and (v) in the event that all conditions in the Financing Commitment (or any other Financing in lieu thereof) have been satisfied, cause the lenders and other Persons providing the Committed Financing (or any other Financing in lieu thereof) to fund on the Charter Closing Date the Committed Financing (or any other Financing in lieu thereof) required to consummate the Transactions. To the extent requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to obtain the Financing (or Alternative Financing) and provide to the Company copies of all material documents related to the Financing (or Alternative Financing). In the event any portion of the Committed Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Financing Commitment (and subject to any amendments, modifications or replacements not prohibited by this Section 6.19(a)) prior to the Charter Closing Date for any reason (A) Parent shall promptly notify the Company in writing and (B) Parent shall use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (the “Alternative Financing”) in an amount sufficient to consummate the Transactions (after giving effect to any committed financing); provided, that such Alternative Financing would not reasonably be expected to prevent, impede or delay the consummation of the Transactions; provided, further that Parent shall have no obligation to accept (i) any fees, interest or other economic terms (taken as a whole) that are less favorable in any respect to Parent than the fees, interest or other economic terms set forth in the Financing Commitment Papers (taken as a whole) and (ii) any other terms and conditions that are less favorable in any material respect to Parent than the terms and conditions set forth in the Financing Commitment Papers. Parent shall arrange for sufficient proceeds from any Alternative Financing, if necessary, to be available for the benefit of the Company in order for the Company to fund the Exchange Fund as required pursuant to Section 2.09(b). Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing (A) if Parent has obtained Knowledge of any actual material breach, default, repudiation, cancellation or termination by any Financing Source of the Financing Commitment that would reasonably be expected to adversely affect or delay in any material respect the availability of the Committed Financing on the Charter Closing Date or (B) of the receipt by Parent of any written notice from any Financing Source with respect to any such actual material breach, default, repudiation, cancellation or termination by any party to the Financing Commitment that would reasonably be expected to adversely affect or delay in any material respect the availability of the Committed Financing on the Charter Closing Date. Within a reasonably practicable period, Parent shall provide any information reasonably requested in writing by the Company relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence. Parent shall not (without the prior written consent of the Company) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Financing Commitment Papers (it being understood that any Alternative Financing shall not be deemed a replacement for purposes of this sentence) if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Committed Financing to an amount that would be less than an amount that would be required to consummate the Transactions and repay or refinance the debt contemplated to be repaid or refinanced by the Financing Commitment, (2) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Committed Financing that would reasonably be expected to adversely affect or delay in any material respect the availability of the Committed Financing on the Charter Closing Date (unless it shall have obtained financing commitments in lieu thereof), (3) would reasonably be expected to prevent, impede or delay the Merger Closing in any material respect or (4) adversely impacts in any material respect the ability of Parent or to enforce its rights against the other parties to the Financing Commitment. Parent shall furnish to the Company a copy of any amendment, modification, supplement, waiver or consent of or relating to the Committed Financing reasonably promptly upon execution thereof (provided, any such amendment or modification of, or waiver or consent with respect to, the Fee Letter may be redacted to the same extent permitted under Section 4.30 with respect to the Fee Letter delivered on the date hereof) and, to the extent such amendment, modification, waiver or consent has been made in compliance with this Section 6.19, the term “Financing Commitment” or “Fee Letter” shall mean the Financing Commitment or the Fee Letter, as applicable, as so amended, replaced, supplemented or modified, including any Alternative Financing. Parent shall use reasonable best efforts to maintain the effectiveness of the Financing Commitment Papers until the Charter Closing Date; provided, however, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify the Financing Commitment Papers to add lenders, lead arrangers, bookrunners, syndication agents, documentation agents or similar entities as parties thereto who had not executed the Financing Commitment Papers as of the date hereof; provided, further, that notwithstanding the foregoing, the existence or exercise of “flex” provisions set forth in the Fee Letter or in connection with any Alternative Financing shall be permitted. Notwithstanding the foregoing, compliance by Parent with this Section 6.19 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and Parent acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent’s ability to obtain the Financing (or any Alternative Financing) or any specific term with respect to such financing.

(b) In respect of any Indebtedness set forth on Section 6.19(b) of the Company Disclosure Letter (the “Surviving Debt”) and subject to the Company’s obligation to provide assistance with the Surviving Debt Consents in accordance with Section 5.04(xiv), (A) Parent shall, within forty-five (45) days after the date hereof, use reasonable best efforts to send to each applicable agent, lender, servicer or similar Person (each, a “Surviving Debt Party”) in respect of such Surviving Debt (x) any notice required by the terms of such Surviving Debt in connection with the Transactions and (y) a written request for any consent, waiver, amendment or other modification, as applicable, necessary or advisable, in the good faith determination of Parent, in connection with the Transactions (taking into account the pro forma capital structure and the operational and strategic requirements of the Company and its Subsidiaries after giving effect to the Transactions) (each, a “Surviving Debt Consent”), in each case of clauses (x) and (y), such notice or request, as applicable, to be in form and substance reasonably acceptable to Parent and the Company, (B) Parent shall use reasonable best efforts to promptly respond to any requests of, and supply any information reasonably requested by, any applicable Surviving Debt Party (to the extent that information is reasonably available to Parent), including providing such opinions of counsel as are required by the Surviving Debt Parties, in each case in connection with a Surviving Debt Consent, (C) the Company shall promptly furnish to Parent any requests, information or documentation received by the Company or any of its Subsidiaries with respect to any Surviving Debt Consent, (D) the Company shall make its officers and Representatives, with appropriate seniority, reasonably available at times and locations to be mutually agreed for meetings and conference calls with Parent and any Surviving Debt Party with respect to any Surviving Debt Consent and (E) Parent shall pay any reasonable and documented out-of-pocket fees, costs and expenses in connection with obtaining any Surviving Debt Consent, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of counsel and any customary transaction, consent or assumptions fees. Parent shall promptly upon written request by the Company, reimburse the Company for any reasonable and documented out-of-pocket amounts paid or expenses incurred pursuant to this Section 6.19(b). Each party hereto acknowledges and agrees that, with respect to the Surviving Debt Consents, the borrower in respect of the relevant Surviving Debt is generally required to deliver any notices and information to Surviving Debt Parties, and the Company and Parent agree to coordinate to facilitate (and, with respect to the Company only, cause the Subsidiaries to facilitate) the transfer of notices and information. Notwithstanding anything herein to the contrary, with respect to any Surviving Debt Consent, the Company hereby agrees to use its reasonable best efforts to assist Parent in negotiating the terms of such Surviving Debt Consent with the relevant Surviving Debt Parties.

(c) In respect of any consent under any joint venture or similar agreement set forth on Section 6.19(c) of the Company Disclosure Letter (the “Specified JV Agreements”) and subject to the Company’s obligation to provide assistance with the Specified JV Consents in accordance with Section 5.04(xiv), (A) Parent shall, within forty-five (45) days after the date hereof, use reasonable best efforts to send to each applicable party to a Specified JV Agreement (each, a “Specified JV Party”) (x) any notice and/or “right of first offer” letter required by the terms of such Specified JV Agreement in connection with the Transactions and (y) a written request for any consent, waiver, amendment or other modification, as applicable, necessary or advisable, in the good faith determination of Parent, in connection with the Transactions (taking into account the pro forma capital structure and the operational and strategic requirements of the Company and its Subsidiaries after giving effect to the Transactions) (each, a “Specified JV Consent”), in each case of clauses (x) and (y), such notice or request, as applicable, to be in form and substance reasonably acceptable to Parent, (B) Parent shall use reasonable best efforts to promptly respond to any requests of, and supply any information reasonably requested by, any applicable Specified JV Party (to the extent that information is reasonably available to Parent) in connection with a Specified JV Consent, (C) the Company shall promptly furnish to Parent any requests, information or documentation received by the Company or any of its Subsidiaries with respect to any Specified JV Consent, (D) the Company shall make its officers and Representatives, with appropriate seniority, reasonably available at times and locations to be mutually agreed for meetings and conference calls with Parent and any Specified JV Party with respect to any Specified JV Consent and (E) Parent shall pay any reasonable and documented out-of-pocket fees, costs and expenses in connection with obtaining any Specified JV Consent, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of counsel and any customary transaction, consent or assumptions fees. Parent shall promptly, upon written request by the Company, reimburse the Company for any reasonable and documented out-of-pocket amounts paid or expenses incurred pursuant to this Section 6.19(c). Each party hereto acknowledges and agrees that, with respect to the Specified JV Consents, the applicable party to the relevant Specified JV Agreement is generally required to deliver any notices and information to Specified JV Parties, and the Company and Parent agree to coordinate to facilitate (and, with respect to the Company only, cause the Subsidiaries to facilitate) the transfer of notices and information. Notwithstanding anything herein to the contrary, with respect to any Specified JV Consent, the Company hereby agrees to use its reasonable best efforts to assist Parent in negotiating the terms of such Surviving Debt Consent with the relevant Specified JV Parties.

(d) The Company will promptly notify Parent in writing of any breach, default, repudiation, cancellation or termination of any agreement or instrument relating to any Surviving Debt by any party thereto, in each case, to the Knowledge of the Company, and shall use its reasonable best efforts to promptly seek a waiver thereof or cure any such breach or default within, if applicable, any grace period therefor pursuant to the applicable agreement or instrument.

Section 6.20 Shelf Registration Statement(s). As promptly as practicable following the date of this Agreement, Parent shall prepare and cause to be filed with the SEC the Shelf Registration Statement(s). Parent shall use its reasonable best efforts to (i) have the Shelf Registration Statement(s) declared effective by the SEC under the Securities Act as promptly as practicable after such filing, (ii) ensure that the Shelf Registration Statement(s) comply in all material respects with the applicable provisions of the Securities Act and (iii) keep the Shelf Registration Statement(s) effective for so long as necessary to satisfy any obligations of BAM to deliver Parent Common Units pursuant to the terms of the Rights Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01 Conditions. The respective obligations of Parent, Acquisition Sub, and the Company to consummate the Charter Amendment, the Bylaw Amendment, the Partnership Agreement Amendment and Restatement and the Merger shall be subject to the satisfaction or waiver by each of Parent (on behalf of itself and Acquisition Sub) and the Company in each case, where permissible under applicable Law, prior to the Charter Effective Time, of each of the following conditions:

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) Parent Unitholder Consent. The Parent Unitholder Consent shall have been obtained unless Parent has obtained a determination from the Toronto Stock Exchange in writing that the Parent Unitholder Consent is not required.

(c) No Order; Illegality. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of any Transaction.

(d) Form F-4 and Form S-4. Each of the Form F-4 and Form S-4 shall have been declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Form F-4 and Form S-4 shall have been issued by the SEC and shall be in effect; and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(e) Listing. (i) The Parent Common Units to be issued in the Parent Common Units Exchange shall have been authorized for listing on the NASDAQ, subject to official notice of issuance and (ii) the Class A Stock to be issued in the Transactions shall have been authorized for listing on the NASDAQ or the NYSE, subject to official notice of issuance; provided, however, that this condition in clause (ii) shall not be applicable and need not be satisfied if all of the shares of Class A Stock that are issued in the Pre-Closing Dividend are exchanged for Parent Common Units in the Parent Common Units Exchange in accordance with Section 2.08(b).

Section 7.02 Additional Conditions to the Obligations of Parent, Acquisition Sub. The obligations of Parent and Acquisition Sub to effect the Charter Amendment, the Bylaw Amendment, the Partnership Agreement Amendment and Restatement and the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Charter Effective Time of the following conditions:

(a) Accuracy of Representations.

(i) Each of the representations and warranties of the Company contained in this Agreement, other than the representations and warranties contained in Section 3.01

(Organization; Good Standing), Section 3.02 (Corporate Power; Enforceability), Section 3.03 (Requisite Stockholder Approval), Section 3.06 (Company Capitalization), Section 3.07 (Subsidiaries), Section 3.25 (Brokers), Section 3.26 (Opinion of Financial Advisor) and Section 3.27 (State Anti-Takeover Statutes; No Rights Plan) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Charter Effective Time as if made as of the Charter Effective Time (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies, in the aggregate, do not constitute, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties all materiality qualifications and other similar qualifications (including any Company Material Adverse Effect qualification) limiting the scope of such representations and warranties shall be disregarded.

(ii) Each of the representations and warranties contained in Section 3.01 (Organization; Good Standing), Section 3.02 (Corporate Power; Enforceability), Section 3.03 (Requisite Stockholder Approval), Section 3.07 (Subsidiaries), Section 3.25 (Brokers), Section 3.26 (Opinion of Financial Advisor) and Section 3.27 (State Anti-Takeover Statutes; No Rights Plan) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Charter Effective Time as if made as of the Charter Effective Time (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties all materiality qualifications and other similar qualifications (including any Company Material Adverse Effect qualification) limiting the scope of such representations and warranties shall be disregarded.

(iii) Each of the representations and warranties contained in Section 3.06 (Company Capitalization) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Charter Effective Time as if made as of the Charter Effective Time (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that, in the aggregate, do not cause the aggregate Merger Consideration and the aggregate Pre-Closing Dividend amount to be paid by Parent hereunder in order to effectuate the Merger and the Pre-Closing Dividend to increase by $10 million or more, will be disregarded.

(b) Performance of Covenants. The Company shall have complied with and performed in all material respects all covenants and agreements required to performed or complied with by it under this Agreement at or prior to the Charter Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect that remains in effect.

(d) REIT Opinion. Parent shall have received a written opinion of Arnold & Porter Kaye Scholer LLP, or other tax counsel reasonably satisfactory to Parent, dated as of the Charter Closing Date and in form and substance as set forth in Section 7.02(d) of the Company Disclosure Letter, to the effect that, (i) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2010 through December 31, 2017 and (ii) the Company’s actual method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code for the hypothetical short taxable year beginning January 1, 2018 and ending on the day prior to the Charter Closing Date (“Short Taxable Year”) (which opinion assumes that (a) the Company, and each of the Company’s REIT Subsidiaries satisfied the distribution requirement described in Code Section 857(a)(1) for such Short Taxable Year, (b) the Company and each of the Company’s REIT Subsidiaries had a Short Taxable Year, and (c) none of the transactions contemplated by, or taken pursuant to, the Merger Agreement shall affect the testing for the asset requirements of Code Section 856(c)(4) of the Company or the Company’s REIT Subsidiaries for such Short Taxable Year). Such opinion shall be subject to customary exceptions, assumptions and qualifications and based on customary representations in an officer’s certificate in form and substance as set forth in Section 7.02(d) of the Company Disclosure Letter.

(e) Certificate. Parent shall have received a certificate executed by the Company’s Chief Executive Officer confirming that the conditions set forth in clauses “(a),” “(b),” and “(c)” of this Section 7.02 have been duly satisfied.

Section 7.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Charter Amendment, the Bylaw Amendment, the Partnership Agreement Amendment and Restatement and the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Charter Effective Time of the following conditions:

(a) Accuracy of Representations.

(i) Each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, other than the representations and warranties contained in Section 4.01 (Organization; Good Standing), Section 4.02 (Corporate Power; Enforceability), Section 4.06 (Parent Capitalization), Section 4.07 (Subsidiaries) and Section 4.27 (Brokers) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Charter Effective Time as if made as of the Charter Effective Time (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies, in the aggregate, do not constitute, and would not reasonably be expected to have, a Parent Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties all materiality qualifications and other similar qualifications (including any Parent Material Adverse Effect qualification) limiting the scope of such representations and warranties shall be disregarded.

(ii) Each of the representations and warranties contained in Section 4.01 (Organization; Good Standing), Section 4.02 (Corporate Power; Enforceability), Section 4.07 (Subsidiaries), and Section 4.27 (Brokers) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Charter Effective Time as if made as of the Charter Effective Time (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties all materiality qualifications and other similar qualifications (including any Parent Material Adverse Effect qualification) limiting the scope of such representations and warranties shall be disregarded.

(iii) Each of the representations and warranties contained in Section 4.06 (Parent Capitalization) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Charter Effective Time as if made as of the Charter Effective Time (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if they are de minimis in nature and amount.

(b) Performance of Covenants. Parent and Acquisition Sub shall have complied with and performed in all material respects all covenants and agreements required to performed or complied with by them under this Agreement at or prior to the Charter Closing.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect that remains in effect.

(d) Certificate. The Company shall have received a certificate executed by an authorized officer of Parent confirming that the conditions set forth in clauses “(a)”, “(b)” and “(c)” of this Section 7.03 have been duly satisfied.

(e) Registration Statements. One or more Registration Statements on Form F-3, or such other form as may be appropriate and available under Rule 415 (the “Shelf Registration Statement(s)”), registering (i) the issuance of Parent Common Units issuable in the event that an Affiliate of Parent elects, in its sole discretion, to deliver Parent Common Units in satisfaction of the exchange rights of the holders of Class A Stock contained in the Company Charter and (ii) the resale of Parent Common Units transferred by BAM in accordance with the terms of the Rights Agreement shall have been declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Shelf Registration Statement(s) shall have been issued by the SEC and shall be in effect; and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn; provided, however, that this condition shall not be applicable and need not be satisfied if all of the shares of Class A Stock that are issued in the Pre-Closing Dividend are exchanged for Parent Common Units in the Parent Common Units Exchange in accordance with Section 2.08(b).

(f) PTP Opinion. The Company shall have received a written opinion of Torys LLP, or other tax counsel reasonably satisfactory to the Company, dated as of the Charter

Closing Date and in form and substance as set forth in Section 7.03(f) of the Parent Disclosure Letter, to the effect that, Parent is properly classified as a partnership for U.S. federal income Tax purposes and is not classified as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code (and that its proposed method of operation will, after taking into account the transactions contemplated by this Agreement, allow Parent to continue to qualify as a partnership for U.S. federal income Tax purposes and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code). Such opinion shall be subject to customary exceptions, assumptions and qualifications and based on customary representations in an officer’s certificate in form and substance as set forth in Section 7.03(f) of the Parent Disclosure Letter.

(g) Solvency Opinion. The Company shall have received an opinion from a nationally recognized valuation firm mutually agreed to by Parent and the Company acting reasonably to the effect that the Surviving Corporation will, subject to certain qualifications, be Solvent as of the Merger Effective Time after giving effect to the Transactions.

(h) Rights Agreement. The Rights Agreement shall have been executed by BAM and the Rights Agent and shall be in full force and effect.

Section 7.04 Frustration of Conditions. None of the Company, Parent nor Acquisition Sub may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination Prior to the Merger Effective Time. This Agreement may be terminated at any time prior to the Merger Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as otherwise expressly noted):

(a) by written notice of either Parent or the Company:

(i) prior to the Charter Effective Time, by mutual written agreement of Parent and the Company;

(ii) prior to the Charter Effective Time, if the Charter Amendment, the Bylaw Amendment, the Partnership Agreement Amendment and Restatement and the Merger shall not have been consummated on or before September 26, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(a)(ii) shall not be available to any party hereto whose breach of this Agreement has been the principal cause of or resulted in the failure of the Charter Amendment, the Bylaw Amendment, the Partnership Agreement Amendment and Restatement and the Merger to have been consummated on or before the Termination Date;

(iii) prior to the Charter Effective Time, if the Company Stockholder Meeting (including any adjournments or postponements thereof, subject to Section 6.02(b)) shall have been held and been concluded and the approvals contemplated by Section 7.01(a) shall not have been obtained at any such meeting, adjournment or postponement at which a vote on the adoption of this Agreement was taken;

(iv) prior to the Charter Effective Time, if any Order permanently restraining, enjoining or otherwise prohibiting consummation of any Transaction, shall become final and non-appealable;

(b) by written notice of the Company:

(i) if (A) the Company is not then in material breach of any Transaction Agreement and (B) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under any Transaction Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in any Transaction Agreement shall have become inaccurate, which breach, violation or inaccuracy (1) would result in a failure of a condition set forth in Section 7.01 or Section 7.03 and (2) cannot be cured by the Termination Date or, if curable before the Termination Date, is not cured within thirty (30) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(b)(i) and the basis for such termination;

(ii) prior to the Charter Effective Time, in accordance with Section 5.03(d); or

(iii) if (A) the Company has confirmed by written notice to Parent that the Company is prepared to consummate the Charter Closing and the Merger when required pursuant to Section 2.03 and that the Company intends to terminate this Agreement pursuant to this Section 8.01(b)(iii) if Parent or Acquisition Sub fails to consummate the Charter Closing and the other Transactions when required pursuant to Section 2.03 and (B) either Parent or Acquisition Sub fails to consummate the Charter Closing or any other Transaction (other than a Requested Transaction) within two (2) Business Days of the date the Charter Closing or such other Transaction was required to occur pursuant to and in accordance with Section 2.03 (it being understood that during such two (2) Business Day period, Parent shall not be entitled to terminate this Agreement).

(iv) if a Parent Unitholder Meeting (including any adjournments or postponements thereof, subject to Section 6.16) shall have been held and been concluded and the Parent Unitholder Consent shall not have been obtained at any such meeting, adjournment or postponement at which a vote thereon was taken;

(c) by written notice of Parent:

(i) prior to the Charter Effective Time, if (A) Parent and Acquisition Sub are not then in material breach of any Transaction Agreement and (B) the Company shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under any Transaction Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy (1) would result in a failure of a condition set forth in Section 7.01 or Section 7.02 and (2) cannot be cured by the Termination Date or, if curable before the Termination Date, is not cured within thirty (30) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i) and the basis for such termination; or

(ii) at any time prior to the adoption of this Agreement by the approvals contemplated by Section 7.01(a), if a Triggering Event shall have occurred.

Section 8.02 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.01 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable (it being agreed that the party hereto terminating this Agreement pursuant to Section 8.01 shall give prompt written notice of such termination to the other party or parties hereto). If this Agreement is terminated pursuant to Section 8.01, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.03, the reimbursement and indemnification obligations of Parent in Section 5.04, Section 6.14 and Section 6.19, this Section 8.02, Section 8.03 and Article IX, and any definitions herein, including in Section 1.01, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability for damages (which the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions) resulting from any fraud or Willful Breach of this Agreement prior to such termination, except to the extent set forth in Section 8.03(c). In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 8.03 Fees and Expenses.

(a) General. Except as set forth in Section 5.04, Section 6.14, Section 6.19 and this Section 8.03, all fees and expenses incurred in connection with this Agreement and the Transactions hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Transactions are consummated. If this Agreement is terminated by Parent pursuant to Section 8.01(a)(iii), then the Company shall pay to Parent all third-party Expenses of Parent and Acquisition Sub; provided that such Expenses shall not exceed $20 million. As used herein, “Expenses” means all reasonable out-of-pocket third-party expenses and fees (including reasonable fees and expenses payable to all banks (including the Financing Sources), investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Transactions (including the Financing)) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transaction Agreements, the preparation, printing, filing and mailing of the Form F-4, Form S-4, Proxy Statement or Schedule 13E3, the filing of any required notices under applicable regulations and all other matters related to the Transactions.

(b) Company Payments.

(i) The Company shall pay $400 million to Parent or an Affiliate of Parent designated by Parent (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent or such Affiliate, (A) concurrently with, and as a condition to, the termination of this Agreement by the Company pursuant to Section 8.01(b)(ii) or (B) within two (2) Business Days after demand by Parent, if this Agreement is terminated by Parent pursuant to Section 8.01(c)(ii).

(ii) The Company shall pay the Termination Fee to Parent or an Affiliate of Parent designated by Parent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent or such Affiliate, within two (2) Business Days after demand by Parent, if (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 8.01(a)(ii), (2) by Parent or the Company pursuant to Section 8.01(a)(iii) or (3) by Parent pursuant to Section 8.01(c)(i) (solely with respect to a breach of Section 5.03 or Section 6.02(c)); (B) following the execution and delivery of this Agreement and prior to the taking a vote on this Agreement at the Company Stockholder Meeting (or any adjournment or postponement thereof), a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and not withdrawn; and (C) within twelve (12) months following such termination (the “Tail Period”), a Competing Acquisition Transaction has been consummated or the Company has entered into a definitive agreement with respect to any Competing Acquisition Transaction during the Tail Period and such Competing Acquisition Transaction is thereafter consummated. For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than 20%” shall be deemed to be references to “50%.”

(iii) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(iv) In the event that the Company is obligated to pay the Termination Fee, the Company shall pay the lesser of the amount calculated for Parent pursuant to clauses (1) and (2) and the amount calculated for the REIT Affiliate (defined below) pursuant to clauses (3) and (4) below.

(1) The amount payable in any tax year of Parent shall not exceed the lesser of (i) the Termination Fee payable to Parent, and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Section 7704(c)(2) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 7704(d) of the Code (“PTP Qualifying Income”) and Parent has $1,000,000 of income from unknown sources during such year which is not PTP Qualifying Income (in addition to any known or anticipated income which is not PTP Qualifying Income), in each case, as determined by the Parent’s independent accountants, plus (B) in the event the Parent receives either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described below in Section 8.03(b)(iv)(2), or (y) an opinion from Parent’s outside counsel as described below in Section 8.03(b)(iv)(2), an amount equal to the excess of the Termination Fee less the amount payable under clause (A) above.

(2) To secure the Company’ s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.03(b)) as shall be mutually agreed upon by Parent, the Company and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 8.03(b) shall be made at the time the Company is obligated to pay the Termination Fee pursuant to this Section 8.03(b) by wire transfer. The escrow agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Section 7704(c)(2) of the Code determined as if the payment of such amount did not constitute PTP Qualifying Income and Parent has $1,000,000 of income from unknown sources during such year which is not PTP Qualifying Income (in addition to any known or anticipated income which is not PTP Qualifying Income), in which case the escrow agent shall release such amount, or (ii) a letter from Parent’s counsel indicating that (A) Parent received a ruling from the IRS holding that the Termination Fee would either constitute PTP Qualifying Income of Parent or would be excluded from gross income of Parent for purposes of Section 7704(c)(2) of the Code or (B) the Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Termination Fee should either constitute PTP Qualifying Income or should be excluded from gross income of Parent for purposes of Section 7704(c)(2) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee. The Company agrees to amend this Section 8.03(b) at the reasonable request of Parent in order to (i) maximize the portion of the Termination Fee that may be distributed hereunder without causing the Parent to fail to meet the requirements of Section 7704(c)(2) of the Code, or (ii) assist Parent in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.03(b). Any amount of the Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.03(b). Any amount of the Termination Fee that remains unpaid as of the end of the taxable year five (5) years after this Agreement is terminated shall be released to the Company.

(3) The amount payable in any tax year of the Affiliate of the Parent treated as the owner of Acquisition Sub for U.S. federal income tax purposes (the “REIT Affiliate”) shall not exceed the lesser of (i) the Termination Fee payable to the REIT Affiliate, and (ii) the sum of (A) the maximum amount that can be paid to the REIT Affiliate without causing the REIT Affiliate to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the REIT Affiliate has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the REIT Affiliate’s independent accountants, plus (B) in the event the REIT Affiliate receives either (x) a letter from its counsel indicating that the REIT Affiliate has received a ruling from the IRS as described below in Section 8.03(b)(iv)(4), or (y) an opinion from its outside counsel as described below in Section 8.03(b)(iv)(4), an amount equal to the excess of the Termination Fee less the amount payable under clause (A) above.

(4) To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.03(b)) as shall be mutually agreed upon by Parent, the Company and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 8.03(b) shall be made at the time the Company is obligated to pay the Termination Fee pursuant to this Section 8.03(b) by wire transfer. The escrow agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to the REIT Affiliate unless the escrow agent receives any one or combination of the following: (i) a letter from the REIT Affiliate’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the REIT Affiliate without causing the REIT Affiliate to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the REIT Affiliate has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount, or (ii) a letter from the REIT Affiliate’s counsel indicating that (A) the REIT Affiliate received a ruling from the IRS holding that the receipt of the Termination Fee would either constitute Qualifying Income of the REIT Affiliate or would be excluded from gross income of the REIT Affiliate for purposes of Sections 856(c)(2) and (3) of the Code or

(B) the REIT Affiliate’s outside counsel has rendered a legal opinion to the effect that the receipt by the REIT Affiliate of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income of the REIT Affiliate for purposes of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee. The Company agrees to amend this Section 8.03(b) at the reasonable request of Parent in order to (i) maximize the portion of the Termination Fee that may be distributed hereunder without causing the REIT Affiliate to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (ii) assist the REIT Affiliate in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.03(b). Any amount of the Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.03(b). Any amount of the Termination Fee that remains unpaid as of the end of the taxable year five (5) years after this Agreement is terminated shall be released to the Company.

(c) Parent Payments. Parent shall pay $1.2 billion to the Company (the “Reverse Termination Fee”) by wire transfer of immediately available funds to an escrow account or accounts designated in writing by the Company, within two (2) Business Days after demand by the Company, if this Agreement is terminated by the Company pursuant to Section 8.01(b)(iii) or Section 8.01(b)(iv); provided that, in the event this Agreement is terminated by the Company pursuant to Section 8.01(b)(iv), the Company may, at the Company’s sole discretion elect to either (i) receive the Reverse Termination Fee pursuant to this this Section 8.03(c) or (ii) reject (and return, if applicable) such Reverse Termination Fee and preserve all rights to pursue any claim, action or proceeding for monetary damages against Parent in accordance with Section 9.09.

(i) In the event that Parent is obligated to pay the Reverse Termination Fee, the amount payable in any tax year of the Company shall not exceed the lesser of (i) the Reverse Termination Fee payable to the Company, and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Company has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Company’s independent accountants, plus (B) in the event the Company receives either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS as described below in Section 8.03(c)(ii), or (y) an opinion from the Company’s outside counsel as described below in Section 8.03(c)(ii), an amount equal to the excess of the Reverse Termination Fee less the amount payable under clause (A) above.

(ii) To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Reverse Termination Fee with an escrow agent selected by Parent on such terms (subject to this Section 8.03(c)) as shall be mutually agreed upon by Parent, the Company and the escrow agent. The payment or deposit into escrow of the Reverse Termination Fee pursuant to this Section 8.03(c) shall be made at the time Parent is obligated to pay the Reverse Termination Fee pursuant to this Section 8.03(c) by wire transfer. The escrow agreement shall provide that the Reverse Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Company has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that (A) the Company received a ruling from the IRS holding that the receipt by the Company of the Reverse Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Reverse Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Reverse Termination Fee to the Company. Parent agrees to amend this Section 8.03(c) at the reasonable request of the Company in order to (i) maximize the portion of the Reverse Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (ii) assist the Company in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.03(c). Any amount of the Reverse Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.03(c). Any amount of the Reverse Termination Fee that remains unpaid as of the end of the taxable year five (5) years after this Agreement is terminated by the Company pursuant to Section 8.01(b)(iii) or Section 8.01(b)(iv) shall be released to Parent. Notwithstanding anything in the foregoing to the contrary, in the event Parent has paid or caused to be paid to the Company the full amount of any damages awarded to the Company pursuant to any claim, action or proceeding against Parent pursuant to Section 9.09, whether directly or from such escrow, the funds remaining in such escrow, if any, shall be simultaneously released to Parent.

(d) Exclusive Remedy. Each of the Company, Parent and Acquisition Sub acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, (i) in any circumstance in which this Agreement is terminated and the Termination Fee is paid or payable pursuant to Section 8.03(b), the Termination Fee shall (subject to Section 9.08), be the sole and exclusive remedy for any and all losses or damages suffered or incurred by

Parent, Acquisition Sub, any of their respective Affiliates or any other person in connection with any Transaction Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Acquisition Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company and its Subsidiaries, and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) arising out of or in connection with any Transaction Agreement, any of the Transactions or any matters forming the basis for such termination, and upon payment of the Termination Fee none of the Company Related Parties shall have any further liability or obligation relating to or arising out of any Transaction Agreement, its termination or the Transactions, except for Willful Breach or fraud and (ii) in any circumstance in which this Agreement is terminated and the Reverse Termination Fee is paid or payable pursuant to Section 8.03(c) (unless, in the event this Agreement is terminated by the Company pursuant to Section 8.01(b)(iv), the Company has elected to reject such payment pursuant to Section 8.03(c) and, to the extent received, has returned such payment within five (5) Business Days after receipt thereof) the Reverse Termination Fee shall (subject to Section 9.08), be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company, any of its respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the Financing, the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company, or any of its respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Parent Related Parties”) arising out of or in connection with any Transaction Agreement, the Financing, the Financing Commitment Papers, the Best Efforts Financing, any of the Transactions or any matters forming the basis for such termination, and upon payment of the Reverse Termination Fee none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of any Transaction Agreement, its termination, the Financing or the Transactions, except (x) for Willful Breach or fraud and (y) pursuant to the reimbursement and indemnification obligations of Parent in Section 5.04, Section 6.14 and Section 6.19.

Section 8.04 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that if this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law without such approval. Notwithstanding anything in this Agreement to the contrary, this Section 8.04, Section 8.03(d), Section 9.03, Section 9.06(c), Section 9.09(c), Section 9.09(d), Section 9.10 and Section 9.14 (and any provision of this Agreement to the extent an amendment of such provision would modify the substance of any of the foregoing provisions) may not be amended in a manner that materially and adversely impacts the interests of any Financing Source without the prior written consent of such Financing Source.

Section 8.05 Extension; Waiver. At any time and from time to time prior to the Charter Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided, however, that (i) after receipt of the approvals contemplated by Section 7.01(a), there shall be made no waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no waiver shall be made under this Agreement after the Charter Effective Time. Except as required by Law, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at, and shall not survive, the Merger Effective Time, and only the covenants that by their terms are to be performed after the Merger Effective Time shall so survive the Merger Effective Time in accordance with their respective terms.

Section 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand, electronic mail or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice or communications:

(a)      if to Parent or Acquisition Sub, to:

Brookfield Property Group

Brookfield Place

250 Vesey Street, 15th Floor

New York, NY 10181

Attention:      Brian Kingston, Chief Executive Officer

 Murray Goldfarb, Managing Partner

Email:            brian.kingston@brookfield.com

 murray.goldfarb@brookfield.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:      Michael J. Aiello

Matthew J. Gilroy

Email:           Michael.aiello@weil.com

Matthew.gilroy@weil.com

and

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:      Mark D. Kirshenbaum

Gilbert G. Menna

Mark S. Opper

Email:           mkirshenbaum@goodwinlaw.com

gmenna@goodwinlaw.com

mopper@goodwinlaw.com

and

Torys LLP

79 Wellington Street West, Suite 3000

TD South Tower

Toronto, Ontario M5K 1N2 Canada

Attention:      Karrin Powys-Lybbe

Email:            kpowys-lybbe@torys.com

(b)      if to the Company, to:

GGP Inc.

350 N. Orleans St., Suite 300

Chicago, IL 60654-1607

Attention:      General Counsel

Email:            GeneralCounsel@ggp.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:      Alan Klein

Email:           aklein@stblaw.com

and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:      Joseph C. Shenker

 Robert W. Downes

 Brian E. Hamilton

Email:            shenkerj@sullcrom.com

 downesr@sullcrom.com

 hamiltonb@sullcrom.com

Section 9.03 Assignment. No party may assign, in whole or in part, by operation of law or otherwise, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, that Parent and Acquisition Sub may, in their sole discretion and without the consent of any Person or its applicable Affiliate, assign any or all of their respective rights, interests and obligations under this Agreement, in whole or in part, to any wholly owned Subsidiary of Parent, or to any Financing Sources in connection with a collateral assignment as part of a secured financing undertaken by Parent or its Affiliates, but no such assignment shall (i) relieve Parent or Acquisition Sub of any of their obligations hereunder or (ii) reasonably be expected to delay, impede or prevent the consummation of the Transactions or otherwise adversely affect the holders of Company Shares. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.03 shall be null and void.

Section 9.04 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of December 6, 2017 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

Section 9.05 Entire Agreement.

(a) This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits hereto, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Merger Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

(b) EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.06 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person not a party hereto any rights or remedies hereunder, except (a) for the provisions of Section 6.07 (which shall be for the benefit of the Indemnified Parties), (b) that the Company on behalf of the holders of Company Shares, Company Preferred Stock, Company Options and Company Restricted Stock and the Partnership Common Units, Partnership Preferred Units and Partnership LTIP Units has the right to seek damages (including claims for damages based on loss of the economic benefits of the Transactions to the holders of Company Shares, Company Preferred Stock, Company Options and Company Restricted Stock and the Partnership Common Units, Partnership Preferred Units and Partnership LTIP Units) in the event of Parent’s or Acquisition Sub’s failure to consummate the Merger in breach of this Agreement (whether or not the Agreement has been terminated), which right is hereby expressly acknowledged and agreed by Parent and Acquisition Sub and (c) that the Financing Sources shall be express third-party beneficiaries of and shall be entitled to rely on this Section 9.06(c), Section 8.03(d), Section 8.04, Section 9.03, Section 9.09(c), Section 9.09(d), Section 9.10 and Section 9.14. The rights of third-party beneficiaries referenced in clause (b) of the preceding sentence may be exercised only by the Company (on behalf of the holders of Company Shares, Company Options and Company Restricted Stock, and the Partnership Common Units, Partnership Preferred Units and Partnership LTIP Units, as their agent) through action expressly approved by the Special Committee, and no stockholder of the Company or holder of Company Options or Company Restricted Stock or holder of Partnership Common Units, Partnership Preferred Units and Partnership LTIP Units whether purporting to act in its capacity as a stockholder or holder of other equity purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. Notwithstanding the foregoing, following the Merger Effective Time the provisions of Section 2.07(a) and Section 2.09 shall be enforceable by holders of Certificates and Uncertificated Shares, the provisions of Section 2.07(a)(iv) shall be enforceable by holders of Company Preferred Stock, the provisions of Section 2.07(d) shall be enforceable by holders of Company Options, the provisions of Section 2.07(e) shall be enforceable by holders of Company Restricted Stock, and the provisions of Section 2.09(b), (c) and (d) shall be enforceable by holders of Partnership Common Units, Partnership Preferred Units and Partnership LTIP Units.

Section 9.07 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.08 Specific Performance. Except as set forth in Section 8.03(b)(iii), the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (in the courts described in Section 9.09(b)) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into the Transaction Agreements; provided that it is acknowledged and agreed by each party that:

(a) the Company shall be entitled to seek specific performance to cause Parent and Acquisition Sub to consummate the Charter Closing, the Partnership Agreement Amendment and Restatement, the Merger and the other Transactions if, but only if, (i) either Parent or Acquisition Sub fails to consummate the Charter Closing or any other Transaction (other than a Requested Transaction) within five (5) Business Days of the date the Charter Closing or such other Transaction was required to occur pursuant to and in accordance with Section 2.03, (ii) the financing provided for by the Financing Commitment (or, if Alternative Financing, such Alternative Financing, as the case may be) has been funded or is reasonably expected to be funded at the closing of the Transactions and (iii) the Company has confirmed in writing that, if specific performance is granted and the Committed Financing is funded, then the Company will take all such actions in its power to cause the Charter Closing and the Merger to occur; and

(b) Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek, as alternative remedies, (i) specific performance or other equitable relief, subject in all respects to this Section 9.08 and (ii)

payment of the Reverse Termination Fee or monetary damages, if, as and when required pursuant to this Agreement, under no circumstances shall the Company be permitted or entitled to receive a grant of specific performance to cause the Committed Financing to be funded or other equitable relief if this Agreement has been validly terminated in accordance with its terms and the Company has requested and received payment of the Reverse Termination Fee and all of the other amounts, as and when due, owing to the Company pursuant to Section 5.04, Section 6.14 and Section 6.19. The remedies available to the Company pursuant to this Section 9.08 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from seeking to obtain such other remedies. For the avoidance of doubt, the parties hereto further agree that (i) by seeking the equitable remedies provided for in this Section 9.08, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party in accordance with the terms of this Agreement in the event that this Agreement has been terminated or in the event that the equitable remedies provided for in this Section 9.08 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.08 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.08 prior or as a condition to exercising any termination right under Article VIII (and pursuing monetary damages and/or the Reverse Termination Fee (and any of the other amounts, as and when due, owing to the Company pursuant to Section 5.04, Section 6.14 and Section 6.19) after such termination to the extent permitted in accordance with this Agreement), nor shall the commencement of any legal proceeding pursuant to this Section 9.08 or anything set forth in this Section 9.08 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement.

Section 9.09 Governing Law; Jurisdiction.

(a) Subject to Section 9.09(c), this Agreement and the other Transaction Agreements, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the other Transaction Agreements, or the negotiation, execution or performance of this Agreement or the other Transaction Agreements, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.02 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.09 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of the Transaction Agreements or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with the Transaction Agreements or the Transactions shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to the Transaction Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such Legal Proceeding, including any appeal thereof.

(c) Notwithstanding the foregoing, any disputes involving the Financing Sources will be governed by and construed in accordance with the laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any law other than the law of the State of New York.

(d) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring, or support the bringing of, any proceeding, claim or counterclaim, whether at law or in equity, whether arising in contract, tort, equity otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitment or the Best Efforts Financing, or the performance thereof, or the Financing in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof).

Section 9.10 WAIVER OF JURY TRIAL. Each of the parties hereto hereby acknowledges and agrees that any controversy that may arise under or relating to this Agreement, the other Transaction Agreements or the Transactions is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives all rights it may have to a trial by jury in respect of any litigation (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement, the other Transaction Agreements, the Transactions, the Financing or the facts or circumstances leading to the execution or performance of this Agreement. Each party certifies and acknowledges that (i) no party or representative or affiliate thereof has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of such waiver, (iii) it makes such waiver knowingly and voluntarily and (iv) it has been induced to enter into this Agreement and the other Transaction Agreements by, among other things, the mutual waivers and certifications contained in this paragraph.

Section 9.11 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or sub-section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company or Parent, as appropriate, that are set forth in the corresponding section or sub-section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of the Company or Parent, as appropriate, that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 9.13 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or the other Transaction Agreements or for any claim based on, in respect of, or by reason of, the Transactions; provided, however, that nothing in this Section 9.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of the Transaction Agreements.

Section 9.14 Financing Source Liability. Without limiting the obligations of the Financing Sources under the Financing Commitment, the Best Efforts Financing, or any definitive financing agreements related to either the Financing Commitment or the Best Efforts Financing and the rights of Parent or any of its Affiliates under the Financing Commitment, the Best Efforts Financing, or any definitive financing agreements related to either the Financing Commitment or the Best Efforts Financing, the Company acknowledges and agrees that (i) no Financing Source shall have any liability to the Company or any of its Subsidiaries (or any of their respective Representatives) in connection with this Agreement or any transactions contemplated hereby (including the transactions contemplated by the Financing Commitment and the Best Efforts Financing), (ii) the Company (on behalf of itself, its Subsidiaries and each of their respective Representatives) hereby waives any rights or claims against each Financing Source in its capacity as such in connection with this Agreement, the Committed Financing and the Best Efforts Financing, whether at law or in equity, in contract, in tort or otherwise, and (iii) the Company (on behalf of itself, its Subsidiaries and each of their respective Representatives) agrees not to commence (and if commenced agree to dismiss or otherwise terminate) any action or proceeding against any Financing Source in its capacity as such in connection with this Agreement or the Transactions (including any action or proceeding relating to the Committed Financing or the Best Efforts Financing). For the avoidance of doubt, neither Parent nor any of its respective Affiliates hereby does or shall waive any rights or remedies pursuant to the

Financing Commitment, the Best Efforts Financing, the Financing or any definitive financing agreements. In no event shall the Company, its Subsidiaries or any of their respective Representatives be entitled to directly seek the remedy of specific performance of this Agreement against any Financing Source, provided that neither the Company, its Subsidiaries nor any of their respective Representatives waives any right to seek the remedy of specific performance of any agreement with a Financing Source to which the Company, such Subsidiary or such Representative is a party. For the avoidance of doubt, nothing in this Section 9.14 shall be deemed to limit the Company’s rights under Section 9.08.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

PARENT:

BROOKFIELD PROPERTY PARTNERS L.P.

By:	/s/ Brian Kingston
Name:	Brian Kingston
Title:	Authorized Signatory

ACQUISITION SUB:

GOLDFINCH MERGER SUB CORP.

By:	/s/ Brian Kingston
Name:	Brian Kingston
Title:	Chief Executive Officer

[MERGER AGREEMENT]

THE COMPANY:

GGP INC.

By:	/s/ Sandeep Mathrani
Name:	Sandeep Mathrani
Title:	Chief Executive Officer

[MERGER AGREEMENT]

EXHIBIT A

Form of Amended & Restated Certificate of Incorporation

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GGP INC.

The present name of the Corporation is GGP Inc. The Corporation was incorporated under the name “New GGP, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 1, 2010, which Certificate of Incorporation was amended and restated, and the name of the Corporation was changed to General Growth Properties, Inc., in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), by the filing of an Amended and Restated Certificate with the Secretary of State of the State of Delaware on November 9, 2010. The Amended and Restated Certificate of Incorporation of the Corporation was further amended by a Certificate of Amendment filed January 17, 2017 to change the name of the Corporation to GGP Inc., effective January 27, 2017. The Amended and Restated Certificate of Incorporation of the Corporation was amended and restated by the Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on May 17, 2017.

In accordance with Sections 242 and 245 of the DGCL, the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (which is referred to herein as the “Corporation”) shall be GGP Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A. Definitions. The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Third Amended and Restated Certificate of Incorporation, as it may be amended from time to time in accordance herewith (the “Certificate of Incorporation”).

“Average Market Capitalization” shall mean, for any period of time, the arithmetic mean of the Market Capitalizations for such period.

“BAM” shall mean Brookfield Asset Management Inc., a corporation organized pursuant to articles of amalgamation under the Business Corporations Act (Ontario) dated January 1, 2005, and shall be deemed to refer to all successors, including, without limitation, by operation of law.

“Beneficial Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in such shares is held directly or indirectly (including by a nominee), and shall include shares of Capital Stock that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own,” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean, with respect to any Trust, one or more organizations described in each of Section 501(c)(3), Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of subsection G(1) of Article XIV.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“BPI” shall mean Brookfield Properties, Inc., a Delaware corporation, and shall be deemed to refer to all successors, including, without limitation, by operation of law.

“BPY” shall mean Brookfield Property Partners L.P., a Bermuda limited partnership, and shall be deemed to refer to all successors, including, without limitation, by operation of law.

“BPY Distributed Right” shall have the meaning as provided in clause (2) of the definition of “Conversion Factor” below.

“BPY GP” shall mean Brookfield Property Partners Limited, an exempted company existing under the laws of Bermuda.

“BPY Liquidation Event” shall have the meaning as provided in subsection C(4)(a) of Article IV.

“BPY Reference Property” shall have the meaning as provided in subsection C(3)(h) of Article IV.

“BPY Specified Event” shall have the meaning as provided in subsection C(3)(h) of Article IV.

2

“BPY Unit” shall mean a limited partnership interest in BPY representing a fractional part of all the limited partner interests in BPY, which is designated as a “Unit”, and shall include any limited partnership interest or other equity interest of BPY or any successor to BPY into which such BPY Unit is converted or for which such Unit is exchanged.

“BPY Unit of Reference Property” shall have the meaning as provided in subsection C(3)(h) of Article IV.

“BPY Unit Value” shall mean, with respect to a BPY Unit on a particular date, the market price of a BPY Unit on such date or, if such date is not a Trading Day, the most recent Trading Day. The market price for each such Trading Day shall be: (i) (A) if the BPY Units are listed on a U.S. National Securities Exchange, the closing price per BPY Unit (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange or (B) if the BPY Units are listed on a non-U.S. National Securities Exchange, the U.S. dollar equivalent (calculated as of the Close of Business of such date) of the closing price per BPY Unit (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange; (ii) if the BPY Units are not listed or admitted to trading on any National Securities Exchange, the last quoted bid price on such day in the over-the-counter market on such day as reported by OTC Markets Group Inc. or a similar organization; (iii) if the BPY Units are not so quoted, the average of the mid-point of the last bid and ask prices on such day from each of at least three nationally recognized independent investment banking firms selected by the Corporation for such purpose or (iv) if none of the conditions set forth in clauses (i), (ii) or (iii) is met, then the amount that a holder of one BPY Unit would receive if each of the assets of BPY were sold for its fair market value on such date, BPY were to pay all of its outstanding liabilities and the remaining proceeds were to be distributed to its partners in accordance with the terms of its partnership agreement.

“BPY Units Amount” shall mean, with respect to Tendered Class A Shares, a number of BPY Units equal to the product of (a) the number of Tendered Class A Shares multiplied by (b) the Conversion Factor in effect on the Valuation Date with respect to such Tendered Class A Shares.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time in accordance with the terms of this Certificate of Incorporation and the Bylaws.

“Capital Stock” shall mean the Class A Stock, Class B Stock, Class C Stock, the Common Stock and the Preferred Stock.

“Cash Amount” shall mean with respect to Tendered Class A Shares, an amount in cash equal to the product of (a) the BPY Units Amount as of the Specified Exchange Date multiplied by (b) the BPY Unit Value as of the Valuation Date with respect to such Tendered Class A Shares.

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“Certificate of Incorporation” shall have the meaning as provided in Section A of Article IV.

“Class A Distributed Right” shall have the meaning as provided in the definition of “Conversion Factor” below.

“Class A Dividend” shall have the meaning as provided in subsection C(1)(a) of Article IV.

“Class A Share” shall mean a share of Class A Stock.

“Class A Shareholder” shall have the meaning as provided in subsection C(3)(a) of Article IV.

“Class A Stock” shall have the meaning as provided in Section B of Article IV.

“Class A Stock Value” shall mean, with respect to a Class A Share on a particular date, the market price of a Class A Share on such date, or, if such date is not a Trading Day, the most recent Trading Day. The market price for each such Trading Day shall be: (i) (A) if the Class A Shares are listed on a U.S. National Securities Exchange, the closing price per Class A Share (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange or (B) if the Class A Shares are listed on a non-U.S. National Securities Exchange, the U.S. dollar equivalent (calculated as of the Close of Business of such date) of the closing price per Class A Share (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange; (ii) if the Class A Shares are not listed or admitted to trading on any National Securities Exchange, the last quoted bid price on such day in the over-the-counter market on such day as reported by OTC Markets Group Inc. or a similar organization; (iii) if the Class A Shares are not so quoted, the average of the mid-point of the last bid and ask prices on such day from each of at least three nationally recognized independent investment banking firms selected by the Corporation for such purpose or (iv) if none of the conditions set forth in clauses (i), (ii), or (iii) is met then the amount that a holder of one Class A Share would receive if each of the assets of the Corporation were sold for its fair market value on such date, the Corporation were to pay all of its outstanding liabilities and the remaining proceeds were to be distributed to its stockholders in accordance with the terms of this Certificate of Incorporation.

“Class B Liquidation Amount” shall have the meaning as provided in subsection C(1)(b) of Article IV.

“Class B Stock” shall have the meaning as provided in Section B of Article IV.

“Class C Stock” shall have the meaning as provided in Section B of Article IV.

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“Close of Business” shall mean 5:00 p.m., New York City time.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning as provided in Section B of Article IV.

“Constructive Ownership” shall mean ownership of shares of Capital Stock by a Person whether the interest in such shares is held directly or indirectly (including through a nominee), and shall include shares of Capital Stock that would be treated as owned through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own,” and “Constructively Owned” shall have correlative meanings.

“Constructive Ownership Limit” shall mean 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of Capital Stock, as may be adjusted pursuant to subsection H of Article XIV.

“Conversion Factor” shall mean 1.0; provided that in the event that:

(1) BPY (a) declares or pays a dividend or a distribution on its outstanding BPY Units wholly or partly in BPY Units or makes a distribution to all or substantially all holders of its outstanding BPY Units wholly or partly in BPY Units; (b) splits or subdivides its outstanding BPY Units or (c) effects a reverse unit split or otherwise combines or reclassifies its outstanding BPY Units into a smaller number of BPY Units, then the Conversion Factor shall be adjusted by multiplying the Conversion Factor in effect immediately prior to the Open of Business on the Record Date by a fraction, (x) the numerator of which shall be the number of BPY Units issued and outstanding as of the Close of Business on the Record Date for such dividend, distribution or Effective Date for such split, subdivision, reverse split, combination, or reclassification as applicable (assuming for such purpose that such dividend, distribution, split, subdivision, reverse split, combination or reclassification has occurred as of such time), and (y) the denominator of which shall be the actual number of BPY Units (determined without the above assumption) issued and outstanding as of the Close of Business on the Record Date or Effective Date, as applicable, for such distribution, split, subdivision, reverse split, combination or reclassification.

Any adjustment under this clause (1) shall become effective immediately after the Open of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such split, subdivision, reverse split, combination or reclassification, as applicable. If such dividend or distribution of the type described in this clause (1) is declared but not so paid or made and will not be so paid or made, the Conversion Factor shall be immediately readjusted, effective as of the date the BPY GP determines not to pay such dividend or distribution, to the Conversion Factor that would be in effect if such dividend or distribution had not been declared.

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(2) BPY distributes any rights, options or warrants to all or substantially all holders of its BPY Units to convert into, exchange for or subscribe for or to purchase or to otherwise acquire BPY Units (or other securities or rights convertible into, exchangeable for or exercisable for BPY Units), whether or not any such right, option or warrant is immediately exercisable at a price per unit that is less than the average of the BPY Unit Value of a BPY Unit for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance (each a “BPY Distributed Right”), then, as of the Record Date of such BPY Distributed Rights or, if later, the time such BPY Distributed Rights become exercisable, the Conversion Factor shall be adjusted by multiplying the Conversion Factor in effect immediately prior to the Open of Business on the Record Date by a fraction (a) the numerator of which shall be the number of BPY Units issued and outstanding as of the Close of Business on the Record Date (or, if later, the date such BPY Distributed Rights become exercisable) plus the maximum number of BPY Units deliverable or purchasable under such BPY Distributed Rights and (b) the denominator of which shall be the number of BPY Units issued and outstanding as of the Close of Business on the Record Date plus a fraction (x) the numerator of which is the minimum aggregate purchase price under such BPY Distributed Rights of the maximum number of BPY Units purchasable under such BPY Distributed Rights and (y) the denominator of which is the average of the BPY Unit Value of a BPY Unit for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance (or, if later, the date such BPY Distributed Rights become exercisable); provided, however, that, if any such BPY Distributed Rights expire or become no longer exercisable, then the Conversion Factor shall be adjusted, effective retroactive to the Record Date of the BPY Distributed Rights, to reflect a reduced maximum number of BPY Units or any change in the minimum aggregate purchase price for the purposes of the above fraction.

Any adjustment under this clause (2) will be made successively whenever such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Record Date for such issuance. To the extent that the BPY Units are not delivered and will not be delivered after the exercise of such rights, options or warrants, the Conversion Factor shall be decreased to the Conversion Factor that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of BPY Units actually delivered. If such rights, options or warrants are not so issued, the Conversion Factor shall be decreased, effective as of the date the BPY GP determines not to issue such rights, options or warrants, to the Conversion Factor that would then be in effect if such Record Date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle holders of BPY Units to subscribe for or to purchase or to otherwise acquire BPY Units (or other securities or rights convertible into, exchangeable for or exercisable for BPY Units) at a price per unit that is less than the average of the BPY Unit Value of a BPY Unit for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the minimum aggregate purchase price under such BPY Distributed Rights, there shall be taken into

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account any consideration received by BPY for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the BPY GP.

(3) (A) BPY shall, by dividend or otherwise, distribute to all or substantially all holders of BPY Units evidences of its indebtedness or assets (including securities, but excluding all dividends and distributions paid exclusively in cash, dividends and distributions referred to in subsection (1) or (2) above or any Spin-off referred to in clause 3(B) below) or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities, then the Conversion Factor shall be adjusted to equal the amount determined by multiplying the Conversion Factor in effect immediately prior to the Open of Business on the Record Date by a fraction (a) the numerator of which shall be the average of the BPY Unit Value of a BPY Unit over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the Record Date and (b) the denominator of which shall be the average of the BPY Unit Value of a BPY Unit over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the Record Date less the fair market value on the Record Date (as determined by the BPY GP) of the portion of the evidences of indebtedness or assets, rights, options or warrants so distributed applicable to one BPY Unit.

Any adjustment made under this clause (3)(A) will become effective immediately after the Open of Business on the Record Date for such distribution. If such distribution is not paid or made, the Conversion Factor shall be decreased, effective as of the date the BPY GP determines not to pay or make such distribution, to be the Conversion Factor that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if the fair market value (as determined by the BPY GP) of the portion of the evidences of indebtedness or assets, rights, options or warrants distributable to one BPY Unit is equal to or greater than the average BPY Unit Value referenced above in this clause (3)(A), in lieu of the foregoing adjustment, each Class A Shareholder shall receive from the Corporation, in respect of each share of Class A Stock, a distribution of cash payable out of the funds legally available therefor (at the same time as holders of the BPY Units), that in the determination of the Corporation, is comparable as a whole in all material respects with the amount of BPY indebtedness or assets or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities that such holder would have received if such holder owned a number of BPY Units equal to the Conversion Factor in effect on the Record Date.

(B) With respect to an adjustment pursuant to this clause (3) where there has been a Spin-off relating to BPY, the Conversion Factor shall be adjusted to equal the amount determined by multiplying the Conversion Factor in effect immediately prior to the Open of Business on the Record Date by a fraction (a) the numerator of which shall be the average of the Last Reported Sale Prices of the capital stock or similar equity interest distributed to BPY Unit holders over the Valuation Period plus the average of the BPY Unit Value of a BPY Unit over the Valuation Period and (b) the denominator of which

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shall be the average of the BPY Unit Value of a BPY Unit over the Valuation Period; provided that, if the Corporation elects to pay cash in lieu of making an adjustment to the Conversion Factor provided by this clause 3(B), the Corporation shall be required to pay and the Class A Shareholders shall be entitled to receive, cash to the Class A Shareholders on the third (3rd) Business Day immediately following the last Trading Day of the Valuation Period in an amount calculated by multiplying the BPY Unit Value on the Record Date by the amount of the incremental increase in the Conversion Factor.

Any adjustment pursuant to this clause (3)(B) will be made immediately after the Close of Business on the last Trading Day of the Valuation Period, but will be given effect as of the Open of Business on the Record Date for such Spin-off. Notwithstanding the foregoing, in respect of any exchange during the Valuation Period, references above to “ten (10) consecutive Trading Days” shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Record Date of such Spin-off and the Trading Day immediately preceding the Specified Exchange Date in determining the Conversion Factor. If any such Spin-off does not occur, the Conversion Factor shall be decreased, effective as of the date the BPY GP determines not to proceed with the Spin-off, to be the Conversion Factor that would then be in effect if such Spin-off had not been pursued.

(4) BPY pays any cash dividend or distribution to all or substantially all holders of BPY Units in excess of any cash dividend or distribution the Corporation pays to all or substantially all Class A Shareholders during any calendar quarter, then the Conversion Factor shall be adjusted by multiplying the Conversion Factor in effect immediately prior to the Open of Business on the Record Date by a fraction (a) the numerator of which is the BPY Unit Value of a BPY Unit on the Trading Day immediately preceding the Record Date and (b) the denominator of which is the BPY Unit Value of a BPY Unit on the Trading Day immediately preceding the Record Date less the Excess Cash for such quarter; provided, however, if and when the Class A Shareholders receive the full amount of the Class A Dividend for the current quarter and all prior periods, then the Conversion Factor shall be decreased to the Conversion Factor that would have been in effect had no Excess Cash been paid.

Any adjustment under this clause (4) shall become effective immediately after the Open of Business on the Record Date for such dividend or distribution. If no such excess is or will be actually paid to holders of BPY Units, the Conversion Factor shall be decreased, effective as of the date the BPY GP determines not to make or pay such dividend or distribution, to be the Conversion Factor that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if the Excess Cash is equal to or greater than the BPY Unit Value of a BPY Unit on the Trading Day immediately preceding the Record Date, in lieu of the foregoing adjustment, each Class A Shareholder shall receive from the Corporation out of funds legally available therefor, in respect of each share of Class A Stock, at the same time and upon the same terms as holders of the BPY Units, the Excess Cash that such holder would have received if such holder owned a number of BPY Units equal to the Conversion Factor on the Record Date.

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(5) BPY or one of its subsidiaries shall make a payment in respect of a tender or exchange offer for the BPY Units, to the extent that the cash and value of any other consideration included in the payment per BPY Unit exceeds the average of the BPY Unit Value over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), then the Conversion Factor shall be adjusted to equal the amount determined by multiplying the Conversion Factor in effect immediately prior to the Open of Business on the Trading Day next succeeding the Expiration Date by a fraction (a) the numerator of which shall be the aggregate value of all cash and any other consideration (as determined by the Corporation) paid or payable for BPY Units purchased or exchanged in such tender or exchange offer plus the average of the BPY Unit Value over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date multiplied by the number of BPY Units issued and outstanding immediately after the Expiration Date (after giving effect to the purchase of all BPY Units accepted for purchase or exchange in such tender or exchange offer, without duplication), and (b) the denominator of which is the number of BPY Units issued and outstanding immediately prior to the Expiration Date (before giving effect to the purchase of the BPY Units accepted for purchase or exchange in such tender or exchange offer) multiplied by the average of the BPY Unit Value over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Any adjustment under this clause (5) will be made at the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date and shall be given effect as of the Open of Business on the day next succeeding the Expiration Date.

Notwithstanding the foregoing, in respect of any exchange during the Valuation Period, references above to “ten (10) consecutive Trading Days” shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Expiration Date and the Trading Day immediately preceding the Specified Exchange Date in determining the Conversion Factor.

(6) the Corporation (a) declares or pays a dividend on its outstanding Class A Stock wholly or partly in Class A Shares or makes a distribution to all or substantially all holders of its outstanding Class A Shares wholly or partly in Class A Shares; (b) splits or subdivides its outstanding Class A Shares or (c) effects a reverse stock split or otherwise combines or reclassifies its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Factor shall be adjusted by multiplying the Conversion Factor in effect prior to the Open of Business on the Record Date by a fraction, (x) the numerator of which shall be the actual number of Class A Shares issued and outstanding immediately prior to the Open of Business on the Record Date for such dividend or distribution or Effective Date for such split, subdivision, reverse split combination or reclassification, as applicable, without taking into account such dividend, distribution, split subdivision, reverse split combination or reclassification, and (y) the denominator of which shall be the number of Class A Shares issued and

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outstanding immediately after the Open of Business on the Record Date or Effective Date, as applicable, for such dividend, distribution, split, subdivision, reverse split combination or reclassification (assuming for such purpose that such dividend, distribution, split, subdivision, reverse split combination or reclassification has occurred as of such time).

Any adjustment under this clause (6) shall become effective immediately after the Open of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share split, subdivision, combination or reclassification, as applicable. If such dividend or distribution of the type described in this clause (6) is declared but not so paid or made and will not be so paid or made, the Conversion Factor shall be immediately readjusted, effective as of the date the Board of Directors of the Corporation determines not to pay such dividend or distribution, to the Conversion Factor that would be in effect if such dividend or distribution had not been declared;

(7) the Corporation distributes any rights, options or warrants to all or substantially all holders of its Class A Stock to subscribe for or to purchase or to otherwise acquire Class A Shares (or other securities or rights convertible into, exchangeable for or exercisable for Class A Shares) at a price per share that is less than the average of the Class A Stock Value of a Class A Share for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance (each a “Class A Distributed Right”), then, as of the Record Date of such Class A Distributed Rights or, if later, the time such Class A Distributed Rights become exercisable, the Conversion Factor shall be adjusted by multiplying the Conversion Factor in effect immediately prior to the Open of Business on the Record Date by a fraction (a) the numerator of which shall be the number of Class A Shares issued and outstanding as of the Close of Business on the Record Date plus a fraction (x) the numerator of which is the minimum aggregate purchase price under such Class A Distributed Rights of the maximum number of Class A Shares deliverable or purchasable under such Class A Distributed Rights and (y) the denominator of which is the average of the Class A Stock Value of a Class A Share for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance (or, if later, the date such Class A Distributed Rights become exercisable) and (b) the denominator of which shall be the number of Class A Shares issued and outstanding as of the Close of Business on the Record Date (or, if later, the date such Class A Distributed Rights become exercisable) plus the maximum number of shares Class A Stock purchasable under such Class A Distributed Rights; provided, however, that, if any such Class A Distributed Rights expire or become no longer exercisable, then the Conversion Factor shall be adjusted, effective retroactive to the Record Date of the Class A Distributed Rights, to reflect a reduced maximum number of Class A Shares or any change in the minimum aggregate purchase price for the purposes of the above fraction.

Any adjustment under this clause (7) will be successively made whenever such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Record Date for such issuance. To the extent that the Class A Stock is

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not and will not be delivered after the exercise of such rights, options or warrants, the Conversion Factor shall be increased to the Conversion Factor that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Class A Stock actually delivered. If such rights, options or warrants are not and will not be so issued, the Conversion Factor shall be increased, effective as of the date the Board of Directors of the Corporation determines not to issue such rights, options or warrants, to the Conversion Factor that would then be in effect if such Record Date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle Class A Shareholders to subscribe for or to purchase or to otherwise acquire Class A Stock (or other securities or rights convertible into, exchangeable for or exercisable for Class A Stock) at a price per share that is less than the average of the Class A Stock Value of a share of Class A Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the minimum aggregate purchase price of such shares of Class A Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors; and

Any adjustment to the Conversion Factor shall be calculated up to four (4) decimal places. Within ten (10) Business Days of the effectiveness of any adjustment or readjustment of the Conversion Factor, the Corporation shall make a public announcement of such adjustment or readjustment.

Notwithstanding the foregoing, the Conversion Factor shall not be adjusted in connection with (a) an event described in clauses (1) through (5) above if, in connection with such event, the Corporation makes a distribution of cash, Class A Stock, BPY Units and/or rights, options or warrants to acquire Class A Stock and/or BPY Units with respect to all applicable Class A Stock or effects a reverse split of, or otherwise combines or makes an offer for, the Class A Stock, as applicable, that, in the determination of the Corporation, is comparable as a whole in all material respects with such event or (b) an event described in clauses (6) through (7) above if, in connection with such event, BPY makes a distribution of cash, Class A Stock, BPY Units and/or rights, options or warrants to acquire Class A Stock and/or BPY Units with respect to all applicable BPY Units or effects a reverse split of, or otherwise combines or makes an offer for, the BPY Units, as applicable, that, in the determination of the Corporation, is comparable as a whole in all material respects with such event.

“Corporation” shall have the meaning as provided in Article I of this Certificate of Incorporation.

“Corporation Reference Property” shall have the meaning as provided in subsection C(3)(i) of Article IV.

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“Corporation Specified Event” shall have the meaning as provided in subsection C(3)(i) of Article IV.

“Corporation Unit of Reference Property” shall have the meaning as provided in subsection C(3)(i) of Article IV.

“Covered Person” shall have the meaning as provided in Article VII of this Certificate of Incorporation.

“Designated Proxy Firm” shall have the meaning as provided in subsection G(4) of Article XIV.

“DGCL” shall have the meaning as provided in the recitals of this Certificate of Incorporation.

“Dividend Coverage Ratio” shall mean, at any time, a ratio of (a) the Corporation’s funds from operations, as calculated in accordance with the definition of funds from operations used by the National Association of Real Estate Investment Trusts, for the immediately preceding fiscal quarter, to (b) the product of (i) the amount of the most recent regular quarterly distribution declared by BPY on each BPY Unit, times (ii) the number of shares of Class A Stock outstanding at such time.

“Effective Date” shall mean the first date on which the BPY Units or Class A Stock, as applicable, trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant unit or share split, subdivision, reserve split, combination or reclassification, as applicable.

“Excess Cash” shall mean the amount in cash that is equal to the amount of the cash dividend or distribution on a BPY Unit in excess of the cash dividend or distribution on a Class A Share during a quarter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Right” shall have the meaning as provided in subsection C(3)(a) of Article IV.

“Expiration Date” shall have the meaning as provided in clause (5) of the definition of “Conversion Factor” above.

“GGP OP” shall mean GGP Operating Partnership, LP, a Delaware limited partnership, and shall be deemed to refer to all successors, including, without limitation, by operation of law.

“Investment Agreements” shall mean (i) that certain Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and REP Investments LLC, (ii) that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and The Fairholme Fund and Fairholme Focused Income Fund and (iii) that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and Pershing Square Capital Management, L.P., on

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behalf of Pershing Square L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd.; each as may be further amended or modified from time to time.

“Last Reported Sale Price” shall mean, with respect to a security on a particular date, the market price of such security on such date, or, if such date is not a Trading Day, the most recent Trading Day. The market price for each such Trading Day shall be: (i) (A) if such security is listed on a U.S. National Securities Exchange, the closing price per security (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange or (B) if such security is listed on a non-U.S. National Securities Exchange, the U.S. dollar equivalent (calculated as of the Close of Business of such date) of the closing price per security (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange; (ii) if such security is not listed or admitted to trading on any National Securities Exchange, the last quoted bid price on such day in the over-the-counter market on such day as reported by OTC Markets Group Inc. or a similar organization; or (iii) if such security is not so quoted, the average of the mid-point of the last bid and ask prices on such day from each of at least three nationally recognized independent investment banking firms selected by the Corporation for such purpose.

“Liquidation Event” shall have the meaning as provided in subsection C(4)(a) of Article IV.

“Market Capitalization” shall mean, for any particular Trading Day, the Class A Stock Value multiplied by the number of shares of Class A Stock outstanding on such Trading Day.

“Market Capitalization Liquidation Event” shall have the meaning as provided in subsection C(4)(a) of Article IV.

“Market Price” on any date shall mean the fair market value of the relevant Capital Stock, as determined in good faith by the Board of Directors.

“National Securities Exchange” shall mean an exchange registered with the Commission under Section 6(a) of the Exchange Act, any other domestic exchange, whether or not so registered, or the Toronto Stock Exchange.

“Non-Transfer Event” shall mean an event, other than a purported Transfer, that would cause any Person to Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit or Constructively Own shares of Capital Stock in excess of the Constructive Ownership Limit. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer, or other disposition of shares of Capital Stock, (ii) the sale, transfer, assignment, or other disposition of any securities or rights convertible into or exchangeable for shares of Capital Stock, (iii) a Person purchasing or otherwise acquiring an interest in a Person which Beneficially Owns shares of Capital Stock, or (iv) a redemption, repurchase, restructuring or similar transaction with respect to a person that Beneficially Owns shares of Capital Stock.

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“Notice of Exchange” shall mean a Notice of Exchange substantially in the form set forth on Exhibit A hereto.

“Open of Business” shall mean 9:00 a.m., New York City time.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of subsection G(5) of Article XIV.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock corporation, or other entity.

“Preferred Stock” shall have the meaning as provided in Section B of Article IV.

“Preferred Stock Designation” shall have the meaning as provided in Section D of Article IV.

“Proceeding” shall have the meaning as provided in Article VII.

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of subsection B of Article XIV hereof, would (i) Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit (but such Person will be considered a Prohibited Owner only with respect to those shares in excess of the applicable limit), (ii) Constructively Own shares of Capital Stock in excess of the Constructive Ownership Limit (but such Person will be considered a Prohibited Owner only with respect to those shares in excess of the applicable limit), (iii) cause the shares of Capital Stock to be beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), (iv) cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, or (v) cause the Corporation or any of its Subsidiaries to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, and if appropriate in the context, shall also mean any Person who would own record title to shares of Capital Stock that the Prohibited Owner would have so owned.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of BPY Units and/or Class A Stock have the right to receive any cash, securities, assets or other property or in which BPY Units and/or Class A Stock are exchanged for or converted into any combination of securities, cash, assets or other property, the date fixed for determination of holders of BPY Units and/or Class A Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or the BPY GP, as applicable, or a duly authorized committee thereof, statute, contract or otherwise).

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“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Requirements” shall mean the requirements contained in Sections 856 through 860 of the Code which must be satisfied in order for the Corporation to qualify as a REIT.

“Restriction Termination Date” shall mean the first day after the date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to qualify as a REIT.

“Rights Agent” shall mean Wilmington Trust, National Association or any successor thereto as rights agent for the Secondary Exchange Amount.

“Rights Agreement” shall mean that certain Rights Agreement, dated as of [            ], 2018, by and between BAM and the Rights Agent as it may be amended or modified from time to time in accordance with the terms thereof.

“Secondary Exchange Amount” shall mean the BPY Units Amount or, at the election of BAM, the Cash Amount, in each case, on the terms and subject to the conditions of the Rights Agreement.

“Secondary Exchange Date” shall mean with respect to any Class A Share, the date that is two (2) Business Days following the applicable Specified Exchange Date with respect to such Class A Share.

“Secondary Exchange Right” shall have the meaning set forth in subsection C(3)(b) of Article IV.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares-in-Trust” shall mean any shares of Capital Stock designated Shares-in-Trust pursuant to subsection B of Article XIV.

“Specified Exchange Date” shall mean, with respect to each Notice of Exchange, the tenth (10th) Business Day following the delivery of such Notice of Exchange to the Corporation.

“Spin-off” shall mean a payment by BPY of a dividend or other distribution on the equity interests of an entity of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of such entity, that are, or, when issued, will be, listed or admitted for trading on a U.S. National Securities Exchange.

“Stock Ownership Limit” shall mean 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of Capital Stock, as may be adjusted pursuant to subsection H of Article XIV.

“Subsidiary” shall have the meaning set forth in subsection A(4) of Article XIV.

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“Tendered Class A Shares” shall have the meaning as provided in subsection C(3)(a) of Article IV.

“Tendering Class A Shareholder” shall have the meaning as provided in subsection C(3)(a) of Article IV.

“Trading Day” shall mean a day on which (a) trading in the BPY Units or Class A Stock, as applicable, generally occurs on a National Securities Exchange or, if the BPY Units or Class A Stock, as applicable, are not then listed on a National Securities Exchange, on the principal other market on which the BPY Units or Class A Stock, as applicable, are then traded and (b) a Last Reported Sale Price for the BPY Units or Class A Stock, as applicable, is available on such securities exchange or market. If the BPY Units or Class A Stock, as applicable, are not so listed or traded, “Trading Day” means a “Business Day.”

“Transfer” (as a noun) shall mean any issuance, sale, transfer, gift, assignment, devise, or other disposition of shares of Capital Stock, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.

“Trust” shall mean any separate trust created pursuant to subsection B of Article XIV and administered in accordance with the terms of subsection G of Article XIV, for the exclusive benefit of any Beneficiary.

“Trustee” shall mean any Person or entity that is not an affiliate of either the Corporation or any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

“Valuation Date” shall mean the date of receipt by the Corporation of a Notice of Exchange or, if such date is not a Business Day, the first (1st) Business Day thereafter.

“Valuation Period” shall mean, with respect to any Spin-off, the ten (10) consecutive Trading Day period commencing on, and including, the Record Date of the Spin-off.

“Voting Stock” shall have the meaning as provided in subsection C(2)(e) of Article VI.

“VWAP” shall mean, for any security as of any date, the dollar volume-weighted average price for such security during the relevant period, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BPY <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of such security on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Corporation).

B. Classes and Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is [Eleven Billion Five Hundred Million (11,500,000,000)] shares, consisting of (i) [Five Hundred Million (500,000,000)] shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), (ii) [             (            )]

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shares of common stock, par value $0.01 per share (the “Common Stock”), (iii) [             (            )] shares of class A stock, par value $0.01 per share (the “Class A Stock”), (iv) [             (            )] shares of class B stock, par value $0.01 per share (the “Class B Stock”), and (v) [             (            )] shares of class C stock, par value $0.01 per share (the “Class C Stock”).

C. Class A Stock, Class B Stock, Class C Stock and Common Stock. The rights, preferences, privileges, restrictions and other matters relating to the Class A Stock, Class B Stock, Class C Stock and Common Stock are as follows:

(1) Dividend Rights. The holders of Class A Stock, Class B Stock, Class C Stock and Common Stock shall be entitled to receive dividends from the Corporation as follows:

(a) Each Class A Shareholder, with respect to a Class A Share, subject to the prior rights of holders of all classes and series of Preferred Stock at the time outstanding having prior rights as to dividends, shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, the Class A Dividend. The “Class A Dividend” shall mean cumulative dividends per share in a cash amount equal in value to (i) the amount of any dividend or other distribution made on a BPY Unit multiplied by (ii) the Conversion Factor in effect on the date of declaration of such dividend. The dividends upon the Class A Shares shall, if and to the extent declared by the Board of Directors, be paid in arrears (without interest) on the dividend payment date with respect thereto. If the full amount of the Class A Dividend is not declared and paid on such dividend payment date, then the Class A Dividend shall accrue and accumulate, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment thereof and whether or not such distributions are earned, declared or authorized. The record and payment dates for the dividends or other distributions upon the shares of Class A Stock, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the dividends or other distributions upon the BPY Units. Any dividend payment made on shares of the Class A Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares of Class A Stock which remains payable. If, in connection with the exercise of any Class A Shareholder’s Exchange Right, such Tendering Class A Shareholder has not received with respect to its Tendered Class A Shares an amount equal to the Cash Amount to which such Tendering Class A Shareholder is entitled pursuant to subsection C(3) (or, pursuant to subsection C(3)(b), the BPY Units Amount or the Secondary Exchange Amount), then payment in full of such amount shall be prior and in preference to any dividend or distributions on the Class A Stock, Class B Stock, Class C Stock and Common Stock. In addition, if applicable in connection with an adjustment to the Conversion Factor pursuant to clauses (3)(A), (3)(B) or (4) of the definition thereof, the Class A Shareholders do not receive, in respect of each share of Class A Stock, the cash amount pursuant to the last paragraph of such clause (3)(A) or such clause (4) or the proviso in the first paragraph of such clause (3)(B), as the case may be, then payment in full of such cash amount shall be prior and in preference to any

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dividend or distributions on the Class A Stock, Class B Stock, Class C Stock and Common Stock. All Class A Dividends shall be paid prior and in preference to any dividends or distributions on the Class B Stock, Class C Stock or the Common Stock and shall be fully declared and paid before any dividends are declared and paid or any other distributions are made on any Class B Stock, Class C Stock or the Common Stock. The holders of Class A Stock shall not be entitled to any dividends from the Corporation other than the Class A Dividend. Any dividends paid to the holders of Class A Shares shall be paid pro rata, on an equal priority, pari passu basis.

(b) Holders of the then outstanding shares of Class B Stock, subject to the prior rights as to dividends of holders of Class A Stock as set forth in subsection C(1)(a) and this subsection C(1)(b), shall be entitled to receive cumulative cash dividends (whether or not declared), out of any assets of the Corporation legally available therefor, at the rate of [●]% per year of the $[●].00 liquidation amount (the “Class B Liquidation Amount”) per share, which is equivalent to $[●] per share of Class B Stock per year, which cumulative cash dividends shall begin to accrue on the date that the applicable shares of Class B Stock are issued. Dividends upon the shares of Class B Stock shall only be paid when, as and if declared by the Board of Directors; however, dividends on the Class B Stock shall accumulate whether or not so declared. Dividends on the Class B Stock shall be cumulative and shall be payable (when, as and if declared by the Board of Directors) quarterly in arrears on a date determined by the Board of Directors; provided, however, that the first payment date (when, as and if declared by the Board of Directors) with respect to dividends on the Class B Stock shall not be before January 15, 2019. Notwithstanding anything herein to the contrary, at the discretion of the Board of Directors, dividends on the Class B Stock may be paid by an in-kind distribution of additional shares of Class B Stock, with a liquidation preference equal to the Class B Liquidation Amount, or any other class of shares of Capital Stock of the Corporation ranking junior to the Class A Stock. The Corporation shall pay dividends on the Class B Stock to holders of record as they appear in the stock records at the Close of Business on the applicable Record Date. The record and payment dates for dividends on shares of Class B Stock shall be such dates that the Board of Directors shall designate for the payment of such dividends. Notwithstanding anything to the contrary set forth herein, and except for distributions to the holders of shares of the Class B Stock in shares of any other class or series of stock of the Corporation ranking junior to the Class A Stock, the holders of shares of the Class B Stock, as a separate class, shall not be entitled to receive dividends, redemptions or other distributions (payable in cash, assets, property or Capital Stock of the Corporation or otherwise), and no dividends or distributions on the Class B Stock shall be declared or paid or set apart for payment, and no other transfer or distribution of cash, assets or other property may be declared or made, directly or indirectly, on or with respect to, any shares of Class B Stock for any period, nor shall any shares of Class B Stock be redeemed, purchased or otherwise acquired for any consideration (payable in cash, assets, property or Capital Stock of the Corporation or otherwise), nor shall any funds be paid or made available for a

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sinking fund for the redemption of such shares of Class B Stock, and no other transfer or distribution of cash, assets or other property may be made, directly or indirectly, on or with respect to any shares of Class B Stock by the Corporation, (i) unless and until (A) the Corporation has paid, with respect to each outstanding Class A Share, the aggregate Class A Dividend in the then current dividend period and for any prior dividend periods beginning on the date of issuance of such Class A Share and (B) the Dividend Coverage Ratio is equal to or greater than 1.25:1, (ii) if, in connection with the exercise of any Class A Shareholder’s Exchange Right, such Tendering Class A Shareholder has not received with respect to its Tendered Class A Shares an amount equal to the Cash Amount to which such Tendering Class A Shareholder is entitled pursuant to subsection C(3) (or, pursuant to subsection C(3)(b), the BPY Units Amount or the Secondary Exchange Amount) or (iii) if applicable in connection with an adjustment to the Conversion Factor pursuant to clauses (3)(A), (3)(B) or (4) of the definition thereof, the Class A Shareholders have not received, in respect of each share of Class A Stock, the cash amount pursuant to the last paragraph of such clause (3)(A) or such clause (4) or the proviso in the first paragraph of such clause (3)(B), as the case may be. The Corporation shall not declare dividends, redemptions or other distributions on the Class B Stock, or pay or set apart for payment of dividends, redemptions or other distributions on the Class B Stock, if the terms of any of the agreements of the Corporation, including any agreement relating to the indebtedness of the Corporation, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends, redemptions or other distributions on the Class B Stock shall be declared by the Board of Directors or paid or set apart for payment if such declaration or payment is restricted or prohibited by law. Dividends on the Class B Stock shall accrue and accumulate, however, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of dividends and whether or not such dividends are declared by the Board of Directors. When full cumulative dividends are not paid (or the Corporation does not set apart a sum sufficient to pay in full cumulative dividends for all past dividend periods and the current dividend period) upon the Class B Stock and the shares of any other class or series of stock of the Corporation ranking on parity as to dividend rights with the Class B Stock, all dividends declared upon the Class B Stock and any other class or series of stock ranking on parity as to dividend rights with the Class B Stock shall be declared pro rata, so that the ratio of the amount of dividends declared per share of the Class B Stock bearing to that of such other class or series of stock of the Corporation will in all cases be the same as the ratio of the accumulated dividends per share of the Class B Stock bearing to that of such other class or series of stock (which will not include any accrual or accumulation in respect of unpaid dividends for prior dividend periods if such other class or series of stock does not have a cumulative dividend). No interest shall be payable in respect of any dividend payment on the Class B Stock that may be in arrears. Holders of shares of the Class B Stock shall not be entitled to any dividend or other distribution, whether payable in cash,

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assets, property, or Capital Stock of the Corporation or otherwise, in each case, if such dividend or distribution would be in excess of the full cumulative dividends on the Class B Stock to which they are entitled. Any dividend payment made on shares of the Class B Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

(c) Holders of Class C Stock and holders of Common Stock, subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends (including the holders of Class A Stock and the holders of Class B Stock), shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis. Notwithstanding the foregoing, the holders of shares of the Class C Stock, as a separate class, shall not be entitled to receive dividends, redemptions or other distributions (payable in cash, assets, property or Capital Stock of the Corporation or otherwise) (i) unless and until (A) the Corporation has paid, with respect to each outstanding Class A Share, the aggregate Class A Dividend in the then current dividend period and for any prior dividend periods beginning on the date of issuance of such Class A Share and (B) the Dividend Coverage Ratio is equal to or greater than 1.25:1, (ii) if, in connection with the exercise of any Class A Shareholder’s Exchange Right, such Tendering Class A Shareholder has not received with respect to its Tendered Class A Shares an amount equal to the Cash Amount to which such Tendering Class A Shareholder is entitled pursuant to subsection C(3) (or, pursuant to subsection C(3)(b), the BPY Units Amount or the Secondary Exchange Amount), (iii) if applicable in connection with an adjustment to the Conversion Factor pursuant to clauses (3)(A), (3)(B) or (4) of the definition thereof, the Class A Shareholders have not received, in respect of each share of Class A Stock, the cash amount pursuant to the last paragraph of such clause (3)(A) or such clause (4) or the proviso in the first paragraph of such clause (3)(B), as the case may be, or (iv) the full cumulative dividends on the Class B Stock for all past dividend period and the then current dividend period shall have been or contemporaneously are (A) declared and paid in cash or (B) declared and a sum sufficient for the payment thereof in cash is set apart for such payment. The record and payment dates for dividends on shares of Class C Stock shall be such date that the Board of Directors shall designate for the payment of such dividends.

(2) Voting Rights.

(a) Class A Stock and Common Stock. Except as expressly provided herein (including without limitation the last sentence of paragraph (c) of this subsection (2)), each holder of shares of Class A Stock and Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of stockholders entitled to vote on any matter. For the avoidance of doubt, a holder of shares of Class A Stock will not be entitled to vote on a liquidation or dissolution or conversion of the Class A Shares in connection with

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a Market Capitalization Liquidation Event. Notwithstanding the foregoing, the Corporation may not, without (A) the affirmative vote of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class, (i) amend, alter or repeal the provisions of this Third Amended and Restated Certificate of Incorporation of the Corporation so as to adversely affect any right, preference, privilege or voting power of the Class A Stock, or (ii) issue shares of Capital Stock with a preference as to dividends or upon liquidation senior to, or pari passu with, the Class A Stock, other than the 6.375% Series A Cumulative Redeemable Preferred Stock authorized and issued in accordance with the designation, powers, preferences and rights, and qualifications, limitations or restrictions thereof fixed as stated and expressed in Exhibit B attached hereto and incorporated herein by reference; or (B) (1) prior to the second anniversary of the date of the first issuance of Class A Stock, the affirmative vote of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the Corporation’s securities may then be listed) of the Corporation and (2) from and after the second anniversary of the date of the first issuance of Class A Stock, either (x) the affirmative vote of a majority of outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the Corporation’s securities may then be listed) of the Corporation or (y) the affirmative vote of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class, (i) materially amend, modify, or alter the Rights Agreement or (ii) repeal, terminate or waive any rights under the Rights Agreement.

(b) Class B Stock and Class C Stock. Except as expressly provided herein (including without limitation the last sentence of paragraph (c) of this subsection (2)), each holder of shares of Class B Stock and Class C Stock will be entitled to five (5) votes for each share thereof held at the Record Date for the determination of the stockholders entitled to vote on any matter.

(c) General. Except as otherwise expressly provided herein or as required by law, the holders of Common Stock, Class A Stock, Class B Stock and Class C Stock will vote together and not as separate classes. Notwithstanding the foregoing, the Corporation may not, (A) without the affirmative vote of holders of at least two-thirds of the outstanding shares of Class B Stock, voting separately as a class, amend, alter or repeal the provisions of this Third Amended and Restated Certificate of Incorporation of the Corporation so as to materially and adversely affect any right, preference, privilege or voting power of the Class B Stock, or (B) without the affirmative vote of holders of at least two-thirds of the outstanding shares of Class C Stock, voting separately as a class, amend, alter or repeal the provisions of this Third Amended and Restated Certificate of Incorporation of the Corporation so as to materially and adversely affect any right, preference,

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privilege or voting power of the Class C Stock. Holders of shares of Class B Stock and Class C Stock may not vote, whether voting as a single or separate class, to increase the voting power of the Class B Stock and Class C Stock, but may, without the vote of holders of the Class A Stock and Common Stock, vote to reduce the voting power of the Class B Stock and Class C Stock.

(d) Authorized Shares. The number of authorized shares of any of Class A Stock, Class B Stock, Class C Stock and Common Stock may not be increased or decreased except by the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock, Class B Stock and Class C Stock, respectively, each voting separately as a class, in each case, in accordance with Section 242(b)(2) of the DGCL. Notwithstanding the foregoing, with respect to each of Class A Stock, Class B Stock, Class C Stock and Common Stock, in no event shall the authorized number of shares of such Capital Stock be less than the number of the then outstanding shares of such Capital Stock.

(e) Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the holders of the outstanding shares of Common Stock, Class A Stock, Class B Stock and Class C Stock (the “Voting Stock”), voting together as a single class, shall be entitled to elect all directors of the Corporation.

(3) Exchange Rights.

(a) At any time from and after the date of the issuance of the Class A Stock, each holder of one or more Class A Shares (each, a “Class A Shareholder”) shall have the right (the “Exchange Right”) to require the Corporation to repurchase, on the applicable Specified Exchange Date, all or such portion of the Class A Shares held by such Class A Shareholder specified in a Notice of Exchange delivered to the Corporation by or on behalf of such Class A Shareholder (such Class A Shares being hereafter referred to as “Tendered Class A Shares” and such Class A Shareholder, the “Tendering Class A Shareholder”) for the Cash Amount in accordance with the terms and conditions of this subsection C(3)(a), subject to the terms and conditions of subsection C(3)(b). Upon completion of the repurchase of any Tendered Class A Shares in accordance with this subsection C(3)(a), the Tendering Class A Shareholder shall have no further right, with respect to any Tendered Class A Shares so repurchased, to receive any dividends on Class A Shares with a Record Date on or after the Specified Exchange Date applicable to such Tendered Class A Shares. Any Exchange Right shall be exercised pursuant to a Notice of Exchange delivered to the Corporation by or on behalf of the Tendering Class A Shareholder. Upon receipt by the Corporation of a Notice of Exchange, the Corporation shall promptly, and, in any event within one (1) Business Day after receipt thereof, deliver to each of BAM, BPY and BPI a written notification of the Corporation’s receipt of such Notice of Exchange setting forth the identity of the Tendering Class A Shareholder and the number of Tendered Class A Shares. The Corporation shall pay to the Tendering Class A Shareholder, in accordance with

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instructions set forth in the Notice of Exchange to the Tendering Class A Shareholder, at or prior to 11:00 a.m., New York City time, on the applicable Specified Exchange Date, the Cash Amount with respect to each Tendered Class A Share, but only out of funds legally available therefor, subject to the terms and conditions of subsection C(3)(b).

(b) Notwithstanding the provisions of subsection C(3)(a) above, if a Notice of Exchange has been delivered to the Corporation by or on behalf of a Tendering Class A Shareholder, then BPI may, in its sole and absolute discretion, elect to satisfy the Corporation’s Exchange Right obligation by exchanging all of the Tendered Class A Shares held by such Tendering Class A Shareholder for the BPY Units Amount determined as of the applicable Specified Exchange Date and, if BPI so elects, the Tendering Class A Shareholder shall deliver such Tendered Class A Shares to BPI on or prior to the applicable Specified Exchange Date, and BPI shall deliver the BPY Units Amount to such Tendering Class A Shareholder no later than the Close of Business on the applicable Specified Exchange Date. BPI shall give such Tendering Class A Shareholder, BAM, BPY and the Corporation written notice of its election to exercise such right pursuant to this subsection C(3)(b) on or before the Close of Business on the third (3rd) Business Day after the date of the applicable Notice of Exchange. In the event that a Tendering Class A Shareholder has not received, on or prior to 11:00 a.m., New York City time, or the Close of Business, as applicable, on the applicable Specified Exchange Date, with respect to any Tendered Class A Share, either (i) the Cash Amount pursuant to subsection C(3)(a) or (ii) the BPY Units Amount pursuant to this subsection C(3)(b), then, on the terms and subject to the conditions set forth in the Rights Agreement, which the Class A Shareholders shall have a right to enforce, such Tendering Class A Shareholder shall be entitled to receive the Secondary Exchange Amount with respect to each such Tendered Class A Share no later than the applicable Secondary Exchange Date (the “Secondary Exchange Right”) and the Corporation shall send to BAM and to the Rights Agent on the applicable Specified Exchange Date a notice to the effect that the Tendering Class A Shareholder has not received the Cash Amount or the BPY Units Amount and such notice will set forth the identity of the Tendering Class A Shareholder, the number of Tendered Class A Shares, the amounts of such Cash Amount and BPY Units Amount and will be consistent with the definition of “Company Notice” in the Rights Agreement. Notwithstanding the foregoing, until such time as the Tendering Class A Shareholder has received the BPY Units Amount or the Secondary Exchange Amount with respect to any Tendered Class A Share, such Tendering Class A Shareholder shall continue to be entitled to receive the Cash Amount with respect to such Tendered Class A Share pursuant to subsection C(3)(a). The delivery of any BPY Units delivered or to be delivered to a Tendering Class A Shareholder in respect of the BPY Units Amount or the Secondary Exchange Amount, shall be registered with the Commission and, upon delivery, shall be freely tradable by the Tendering Class A Shareholder, and shall be listed for trading on the same National Securities Exchange on which the BPY Units outstanding as of such date are then listed and bear all legends generally applicable to BPY Units, if any. The Corporation shall give prompt notice to BAM and the Rights Agent of any issuance of additional Class A Shares.

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(c) All Tendered Class A Shares shall be delivered to the Corporation free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Class A Shares, the Corporation shall be under no obligation to acquire the same. In the event any state or local property transfer tax is payable as a result of the transfer of any Tendered Class A Shares to the Corporation (or its designee) or to BPI, in each case, pursuant to this subsection C(3), the Corporation will assume and pay such transfer tax. Each Tendering Class A Shareholder shall be required to pay to the Corporation the amount of any tax withholding due upon the exchange of Tendered Class A Shares pursuant to this subsection C(3) and will authorize the Corporation to retain such portion of the Cash Amount as the Corporation reasonably determines is necessary to satisfy its tax withholding obligations. In the event BPI elects to acquire some or all any Tendered Class A Shares from a Tendering Class A Shareholder in exchange for the BPY Units Amount, BPI may elect, in its sole and absolute discretion, to either satisfy the amount of any tax withholding due upon the exchange of Tendered Class A Shares by retaining BPY Units with a fair market value, as reasonably determined by BPI in good faith, equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by the Corporation, which amounts shall be treated as a loan by the Corporation to the Tendering Class A Shareholder, in each case, unless the Tendering Class A Shareholder, at the Tendering Class A Shareholder’s election, has paid or has made arrangements satisfactory to BPI, in its sole discretion, to pay, the amount of any such tax withholding. Before making any withholding pursuant to this subsection C(3), the Corporation shall give each Tendering Class A Shareholder within three (3) Business Days after the Corporation’s receipt of a Notice of Exchange from such Tendering Class A Shareholder, notice of the Corporation’s good faith estimate of the amount of any anticipated withholding (together with the legal basis therefor) due upon the exchange of the Tendered Class A Shares subject to such Notice of Exchange, provide the Tendering Class A Shareholder with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid or reduce such withholding, and reasonably cooperate with the Tendering Class A Shareholder in good faith to attempt to reduce any amounts that would otherwise be withheld pursuant to this subsection C(3) ; provided that any determination with respect to the withholding shall be made by the Corporation or BPI, as applicable, in its sole discretion exercised in good faith.

(d) [Reserved.]

(e) Notwithstanding anything herein to the contrary, with respect to any repurchase or exchange pursuant to this subsection C(3): (i) without the consent of the Corporation, each beneficial holder of Class A Shares may not effect the Exchange Right for less than 1,000 shares of Class A Stock (after giving effect to any stock split, reverse stock split or stock combination) or, if the

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Class A Shareholder holds less than 1,000 shares of Class A Stock (after giving effect to any stock split, reverse stock split or stock combination), all of the Class A Stock held by such Class A Shareholder; and (ii) each Tendering Class A Shareholder shall continue to own each share of Class A Stock subject to any Notice of Exchange, and be treated as a Class A Shareholder with respect to each such share of Class A Stock for all purposes of this Certificate of Incorporation, until such share of Class A Stock has been repurchased in accordance with this subsection C(3) for the Cash Amount, exchanged in accordance with this subsection C(3) for the BPY Units Amount or repurchased or exchanged in accordance with the Rights Agreement for the Secondary Exchange Amount. A Tendering Class A Shareholder shall have no rights as a unitholder of BPY with respect to any BPY Units to be received by such Tendering Class A Shareholder in exchange for Tendered Class A Shares pursuant to this subsection C(3) until the receipt by such Tendering Class A Shareholder of the BPY Units Amount with respect to such Tendered Class A Shares.

(f) All Class A Stock acquired by BPI pursuant to subsection C(3)(b) of Article IV shall automatically, and without further action required, be converted into fully paid and non-assessable shares of Class B Stock having an aggregate Class B Liquidation Amount equal to the BPY Unit Value of such Tendered Class A Shares as of the applicable Specified Exchange Date.

(g) All certificates for the Class A Stock shall bear a legend referencing this subsection C(3) of Article IV.

(h) In the case of (i) any recapitalization, reorganization or reclassification, (ii) any consolidation, merger or other combination, (iii) any statutory share exchange or (iv) any sale, lease or other transfer or disposition to a third party of all or substantially all of the consolidated assets of BPY, taken as a whole, in each case, as a result of which each outstanding BPY Unit would be converted into, or exchanged for, securities, cash, assets or other property (any such event, a “BPY Specified Event” and any such securities, cash, assets or other property, “BPY Reference Property,” and the amount of BPY Reference Property that a holder of one BPY Unit immediately prior to such BPY Specified Event would have been entitled to receive upon the occurrence of such BPY Specified Event, a “BPY Unit of Reference Property”), the Class A Stock shall be, effective immediately prior to the effective time of the BPY Specified Event, automatically repurchased, but only out of funds legally available therefor, for the Cash Amount or, at the election of BPI in its sole discretion (in either case, as specified in the Corporation’s notice provided for below), exchanged for the BPY Units Amount, payable or deliverable, as the case may be, at the time of the consummation of the BPY Specified Event. At least twenty (20) Business Days prior to the anticipated effective date of the BPY Specified Event, the Corporation shall notify the Class A Shareholders thereof, and BPI shall notify the Class A Shareholders as to whether BPI is electing to deliver the BPY Units Amount at the time of the consummation of the BPY Specified Event. If BPI does not so notify holders, BPI shall be deemed to have elected not to deliver the BPY Units Amount and the

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Corporation shall be required to pay the Cash Amount at the time of the consummation of the BPY Specified Event. The Cash Amount, for purposes of this subsection C(3)(h) only, shall (A) in the event the consideration received in the BPY Specified Event is only cash, be calculated using the cash consideration per BPY Unit in the BPY Specified Event or (B) in all other cases, be calculated using the average of the BPY Unit Value of the BPY Units Amount for the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the effective date of the BPY Specified Event. If BPI elects to deliver the BPY Units Amount, Class A Shareholders shall receive, in lieu of each BPY Unit, a BPY Unit of Reference Property at the time of the consummation of the BPY Specified Event. If any Class A Shareholder shall not have received, with respect to any Class A Share, the Cash Amount or the BPY Units Amount pursuant to this subsection C(3)(h), such Class A Shareholder shall be entitled to receive the Secondary Exchange Amount, in the form of BPY Reference Property or, in the sole discretion of BAM, the Cash Amount, in each case as calculated in accordance with this subsection C(3)(h), on the second (2nd) Business Day following the effective date of the BPY Specified Event.

(i) In the case of (i) any recapitalization, reorganization or reclassification, (ii) any consolidation, merger or other combination, (iii) any statutory share exchange or (iv) any sale, lease or other transfer or disposition to a third party of all or substantially all of the consolidated assets of the Corporation, taken as a whole, in each case, as a result of which each outstanding share of Class A Stock would be converted into, or exchanged for, securities, cash, assets or other property (any such event, a “Corporation Specified Event” and any such securities, cash, assets or other property, “Corporation Reference Property,” and the amount of Corporation Reference Property that a holder of one share of Class A Stock immediately prior to such Corporation Specified Event would have been entitled to receive upon the occurrence of such Corporation Specified Event, a “Corporation Unit of Reference Property”), at least twenty (20) Business Days prior to the anticipated effective date of the Corporation Specified Event, the Corporation shall notify the Class A Shareholders of (1) the Corporation Unit of Reference Property and (2) that such holders may, in lieu of exchanging their shares into Corporation Reference Property, exercise their Exchange Right prior to the effective date of such Corporation Specified Event.

(j) Notwithstanding anything to the contrary set forth herein, no fractional BPY Units shall be issued upon exchange of a share of Class A Stock. In lieu of any fractional BPY Units to which the Tendering Class A Shareholder would otherwise be entitled at the election of BPI, BPI shall pay an amount in cash equal to the BPY Unit Value on the Trading Day immediately preceding the Specified Exchange Date multiplied by such fraction of a BPY Unit. In lieu of any fractional BPY Units to which the Tendering Class A Shareholder would otherwise be entitled pursuant to the Rights Agreement, the Rights Agent shall pay an amount in cash equal to the BPY Unit Value on the Trading Day immediately preceding the Secondary Exchange Date multiplied by such fraction of a BPY Unit in accordance with the terms and conditions of the Rights Agreement.

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(k) Notwithstanding anything to the contrary set forth herein, in the event of the commencement of (i) any case by or against the Corporation under the Bankruptcy Reform Act of 1978, as amended or any similar U.S. federal, state or foreign law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Corporation, any receivership, administration or assignment, arrangement, moratorium or composition with or for the benefit of creditors relating to the Corporation or any similar case or proceeding relative to the Corporation or its creditors, as such, in each case whether or not voluntary, (ii) any liquidation, provisional liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Corporation, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency or (iii) any other proceeding of any type or nature having a substantially similar effect to (i) or (ii) above, each Tendering Class A Shareholder shall be entitled to the Secondary Exchange Right with respect to each Tendered Class A Share by delivering a Notice of Exchange to BPY instead of the Corporation pursuant to subsection C(3)(a) above and BPY may, in its sole and absolute discretion, elect to satisfy the Exchange Right of such Tendering Class A Shareholder, at or prior to 11:00 a.m. New York City time, on the applicable Special Exchange Date, and no “Company Notice” (as defined in the Rights Agreement) shall be required with respect to the exercise of such Secondary Exchange Right. For the avoidance of doubt, upon the occurrence of any of the events set forth in this subsection C(3)(k), the Corporation will not be obligated or permitted to deliver the Cash Amount.

(4) Liquidation Rights.

(a) Upon any liquidation, dissolution, or winding up of the Corporation or GGP OP, whether voluntary or involuntary (a “Liquidation Event”), in each case, that is not a Market Capitalization Liquidation Event (as defined below) or substantially concurrent with the liquidation, dissolution, or winding up of BPY, whether voluntary or involuntary (a “BPY Liquidation Event”), subject to the prior rights of holders of all classes and series of Preferred Stock at the time outstanding having prior rights upon liquidation and after payment in full to any Tendering Class A Shareholder that has not received with respect to any Tendered Class A Share (i) at or prior to 11:00 a.m., New York City time, or the Close of Business, as applicable, on the Specified Exchange Date, the amount to which such Tendering Class A Shareholder is entitled pursuant to subsection C(3), or (ii) at or prior to 11:00 a.m. New York City time, or the Close of Business, as applicable, on the applicable Secondary Exchange Date, the Secondary Exchange Amount, but before any dividend or other distribution, transfer or payment (payable in securities, cash, assets, property or Capital Stock of the Corporation or otherwise) shall be made to the holders of the Class B Stock, Class C Stock or any Common Stock, the holders of Class A Stock

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shall be entitled to be paid out of the assets of the Corporation legally available for distribution for each Class A Share then held by them, an amount in cash per Class A Share equal to the BPY Unit Value on the date immediately preceding the public announcement, as adjusted by the Conversion Factor, of said Liquidation Event plus all declared and unpaid dividends on such Class A Share. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Class A Shares of the foregoing amounts set forth in this subsection C(4)(a) with respect to the Liquidation Event, then such assets (or consideration) shall be distributed among the holders of Class A Shares at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive under this subsection C(4)(a). Upon any BPY Liquidation Event, before any distribution or payment shall be made to the holders of the Class B Stock or Class C Stock or any Common Stock, but after payment in full to any Tendering Class A Shareholder that has not received with respect to any Tendered Class A Share (i) at or prior to 11:00 a.m., New York City time, or the Close of Business, as applicable, on the Specified Exchange Date, the amount to which such Tendering Class A Shareholder is entitled pursuant to subsection C(3), or (ii) at or prior to 11:00 a.m., New York City time, or the Close of Business, as applicable, on the applicable Secondary Exchange Date, the Secondary Exchange Amount, the holders of Class A Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution for each Class A Share then held by them, an amount in cash per Class A Share equal to the same amount as the liquidating distributions in respect of a BPY Unit, as adjusted for the Conversion Factor, as and when such distributions are made in respect of the BPY Units plus all declared and unpaid dividends on such Class A Stock. If, upon any such BPY Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Class A Stock of the foregoing amounts set forth in this subsection C(4)(a) with respect to the BPY Liquidation Event, then such assets (or consideration) shall be distributed among the holders of Class A Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive under this subsection C(4)(a). If the Corporation’s Average Market Capitalization over any period of 30 consecutive Trading Days is less than one billion dollars ($1,000,000,000), the Board of Directors may begin an orderly liquidation of the Corporation’s assets and winding up of the Corporation’s operations (a “Market Capitalization Liquidation Event”). Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights upon liquidation, but before any distribution or payment shall be made to the holders of the Class B Stock, Class C Stock or any Common Stock, but after payment in full to any Tendering Class A Shareholder that has not received with respect to any Tendered Class A Share (i) at or prior to 11:00 a.m., New York City time, or the Close of Business, as applicable, on the Specified Exchange Date, the amount to which such Tendering Class A Shareholder is entitled pursuant to subsection C(3), or (ii) at or prior to 11:00 a.m., New York City time, or the Close of Business, as applicable, on the applicable Secondary Exchange Date, the Secondary Exchange Amount, the

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holders of Class A Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution for each Class A Share then held by them, an amount in cash per Class A Share equal to the VWAP of a BPY Unit for the 10 Trading Day period immediately following the public announcement of said Market Capitalization Liquidation Event plus all declared and unpaid dividends on such Class A Share. If, upon any such Market Capitalization Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Class A Shares of the amounts set forth in this subsection C(4)(a) with respect to the Market Capitalization Liquidation Event, such assets (or consideration) shall be distributed among the holders of Class A Shares at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive under this subsection C(4)(a). Notwithstanding the foregoing, in connection with a Market Capitalization Liquidation Event, if BPI, in its sole and absolute discretion, so elects, in lieu of a cash distribution, BPI may exchange the outstanding shares of Class A Stock for a number of BPY Units equal to the product of (x) the number of outstanding Class A Shares multiplied by (y) the Conversion Factor in effect on such date. Any such BPY Units delivered shall be registered with the Commission and listed for trading on a National Securities Exchange and bear all legends generally applicable to BPY Units, if any. The holders of Class A Stock shall not be entitled to any distribution or payment upon a Liquidation Event, BPY Liquidation Event or Market Capitalization Liquidation Event other than as set forth in this subsection C(4)(a).

(b) After the payment of the full amount due to the Class A Stock as set forth in subsection C(4)(a) above upon a liquidation, dissolution or winding up of the Corporation or GGP OP, whether voluntary of involuntary, and whether or not concurrent with the liquidation, dissolution or winding up of BPY, before any distribution or payment shall be made to the holders of the Class C Stock or any Common Stock, the holders of Class B Stock shall be entitled to be paid out of the remaining assets of the Corporation legally available for distribution for each share of Class B Stock then held by them, an amount per share of Class B Stock equal to the Class B Liquidation Amount plus all accrued and unpaid dividends on such Class B Stock. If, upon any such Liquidation Event, BPY Liquidation Event or Market Capitalization Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Class B Stock of the liquidation preference set forth in this subsection C(4)(b), then such assets (or consideration) shall be distributed among the holders of Class B Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive under this subsection C(4)(b).

(c) The remaining assets of the Corporation legally available for distribution, if any, shall be distributed on an equal priority, pro rata basis to the holders of Class C Stock and Common Stock.

(5) No Maturity, Sinking Fund or Mandatory Redemption. Neither the Class B Stock nor the Class C Stock has a maturity date and the Corporation shall not be required to redeem the Class B Stock or Class C Stock at any time. Neither the Class B Stock nor the Class C Stock shall be subject to any sinking fund.

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(6) No Preemptive Rights. No holders of the Common Stock, Class A Stock, Class B Stock or Class C Stock shall, as holders of such stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

D. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1) The designation of the series, which may be by distinguishing number, letter or title.

(2) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3) Whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series.

(4) The redemption provisions and price or prices, if any, for shares of the series.

(5) The terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series.

(6) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(7) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(8) Restrictions on the issuance of shares of the same series or of any other class or series.

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(9) The voting rights, if any, of the holders of shares of the series.

Pursuant to the authority conferred by this Article IV, the 6.375% Series A Cumulative Redeemable Preferred Stock is hereby provided for, with the number of shares to be included in such series, and the designation, powers, preferences and rights, and qualifications, limitations or restrictions thereof fixed as stated and expressed in Exhibit B attached hereto and incorporated herein by reference.

E. Issuance of Rights to Purchase Securities and Other Property. Subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, but only to the extent expressly set forth in the Preferred Stock Designation with respect thereto, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of Capital Stock of the Corporation or other securities of the Corporation, at such times, in such amounts, to such persons, for such consideration, with such form and content (including without limitation the consideration for which any shares of Capital Stock of the Corporation or other securities of the Corporation are to be issued) and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the DGCL, other applicable laws and this Certificate of Incorporation.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws. The Bylaws may be amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding Voting Stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

ARTICLE VI

A. Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws and the DGCL.

B. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

C. Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, with respect to the election of directors under specified circumstances, any director may be removed from office, with or without cause, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class.

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D. Notwithstanding the foregoing provisions of this Article VI and any limitations contained in any Preferred Stock Designation, each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. No change in the number of directors constituting the Board of Directors shall shorten or increase the term of any incumbent director.

ARTICLE VII

The Corporation, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, shall indemnify and hold harmless any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, regulatory, arbitral or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability entity, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss (including judgments, fines and amounts paid in settlement) suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the foregoing sentence, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person (other than proceedings to enforce rights conferred by this Certificate of Incorporation or the Bylaws of the Corporation) only if the commencement of such proceeding was authorized in the specific case by the Board of Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation or its subsidiaries with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers.

ARTICLE VIII

No director shall be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of any provision of this Certificate of Incorporation inconsistent with the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX

The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a

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director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the provisions of the Bylaws or the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.

ARTICLE X

Subject to the rights of holders of the Class A Stock set forth in Article IV, the Corporation reserves the right at any time and from time to time to amend, modify or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware in force at such time may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X; provided, however, that any amendment, modification or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment, modification or repeal.

ARTICLE XI

Unless otherwise consented to in writing by the Corporation, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XII

Subject to the rights of the holders of any series of Preferred Stock as set forth in a Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders, except that the holders of Class B Stock and Class C stock may take action by consent in writing in lieu of a meeting on matters that only the holders of Class B Stock or Class C Stock (and/or both classes) are entitled to vote on. Such action will be deemed taken if the stockholders entitled to cast not less than the minimum number of votes required for the approval of such action deliver their consent in writing or by electronic transmission.

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ARTICLE XIII

[Reserved.]

ARTICLE XIV

A. Restrictions on Transfers.

(1) Except as provided in subsection F of this Article XIV, from the date hereof and through and including the Restriction Termination Date,

(a) (A) no Person shall Beneficially Own outstanding shares of Capital Stock in excess of the Stock Ownership Limit, and (B) no Person shall Constructively Own outstanding shares of Capital Stock in excess of the Constructive Ownership Limit;

(b) any purported Transfer that, if effective, would result in any Person Beneficially Owning shares of Capital Stock in excess of the Stock Ownership Limit or Constructively Owning shares of Capital Stock in excess of the Constructive Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Capital Stock which otherwise would be Beneficially Owned by such person in excess of the Stock Ownership Limit or Constructively Owned by such Person in excess of the Constructive Ownership Limit, and the intended transferee shall acquire no rights in such excess shares of Capital Stock; and

(2) From the date hereof and through and including the Restriction Termination Date, any Transfer that, if effective, would result in shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio as to the Transfer of that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(3) From the date hereof and through and including the Restriction Termination Date, any Transfer of shares of Capital Stock that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(4) From the date hereof and through and including the Restriction Termination Date, any Transfer of shares of Capital Stock that, if effective, would cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the real property of (i) the Corporation or (ii) any direct or indirect subsidiary (including, without limitation, partnerships and limited liability companies) of the Corporation (a “Subsidiary”), within the meaning of Section

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856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Capital Stock.

B. Transfers to Trust.

(1) If, notwithstanding the other provisions contained in this Article XIV, at any time after the date hereof and through and including the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that, if effective, any Person would either (A) Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit or (B) Constructively Own shares of Capital Stock in excess of the Constructive Ownership Limit (x) except as otherwise provided in subsection F of this Article XIV, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Capital Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner shall cease to own any right or interest) in such number of shares of Capital Stock which would cause such Person to Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit or Constructively Own shares of Capital Stock in excess of the Constructive Ownership Limit, as applicable, (y) such number of shares of Capital Stock in excess of the Stock Ownership Limit or the Constructive Ownership Limit, as applicable (rounded up to the nearest whole share), shall be designated Shares-in-Trust and, in accordance with the provisions of subsection G of this Article XIV, transferred automatically and by operation of law to the Trust to be held in accordance with subsection G of this Article XIV, and (z) the Prohibited Owner shall submit such number of shares of Capital Stock to the Corporation for registration in the name of the Trustee. Such transfer to the Trust and the designation of shares as Shares-in-Trust shall be effective as of the Close of Business on the Business Day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(2) If, notwithstanding the other provisions contained in this Article XIV, at any time after the date hereof and through and including the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), (ii) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Capital Stock with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of shares of Capital Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), (B) result in the Corporation being “closely held” within the meaning of Section 856(h) of the

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Code, or (C) cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Capital Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of subsection G of this Article XIV, transmitted automatically and by operation of law to the Trust to be held in accordance with subsection G of this Article XIV, and (z) the Prohibited Owner shall submit such number of shares of Capital Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the Close of Business on the Business Day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(3) The transfer of Capital Stock to the Trust shall be subject to the proviso in paragraph 10 of Exhibit D to the Investment Agreements.

C. Remedies For Breach. If the Corporation shall at any time determine, after requesting such information as the Corporation determines is relevant, subject to the provisions of subsection E of this Article XIV, that a Transfer has taken place in violation of subsection A of this Article XIV or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of subsection A of this Article XIV, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

D. Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Capital Stock in violation of subsection A of this Article XIV, or any Person who owned shares of Capital Stock that were transferred to the Trust pursuant to the provisions of subsection B of this Article XIV, shall as promptly as practicable give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation’s status as a REIT.

E. Owner Required to Provide Information. From the date hereof and through and including the Restriction Termination Date, upon reasonable advance written notice by the Corporation by January 30th of each year, every Beneficial Owner or Constructive Owner of more than five percent (5%), or such lower percentages as required pursuant to regulations under the Code (currently Treasury Regulation § 1.857-8(d)), of the outstanding shares of all classes of Capital Stock shall either (A) provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Capital Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held, or (B) comply with Treasury Regulation § 1.857-9. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Stock Ownership Limit and the Constructive Ownership Limit.

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F. Exception. The Board of Directors, in its sole and absolute discretion, may except a Person from the Stock Ownership Limit or the Constructive Ownership Limit if (i) such Person is not (A) an individual for purposes of Code Section 542(a)(2), as modified by Code Section 856(h), or (B) treated as the owner of such stock for purposes of Code Section 542(a)(2), as modified by Code Section 856(h), and the Board of Directors obtains such representations and undertakings from such Person as are necessary to ascertain that no Person’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate subsection A(1), A(2), A(3) or A(4) of this Article XIV, (ii) such Person does not and represents that it will not Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation or any of its Subsidiaries Constructively Owning an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation or a Subsidiary to Constructively Own 10% or more of the ownership interests in such tenant with the result that the Corporation does not satisfy the REIT Requirements), and the Board of Directors obtains such representations and undertakings from such Person as are necessary to ascertain this fact, and (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in subsections A through E of this Article XIV) will result in such shares of Capital Stock that are in excess of the Stock Ownership Limit or the Constructive Ownership Limit, as applicable, being designated as Shares-in-Trust in accordance with the provisions of subsection B of this Article XIV. In exercising its discretion under this subsection F, the Board of Directors may, but is not required to, obtain a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or desirable in order to maintain the Corporation’s status as a REIT, and, in addition, may obtain such representations and undertakings from a Beneficial Owner or Constructive Owner that it may deem necessary or desirable under the circumstances.

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G. Shares-in-Trust.

(1) Trust. Any shares of Capital Stock transferred to a Trust and designated Shares-in-Trust pursuant to subsection B of this Article XIV shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five (5) days after the date on which the Corporation is made aware of the existence of the Trust. Any transfer to a Trust, and subsequent designation of shares of Capital Stock as Shares-in-Trust, pursuant to subsection B of this Article XIV shall be effective as of the Close of Business on the Business Day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Capital Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Capital Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of subsection G(5) of this Article XIV, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

(2) Dividend Rights. The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions with respect to such shares of Capital Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that are attributable to any shares of Capital Stock designated as Shares-in-Trust and the Record Date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, (x) withholding any portion of future dividends or distributions payable on shares of Capital Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of subsection B of this Article XIV, would Constructively Own or Beneficially Own the Shares-in-Trust, and (y) as soon as reasonably practicable following the Corporation’s receipt or withholding thereof paying over to the Trust for the benefit of the Beneficiary the dividends or distributions so received or withheld, as the case may be.

(3) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Capital Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class or series of shares of Capital Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding-up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this subsection G(3) of this Article XIV in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Capital Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Capital Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for

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such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

(4) Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Capital Stock prior to the discovery by the Corporation that the shares of Capital Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and be void ab initio with respect to such Shares-in-Trust and be recast by the Trustee; provided, however, that, if the Corporation has already taken irreversible corporation action, then the Trustee shall not have the authority to rescind and recast such vote. The Trustee shall vote all Shares-in-Trust in accordance with the recommendation of the Designated Proxy Firm and shall abstain if no such recommendation has been made. For the purposes of this subsection (4), the “Designated Proxy Firm” means Institutional Shareholder Services, Inc. or any successor thereto or a nationally recognized proxy advisory firm designated by the vote of a majority of the independent members of the Board of Directors in their discretion from time to time; provided, however, that the independent members of the Board of Directors shall not designate a Designated Proxy Firm after the date on which a meeting of stockholders has been called until after such meeting has been held; provided further, however, that, if such meeting has been adjourned, no designation of a Designated Proxy Firm shall occur until after the date on which such adjourned meeting has been held. The Prohibited Owner shall be deemed to have given, as of the Close of Business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Capital Stock under subsection B of this Article XIV, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in accordance with this subsection (4).

(5) Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust in an orderly fashion so as not to materially adversely affect the Market Price of its Shares-in-Trust. The Trustee shall designate any Person as a Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust, and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Capital Stock so acquired as Shares-in-Trust under subsection B of this Article XIV. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this subsection G(5), the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Capital Stock, as applicable, (iii) cause the Shares-in-Trust to be cancelled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to subsection G(6) of this Article XIV.

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(6) Compensation to Record Holder of Shares of Capital Stock that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designations of the Permitted Transferee in accordance with subsection G(5) of this Article XIV or following the acceptance of the offer to purchase such shares in accordance with subsection G(7) of this Article XIV) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Capital Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Capital Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid to the Prohibited Owner pursuant to this subsection G(6) shall be distributed to the Beneficiary in accordance with the provisions of subsection G(5) of this Article XIV. Each Beneficiary and Prohibited Owner waives any and all claims that it may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this subsection G(6), by such Trustee or the Corporation.

(7) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event), and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. Subject to subsection G(6) of this Article XIV, the Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to subsection D of this Article XIV.

H. Modification and Limitations on Changes of Limits.

(1) Increase or Decrease in Stock Ownership Limit or Constructive Ownership Limit. Subject to the limitations provided in subsection H(2) of this Article XIV, the Board of Directors may from time to time increase or decrease the Stock Ownership Limit or the Constructive Ownership Limit; provided, however, that (i) any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease in order for the Corporation to retain REIT status, in which case such decrease shall be effective immediately) and (ii) any decrease may only be made if the Board of Directors reasonably determines that such decrease is advisable to help the Corporation protect its status as a REIT.

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(2) Limitation on Changes in Stock Ownership Limit or Constructive Ownership Limit. Prior to the modification of any Stock Ownership Limit or Constructive Ownership Limit pursuant to subsection H(1) of this Article XIV, the Board of Directors may require such opinions of counsel, affidavits, undertakings, or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

I. Remedies Not Limited. Nothing contained in this Article XIV shall limit the authority of the Corporation to take such other action as it deems necessary or advisable (i) to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT, and (ii) to ensure compliance with the Stock Ownership Limit or the Constructive Ownership Limit, as applicable.

J. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article XIV, including any defined term contained herein, the Board of Directors shall have the power to determine the application of the provisions of this Article XIV with respect to any situation based on the facts known to it. In the event that this Article XIV requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is in furtherance of the provisions of this Article XIV.

K. Severability. If any provision of this Article XIV or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

L. Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

“The shares represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may (i) Beneficially Own shares of Capital Stock in excess of 9.9% of the number or value of outstanding shares of Capital Stock (whichever is more restrictive) or Constructively Own shares of Capital Stock in excess of 9.9% of the number or value of outstanding shares of Capital Stock (whichever is more restrictive); (ii) beneficially own shares of Capital Stock that would result in the shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution); (iii) Beneficially Own shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code; or (iv) Constructively Own shares of Capital Stock that would cause the

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Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in excess of the above limitations must notify the Corporation in writing as promptly as practicable. Any transfer in violation of the above limitations will be void ab initio. Notwithstanding the foregoing, if the restrictions above are violated, the shares of Capital Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to, and all capitalized terms in this legend have the meanings defined in, the Corporation’s charter, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.”

ARTICLE XV

In addition to any votes required by applicable law and subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, and notwithstanding anything contained in this Certificate of Incorporation to the contrary, but subject to the rights of holders of Class A Stock set forth in Article IV, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, modify or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with Articles V, VI(C), VII, XII and this Article XV.

ARTICLE XVI

When the terms of this Certificate of Incorporation refer to a specific agreement or other document or a decision by any body, person or entity to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate of Incorporation, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended, restated or supplemented from time to time in accordance with the terms of such agreement or document.

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IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by its Corporate Secretary this [    ] day of [            ], 2018.

GGP INC.

/s/ [ ]
Name: [ ]
Its: [ ]

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GGP INC.

Exhibit A

NOTICE OF EXCHANGE

[Attached hereto]

Exhibit A

Exhibit B

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

6.375% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

[Attached hereto]

Exhibit B

EXHIBIT B

Form of Amended & Restated Partnership Agreement

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GGP OPERATING PARTNERSHIP, LP

i

(continued)

ii

(continued)

iii

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GGP OPERATING PARTNERSHIP, LP

THIS FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made and entered into this [●] day of [●], 2018 (the “Effective Date”), by and among the undersigned parties.1

W I T N E S S E T H:

WHEREAS, a Delaware limited partnership known as GGP Operating Partnership, LP (the “Partnership”), which was formerly known as GGP Limited Partnership until it changed its name as of May 1, 2014, exists pursuant to that certain Fourth Amended and Restated Agreement of Limited Partnership dated as of May 1, 2014, as amended by that certain First Amendment thereto dated as of July 1, 2015, that certain Second Amendment thereto dated as of February 17, 2016 and that certain Third Amendment thereto dated as of December 27, 2016 (collectively, the “Fourth Restated Partnership Agreement”), and the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, GGP Real Estate Holding II, Inc., a Delaware corporation, is the General Partner of the Partnership;

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as March 26, 2018 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Brookfield Property Partners L.P., a Bermuda limited partnership, Goldfinch Merger Sub Corp., a Delaware corporation, and the Company, the Company shall file an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, which will, among other things, authorize the issuance by the Company of shares of Class A Stock, Class B Stock and Class C Stock (each as such term is defined in the Merger Agreement) (the “Charter Amendment”);

WHEREAS, contemporaneously with the Charter Amendment, the Partnership is adopting this Fifth Amended and Restated Agreement of Limited Partnership pursuant to the Delaware Revised Uniform Limited Partnership Act in order to, among other things, (i) consolidate prior amendments and (ii) establish the terms of Series K Preferred Units and Series L Preferred Units with rights to distributions that reflect those of the Class A Stock and Class B Stock, respectively;

WHEREAS, in accordance with the terms of the Merger Agreement, following the Charter Amendment, the Company shall declare and pay a special dividend, which shall be comprised of cash and shares of Class A Stock, to the holders of record of the Company’s Common Stock in accordance with the terms of the Merger Agreement (the “Pre-Closing Dividend”);

[1]	Subject to adjustment in accordance with Section 2.07(f) of the Company Disclosure Schedules to the Merger Agreement.

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WHEREAS, contemporaneously with the Company’s declaration and payment of the Pre-Closing Dividend, the Partnership shall declare and pay a special distribution, which shall be comprised of cash and shares of Series K Preferred Units, to the holders of the Partnership’s Common Units and FV LTIP Units in accordance with the terms of the Merger Agreement (the “Pre-Closing Distribution”);

WHEREAS, the Fourth Restated Partnership Agreement permits or requires the Partnership to adjust the terms of Units potentially convertible into Common Units, including the LTIP Units, the Series D Preferred Units, the Series E Preferred Units and the Series G Preferred Units, upon the occurrence of an event such as the Pre-Closing Distribution, pursuant to Sections 7(c)-(j) of Schedule B of the Fourth Restated Partnership Agreement, Sections 7(c)-(j) of Schedule C of the Fourth Restated Partnership Agreement, Sections 4 and 8(b) of Schedule E of the Fourth Restated Partnership Agreement and Sections 1.7 and 1.15 of Schedule H of the Fourth Restated Partnership Agreement;

WHEREAS, the terms of the Vesting Agreements governing outstanding FV LTIP Units, AO LTIP Units and Common Units into which the LTIP Units have previously been converted authorize the Compensation Committee of the Board of Directors of the Company to substitute or adjust, in its sole discretion, the number and kind of shares or other property that may be issued pursuant to the Vesting Agreements in the event of transactions such as those occurring pursuant to the Merger Agreement to prevent dilution or enlargement of participants’ rights, and certain of the amendments to the terms of the LTIP Units contained herein are made in order to effectuate such adjustments; and

WHEREAS, the terms of the Series K Preferred Units and the Series L Preferred Units set forth on Schedule J and Schedule K, respectively, shall be effective as of the date hereof, and the remainder of this Fifth Amended and Restated Agreement of Limited Partnership shall be effective as of the date of the declaration and payment of the Pre-Closing Distribution.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, do hereby amend and restate the Fourth Restated Partnership Agreement to read as follows:

ARTICLE I

Definitions; Etc.

1.1 Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

“Accountants” shall mean the firm or firms of independent certified public accountants selected by the General Partner on behalf of the Partnership and the Property Partnerships to audit the books and records of the Partnership and the Property Partnerships and to prepare statements and reports in connection therewith.

“Acquisition Cost” shall have the meaning set forth in Section 4.1 hereof.

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“Act” shall mean the Revised Uniform Limited Partnership Act as enacted in the State of Delaware, and as the same may hereafter be amended from time to time.

“Additional Units” shall have the meaning set forth in Section 8.3 hereof.

“Additional Partner” shall have the meaning set forth in Section 8.3 hereof.

“Adjusted Capital Account Deficit” shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Administrative Expenses” shall mean (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) all administrative, operating and other costs and expenses incurred by the Property Partnerships, (iii) those administrative costs and expenses of the Affiliate Entities and the REIT Entities, including salaries paid to officers of the Public REIT and accounting and legal expenses undertaken by the General Partner on behalf or for the benefit of the Partnership, Nimbus or GGP LP and (iv) to the extent not included in clause (iii) above, REIT Expenses.

“Affiliate” shall mean, with respect to any Partner (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), (i) any member of the Immediate Family of such Partner; (ii) any trustee or beneficiary of a Partner; (iii) any legal representative, successor, or assignee of such Partner or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee of any trust for the benefit of such Partner or any Person referred to in the preceding clauses (i) through (iii); or (v) any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Partner or any Person referred to in the preceding clauses (i) through (iv).

“Affiliate Entities” shall mean GGP Limited Partnership II, a Delaware limited partnership, and GGP, LLC, a Delaware limited liability company.

“Aggregate Protected Amount” shall mean, with respect to the Obligated Partners, as a group, the aggregate amount of the Protected Amounts, if any, of the Obligated Partners, as determined on the date in question.

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“Agreement” shall mean this Fifth Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“AO LTIP Fraction” shall mean, with respect to an AO LTIP Unit that is issued, the fraction designated in the relevant Vesting Agreement or other documentation pursuant to which such AO LTIP Unit is granted as the AO LTIP Fraction for such AO LTIP Unit.

“AO LTIP Unit” shall mean a Unit which is designated as an Appreciation Only LTIP Unit in the relevant Vesting Agreement or other documentation pursuant to which such LTIP Unit is granted or issued, having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Schedule H hereto or in this Partnership Agreement in respect of the Holder, as well as the relevant Vesting Agreement or other documentation pursuant to which such AO LTIP Unit is granted or issued.

“Audited Financial Statements” shall mean financial statements (balance sheet, statement of income, statement of partners’ equity and statement of cash flows) prepared in accordance with generally accepted accounting principles and accompanied by an independent auditor’s report containing (i) an opinion containing no material qualification, and (ii) no explanatory paragraph disclosing information relating to material uncertainties (except as to litigation) or going concern issues.

“Bankruptcy” shall mean, with respect to any Partner or the Partnership, (i) the commencement by such Partner or the Partnership of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization, (ii) an adjudication that such Partner or the Partnership is insolvent or bankrupt, (iii) the entry of an order for relief under the federal Bankruptcy Code with respect to such Partner or the Partnership, (iv) the filing of any such petition or the commencement of any such case or proceeding against such Partner or the Partnership, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing, (v) the filing of an answer by such Partner or the Partnership admitting the allegations of any such petition, (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Partner or the Partnership unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Partner or the Partnership, (vii) the insolvency of such Partner or the Partnership or the execution by such Partner or the Partnership of a general assignment for the benefit of creditors, (viii) the convening by such Partner or the Partnership of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts, (ix) the failure of such Partner or the Partnership to pay its debts as they mature, (x) the levy, attachment, execution or other seizure of substantially all of the assets of such Partner or the Partnership where such seizure is not discharged within thirty (30) days thereafter, or (xi) the admission by such Partner or the Partnership in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due.

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“Bankruptcy Cases” shall mean those voluntary petitions filed on April 16, 2009 by the General Partner and the Partnership for relief under title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York.

“BPY” shall mean Brookfield Property Partners L.P., a Bermuda limited partnership, and shall be deemed to refer to all successors, including, without limitation, by operation of law.

“BPY Unit” shall mean a limited partnership interest in BPY representing a fractional part of all the limited partner interests in BPY, which is designated as a “partnership unit”, and shall include any limited partnership interest or other equity interest of BPY or any successor to BPY into which such BPY Unit is converted or for which such partnership unit is exchanged.

“Bucksbaum Limited Partners” shall mean M.B. Capital Partners III and its successors and assigns.

“Bucksbaum Rights Agreement” shall mean that certain Rights Agreement dated as of July 27, 1993, among the General Partner and certain predecessors of the Bucksbaum Limited Partners.

“Capital Account” shall mean, with respect to any Partner, the separate “book” account which the Partnership shall establish and maintain for such Partner in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith. In the event that any Units are transferred in accordance with the terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred Units shall carry over to the transferee.

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Partnership with respect to the Units held by such Partner (net of liabilities to which such property is subject).

“Certificate” shall mean the Certificate of Limited Partnership establishing the Partnership, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time in accordance with the terms of this Agreement and the Act.

“Charter” shall mean the corporate charter of the Public REIT, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time.

“Class A Conversion Factor” shall initially mean 1.0. The Class A Conversion Factor shall be adjusted in the event that the Public REIT, (i) declares or pays a dividend on its outstanding shares of Class A Stock in shares of Class A Stock or makes a distribution to all holders of its outstanding shares of Class A Stock in shares of Class A Stock, (ii) subdivides its

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outstanding shares of Class A Stock, or (iii) combines its outstanding shares of Class A Stock into a smaller number of shares of Class A Stock. The Class A Conversion Factor shall be adjusted by multiplying the Conversion Factor (as in effect immediately prior to such adjustment) by a fraction, the numerator of which shall be the actual number of shares of Class A Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has not occurred as of such time), and the denominator of which shall be the number of shares of Class A Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time). Any adjustment to the Class A Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date for such dividend or distribution.

“Class A Stock” shall mean the Class A Stock, par value $0.01 per share, of the Public REIT.

“Closing Price” for a particular security on any day shall mean the average of the intra-day high and low for such security for such day as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any National Securities Exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by OTC Markets Group, Inc. or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security as such person is selected from time to time by the Board of Directors of the Public REIT.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the shares of common stock of the Public REIT until the Merger Effective Time (as defined in the Merger Agreement) and thereafter it shall mean the shares of Class C Stock of the Public REIT.

“Common Unitholder” shall mean any Person that holds Common Units and is named as a Partner in Exhibit A to the Partnership Agreement, as such Exhibit may be amended from time to time, to the extent applicable to the holding of such Common Units.

“Common Units” shall mean all Units other than Preferred Units and LTIP Units.

“Company” shall mean GGP Inc., a Delaware corporation, that is the successor registrant to old General Growth Properties, Inc. and files reports under the Securities Exchange Act of 1934 in lieu of old General Growth Properties, Inc.

“Company Group” shall mean the Company and its direct or indirect subsidiaries.

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“Consent of the Limited Partners” shall mean the written consent of a Majority-in-Interest of the Limited Partners (or other specified group of Limited Partners), which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by a Majority-in-Interest of the Limited Partners (or such specified group of Limited Partners), unless otherwise expressly provided herein, in their sole and absolute discretion.

“Contributed Funds” shall have the meaning set forth in Section 4.3(c) hereof.

“Contributed Property” shall have the meaning set forth in Section 4.1 hereof.

“Contribution Agreements” shall mean all contribution and other agreements executed by the Partnership and/or the General Partner in connection with the issuance of Units.

“Control” shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust.

“Conversion Factor” shall mean 0.96175818. The Conversion Factor shall be adjusted in the event that the Public REIT, (i) declares or pays a dividend on its outstanding shares of Common Stock in shares of Common Stock or makes a distribution to all holders of its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares. The Conversion Factor shall be adjusted by multiplying the Conversion Factor (as in effect immediately prior to such adjustment) by a fraction, the numerator of which shall be the actual number of shares of Common Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (determined without the below assumption), and the denominator of which shall be the number of shares of Common Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time). Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. Notwithstanding the foregoing, the Conversion Factor shall not be adjusted in connection with the events described above if, in connection with such event, the Partnership makes a distribution per Common Unit of an equivalent number of Common Units and/or shares of Common Stock or effects an equivalent subdivision or combination of all outstanding Common Units, as applicable.

“Current Per Share Market Price” shall mean, as of any date for a particular security, the average of the Closing Price for such security for the five consecutive Trading Days ending on such date or the average of the Closing Price for such security for any other period of

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Trading Days that the Public REIT deems appropriate with respect to any transaction or other event for which “Current Per Share Market Price” is determined (other than a redemption pursuant to any Rights Agreement unless otherwise provided therein); provided, however, that the Closing Price for a security for any Trading Day or Trading Days that are included in any calculation of Current Per Share Market Price shall be adjusted to take into account any stock split, dividend, subdivision, combination and the like if Public REIT deems such adjustment to be appropriate.

“Demand Notice” shall have the meaning set forth in Section 12.2 hereof.

“Depreciation” shall mean, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

“Economic Capital Account Balance” with respect to a Partner shall mean an amount equal to its Capital Account balance, plus the amount of its share of any Minimum Gain Attributable to Partner Nonrecourse Debt or Partnership Minimum Gain.

“Effective Date” shall have the meaning set forth in the preliminary recitals hereto.

“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as such rules and regulations may be amended from time to time.

“Exercise Notice” shall have the meaning set forth in the Bucksbaum Rights Agreement.

“Foreign Owner” shall mean a foreign person or a person that is directly or indirectly owned, in whole or in part by a foreign person as determined in accordance with Section 897(h)(4) of the Code and the Regulations promulgated thereunder.

“Fourth Restated Partnership Agreement” shall have the meaning set forth in the preliminary recitals hereto.

“Funding Date” shall mean the date of consummation of any Funding Loan, offering of shares of Common Stock or other transaction pursuant to which the REIT Entities or the Affiliate Entities raise Required Funds.

“Funding Loan Proceeds” shall mean the net cash proceeds received by the REIT Entities or the Affiliate Entities in connection with any Funding Loan, after deduction of all costs and expenses incurred by the REIT Entities or the Affiliate Entities in connection with such Funding Loan.

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“Funding Loan(s)” shall mean any borrowing or refinancing of borrowings by or on behalf of the REIT Entities or the Affiliate Entities from any lender for the purpose of advancing the Funding Loan Proceeds to the Partnership as a loan pursuant to Section 4.3(a) hereof.

“FV LTIP Unit” shall mean a Unit which is designated as a Full Value LTIP Unit in the relevant Vesting Agreement or other documentation pursuant to which such LTIP Unit is granted or issued, having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Schedule H hereto or in this Amendment in respect of the Holder, as well as the relevant Vesting Agreement or other documentation pursuant to which such FV LTIP Unit is granted or issued.

“FV LTIP Fraction” shall mean, with respect to an FV LTIP Unit that is issued, one (1) unless a fraction is specifically designated in the relevant Vesting Agreement or other documentation pursuant to which such FV LTIP Unit is granted as the FV LTIP Fraction for such FV LTIP Unit.

“FV LTIP Full Participation Date” shall mean, for an FV LTIP Unit that is issued, such date as is specified in the relevant Vesting Agreement or other documentation pursuant to which such FV LTIP Unit is granted as the FV LTIP Full Participation Date for such LTIP Unit or, if no such date is so specified, the date of issuance of such FV LTIP Unit.

“General Partner” shall mean GGP Real Estate Holding II, Inc., a Delaware corporation, its duly admitted successors and assigns and any other Person who is a general partner of the Partnership at the time of reference thereto.

“GGP LP” shall mean GGP Limited Partnership, a Delaware limited partnership, which was formerly known as GGP Cumulus, LP until it changed its name as of the date hereof.

“Gross Asset Value” shall mean, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes except as follows:

(a) the initial Gross Asset Value of (i) the assets contributed by each Partner to the Partnership prior to the date hereof is the gross fair market value of such contributed assets as indicated in the books and records of the Partnership as of the date hereof, and (ii) any asset hereafter contributed by a Partner, other than money, is the gross fair market value thereof as reasonably determined by the General Partner using such reasonable method of valuation as the General Partner may adopt; provided that the gross fair market value of any such assets hereafter contributed by the General Partner shall be the Acquisition Cost thereof (without reduction for any borrowings incurred by the General Partner in connection with the acquisition of such assets and assumed by the Partnership or, if such assumption was not possible, with respect to which borrowings the Partnership obligates itself to make payments to the General Partner in a like amount and on like terms);

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(b) if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times:

(i) a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for Units;

(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for the redemption of Units;

(iii) the liquidation of the Partnership within the meaning of section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(iv) the issuance of any interests in the Partnership as consideration for the provision of services to or for the benefit of the Partnership;

(c) the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) as reasonably determined by the General Partner as of the date of distribution; and

(d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (See Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Partnership property shall require an adjustment to the Partners’ Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see paragraph (c) of the definition of Net Income and Net Loss in the case of adjustment by Depreciation, and paragraph (d) of said definition in all other cases.

“Holder” shall mean either a Partner or a permitted assignee or transferee owning a Unit.

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“Immediate Family” shall mean with respect to any Person, such Person’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

“Indirect Owner” shall mean, in the case of an Obligated Partner that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such Obligated Partner, and, in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.

“Lien” shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

“Limited FV LTIP Unit” shall mean any FV LTIP Unit that is designated as a Limited FV LTIP Unit in the relevant Vesting Agreement or other documentation pursuant to which such LTIP Unit is granted or issued.

“Limited Partners” shall mean the Persons listed under the caption “Limited Partners” on Exhibit A hereto, their permitted successors or assigns or any Person who, at the time of reference thereto, is a limited partner of the Partnership.

“Liquidating Gains” shall mean any Net Income realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to Net Income realized in connection with an adjustment to the book value of Partnership assets under clause (b) of the definition of Gross Asset Value.

“Liquidating Losses” shall mean any Net Loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to Net Loss realized in connection with an adjustment to the book value of Partnership assets under clause (b) of the definition of Gross Asset Value.

“Liquidating Trustee” shall mean such individual or Entity as is selected as the Liquidating Trustee hereunder by the General Partner, which individual or Entity may include an Affiliate of the General Partner, provided such Liquidating Trustee agrees in writing to be bound by the terms of this Agreement. The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation and/or winding-up of the Partnership.

“LTIP Unit” shall mean any AO LTIP Units, FV LTIP Units or other class or series of Units issued in accordance with Section 8.5 that is designated as “LTIP Units,” in each case having the rights, powers, privileges, restrictions, qualifications and limitations set forth in

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Schedule H hereto or in this Amendment in respect of the LTIP Unit Limited Partner, as well as the relevant Vesting Agreement or other documentation pursuant to which such LTIP Unit is granted or issued.

“LTIP Unit Limited Partner” shall mean any Person that holds LTIP Units, Common Units or Series K Preferred Units resulting from a conversion of LTIP Units into such Common Units or Series K Preferred Units, as applicable, or a distribution with respect to LTIP Units or such Common Units or Series K Preferred Units resulting from the conversion of LTIP Units, and is named as an LTIP Unit Limited Partner in Exhibit A to the Partnership Agreement, as such Exhibit may be amended from time to time, to the extent applicable to the holding of such LTIP Units, Common Units or Series K Preferred Units.

“Majority-in-Interest of the Limited Partners” shall mean Limited Partner(s) (or specified group of Limited Partners) who hold in the aggregate more than fifty percent (50%) of the Percentage Interests then allocable to and held by the Limited Partners (or such specified group of Limited Partners), as a class (excluding any Units held by the General Partner or any other Affiliate of the General Partner other than the Limited Partners as at April 1, 1998, their Affiliates and their successors and assigns, who shall not be excluded). In addition, Common Units that result from a conversion of LTIP Units and that are held by an officer, director or employee of the Partnership, the General Partner, the Public REIT or any Affiliate of any of the foregoing shall be excluded.

“Management Agreement” shall mean a property management agreement with respect to the property management of certain Properties entered into (a) with respect to any Property in which the Partnership directly holds or acquires ownership of a fee or leasehold interest, between the Partnership, as owner, and the Property Manager, or such other property manager as the General Partner shall engage, as manager, and (b) with respect to all Properties other than those described in (a) above, between each Property Partnership, as owner, and the Property Manager, or such other property manager as the General Partner shall engage, as such agreement may be amended, modified or supplemented from time to time.

“Minimum Gain Attributable to Partner Nonrecourse Debt” shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulation Section 1.704-2(i)(2).

“National Securities Exchange” shall mean an exchange registered with the SEC under Section 6(a) of the Exchange Act, any other domestic exchange, whether or not so registered, or the Toronto Stock Exchange.

“Net Financing Proceeds” shall mean the cash proceeds received by the Partnership in connection with any borrowing or refinancing of borrowing by or on behalf of the Partnership or by or on behalf of any Property Partnership (whether or not secured), after deduction of all costs and expenses incurred by the Partnership or the Property Partnership in connection with such borrowing, and after deduction of that portion of such proceeds used to repay any other indebtedness of the Partnership or Property Partnerships, or any interest or premium thereon.

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“Net Income or Net Loss” shall mean, for each fiscal year or other applicable period, an amount equal to the Partnership’s net income or loss for such year or period as determined for federal income tax purposes by the Accountants, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments: (a) by including as an item of gross income any tax-exempt income received by the Partnership (b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (d) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; and (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Exhibit B.

“Net Operating Cash Flow” shall mean, with respect to any fiscal period of the Partnership, the excess, if any, of “Receipts” over “Expenditures.” For purposes hereof, the term “Receipts” means the sum of all cash receipts of the Partnership from all sources for such period, including Net Sale Proceeds and Net Financing Proceeds but excluding Capital Contributions, and including any amounts held as reserves as of the last day of such period which the General Partner reasonably deems to be in excess of necessary reserves as determined below. The term “Expenditures” means the sum of (a) all cash expenses or expenditures of the Partnership for such period, (b) the amount of all payments of principal and interest on account of any indebtedness of the Partnership including payments of principal and interest on account of REIT Loans, or amounts due on such indebtedness during such period (in the case of clauses (a) and (b), excluding expenses or expenditures paid from previously established reserves or deducted in computing Net Financing Proceeds or Net Sales Proceeds), and (c) such additional cash reserves as of the last day of such period as the General Partner deems necessary for any capital or operating expenditure permitted hereunder.

“Net Sale Proceeds” shall mean the cash proceeds received by the Partnership in connection with a sale of any asset by or on behalf of the Partnership or by or on behalf of a Property Partnership after deduction of any costs or expenses incurred by the Partnership or a Property Partnership, or payable specifically out of the proceeds of such sale (including, without limitation, any repayment of any indebtedness required to be repaid as a result of such sale or which the General Partner elects to repay out of the proceeds of such sale, together with accrued interest and premium, if any, thereon and any sales commissions or other costs and expenses due and payable to any Person in connection with a sale, including to a Partner or its Affiliates).

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“New Securities” shall mean any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares or other shares of capital stock of the Public REIT.

“Nimbus” shall mean GGP Nimbus, LP, a Delaware limited partnership.

“Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations.

“Nonrecourse Liabilities” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Obligated Partner” shall mean that or those Limited Partners listed as Obligated Partners on Exhibit C attached hereto and made a part hereof, as such Exhibit may be amended from time to time by the General Partner, whether by express amendment to this Agreement or by execution of a written instrument by and between any additional Obligated Partner being directly affected thereby and the General Partner acting on behalf of the Partnership and without the prior consent of the Limited Partners (other than the Obligated Partners being affected thereby).

“Offered Units” shall have the meaning set forth in the Bucksbaum Rights Agreement.

“Operating Income” shall mean Net Income determined without taking into account any Liquidating Gains and Liquidating Losses.

“Operating Loss” shall mean Net Loss determined without taking into account any Liquidating Gains and Liquidating Losses.

“Participating FV LTIP Unit” shall mean (a) any FV LTIP Unit that is not a Limited FV LTIP Unit, and (b) any Limited FV LTIP Unit if and to the extent that, as of the date any Liquidating Gain or Liquidating Loss is being allocated, the aggregate Liquidating Gain realized since the date of issuance of such Limited FV LTIP Unit exceeds the aggregate Liquidating Losses realized since the date of issuance of such Limited FV LTIP Unit.

“Partner Nonrecourse Debt” shall mean a liability as defined in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Partners” shall mean the General Partner and the Limited Partners, their duly admitted successors or assigns or any Person who is a partner of the Partnership at the time of reference thereto.

“Partnership” shall have the meaning set forth in the preliminary recitals hereto.

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“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Partnership Record Date” shall mean the record date established by the General Partner for a distribution of Net Operating Cash Flow pursuant to Section 5.2 hereof, which record date shall be the same as the record date established by the Public REIT for the distribution to its stockholders of some or all of its indirect share of such distribution.

“Percentage Interest” with respect to a Partner, shall mean the fraction, expressed as a percentage, the numerator of which is the number of such Partner’s Common Units and the denominator of which is the sum of the total number of Common Units issued and outstanding at such time. Any holder of Preferred Units shall have a 0% Percentage Interest in respect to such Preferred Units. The Percentage Interest of each Partner is set forth opposite its name on Exhibit A to the Partnership Agreement.

“Person” shall mean any individual or Entity.

“Precontribution Gain” shall have the meaning set forth in Exhibit B.

“Preferred Units” shall mean the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units, Series J Preferred Units, Series K Preferred Units and Series L Preferred Units and any other series of preferred units of limited partnership interest in the Partnership that are established and issued from time to time in accordance with the terms hereof.

“Prime Rate” shall mean the prime rate announced from time to time by Wells Fargo Bank, N.A. or any successor thereof.

“Property” shall mean any Shopping Center Project in which the Partnership or any Property Partnership, directly or indirectly, acquires ownership of a fee or leasehold interest.

“Property Manager” shall mean General Growth Management, Inc., a Delaware corporation, or its permitted successors or assigns.

“Property Partnership” shall mean and include any partnership, limited liability company or other Entity in which the Partnership directly or indirectly is or becomes a partner, member or other equity participant and which has been or is formed for the purpose of directly or indirectly acquiring, developing or owning a Property or a proposed Property, including, without limitation, Nimbus and GGP LP.

“Property Partnership Interests” shall mean and include the interest of the Partnership as a partner, member or other equity participant in any Property Partnership.

“Protected Amount” shall mean, with respect to any Obligated Partner, the amount set forth opposite the name of such Obligated Partner on Exhibit C hereto and made a part hereof as such Exhibit may be amended from time to time by an amendment to the Partnership Agreement or by execution of a written instrument by and between any Obligated

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Partners being affected thereby and the General Partner, acting on behalf of the Partnership and without the prior consent of the Limited Partners (other than the Obligated Partners being affected thereby); provided, however; that, in the case of an Obligated Partner that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, upon the date nine months after the death of any Indirect Owner in such Obligated Partner, or upon a fully taxable sale or exchange of all of an Indirect Owner’s equity interest in such Obligated Partner (i.e., a sale or exchange in which the transferee’s basis in the Indirect Owner’s equity interest in the Obligated Partner is not determined, in whole or in part, by reference to the Indirect Owner’s basis in the Obligated Partner), the Protected Amount of such Obligated Partner shall be reduced to the extent of the Indirect Owner’s allocable share of the Obligated Partner’s Protected Amount. The principles of the preceding sentence shall apply in the same manner in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes.

“Public REIT” shall mean (a) the Company or (b) any Person in the future whose securities are publicly traded and holds directly or indirectly substantially all of the ownership interests of the Partnership currently owned directly or indirectly by the Company.

“Public REIT Distribution Record Date” shall have the meaning set forth in Section 5.2(a) hereof.

“Qualified Individual” shall have the meaning set forth in Section 12.2 hereof.

“Recourse Liabilities” shall mean, as of the date of determination, the amount of indebtedness of the Partnership on that date other than Nonrecourse Liabilities and Partner Nonrecourse Debt.

“Regulations” shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” shall have the meaning set forth in Exhibit B.

“REIT” shall mean a real estate investment trust as defined in Section 856 of the Code.

“REIT Entities” shall mean the Public REIT, GGP Real Estate Holding I, Inc., a Delaware corporation, and GGP Real Estate Holding II, Inc., a Delaware corporation.

“REIT Expenses” shall mean (i) costs and expenses relating to the formation and continuity of existence of the Public REIT and its subsidiaries (which subsidiaries shall, for purposes of this definition, be included within the definition of Public REIT), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director or trustee of the Public REIT or such subsidiaries, (ii) costs and expenses relating to any offer or registration of securities by the Public REIT and all statements, reports, fees and expenses incidental thereto, including underwriting discounts and selling commissions applicable to any such offer of securities, (iii) costs and expenses associated with the preparation and filing of any periodic reports by the Public REIT under federal, state or local laws or regulations,

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including filings with the SEC, (iv) costs and expenses associated with compliance by the Public REIT with laws, rules and regulations promulgated by any regulatory body, including the SEC, and (v) all other operating or administrative costs of the Public REIT incurred in the ordinary course of its business on behalf of the Partnership.

“REIT Loan” shall have the meaning set forth in Section 4.3(b) hereof.

“REIT Requirements” shall have the meaning set forth in Section 5.2(a) hereof.

“REIT Share” shall mean a share of Common Stock of the Public REIT.

“Requesting Party” shall have the meaning set forth in Section 12.2(a) hereof.

“Required Funds” shall have the meaning set forth in Section 4.3(a) hereof.

“Responding Party” shall have the meaning set forth in Section 12.2(b) hereof.

“Rights” shall mean “Rights,” “Redemption Rights” or other similar rights as defined in the Rights Agreements.

“Rights Agreements” shall mean the Bucksbaum Rights Agreement and those certain Redemption Rights Agreements entered into before, on or after the date hereof by the Partnership, the General Partner and certain other Persons in connection with the issuance of Units to such other Persons, as the same may be amended from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 704 (c) Tax Items” shall have the meaning set forth in Exhibit B.

“Series B Preferred Units” shall mean the series of preferred units of the Partnership designated as 8.5% Series B Cumulative Convertible Preferred Units having such designations, preferences and other rights described in Schedule A.

“Series D Preferred Units” shall mean the series of preferred units of the Partnership designated as 6.5% Series D Cumulative Convertible Preferred Units having such designations, preferences and other rights described in Schedule B.

“Series E Preferred Units” shall mean the series of preferred units of the Partnership designated as 7% Series E Cumulative Convertible Preferred Units having such designations, preferences and other rights described in Schedule C.

“Series F Preferred Units” shall mean the series of preferred units of the Partnership designated as Series F Cumulative Preferred Units having such designations, preferences and other rights described in Schedule D.

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“Series G Preferred Units” shall mean the series of preferred units of the Partnership designated as 6.375% Series G Cumulative Redeemable Preferred Units having such designations, preferences and other rights described in Schedule E.

“Series H Preferred Units” shall mean the series of preferred units of the Partnership designated as Series H Preferred Units having such designations, preferences and other rights described in Schedule F.

“Series I Preferred Units” shall mean the series of preferred units of the Partnership designated as Series I Preferred Units having such designations, preferences and other rights described in Schedule G.

“Series J Preferred Units” shall mean the series of preferred units of the Partnership designated as Series J Preferred Units having such designations, preferences and other rights described in Schedule I.

“Series K Preferred Units” shall mean the series of preferred units of the Partnership designated as Series K Preferred Units having such designations, preferences and other rights described in Schedule J.

“Series L Preferred Units” shall mean the series of preferred units of the Partnership designated as [___]% Series L Preferred Units having such designations, preferences and other rights described in Schedule K.

“Shopping Center Project” shall mean any shopping center, including construction and improvement activities undertaken with respect thereto and off-site improvements, on-site improvements, structures, buildings and/or related parking and other facilities.

“Stock Incentive Plan” shall mean the General Partner’s 1993 Stock Incentive Plan, as amended, 1998 Incentive Stock Plan, as amended, and 2003 Incentive Stock Plan, as amended.

“Stock Plans” shall mean the Stock Incentive Plan and the other option, stock purchase and/or dividend reinvestment plans of the Public REIT, General Partner or the Partnership that are in effect from time to time.

“Substituted Limited Partner” shall have the meaning set forth in Section 8.2 hereof.

“Tax Items” shall have the meaning set forth in Exhibit B.

“Trading Day” shall mean, with respect to a particular security, a day on which the principal National Securities Exchange on which such security is listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any National Securities Exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or Executive Order to close.

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“Units” shall mean the partnership units in the Partnership established and issued from time to time in accordance with the terms hereof, including without limitation Common Units, Preferred Units and LTIP Units. The number and designation of all Units held by each Partner is set forth opposite such Partner’s name on Exhibit A.

“Unvested LTIP Units” shall have the meaning set forth in Section 1.2 of Schedule H hereto.

“Vested LTIP Units” shall have the meaning set forth in Section 1.2 of Schedule H hereto.

“Vesting Agreement” shall have the meaning set forth in Section 1.2 of Schedule H hereto.

1.2 Exhibits, Etc. . References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by reference.

ARTICLE II

Continuation

2.1 Continuation . The parties hereto do hereby continue the Partnership as a limited partnership pursuant to the provisions of the Act, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions hereinafter set forth. The Partners agree that the rights and liabilities of the Partners shall be as provided in the Act except as otherwise herein expressly provided. The General Partner shall cause such notices, instruments, documents or certificates as may be required by applicable law or which may be necessary to enable the Partnership to conduct its business and to own its properties in the Partnership name to be filed or recorded in all appropriate public offices.

2.2 Name . The business of the Partnership shall continue to be conducted under the name of “GGP Operating Partnership, LP” or such other name as the General Partner may select and all transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in such name.

2.3 Character of the Business . The purpose of the Partnership shall be to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with Properties; to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with real and personal property of all kinds; to exercise all of the powers of a partner, member or other equity participant in Property Partnerships; to acquire, own, deal with and dispose of Property Partnership Interests; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership, and to engage in such other ancillary activities as shall be necessary

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or desirable to effectuate the foregoing purposes. The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated. In connection with and without limiting the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority, directly or through its interest in Property Partnerships, to enter into, perform and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other lien, and, directly or indirectly to acquire and construct additional Properties necessary or useful in connection with its business.

2.4 Location of the Principal Place of Business . The location of the principal place of business of the Partnership shall be at 110 North Wacker Drive, Chicago, Illinois 60606, or at such other location as shall be selected by the General Partner from time to time in its sole discretion.

2.5 Registered Agent and Registered Office . The Registered Agent of the Partnership shall be Prentice-Hall Corporation System, Inc. or such other Person as the General Partner may select in its sole discretion. The Registered Office of the Partnership shall be 32 Loockerman Square, Suite L-100, Dover, Delaware 19901 or such other location as the General Partner may select in its sole and absolute discretion.

ARTICLE III

Term

3.1 Commencement . The Partnership heretofore commenced business as a limited partnership upon the filing of the Certificate with the Secretary of State of the State of Delaware.

3.2 Dissolution . The Partnership shall continue until dissolved upon the occurrence of the earliest of the following events:

(a) The dissolution, termination, retirement or Bankruptcy of the General Partner unless the Partnership is continued as provided in Section 8.1 hereof; provided, however, none of the foregoing shall be deemed to have occurred on account of liquidation of the General Partner into one or more subsidiaries of the Public REIT or one of more subsidiaries thereof; and provided, further, that no event of dissolution shall have been deemed to occur by virtue of the Bankruptcy Cases;

(b) The election to dissolve the Partnership made in writing by the General Partner with the Consent of the Limited Partners;

(c) The sale or other disposition of all or substantially all the assets of the Partnership unless the General Partner elects to continue the Partnership business; or

(d) Dissolution required by operation of law.

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ARTICLE IV

Contributions to Capital

4.1 General Partner Capital Contribution . The General Partner (or its predecessor in interest) has contributed to the Partnership as its Capital Contribution the cash and property reflected in the Partnership’s books and records as having been contributed by it. The gross fair market value of any property contributed by the General Partner to the Partnership (“Contributed Property”) after the date hereof, other than money, shall be the acquisition cost of such Contributed Property (the “Acquisition Cost”). The Acquisition Cost also shall include any costs and expenses incurred by the General Partner in connection with such acquisition or contribution; provided, however, that in the event the Acquisition Cost of Contributed Property is financed by any borrowings by the REIT Entities or Affiliate Entities, the Partnership shall assume any such obligations concurrently with the contribution of such property to the Partnership or, if impossible, shall obligate itself to the General Partner in an amount and on terms equal to such indebtedness, and the Acquisition Cost shall be reduced appropriately. If the General Partner contributes Contributed Property to the Partnership, the General Partner shall be deemed to have contributed to the Partnership as Contributed Funds pursuant to Section 4.3(a)(ii) hereof an amount equal to the Acquisition Cost of such Contributed Property.

4.2 Limited Partner Capital Contributions . Each Limited Partner has heretofore contributed, or is deemed to have contributed, as its Capital Contribution to the capital of the Partnership, the property reflected in the Partnership’s books and records as having been contributed by it.

4.3 Additional Funds

.

(a) If the General Partner determines that funds are required or desired for any proper Partnership purpose, including, without limitation, in order to contribute additional funds to Nimbus or GGP LP, in excess of the funds anticipated to be available (all of such funds, the “Required Funds”) and the General Partner is not able or does not deem it advisable to cause the Partnership to borrow such funds, then:

(i) the REIT Entities or the Affiliate Entities may enter into a Funding Loan to borrow all or any portion of the Required Funds; or

(ii) the REIT Entities or the Affiliate Entities may raise all or any portion of the Required Funds by undertaking any of the following:

(A) the Public REIT issues shares of its Common Stock;

(B) the Public REIT issues other securities (including debt securities other than notes issued in connection with a Funding Loan);

(C) the REIT Entities (other than the Public REIT) or Affiliate Entities issue new equity interests or securities (including debt securities other than notes issued in connection with a Funding Loan) to any Person

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not under the Control of, or not wholly owned, directly or indirectly, by, the Public REIT, provided that the Public REIT shall cause the other REIT Entities and the Affiliate Entities to restrict such issuances to equity interests or securities having substantially similar terms to the Series F Preferred Units; or

(D) the Public REIT, directly or indirectly, sells any previously issued equity interests or securities in the other REIT Entities or the Affiliate Entities.

(b) To the extent the REIT Entities or the Affiliate Entities borrow all or any portion of the Required Funds by entering into a Funding Loan pursuant to Section 4.3(a)(i), such borrowing entity shall, on the Funding Date, lend (the “REIT Loan”) to the Partnership the Funding Loan Proceeds on the same terms and conditions, including interest rate, repayment schedule and costs and expenses, as shall be applicable with respect to or incurred in connection with the Funding Loan, or contribute such amounts as preferred equity on substantially identical economic terms.

(c) To the extent that the Required Funds are raised pursuant to Section 4.3(a)(ii), the General Partner shall, on the Funding Date, contribute to the Partnership, either directly or indirectly (i.e., through an Affiliate), as an additional Capital Contribution the amount of the Required Funds so raised (“Contributed Funds”). In the event the General Partner and/or an Affiliate of the General Partner advances Required Funds to the Partnership as Contributed Funds pursuant to this subparagraph (c), the Partnership shall assume and pay (or reflect on its books as additional Contributed Funds) the expenses (including any applicable underwriting discounts) incurred by the REIT Entities or the Affiliate Entities in connection with raising such Contributed Funds through a public offering of its securities or otherwise; provided that, to the extent such Required Funds are contributed to Nimbus and/or GGP LP, as applicable, shall assume and pay (or reflect on its books as additional contributions) such expenses.

(d) Effective on each Funding Date, and without the consent of any other Partner, the Partnership shall issue to the General Partner and/or an Affiliate of the General Partner, as applicable, with respect to Contributed Funds relating to:

(i) an issuance by the Public REIT of Common Stock, the number of additional Common Units equal to the product of (x) the number of shares of Common Stock issued by the Public REIT in connection with obtaining such Contributed Funds, and (y) the Conversion Factor;

(ii) an issuance by the Public REIT of other equity interests or securities (including debt securities other than notes issued in connection with a Funding Loan), Preferred Units with terms that are equivalent to the terms of such other equity interests or securities, which Preferred Units shall, in the case of an issuance of debt securities, include an adjustment factor to ensure equivalency with any debt securities issued upon refinancing of such obligations;

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(iii) an issuance by the other REIT Entities or the Affiliate Entities of equity interests or securities (including debt securities other than notes issued in connection with a Funding Loan) to any Person not under the Control of, or not wholly owned, directly or indirectly, by, the Public REIT, the number of Series F Preferred Units equal to a fraction, the numerator of which shall be the liquidation value of such equity securities and the denominator of which shall be $1000; or

(iv) a sale, directly or indirectly, by the Public REIT of equity interests or securities in the other REIT Entities or the Affiliate Entities, the number of additional Common Units equal to (x) the Conversion Factor multiplied by (y) the quotient of (1) the sale price of such equity interests divided by (2) the Current Per Share Market Price in respect of such transaction.

The General Partner shall be authorized on behalf of each of the Partners to amend this Agreement to reflect the issuance of Units in accordance with Sections 4.3 and 4.4 in the event that the General Partner deems such amendment to be desirable.

4.4 Stock Plans. If at any time or from time to time options granted in connection with the Stock Incentive Plan or any other Stock Plans are exercised in accordance with the terms thereof or shares of Common Stock are otherwise issued pursuant to any of the Stock Plans:

(a) the Public REIT, General Partner and/or an Affiliate of the General Partner, as applicable, shall, as soon as practicable after such exercise, purchase or other issuance, contribute or cause to be contributed to the capital of the Partnership an amount equal to the exercise price or other purchase price paid to the Public REIT, General Partner and/or Affiliate of the General Partner, as applicable, by the exercising or purchasing party in connection with such exercise or issuance; and

(b) the Partnership shall issue to the General Partner and/or Affiliate of the General Partner, as applicable, with respect to any (i) exercise of options or purchase of shares of Common Stock pursuant to the Stock Plans, the number of additional Common Units equal to the product of (A) the number of shares of Common Stock issued by the Public REIT in connection with such exercise, purchase or issuance, multiplied by (B) the Conversion Factor; and (ii) exercise of options or purchase of shares of Class A Stock pursuant to the Stock Plans, the number of additional Series K Preferred Units equal to the number of shares of Class  A Stock issued by the Public REIT in connection with such exercise, purchase or issuance.

4.5 No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may

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such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to, secure any debt or other obligation of the Partnership or of any of the Partners.

4.6 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

4.7 Preferred Units. The Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units, Series J Preferred Units, Series K Preferred Units and Series L Preferred Units have been established and have the rights, preferences, limitations and qualifications as are described in Schedule A, Schedule B, Schedule C, Schedule D, Schedule E, Schedule F, Schedule G, Schedule I, Schedule J and Schedule K, respectively, respectively, in addition to the applicable rights and preferences contained herein.

ARTICLE V

Allocations and Other Tax and Accounting Matters

5.1 Allocations. The Net Income, Net Loss and/or other Partnership items shall be allocated pursuant to the provisions of Exhibit B hereto.

5.2 Distributions With Respect to Common Units and LTIP Units.

(a) Subject to the terms of the Preferred Units and after giving effect to the same, the General Partner shall, from time to time as determined by the General Partner (but in any event not less frequently than quarterly), cause the Partnership to distribute all or a portion of the remaining Net Operating Cash Flow to the holders of Common Units, FV LTIP Units and AO LTIP Units on the relevant Partnership Record Date in such amounts as the General Partner shall determine; provided, however, that except as provided herein, all such distributions of Net Operating Cash Flow to the holders of Common Units shall be made pro rata in accordance with the Partners’ then Percentage Interests and all such distributions to the holders of FV LTIP Units and AO LTIP Units will be made in accordance with the provisions set forth below. Notwithstanding the foregoing, the General Partner shall cause the Partnership to (i) make a distribution to holders of Common Units (other than the General Partner and its Affiliates) as of any record date established by the Public REIT for any dividend by the Public REIT to the holders of Common Stock (the “Public REIT Distribution Record Date”) in an amount per Common Unit at least equal to the quotient obtained by dividing (A) the amount of such dividend per share of Common Stock payable by the Public REIT to such holders of Common Stock on such Public REIT Distribution Record Date by (B) the Conversion Factor, (ii) make a distribution to holders of FV LTIP Units as of any record date established by the Public REIT for any dividend by the Public REIT to the holders of

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Class A Stock (the “Public REIT Class A Stock Distribution Record Date”) in an amount per FV LTIP Unit at least equal to the product obtained by multiplying (A) the amount of such dividend per share of Class A Stock payable by the Public REIT to such holders of such Class A Stock on such Public REIT Class A Distribution Record Date by (B) the FV LTIP Conversion Factor (the “FV LTIP Distribution”) and (iii) make a distribution to holders of AO LTIP Units as of any Public REIT Class A Distribution Record Date in an amount per AO LTIP Unit at least equal to the product obtained by multiplying (A) the amount of such dividend per share of Class A Stock payable by the Public REIT to such holders of such Class A Stock on such Public REIT Class A Distribution Record Date by (B) the AO LTIP Adjustment Factor for such AO LTIP Unit multiplied by (C) the AO LTIP Fraction for such AO LTIP Unit (the “AO LTIP Distribution”). Any such distribution shall be paid no later than the date on which the corresponding dividend is paid by the Public REIT to the holders of Common Stock or Class A Stock, as applicable. If there is insufficient Net Operating Cash Flow to make an equal distribution to the General Partner and its Affiliates in respect of each of their Common Units, then the distributions to the General Partner and its Affiliates in respect of their Common Units shall be limited to such remaining Net Operating Cash Flow. Notwithstanding anything to the contrary contained herein, the General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts to enable the REIT Entities to pay shareholder dividends that will (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations (“REIT Requirements”), and (ii) avoid any federal income or excise tax liability of the REIT Entities. Other than distributions made pursuant to Article VII hereof, following the Pre-Closing Distribution (i) the holders of FV LTIP Units will not be entitled to receive any distributions with respect to their FV LTIP Units other than the FV LTIP Distributions and (ii) the holders of AO LTIP Units will not be entitled to receive any distributions with respect to their AO LTIP Units other than the AO LTIP Distributions. For avoidance of doubt, the holders of AO LTIP Units will not be entitled to receive any portion of the Pre-Closing Distribution.

(b) In no event may a Limited Partner receive a distribution of Net Operating Cash Flow in respect of a Unit that such Partner has exchanged for Common Stock pursuant to a Rights Agreement on or prior to the relevant Partnership Record Date; rather, all such distributions shall be made to the General Partner. Upon the receipt by the General Partner of each Exercise Notice pursuant to which one or more Limited Partners exercise Rights in accordance with the provisions of the Bucksbaum Rights Agreement, the General Partner shall, unless the Public REIT is required or elects only to issue Common Stock to such exercising Limited Partners, cause the Partnership to distribute to the Partners, pro rata in accordance with their Percentage Interests on the date of delivery of such Exercise Notice, all (or such lesser portion as the General Partner shall reasonably determine to be prudent under the circumstances) of Net Operating Cash Flow, which distribution shall be made prior to the closing of the purchase and sale of the Offered Units specified in such Exercise Notice.

5.3 Books of Account. At all times during the continuance of the Partnership, the General Partner shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods or effects belonging to or

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owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership’s business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of account kept by persons engaged in a business of a like kind and character. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the Partnership, and each Partner shall at all reasonable times have access to such books and records and the right to inspect the same.

5.4 Reports. The Public REIT shall cause to be submitted to the Limited Partners, promptly upon receipt of the same from the Accountants and in no event later than April 1 of each year, copies of Audited Financial Statements prepared on a consolidated basis for the Public REIT and the Partnership together with their consolidated subsidiaries, together with the reports thereon, and all supplementary schedules and information, prepared by the Accountants. The Public REIT shall also cause to be prepared such reports and/or information as are necessary for the REIT Entities to determine their qualification as a REIT and their compliance with REIT Requirements.

5.5 Audits. Not less frequently than annually, the books and records of the Partnership shall be audited by the Accountants. The General Partner shall, unless determined otherwise by the General Partner, engage the Accountants to audit the books and records of the Property Partnerships.

5.6 Tax Elections and Returns.

(a) All elections required or permitted to be made by the Partnership under any applicable tax law shall be made by the General Partner in its sole discretion, including without limitation an election on behalf of the Partnership pursuant to Section 754 of the Code to adjust the basis of the Partnership property in the case of transfers of Units, and the General Partner shall not be required to make any such election.

(b) The General Partner shall cause the Accountants to prepare and file all state and federal tax returns on a timely basis. The General Partner shall be responsible for preparing and filing all federal and state tax returns for the Partnership and furnishing copies thereof to the Partners, together with required Partnership schedules showing allocations of tax items and copies of the tax returns of all Property Partnerships, all within the period of time prescribed by law or by the provisions hereof.

5.7 Tax Matters Partner. The General Partner is hereby designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Partnership; provided, however, in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership.

5.8 Withholding. Each Partner hereby authorizes the Partnership to withhold or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to

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this Agreement, including without limitation any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. To the extent any withholding payment is made from funds withheld upon a distribution, the amount of such withholding payment will be treated as distributed to such Partners for all purposes of this Agreement. Any amount paid on behalf of or with respect to a partner, with respect to any distribution to a Partner on which the Partnership did not withhold or with respect to any Partner’s allocable share of income of the Partnership, shall constitute a loan by the Partnership to such Partner, which loan shall be due within fifteen (15) days after repayment is demanded of such Partner and shall be repaid through withholding of subsequent distributions to such Partner. Nothing in this Section 5.8 shall create any obligation on the General Partner to advance funds to the Partnership or to borrow funds in order to make payments on account of any liability of the Partnership under a withholding tax act. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (a) the Prime Rate and (b) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. To the extent the payment or accrual of withholding tax results in a federal, state or local tax credit to the Partnership, such credit shall be allocated to the Partner to whose distribution the tax is attributable.

5.9 Distributions with Respect to Preferred Units.

(a) The holders of Series B Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to the greater of (i) $1.0625 per Series B Preferred Unit and (ii) the amount of regular quarterly cash distributions upon the number of Common Units into which such Series B Preferred Unit is then convertible, as more particularly described in Schedule A.

(b) The holders of Series D Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to the greater of (i) $0.8125 per Series D Preferred Unit and (ii) the amount of regular quarterly cash distributions upon the number of Common Units into which such Series D Preferred Unit is then convertible, as more particularly described in Schedule B.

(c) The holders of Series E Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to the greater of (i) $0.875 per Series E Preferred Unit and (ii) the amount of regular quarterly cash distributions upon the number of Common Units into which such Series E Preferred Unit is then convertible, as more particularly described in Schedule C.

(d) The holders of Series F Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to $25 per Series F Preferred Unit, as more particularly described in Schedule D.

(e) The holders of Series G Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to $0.3984375 per Series E Preferred Unit, as more particularly described in Schedule E.

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(f) The holders of Series H Preferred Units are entitled to monthly, cumulative partnership distributions when, if and as declared, in an amount calculated at the applicable per annum rate applied to the $1,000 liquidation preference per Series H Preferred Unit, as more particularly described in Schedule F.

(g) The holders of Series I Preferred Units are entitled to monthly, cumulative partnership distributions when, if and as declared, in an amount calculated at the applicable per annum rate applied to the $1,000 liquidation preference per Series I Preferred Unit, as more particularly described in Schedule G.

(h) The holders of Series J Preferred Units are entitled to monthly, cumulative partnership distributions when, if and as declared, in an amount calculated at the applicable per annum rate applied to the $1,000 liquidation preference per Series J Preferred Unit, as more particularly described in Schedule I.

(i) The holders of Series K Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, as more particularly described in Schedule J.

(j) The holders of Series L Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to $[    ] per Series L Preferred Unit, as more particularly described in Schedule K.

5.10 Redemption of Common Units. In the event that Nimbus or GGP LP distributes shares of Common Stock to the holders of its common units (or effectuates a pro rata redemption of its common units in exchange for shares of Common Stock) and a portion of such shares are directly or indirectly received by the Public REIT and thereby canceled, then the General Partner shall have the right, without the consent of any other Partners, to cause the Partnership to redeem Common Units from all holders on a pro rata basis in exchange for any or all shares of Common Stock that the Partnership receives in such distribution. The redemption price paid by the Partnership shall be a number of shares of Common Stock equal to the quotient of (A) the number of Common Units redeemed divided by (B) the Conversion Factor. Any such redemption shall be pro rata from all holders of Common Units based on the number of Common Units held by each holder, provided that the General Partner may make such adjustments as are necessary in order to avoid being required to transfer fractions of a share of Common Stock in connection with any such redemption.

ARTICLE VI

Rights, Duties and Restrictions of the General Partner

6.1 Expenditures by Partnership. The General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership. All of the aforesaid expenditures shall be made on behalf of the Partnership and the General Partner shall be entitled to reimbursement by the Partnership for any expenditures incurred by it on behalf of the Partnership which shall be made other than out of the funds of the Partnership. The General Partner and the Public REIT agree to cause the Property Partnerships to reimburse the Partnership for all such expenditures and to assume, and pay when due, all Administrative Expenses.

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6.2 Powers and Duties of General Partner. The General Partner shall be responsible for the management of the Partnership’s business and affairs. Except as otherwise herein expressly provided, the General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Partnership and in its name as the General Partner shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the purposes for which the Partnership was organized. Except as otherwise expressly provided herein, the General Partner shall have the right, power and authority:

(a) To manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Partnership;

(b) To acquire, directly or indirectly, interests in real estate of any kind and of any type, and any and all kinds of interests therein, and to determine the manner in which title thereto is to be held; to manage, insure against loss, protect and subdivide any of the real estate interests therein or parts thereof; to improve, develop or redevelop any such real estate; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase or lease, to sell on any terms; to convey, to mortgage, pledge or otherwise encumber said property, or any part thereof; to lease said property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange said real property, or any part thereof, for other real or personal property; to grant easements or charges of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to said property or any part thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on said premises; to insure any Person having an interest in or responsibility for the care, management or repair of such property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey the real estate held in such land trust or to execute and deliver deeds, mortgages, notes and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; to execute assignments of all or any part of the beneficial interest in such land trust;

(c) To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by the General Partner for the operation and management of the Partnership business, including but not limited to, the engagement of the Property Manager pursuant to the Management Agreements and the employment or engagement of other contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

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(d) To enter into contracts on behalf of the Partnership;

(e) To borrow money, procure loans and advances from any Person for Partnership purposes, and to apply for and secure, from any Person, credit or accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise or liquidate any such loan, advance, credit, obligation or liability;

(f) To pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Partnership property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands, protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference, to any dealings or transactions which any attorney may deem necessary, proper or advisable;

(g) To acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership, for the conservation of the Partnership’s assets or for any purpose convenient or beneficial to the Partnership;

(h) To conduct any and all banking transactions on behalf of the Partnership; to adjust and settle checking, savings and other accounts with such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into or from any account in the Partnership’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(i) To demand, sue for, receive and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Partnership may be entitled or which are or may become due the Partnership from any Person; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to

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arbitration any accounts, debts, claims, disputes and matters which may arise between the Partnership and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(j) To make arrangements for financing, including the taking of all action deemed necessary or appropriate by the General Partner to cause any approved loans to be closed;

(k) To take all reasonable measures necessary to insure compliance by the Partnership with applicable arrangements, and other contractual obligations and arrangements entered into by the Partnership from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Partnership is in compliance with its contractual obligations;

(l) To maintain the Partnership’s books and records; and

(m) To prepare and deliver, or cause to be prepared and delivered by the Partnership’s Accountants, all financial and other reports with respect to the operations of the Partnership, and preparation and filing of all federal and state tax returns and reports.

Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

6.3 [Intentionally Omitted].

.

6.4 [Intentionally Omitted].

.

6.5 Public REIT Participation. The Public REIT agrees that all business activities of the Public REIT, the Affiliate Entities and the other REIT Entities, including activities pertaining to the acquisition, development and ownership of Properties, shall be conducted through the Partnership, Nimbus or GGP LP (other than the Public REIT’s, Affiliate Entities’ or the other REIT Entities’ direct or indirect interest of not more than one percent (1%) in Property Partnerships not owned through the Partnership). Without the Consent of the Limited Partners, the Public REIT shall not, directly or indirectly, and shall cause the Affiliate Entities and/or the other REIT Entities not to directly or indirectly, participate in or otherwise acquire any interest in any real or personal property unless the Partnership, Nimbus and/or GGP LP participate in, or otherwise acquire an interest in, such real or personal property at least to the extent of 99 times such proposed participation by the Public REIT, the Affiliate Entities and/or the other REIT Entities, as applicable. The Public REIT agrees and agrees on behalf of the Affiliate Entities and the other REIT Entities that all borrowings for the purpose of making distributions to its stockholders will be incurred by the Partnership or the Property Partnerships and the proceeds of such indebtedness will be included as Net Financing Proceeds hereunder.

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6.6 Proscriptions. The General Partner shall not have the authority to:

(a) Do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Partnership;

(b) Possess any Partnership property or assign rights in specific Partnership property for other than Partnership purposes; or

(c) Do any act in contravention of applicable law.

Nothing herein contained shall impose any obligation on any Person or firm doing business with the Partnership to inquire as to whether or not the General Partner has properly exercised its authority in executing any contract, lease, mortgage, deed or other instrument or document on behalf of the Partnership, and any such third Person shall be fully protected in relying upon such authority.

6.7 Additional Partners. Additional Partners may be admitted to the Partnership only as provided in Section 8.3 hereof.

6.8 Title Holder. To the extent allowable under applicable law, title to all or any part of the properties of the Partnership may be held in the name of the Partnership or any other individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Partnership. Any such title holder shall perform any and all of its respective functions to the extent and upon such terms and conditions as may be determined from time to time by the General Partner.

6.9 Compensation of the General Partner. The General Partner shall not be entitled to any compensation for services rendered to the Partnership solely in its capacity as General Partner except with respect to reimbursement for those costs and expenses constituting Administrative Expenses.

6.10 Waiver and Indemnification.

(a) Neither the General Partner nor any Person acting on its behalf pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the General Partner by this Agreement and the Act, provided that the General Partner’s or such other Person’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the General Partner or such other Person shall not be guilty of fraud, misconduct or gross negligence. The Partnership shall, and hereby does, indemnify and hold harmless the General Partner and its Affiliates and any individual acting on their behalf from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys’ fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

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(b) Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such Person; provided, however, that such advances shall be repaid to the Partnership, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not be entitled to such indemnification, all rights of the indemnitee hereunder shall survive the dissolution of the Partnership; provided, however, that a claim for indemnification under this Agreement must be made by or on behalf of the Person seeking indemnification prior to the time the Partnership is liquidated hereunder. The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the person seeking indemnification shall be entitled, whether at law or at equity. Indemnification pursuant to this Agreement shall be made solely and entirely from the assets of the Partnership and no Partner shall be liable therefor.

6.11 [Intentionally Omitted]

6.12 Operation in Accordance with REIT Requirements. The Partners acknowledge and agree that the Partnership shall be operated in a manner that will enable the REIT Entities to (a) satisfy the REIT Requirements and (b) avoid the imposition of any federal income or excise tax liability. The Partnership shall avoid taking any action, or permitting any Property Partnership to take any action, which would result in the REIT Entities ceasing to satisfy the REIT Requirements or would result in the imposition of any federal income or excise tax liability on the REIT Entities. The determination as to whether the Partnership has operated in the manner prescribed in this Section 6.12 shall be made without regard to any action or inaction of the General Partner with respect to distributions and the timing thereof.

ARTICLE VII

Dissolution, Liquidation and Winding-Up

7.1 Accounting. In the event of the dissolution, liquidation and winding-up of the Partnership, a proper accounting (which shall be certified) shall be made of the Capital Account of each Partner and of the Net Income or Net Losses of the Partnership from the date of the last previous accounting to the date of dissolution. Financial statements presenting such accounting shall include a report of a certified public accountant selected by the Liquidating Trustee.

7.2 Distribution on Dissolution. In the event of the dissolution and liquidation of the Partnership for any reason, the assets of the Partnership shall be liquidated for distribution in the following rank and order:

(a) Payment of creditors of the Partnership (other than Partners) in the order of priority as provided by law;

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(b) Establishment of reserves as provided by the General Partner to provide for contingent liabilities, if any;

(c) Payment of debts of the Partnership to any Partner, in the order of priority provided by law;

(d) Payment to the holders of Preferred Units in accordance with the terms thereof (as referenced in Section 7.8 hereof); and

(e) To the Partners holding LTIP Units, in proportion to the amounts such Partners would have received if they were converted into Series K Preferred Units and to the Partners holding Common Units in proportion to the Common Units held by each such Partner.

Whenever the Liquidating Trustee reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Partnership, the amount determined to be excess shall be distributed to the Partners in accordance with the above provisions.

7.3 Timing Requirements. In the event that the Partnership is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, any and all distributions to the Partners pursuant to Sections 7.2(d) and 7.2(e) hereof shall be made no later than the later to occur of (i) the last day of the taxable year of the Partnership in which such liquidation occurs or (ii) ninety (90) days after the date of such liquidation.

7.4 Sale of Partnership Assets. In the event of the liquidation of the Partnership in accordance with the terms of this Agreement, the Liquidating Trustee may sell Partnership or Property Partnership property if the Liquidating Trustee has in good faith solicited bids from unrelated third parties and obtained independent appraisals before making any such sale; provided, however, all sales, leases, encumbrances or transfers of Partnership assets shall be made by the Liquidating Trustee solely on an “arm’s-length” basis, at the best price and on the best terms and conditions as the Liquidating Trustee in good faith believes are reasonably available at the time and under the circumstances and on a non-recourse basis to the Limited Partners. The liquidation of the Partnership shall not be deemed finally terminated until the Partnership shall have received cash payments in full with respect to obligations such as notes, installment sale contracts or other similar receivables received by the Partnership in connection with the sale of Partnership assets and all obligations of the Partnership have been satisfied or assumed by the General Partner. The Liquidating Trustee shall continue to act to enforce all of the rights of the Partnership pursuant to any such obligations until paid in full.

7.5 Distributions in Kind. In the event that it becomes necessary to make a distribution of Partnership property in kind, the General Partner may, with the Consent of the Limited Partners, transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions

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of Section 7.2 hereof. Notwithstanding the foregoing, the Partnership may make distributions with respect to Common Units or LTIP Units in the form of Common Stock and/or Common Units without the Consent of the Limited Partners.

7.6 Documentation of Liquidation. Upon the completion of the dissolution and liquidation of the Partnership, the Partnership shall terminate and the Liquidating Trustee shall have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the partnership.

7.7 Liability of the Liquidating Trustee. The Liquidating Trustee shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee’s taking of any action authorized under or within the scope of this Agreement; provided, however, that the Liquidating Trustee shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arose out of:

(a) A matter entirely unrelated to the Liquidating Trustee’s action or conduct pursuant to the provisions of this Agreement; or

(b) The proven misconduct or negligence of the Liquidating Trustee.

7.8 Liquidation Preference of Preferred Units. With respect to liquidation of the Partnership:

(a) The holders of Series B Preferred Units shall have the rights and preferences described in Schedule A.

(b) The holders of Series D Preferred Units shall have the rights and preferences described in Schedule B.

(c) The holders of Series E Preferred Units shall have the rights and preferences described in Schedule C.

(d) The holders of Series F Preferred Units shall have the rights and preferences described in Schedule D.

(e) The holders of Series G Preferred Units shall have the rights and preferences described in Schedule E.

(f) The holders of Series H Preferred Units shall have the rights and preferences described in Schedule F.

(g) The holders of Series I Preferred Units shall have the rights and preferences described in Schedule G

(h) The holders of Series J Preferred Units shall have the rights and preferences described in Schedule I.

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(i) The holders of Series K Preferred Units shall have the rights and preferences described in Schedule J

(j) The holders of Series L Preferred Units shall have the rights and preferences described in Schedule K.

7.9 Negative Capital Accounts.

(a) Except as provided in the next sentence and Section 7.9(b), no Partner shall be liable to the Partnership or to any other partner for any deficit or negative balance which may exist in its Capital Account. Upon liquidation of any Obligated Partner’s interest in the Partnership, whether pursuant to a liquidation of the Partnership or by means of a distribution to the Obligated Partner by the Partnership, if such Obligated Partner has a deficit balance in its Capital Account, after giving effect to all contributions, distributions, allocations and adjustments to Capital Accounts for all periods, each such Obligated Partner shall contribute to the capital of the Partnership an amount equal to its respective deficit balance. Each Obligated Partner having such an obligation to restore a deficit Capital Account shall satisfy such obligation by the end of the fiscal year of liquidation (or, if later, within ninety (90) days following the liquidation and dissolution of the Partnership) or distribution to such Obligated Partner, as the case may be. Any such contribution by an Obligated Partner shall be used to make payments to creditors of the Partnership and such Obligated Partners (i) shall not be subrogated to the rights of any such creditor against the General Partner, the Partnership, another Partner or any Person related thereto, and (ii) hereby waive any right to reimbursement, contribution or similar right to which such Obligated Partners might otherwise be entitled as a result of the performance of their obligations under this Agreement.

(b) Notwithstanding any other provision of this Agreement, an Obligated Partner other than Koury Corporation shall cease to be an Obligated Partner upon the earlier of (i) nine months after the death of such Obligated Partner or (ii) six months after (A) any date after the third anniversary date of the date of the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of GGP Limited Partnership dated as of April 1, 1998, which is selected by the Obligated Partner as the date upon which such Obligated Partner’s obligation hereunder shall terminate (and for which notice of such date shall be given at least 60 days prior to such selected date) or (B) an exchange of all of such Obligated Partner’s remaining Units for shares of Common Stock or preferred stock of the Public REIT (pursuant to a Rights Agreement) or in an otherwise taxable sale or exchange of all of such Obligated Partner’s Units provided that at the time of or during such six-month period following such event set forth in (ii)(A) or (B), there has not been: (X) an entry of decree or order for relief in respect of the Partnership by a court having jurisdiction over a substantial part of the Partnership’s assets, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar Official) of the Partnership or of any substantial part of its property, ordering the winding up or liquidation of the Partnership’s affairs, in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or (Y) the commencement against the Partnership of an involuntary case under the federal

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bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or (Z) the commencement by the Partnership of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Partnership or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the failure of the Partnership generally to pay its debts as such debts become due or the taking of any action in furtherance of any of the foregoing. Following the passage of the six-month period after the event set forth in clause (ii)(A) or (B) of this paragraph, an Obligated Partner shall cease to be an Obligated Partner at the first time, if any, that all of the conditions set forth in (X) through (Z) above are no longer in existence.

(c) Notwithstanding any other provision of this Agreement, Koury Corporation shall cease to be an Obligated Partner immediately upon the earlier of (i) any date which is selected by Koury Corporation as the date upon which its status as an Obligated Partner hereunder shall terminate (and for which notice of such selected date shall be given at least 60 days prior to such selected date, but only if such selected date is not earlier than the first anniversary date of the last day of the Partnership’s most recent completed tax year in which Koury Corporation’s Protected Amount increased), (ii) an exchange of all of Koury Corporation’s remaining Units for shares of Common Stock of the Public REIT (pursuant to a Rights Agreement) or in an otherwise taxable sale, or exchange of all of such Obligated Partner’s Units; or (iii) the Partnership’s termination, for a Partnership purposes, of Koury Corporation’s status as an Obligated Partner on any date that follows March 5, 2017.

ARTICLE VIII

Transfer of Units

8.1 General Partner Transfer. The General Partner shall not withdraw from the Partnership and shall not sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Units, either to a new General Partner or a Limited Partner, except by operation of law, without the Consent of the Limited Partners. Upon any transfer of Units to a new General Partner in accordance with the provisions of this Section 8.1, the transferee General Partner shall become vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Units so acquired. It is a condition to any transfer of Units to a new General Partner otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor General Partner are assumed by a successor corporation by operation of law) shall

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relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Limited Partners, in their reasonable discretion. In the event the General Partner withdraws from the Partnership in violation of this Agreement or otherwise, or dissolves or terminates or upon the Bankruptcy of the General Partner, a Majority-in-Interest of the Limited Partners may elect to continue the Partnership business by selecting a substitute general partner. Notwithstanding the foregoing, the General Partner shall be permitted at any time, and from time to time, to transfer its Units to the Public REIT or one or more subsidiaries thereof without the Consent of the Limited Partners; provided, however, that such transfer shall not materially change the proportionate direct or indirect ownership in the Partnership by the Public REIT; provided further, such new General Partner shall be under the Control of the Public REIT.

8.2 Transfers by Limited Partners. Each Limited Partner shall, subject to the provisions of this Section 8.2 and Section 8.4 hereof, have the right to transfer all or a portion of its Units to any Person, whether or not in connection with the exercise of the Rights. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner in its reasonable discretion. Upon such transfer, the transferee shall be admitted as a substituted limited partner as such term is defined in the Act (the “Substituted Limited Partner”) and shall succeed to all of the rights of the transferor Limited Partner under this Agreement in the place and stead of such transferor Limited Partner; provided, however, that notwithstanding the foregoing, any transferee of any transferred Units, to the extent such transferee is entitled to exercise Rights under the Rights Agreement, shall be subject to any and all ownership limitations contained in the Charter which may limit or restrict such transferee’s ability to exercise the Rights. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder, other than to receive such portion of the distributions made by the Partnership as are allocable to the Units transferred.

8.3 Issuance of Additional Common Units. At any time without the consent of any Partner, but subject to the provisions of Section 8.4 hereof, the General Partner may, upon its determination that the issuance of additional Units (“Additional Units”) is in the best interests of the Partnership, cause the Partnership to issue Additional Units to and admit as a Limited Partner in the Partnership, any Person (the “Additional Partner”) in exchange for such consideration as the General Partner deems appropriate, including, without limitation, the contribution by such Person of cash and/or property desirable to further the purposes of the Partnership under Section 2.3 hereof or past or future services rendered by such Person to or for the benefit of the Partnership. The General Partner may admit an Additional Partner to the Partnership upon such terms as it deems appropriate. The General Partner shall be authorized on behalf of each of the Partners to amend this Agreement to reflect the admission of any Additional Partner in accordance with the provisions of this Section 8.3 in the event that the General Partner deems such amendment to be desirable, and the General Partner promptly shall deliver a copy of such amendment to each Limited Partner. Notwithstanding anything contained

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herein to the contrary, an Additional Partner that acquires Additional Units pursuant to this Section 8.3 shall not acquire any interest in and may not exercise or otherwise participate in any Rights pursuant to the Rights Agreements unless they are expressly granted such rights.

8.4 Restrictions on Transfer. In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of Units by any Partner be made (i) to any Person who lacks the legal right, power or capacity to own Units; (ii) in violation of any provision of any mortgage or trust deed (or the note or bond secured thereby) constituting a Lien against a Property or any part thereof, or other instrument, document or agreement to which the Partnership or any Property Partnership is a party or otherwise bound; (iii) in violation of applicable law; (iv) of any component portion of a Unit, such as the Capital Account, or rights to Net Operating Cash Flow, separate and apart from all other components of such Unit (other than such assignments of the right to receive distributions as the General Partner shall approve in writing which approval the General Partner may withhold in its sole discretion); (v) in the event such transfer would cause the REIT Entities to cease to comply with the REIT Requirements; (vi) if such transfer would, in the opinion of counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for federal income tax purposes; (vii) if such transfer would, in the opinion of counsel to the Partnership, cause any assets of the Partnership to constitute assets of a benefit plan investor pursuant to 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended or (viii) if such transfer is effectuated through an “established securities market” or “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code. Notwithstanding anything in this Agreement to the contrary:

(a) no Limited Partner admitted to the Partnership after June 29, 1998 may sell, assign or otherwise transfer its Units or other interest in the Partnership or any portion thereof to any Foreign Owner (and no interest in such Limited Partner or any Person that directly or indirectly owns an interest in such Limited Partner may be transferred if such Limited Partner shall become a Foreign Owner as the result of such transfer) without the prior written consent of the General Partner (which consent may be given or withheld in the sole discretion of the General Partner); and

(b) no other Limited Partner may sell, assign or otherwise transfer its Units or other interest in the Partnership or any portion thereof to any Foreign Owner (and no interest in such Limited Partner or any Person that directly or indirectly owns an interest in such Limited Partner may be transferred if such Limited Partner shall become a Foreign Owner as the result of such transfer) without providing written notice of the same to the General Partner. Any such written notice shall be received by the General Partner at least thirty days prior to any such sale, assignment or other transfer.

Any sale, assignment or other transfer of Units or other interests in the Partnership made in violation of this Agreement (including without limitation any sale, assignment or other transfer of Units made without giving the notice described above at the time described above) shall be null and void ab initio.

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8.5 Issuance of LTIP Units. The General Partner, in its sole and absolute discretion, is hereby authorized without the approval of the Limited Partners or any other Person to cause the Partnership from time to time to issue to any Person providing services to or for the benefit of the Partnership, which may include Partners, LTIP Units in one or more classes, or one or more series of any of such classes, with such designations, preferences, and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner in its sole and absolute discretion subject to the Act and Delaware law, including, without limitation, (i) the rights of each such class or series of Units to an allocation of Net Income or Net Loss (or items thereof) to each such class or series of Units; (ii) the rights of each such class or series of Units to share in Partnership distributions; (iii) the rights of each such class or series of Units upon dissolution and liquidation of the Partnership; and (iv) the right to vote, if any, of each such class or series of Units; provided that (A) LTIP Units of any series (other than AO LTIP Units and FV LTIP Units) shall not disproportionately affect any one Common Unitholder or group of Common Unitholders, and (B) no such additional Units or other partnership interests shall be issued to the General Partner or the Public REIT or any direct or indirect wholly or partly-owned subsidiary of the Public REIT, unless, in the case of clause (B), the additional partnership interests are issued in connection with the grant, award or issuance of REIT Shares or New Securities that have designations, preferences and other rights such that the economic interests attributable to such REIT Shares or New Securities are substantially similar to the designations, preferences and other rights of the additional partnership interests issued to the General Partner or the Public REIT or any direct or indirect wholly or partly-owned subsidiary of the Public REIT (as appropriate). Upon the issuance of any LTIP Units by the Partnership, the General Partner shall cause one or more of the Property Partnerships to issue additional interests to the Partnership on terms that are, in the aggregate, substantially similar to the applicable LTIP Units so that the Partnership will receive additional distributions and other rights in respect of the Property Partnerships equivalent to those to which the recipient of the LTIP Units is entitled in respect of the Partnership. The General Partner’s determination that the consideration is adequate shall be conclusive insofar as the adequacy of consideration relates to whether the partnership interests are validly issued and paid. The General Partner shall be authorized on behalf of each of the Partners to amend this Agreement to reflect the admission of any Additional Partner in accordance with the provisions of this Section 8.5 in the event that the General Partner deems such amendment to be desirable. The provisions of Section 13.12 of this Partnership Agreement shall apply to the issuance of LTIP Units.

ARTICLE IX

Rights and Obligations of the Limited Partners

9.1 No Participation in Management. Except as expressly permitted hereunder, the Limited Partners shall not take part in the management of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

9.2 Bankruptcy of a Limited Partner. The Bankruptcy of any Limited Partner shall not cause a dissolution of Partnership, but the rights of such Limited

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Partner to share in the Net Income or Net Losses of the Partnership and, to receive distributions of Partnership funds shall, on the happening of such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in no event shall such assignee(s) become a Substituted Limited Partner without the consent of the General Partner.

9.3 No Withdrawal. No Limited Partner may withdraw from the Partnership without the prior written consent of the General Partner, other than as expressly provided in this Agreement.

9.4 Duties and Conflicts. The General Partner recognizes that the Limited Partners and their Affiliates have or may hereafter have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that such Persons are entitled to carry on such other business interests, activities and investments. The Limited Partners and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such persons may engage in any activities, whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

ARTICLE X [Intentionally Omitted]

ARTICLE XI [Intentionally Omitted]

ARTICLE XII

Arbitration of Disputes

12.1 Arbitration. Notwithstanding anything to the contrary contained in this Agreement, all claims, disputes and controversies between the parties hereto (including, without limitation, any claims, disputes and controversies between the Partnership and any one or more of the Partners and any claims, disputes and controversies between any one or more Partners) arising out of or in connection with this Agreement or the Partnership relating to the validity, construction, performance, breach, enforcement or termination thereof, or otherwise, shall be resolved by binding arbitration in New York, New York, in accordance with this Article XII and, to the extent not inconsistent herewith, the Expedited Procedures and Commercial Arbitration Rules of the Arbitration Association.

12.2 Procedures. Any arbitration called for by this Article XII shall be conducted in accordance with the following procedures:

(a) The Partnership or any Partner (the “Requesting Party”) may demand arbitration pursuant to Section 12.1 hereof at any time by giving written notice of such demand (the “Demand Notice”) to all other Partners and (if the Requesting Party is not

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the Partnership) to the Partnership which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(b) Within fifteen (15) days after the giving of a Demand Notice, the Requesting Party, on the one hand, and each of the other Partners and/or the Partnership against whom the claim has been made or with respect to which a dispute has arisen (collectively, the “Responding Party”), on the other hand, shall select and designate in writing to the other party one reputable, disinterested individual (a “Qualified Individual”) willing to act as an arbitrator of the claim, dispute or controversy in question. Each of the Requesting Party and the Responding Party shall use their best efforts to select a present or former partner of a nationally known accounting firm having no affiliation with any of the parties as their respective Qualified Individual. Within fifteen (15) days after the foregoing selections have been made, the arbitrators so selected shall only select a present or former partner of a nationally known accounting firm having no affiliation with any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question. In the event that the two arbitrators initially selected are unable to agree on a third arbitrator within the second fifteen (15) day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint a present or former partner of a nationally known accounting firm having no affiliation with any of the parties as the Qualified Individual to act as the third arbitrator. The three arbitrators selected pursuant to this subsection (b) shall constitute the arbitration panel for the arbitration in question.

(c) The presentations of the parties hereto in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel pursuant to subsection (b) above, and the arbitration panel shall render its decision in writing within thirty (30) days after the completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.

(d) The arbitration panel shall have the discretion to include in its decision a direction that all or part of the attorneys’ fees and costs of any party or parties and/or the costs of such arbitration be paid by any other party or parties. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.

12.3 Binding Character. Any decision rendered by the arbitration panel pursuant to this Article XII shall be final and binding on the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction.

12.4 Exclusivity. Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in Section 12.1 hereof, and the Partnership and its Partners stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or

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arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this Article XII shall survive the dissolution of the Partnership.

12.5 No Alteration of Agreement. Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement.

ARTICLE XIII

General Provisions

13.1 Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, telecopied or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or three business days after deposit in United States mail, registered or certified, postage prepaid, and properly addressed, by or to the appropriate party. For purposes of this Section 13.1, the addresses of the parties hereto shall be as set forth in the books and records of the Partnership. The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof. Notwithstanding anything to the contrary herein, no provision of this Agreement requiring notice of any event prior to the occurrence thereof shall apply to stock splits, subdivisions, dividends, combinations or any other similar event occurring after the date hereof.

13.2 Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.

13.3 Effect and Interpretation. This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware (without regard to its conflicts of law principles).

13.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

13.5 Partners Not Agents. Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.

13.6 Entire Understanding; Etc.. This Agreement, together with any and all Contribution Agreements and Rights Agreements, constitutes the entire agreement and understanding among the Partners and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter within (including without limitation the Fourth Restated Partnership Agreement except for the consents, approvals, waivers, representations and warranties given therein, and the agreements by Partners to be bound by the provisions thereof, as the same is amended hereby, which shall continue in full force and effect).

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13.7 Amendments. Except as set forth below or in Schedules A-K, the General Partner may amend this Agreement in any respect without the consent of any Partner. Notwithstanding the foregoing, without the Consent of the Limited Partners, the General Partner may not amend this Agreement: (a) to enlarge the obligation of any Partner to make contributions to the capital of the Partnership, as provided for in Article IV above; (b) to modify the Limited Partners’ rights to allocations and distributions set forth herein, except (i) to set forth or amend the designations, rights, powers, duties and preferences of any Additional Units, or reflect the issuance of Additional Units, pursuant to Section 8.3, (ii) to reflect the transfer or redemption of Units, (iii) to amend the designations, rights, powers, duties and preferences of any Units other than Common Units, (iv) to reflect a change that is of an inconsequential nature or does not adversely affect the rights of the Limited Partners hereunder or to cure any ambiguity or correct any provision in this Agreement not inconsistent with law or with other provisions, or (v) as required by law; (c) to amend Sections 2.1, 3.2, 4.3, 6.5, 6.6 or 7.5 or Article VIII; or (d) to amend this sentence. Notwithstanding anything to the contrary contained herein, (i) without the written consent of a Limited Partner, this Agreement may not be amended to convert such Limited Partner’s partnership interest in the Partnership to a general partnership interest (or otherwise adversely affect such Limited Partner’s limited liability) and (ii) without the written consent of a Limited Partner holding Common Units, this Agreement may not be amended to materially adversely affect such Limited Partner’s rights to distributions or allocations in respect of such Common Units except in connection with the admission of Additional Partners or unless such amendment affects the Bucksbaum Limited Partners in the same manner on a Unit-for-Unit basis. The immediately preceding sentence of this Section 13.7 may not be amended to modify the approval rights of a Partner without such Partner’s consent.

13.8 Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

13.9 Trust Provision. This Agreement, to the extent executed by the trustee of a trust, is executed by such trustee solely as trustee and not in a separate capacity. Nothing herein contained shall create any liability on, or require the performance of any covenant by any such trustee individually, nor shall anything contained herein subject the individual personal property of any trustee to any liability.

13.10 Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine and neuter, and all defined terms shall include the singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to “including” shall be deemed to mean “including without limitation.”

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13.11 Assurances. Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

13.12 Issuance of Certificates. The General Partner may, in its sole discretion, issue a certificate setting forth the name of any Partner and the number of Units owned by such Partner and, in such event, the General Partner shall establish such rules and regulations relating to issuances and reissuances of certificates upon transfer of Units, the division of Units among multiple certificates and the loss, theft, destruction or mutilation of certificates as the General Partner reasonably deems appropriate. Notwithstanding anything to the contrary contained herein or in any certificate, (a) no certificate issued by the Partnership shall constitute a certificated security under Article 8 of the Uniform Commercial Code or an instrument, (b) the issuance or existence of certificates shall not create any rights on the part of the holders of such certificates or other Persons that would not exist if such certificates had not been issued, (c) the Partnership shall have no liability to holders of certificates or other persons that it would not have had if it had not issued such certificates, and (d) only those Persons shown on the Partnership’s book and records as the registered owner of any particular Unit shall have any rights as a Limited Partner or otherwise with respect thereto.

13.13 November 20, 2003 Division of Common Units. On November 20, 2003, (a) GGP, Inc., the entity to which the General Partner is successor, effected a three for one split of its common stock (the “Stock Split”) and the Partnership effected a three for one split of the Common Units, such that each Common Unit then outstanding was deemed to be three Common Units, so that, as of such time, each holder of record of Common Units, automatically and without further action, was deemed to be the holder of two additional Common Units for each Common Unit held immediately prior to such time (the “Unit Split”) and (b) there was no adjustment of the Conversion Factor on account of the Stock Split; provided, however, that for Common Units issued and outstanding on or prior to November 20, 2003 (the “Legacy Units”), (x) if the rights under any Specified Rights Agreement (as defined below) are exercised as to one or more Legacy Units, then, effective immediately prior to the redemption or purchase of such Legacy Units pursuant to such Specified Rights Agreement, the Unit Split shall be completely reversed as to such Legacy Units and each such Legacy Unit, automatically and without further action, shall be deemed to be one-third of a Common Unit and (y) if such Legacy Units are transferred to the General Partner (rather than the Partnership) pursuant to such Specified Rights Agreement, then, effective immediately following such transfer, the Unit Split shall be completely reinstated as to such Legacy Units and each such Legacy Unit, automatically and without further action, shall be deemed to be three Common Units. For purposes hereof, a “Specified Rights Agreement” is any Rights Agreement pursuant to which the “Conversion Factor” (or the equivalent) referred to therein is adjusted as the result of the Stock Split and such adjustment is not completely reversed as a result of the Unit Split. The purpose of the proviso contained in the first sentence of this paragraph is to ensure that there are not duplicative adjustments with respect to any Legacy Units on account of the Stock Split, and this Section 13.3 shall be interpreted and applied consistently therewith.

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13.14 Performance by the Public REIT. The Public REIT shall cause the General Partner and the Affiliates of the General Partner to fulfill their obligations, as applicable, under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date and year first above written.

GENERAL PARTNER:

GGP REAL ESTATE HOLDING II, INC., a Delaware corporation

By:

Its:

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Solely for the limited purpose set forth in Sections 4.3, 4.4, 5.4, 5.10, 6.1, 6.5, 8.1 and 13.14.

PUBLIC REIT:

GENERAL GROWTH PROPERTIES, INC., a Delaware corporation

By:

Its:

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

SCHEDULE A

1. Definitions. As used in this Schedule A, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Distribution Period” shall mean the quarterly period that is then the dividend period with respect to the Common Stock or, if no such dividend period is established, the calendar quarter shall be the Dividend Period; provided that (a) the initial distribution period shall commence on July 10, 2002 and end on and include September 30, 2002 and (b) the distribution period in which the final liquidation payment is made pursuant to Section 7.2 of the Fifth Amended and Restated Agreement of Limited Partnership shall commence on the first day following the immediately preceding Distribution Period and end on the date of such final liquidation payment.

“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by the Public REIT on its shares of Common Stock for such Distribution Period or, if no such distribution payment date is established, the last business day of such Distribution Period.

“Fair Market Value” shall mean the average of the daily Closing Price for the Common Stock during the five consecutive Trading Days selected by the General Partner commencing not more than 20 Trading Days before, and ending not later than, the day in question with respect to the issuance or distribution requiring such computation.

“Fifteenth Anniversary Date” shall mean July 10, 2017.

2. Designation and Number; Etc. The Series B Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fifth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series B Preferred Units shall be 1,426,392.6660. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule A and any other provision of the Fifth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule A shall control. For purposes of this Amendment, the rights of the Series B Preferred Units shall be construed to include their rights under the Redemption Rights Agreement (Common Units) and Redemption Rights Agreement (Series B Preferred Units).

3. Rank. The Series B Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a) senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to such Series B Preferred Units;

(b) on a parity with the Series D Preferred Units, the Series E Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior in right of payment to the Series B Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c) junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series B Preferred Units in accordance with Section 4 of this Schedule A.

4. Voting.

(a) Holders of Series B Preferred Units shall not have any voting rights, except as provided by applicable law and as described below in this Section 4.

(b) So long as any Series B Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least a majority of the Series B Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create, issue or increase the authorized or issued amount of, any class or series of partnership interests in the Partnership ranking prior to the Series B Preferred Units with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership or reclassify any Common Units into such partnership interests, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such partnership interests; or (ii) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger or consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Units or the holders thereof. Notwithstanding anything to the contrary contained herein, none of the following shall be deemed to materially and adversely affect any such right, preference, privilege or voting power or otherwise require the vote or consent of the holders of the Series B Preferred Units: (X) the occurrence of any Event so long as either (1) the Partnership is the surviving entity, such entity is the principal direct subsidiary of a publicly traded REIT whose common equity is traded on the New York Stock Exchange and the Series B Preferred Units remain outstanding with the terms thereof materially unchanged or (2) interests in an entity having substantially the same rights and terms as the Series B Preferred Units are substituted for the Series B Preferred Units and such entity is the principal direct subsidiary of a publicly traded REIT whose common equity is traded on the New York Stock Exchange, (Y) any increase in the amount of the authorized Preferred Units or Common Units or the creation or issuance of any other series or class of Preferred Units or Common Units or any increase in the amount of Common Units or any other series of Preferred Units, in each case ranking on a parity with or junior to the Series B Preferred Units with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and (Z) the dissolution, liquidation and/or winding-up of the Partnership.

The foregoing voting provisions shall not apply if at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Units shall have been converted or redeemed.

For purposes of the foregoing provisions of this Section 4, each Series B Preferred Unit shall have one (1) vote. Except as otherwise required by applicable law or as set forth herein, the Series B Preferred Units shall not have any voting rights or powers and the consent of the holders thereof shall not be required for the taking of any action.

5. Distributions.

(a) With respect to each Distribution Period and subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series B Preferred Units, the holders of Series B Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Partnership legally available for the payment of distributions, quarterly cumulative cash distributions in an amount per Series B Preferred Unit equal to the greater of (i) $1.0625 and (ii) the amount of the regular quarterly cash distribution for such Distribution Period upon the number of Common Units (or portion thereof) into which such Series B Preferred Unit is then convertible in accordance with Section 7 of this Schedule A (but, with respect to any Distribution Period ending after the Fifteenth Anniversary Date, no amount shall be paid in respect of clause (ii) of this paragraph in respect of the portion of such Distribution Period occurring after the Fifteenth Anniversary Date). Notwithstanding anything to the contrary contained herein, the amount of distributions described under each of clause (i) and (ii) of this paragraph for the initial Distribution Period, or any other period shorter than a full Distribution Period, shall be prorated and computed on the basis of twelve 30-day months and a 360-day year. The distributions upon the Series B Preferred Units for each Distribution Period shall, if and to the extent declared or authorized by the General Partner on behalf of the Partnership, be paid in arrears (without interest or other amount) on the Distribution Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not there are funds legally available for the payment thereof and whether or not such distributions are declared or authorized. The record date for distributions upon the Series B Preferred Units for any Distribution Period shall be the same as the record date for the distributions upon the Common Units for such Distribution Period (or, if no such record is set for the Common Units, the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls). Accumulated and unpaid distributions for any past Distribution Periods to be declared and paid at any time, without reference to any Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the General Partner. Any distribution payment made upon the Series B Preferred Units shall first be credited against the earliest accumulated but unpaid distributions due with respect to such Units which remains payable. No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any distribution payment or payments on the Series B Preferred Units, whether or not in arrears, including, without limitation, any distribution payment that is deferred pursuant to Section 5(g) of this Schedule A.

(b) No distribution on the Series B Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, distributions on the Series B Preferred Units shall accumulate whether or not any of the foregoing restrictions exist.

(c) Except as provided in Section 5(d) of this Schedule A, so long as any Series B Preferred Units are outstanding, (i) no distributions (other than in Common Units or other Units ranking junior to the Series B Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series B Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series B Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership, shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series B Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.

(d) When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series B Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series B Preferred Units, all distributions declared upon the Series B Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series B Preferred Units shall be declared pro rata so that the amount of distributions declared per Unit of Series B Preferred Units and such other partnership interests in the Partnership or Units shall in all cases bear to each other the same ratio that accrued distributions per Unit on the Series B Preferred Units and such other partnership interests in the Partnership or Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.

(e) Holders of Series B Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) above.

(f) Distributions with respect to the Series B Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule A shall be construed and applied consistently with such Treasury Regulations.

(g) Notwithstanding anything to the contrary contained herein (but subject to the last sentence of Section 5(a) hereof), if the distributions with respect to the Series B Preferred Units made on or prior to the second anniversary of the issuance of the Series B Preferred Units would result in any holder of Series B Preferred Units receiving, an annual return on such holder’s “unreturned capital” (as defined for purposes of Treasury Regulation Section 1.707-4(a)) for a fiscal year (treating the fiscal year in which such second anniversary occurs as ending on such date) in excess of the Safe Harbor Rate (as defined below), then the distributions to such holder in excess of such Safe Harbor Rate will be deferred, will cumulate and will be paid, if and to the extent declared or authorized by the General Partner on behalf of the Partnership and subject, to the provisions of Section 5(b) hereof, on the earlier to occur of (i) the disposition of the Series B Preferred Units to which such deferred distributions relate in a transaction in which the disposing holder recognizes taxable gain thereon or (ii) the first distribution payment date with respect to the Series B Preferred Units following the second anniversary of the issuance of the Series B Preferred Units. For purposes of the foregoing, the “Safe Harbor Rate” shall equal 150% of the highest applicable federal rate, based on annual compounding, in effect for purposes of Section 1274(d) of the Code at any time between the date of the issuance of the Series B Preferred Units and the date on which the relevant distribution payment is made. Notwithstanding anything to the contrary contained herein, any distributions that are deferred under this Section 5(g) shall be deemed to have been paid in full for purposes of Sections 5(c) and (d) of this Schedule A until the end of the Distribution Period during which they are to be paid as provided above.

(h) For any quarterly period, any amounts paid with respect to the Series B Preferred Units in excess of the amount that would have been paid with respect to such Units for such period had they been converted into Common Units in accordance with the terms of Section 7 of this Schedule A are intended to constitute guaranteed payments within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of allocating Net Income and Net Loss or otherwise maintaining Capital Accounts.

6. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series B Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series B Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership, an amount equal to the greater of (i) $50.00, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution and (ii) the amount that a holder of such Series B Preferred Unit would have received upon final distribution in respect of the number of Common Units into which such Series B Preferred Unit was convertible immediately prior to such date of final distribution (but no amount shall be paid in respect of the foregoing clause (ii) after the Fifteenth Anniversary Date) if, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series B Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series B Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series B Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series B Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full. For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership.

(b) Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(c) After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule A, the holders of Series B Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

7. Conversion. Holders of Series B Preferred Units shall have the right to convert all or a portion of such Units into Common Units, as follows:

(a) A holder of Series B Preferred Units shall have the right, at such holder’s option, at any time (subject to the proviso contained in the immediately succeeding sentence), to convert any whole number of Series B Preferred Units, in whole or in part, into Common Units. Each Series B Preferred Unit shall be convertible into the number of Common Units determined by dividing (i) the $50.00 face amount per Unit, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the end of the last Distribution Period (but without duplication of the distributions, if any, which the holder of such Series B Preferred Unit is entitled to receive for such last Distribution Period pursuant to the third paragraph of Section 7(b) of this Schedule A or in respect of the Common Units into which such Series B Preferred Unit is converted) by (ii) a conversion price of $16.6667 per Common Unit (equivalent to a conversion rate of three Common Units for each Series B Preferred Unit)2, subject to adjustment as described in Section 7(c) hereof (the “Conversion Price”); provided, however, that the right to convert Series B Preferred Units may not be exercised after the Fifteenth Anniversary Date. No fractional Common Units will be issued upon any conversion of Series B Preferred Units. Instead, the number of Common Units to be issued upon each conversion shall be rounded to the nearest whole number of Common Units.

(b) To exercise the conversion right, the holder of each Series B Preferred Unit to be converted shall execute and deliver to the General Partner, at the principal office of the Partnership, a written notice (the “Conversion Notice”) indicating that the holder thereof elects to convert such Series B Preferred Unit. Unless the Units issuable on conversion are to be issued in the same name as the name in which such Series B Preferred Unit is registered, each Series B Preferred Unit surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Partnership, duly executed by the holder or such

[2]	The conversion price of $16.6667 per Common Unit takes into consideration the Common Unit split of the Partnership on November 20, 2003.

holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Partnership demonstrating that such taxes have been paid).

As promptly as practicable after delivery of the Conversion Notice as aforesaid, the Partnership shall amend the Partnership Agreement to reflect the conversion and the issuance of Common Units issuable upon the conversion of such Series B Preferred Units in accordance with the provisions of this Section 7. In addition, the Partnership shall deliver to the holder at its address as reflected on the records of the Partnership, a copy of such amendment.

A holder of Series B Preferred Units at the close of business on the record date for any Distribution Period shall be entitled to receive the distribution payable on such Units on the corresponding Distribution Payment Date notwithstanding the conversion of such Series B Preferred Units following such record date and prior to such Distribution Payment Date and shall have no right to receive any distribution for such Distribution Period in respect of the Common Units into which such Series B Preferred Units were converted. Except as provided herein, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted Series B Preferred Units or for distributions on the Common Units that are issued upon such conversion.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice is received by the Partnership as aforesaid, and the person or persons in whose name or names any Common Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such Units at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Units have been surrendered and such notice received by the Partnership.

(c) The Conversion Price shall be adjusted from time to time as follows:

(i) If the Partnership shall, after the date on which the Series B Preferred Units are first issued (the “Issue Date”), (A) pay or make a distribution to holders of its partnership interests or Units in Common Units, (B) subdivide its outstanding Common Units into a greater number of Units or distribute Common Units to the holders thereof, (C) combine its outstanding Common Units into a smaller number of Units or (D) issue any partnership interests or Units by reclassification of its Common Units, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders entitled to receive such distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series B Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of Common Units or other partnership interests or securities that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series B Preferred Unit been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection (g) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii) If the Partnership shall issue after the Issue Date rights, options or warrants to all holders of Common Units entitling them to subscribe for or purchase Common Units (or securities convertible into or exchangeable for Common Units) at a price per Unit less than the Fair Market Value per Common Unit on the record date for the determination of holders of Common Units entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of Common Units that the aggregate proceeds to the Partnership from the exercise of such rights, options or warrants for Common Units would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of additional Common Units offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (g) below). In determining whether any-rights, options or warrants entitle the holders of Common Units to subscribe for or purchase Common Units at less than the Fair Market Value, there shall be taken into account any consideration received by the Partnership upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of the General Partner.

(iii) If the Partnership shall distribute after the Issue Date to all holders of Common Units any other securities or evidences of its indebtedness or assets (excluding those rights, options and warrants referred to in and treated under subsection (ii) above, and excluding distributions paid exclusively in cash) (any of the foregoing being hereinafter in this subsection (iii) called the “Securities”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of holders of Common Units entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per Common Unit on the record date mentioned below less the then fair market value (as determined in good faith by the Board of the General Partner) of the portion of the Securities so distributed applicable to the Common Unit, and the denominator of which shall be the Fair Market Value per Common Unit on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection (g) below) the record date for the determination of holders of Common Units entitled to receive such distribution. For the purposes of this subsection (iii), a distribution in the form of a Security, which is distributed not only to the holders of the Common Units on the date fixed for the determination of holders of Common Units entitled to such distribution of such Security, but also is distributed with each Common Unit delivered to a person converting a Series B Preferred Unit after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a Series B Preferred Unit would no longer be entitled to receive such Security with a Common Unit, a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be “the date fixed for the determination of the holders of Common Units entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences).

(iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Units. Notwithstanding any other provisions of this Section 7, the Partnership shall not be required to make any adjustment to the Conversion Price for the issuance of any Common Units pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Partnership and the investment of additional optional amounts in Common Units under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a Unit (with .05 of a Unit being rounded upward), as the case may be. Anything in this subsection (c) to the contrary notwithstanding, the Partnership shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this subsection (c), as it in its discretion shall determine to be advisable in order that any Unit distributions, subdivision of Units, reclassification or combination of Units, distribution of rights, options or warrants to purchase Units or securities, or a distribution consisting of other assets (other than cash distributions) hereafter made by the Partnership to its holders of Units shall not be taxable but any such adjustment shall not adversely affect the value of the Series B Preferred Units.

(d) If the Partnership shall be a party to any transaction (including, without limitation, a merger, consolidation, self tender offer for all or substantially all of the Common Units, sale of all or substantially all of the Partnership’s assets or recapitalization of the Common Units and excluding any transaction as to which subsection (c)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Units shall be converted into the right to receive other partnership interests, shares, stock, securities or other property (including cash or any combination thereof), each Series B Preferred Unit which is not converted into the right to receive other partnership interests, shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Units into which one Series B Preferred Unit was convertible immediately prior to such Transaction, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. The Partnership shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (d), and it shall not consent or agree to the occurrence of any Transaction until the Partnership has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Units that will contain provisions enabling the holders of Series B Preferred Units that remain outstanding after such Transaction to convert into the consideration received by holders of Common Units at the Conversion Price in effect immediately prior to such Transaction (with the holder having the option to elect the type of consideration if a choice was offered in the Transaction). The provisions of this subsection (d) shall similarly apply to successive Transactions.

(e) If:

(i) the Partnership shall declare a distribution on the Common Units (other than a cash distribution) or there shall be a reclassification, subdivision or combination of Common Units; or

(ii) the Partnership shall authorize the granting to the holders of the Common Units of rights, options or warrants to subscribe for or purchase any Units of any class or any other rights, options or warrants; or

(iii) there shall be any reclassification of the Common Units or any consolidation or merger to which the Partnership is a party and for which approval of any partners of the Partnership is required, involving the conversion or exchange of Common Units into securities or other property, or a self tender offer by the Partnership for all or substantially all of the Common Units, or the sale or transfer of all or substantially all of the assets of the Partnership as an entirety; or

(iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding-up of the Partnership;

then the Partnership shall cause to be mailed to the holders of the Series B Preferred Units at their addresses as shown on the records of the Partnership, as promptly as possible a notice stating (A) the date on which a record is to be taken for the purpose of such distribution of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Units of record to be entitled to such distribution of rights, options or warrants are to be determined or (B) the date on which such reclassification, subdivision, combination, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Units of record shall be entitled to exchange their Common Units for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

(f) Whenever the Conversion Price is adjusted as herein provided, the Partnership shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series B Preferred Unit at such holder’s last address as shown on the records of the Partnership.

(g) In any case in which subsection (c) of this Section 7 provides that an adjustment shall become effective on the date next following the record date for an event, the Partnership may defer until the occurrence of such event issuing to the holder of any Series B Preferred Unit converted after such record date and before the occurrence of such event the additional Common Units issuable upon such conversion by reason of the adjustment required by such event over and above the Common Units issuable upon such conversion before giving effect to such adjustment.

(h) For purposes of this Section 7, the number of Common Units at any time outstanding shall not include any Common Units then owned or held by or for the account of the Partnership. The Partnership shall not make any distribution on Common Units held in the treasury of the Partnership.

(i) If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(j) If the Partnership shall take any action affecting the Common Units, other than action described in this Section 7, that in the reasonable judgment of the General Partner would materially and adversely affect the conversion rights of the holders of the Series B Preferred Units, the Conversion Price for the Series B Preferred Units may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the General Partner determines to be equitable in the circumstances.

(k) The Partnership covenants that Common Units issued upon conversion of the Series B Preferred Units shall be validly issued, fully paid and nonassessable and the holder thereof shall be entitled to rights of a holder of Common Units specified in the Partnership Agreement. Prior to the delivery of any securities that the Partnership shall be obligated to deliver upon conversion of the Series B Preferred Units, the Partnership shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof, by any governmental authority.

(l) The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Units or other securities or property on conversion of the Series B Preferred Units pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Units or other securities or property in a name other than that of the holder of the Series B Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.

(m) Notwithstanding anything to the contrary contained herein, the adjustment provisions contained in this Section 7 shall be applied so that there is no duplication of adjustments made pursuant to any other document.

SCHEDULE B

(See attached.)

SCHEDULE C

(See attached.)

SCHEDULE D

1. Definitions. As used in this Schedule D, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by the General Partner on its Common Units for such Distribution Period or, if no such distribution payment date is established, the last business day of the first full month following such Distribution Period.

“Distribution Period” shall mean the quarterly period that is then the distribution period with respect to the Common Units or, if no such distribution period is established, the calendar quarter shall be the Distribution Period; provided that the Distribution Period in which the final liquidation payment is made pursuant to Section 7.2 of the Fifth Amended and Restated Agreement of Limited Partnership, as amended, shall commence on the first day following the immediately preceding Distribution Period and end on the date of such final liquidation payment.

2. Designation and Number; Etc. The Series F Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fifth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series F Preferred Units shall be 1,000, which number may be increased from time to time by the General Partner in accordance with the Fifth Amended and Restated Agreement of Limited Partnership, as amended. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule D and any other provision of the Fifth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule D shall control.

3. Rank. The Series F Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a) senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series F Preferred Units;

(b) on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series F Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c) junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series F Preferred Units.

4. Voting. Holders of Series F Preferred Units shall not have any voting rights, except as required by law.

5. Distributions.

(a) With respect to each Distribution Period and subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series F Preferred Units, the holders of Series F Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Partnership legally available for the payment of the distributions, quarterly cumulative cash distributions in an amount per Series F Preferred Unit equal to $25. Notwithstanding anything to the contrary contained herein, the amount of distributions described under this paragraph for the initial Distribution Period, or any other period shorter than a full Distribution Period, shall be prorated and computed based on the actual number of days in such Distribution Period relative to the actual number of days in the calendar quarter of which the Distribution Period is a part. Such distributions shall, with respect to each Series F Preferred Unit, accrue from its issue date, whether or not in, or with respect to, any Distribution Period or Periods (A) the distributions described above are declared, (B) the Partnership is contractually prohibited from paying such distributions or (C) there shall be assets of the Partnership legally available for the payment of such distributions. The distributions upon the Series F Preferred Units for each Distribution Period shall, if and to the extent declared or authorized by the General Partner on behalf of the Partnership, be paid in arrears (without interest or other amount) on the Distribution Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not in, or with respect to, any Distribution Period or Periods (X) the distributions are declared, (Y) the Partnership is contractually prohibited from paying such distributions or (Z) there shall be assets of the Partnership legally available for the payment of such distributions (and shall not constitute accumulated distributions prior to such date). The record date for distributions upon the Series F Preferred Units for any Distribution Period shall be the same as the record date for the distributions upon the Common Units for such Distribution Period (or, if no such record date is set for the Common Units, the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls if prior to such Distribution Payment Date; otherwise, the fifteenth day of the immediately preceding calendar month). Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the General Partner. Any distribution payment made upon the Series F Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such Units which remains payable. No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any distribution payment or payments on the Series F Preferred Units, whether or not in arrears.

(b) No distribution on the Series F Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series F Preferred Units shall prohibit other distributions by the Partnership as described in Sections 5(c) or (d) of this Schedule D). Notwithstanding the foregoing, distributions on the Series F Preferred Units shall accumulate as provided herein whether or not any of the foregoing restrictions exist.

(c) Except as provided in Section 5(d) of this Schedule C, so long as any Series F Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series F Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series F Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series F Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series F Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment in the next 30 days on the Series F Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.

(d) When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment in the next 30 days) upon the Series F Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series F Preferred Units, all distributions declared upon the Series F Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series F Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series F Preferred Units and such other partnership interests in the Partnership or Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series F Preferred Units and such other partnership interests in the Partnership or Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.

(e) Except as set forth in Section 6 of this Schedule D, holders of Series F Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) of this Schedule D.

(f) Distributions with respect to the Series F Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule D shall be construed and applied consistently with such Treasury Regulations.

6. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series F Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series F Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series F Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $1000, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions). If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series F Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series F Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series F Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series F Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series F Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full. For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).

(b) Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series F Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(c) After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule D, the holders of Series F Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

7. Redemption.

Notwithstanding anything to the contrary contained in this Schedule D or the Fifth Amended and Restated Agreement of Limited Partnership, other than preferences in favor of the Series B Preferred Units, Series D Preferred Units and Series E Preferred Units, the Partnership may, from time to time and at any time, redeem any or all of the Series F Preferred Units for an amount equal to $1000, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of such redemption (including all accumulated and unpaid distributions).

SCHEDULE E

1. Definitions. As used in this Schedule E, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Distribution Payment Date” shall mean, with respect to any distribution period, the first day of January, April, July and October of each year, or, if not a business day, the next succeeding business day (provided no interest, additional distributions or other sums shall accrue or accumulate on the amount so payable for the period from and after the Distribution Payment Date to the next succeeding business day).

2. Designation and Number; Etc. The Series G Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fifth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series G Preferred Units shall be 11,500,000. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule E and any other provision of the Fifth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule E shall control.

3. Rank. The Series G Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a) senior to all classes or series of Common Units, Series K Preferred Units, Series L Preferred Units and to all Units the terms of which provide that such Units shall rank junior to the Series G Preferred Units;

(b) on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units and each series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series G Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c) junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series G Preferred Units.

4. Voting. The Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Units of the Series G Preferred Units voting separately as a class:

(a) authorize, create or increase the authorized or issued amount of any class or series of partnership interests of the Partnership ranking senior to the Series G Preferred Units with respect to the payment of distributions or rights upon liquidation, dissolution or winding up of the Partnership, or reclassify any authorized partnership interests into, or create, authorize or issue any obligation or interest convertible into, exchangeable for or evidencing the right to purchase, any such senior partnership interests; or

(b) amend, alter or repeal the provisions of these Series G Preferred Units, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series G Preferred Units or the holders thereof.

For purposes of this Section 4, each Series G Preferred Unit shall have one (1) vote. Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series G Preferred Units shall have been converted or redeemed. Except as provided herein, the holders of Series G Preferred Units shall not have any voting or consent rights or other rights to participate in the management of the Partnership or to receive notices of meetings.

5. Distributions.

(a) Subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series G Preferred Units, the holders of Series G Preferred Units shall be entitled to receive on each Distribution Payment Date, out of assets of the Partnership legally available for the payment of the distributions, quarterly cumulative cash distributions at the rate of 6.375% per year of the $25.00 liquidation preference per Unit, which is equivalent to $1.59375 per Unit of Series G Preferred Unit per year. Distributions on the Series G Preferred Units shall only be paid when, as and if declared by the General Partner, however, distributions shall accumulate whether or not so declared.

(b) Distributions on the Series G Preferred Units shall accrue and be cumulative from, and including, the date of original issuance and shall be payable (when, as and if declared by the General Partner) quarterly in arrears on each Distribution Payment Date of each year. The initial distribution on the Series G Preferred Units, which shall be paid on April 1, 2013 if declared by the General Partner, shall be for less than a full quarter and shall be in the amount of $0.2125 per Series G Preferred Unit. The amount of this initial distribution has been prorated and computed, and the Partnership will prorate and compute any other distribution payable for a partial distribution period, on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on the Series G Preferred Units for each full distribution period shall be computed by dividing the annual distribution rate by four.

(c) The Partnership shall pay distributions to holders of record at the close of business on the applicable distribution record date. The record date for distributions upon the Series G Preferred Units shall be the fifteenth day of the calendar month immediately preceding the calendar month in which the related Distribution Payment Date falls, or such other date that the General Partner shall designate for the payment of distributions that is not more than 30 nor less than 10 day prior to the applicable Distribution Payment Date.

(d) No distribution on the Series G Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series G Preferred Units shall prohibit other distributions by the Partnership as described in this Schedule E).

(e) Distributions on the Series G Preferred Units shall accrue and accumulate, however, whether the Partnership has earnings, whether there are funds legally available for the payment of distributions and whether such distributions are declared by the General Partner.

(f) Except as provided in Section 5(g) of this Schedule E, so long as any Series G Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Series K Preferred Units, Series L Preferred Units, Common Units or other Units ranking junior to the Series G Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Series K Preferred Units, Series L Preferred Units, Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series G Preferred Units, for any period and (ii) no Series K Preferred Units, Series L Preferred Units, Common Units or other Units ranking junior to or on a parity with the Series G Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series G Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment in the next 30 days on the Series G Preferred Units for all distribution periods ending on or prior to the Distribution Payment Date for the Series K Preferred Units, Series L Preferred Units, Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.

(g) When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment in the next 30 days) upon the Series G Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series G Preferred Units, all distributions declared upon the Series G Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series G Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series G Preferred Units and such other partnership interests in the Partnership shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series G Preferred Units and such other partnership interests in the Partnership (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.

(h) No interest shall be payable in respect of any distribution payment on the Series G Preferred Unit that may be in arrears. Holders of the Series G Preferred Units shall not be entitled to any distribution, whether payable in cash, property, or stock, in excess of the full cumulative distributions on the Series G Preferred Unit to which they are entitled. Any distribution payment made on Series G Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Units that remains payable.

(i) If, for any taxable year, the Partnership elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion of the total distributions (as determined for Federal income tax purposes) paid or made available for the year to holders of all partnership interests of the Partnership (the “Capital Gains Amount”), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series G Preferred Unit shall be in the same portion that the total distributions paid or made available to the holders of the Series G Preferred Unit for the year bears to the total distributions for the year made with respect to all partnership interests in the Partnership.

(j) Distributions with respect to the Series G Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule E shall be construed and applied consistently with such Treasury Regulations.

6. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Series K Preferred Units, Series L Preferred Units, Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series G Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series G Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series G Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $25.00 (or property having a fair market value as determined by the General Partner valued at $25.00 per Series G Preferred Unit), plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series G Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series G Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series G Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series G Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series G Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.

(c) Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series G Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(d) After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule E, the holders of Series G Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(e) For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).

7. Redemption.

(a) Optional Redemption. Except with respect to a Special Optional Redemption (as defined in Section 7(b) below) and a REIT Qualification Optional Redemption (as defined in Section 7(c) below), the Partnership may not redeem the Series G Preferred Units prior to February 13, 2018. On or after February 13, 2018, the Partnership, at its option, upon giving the notice described in paragraph 7(d) below, may redeem the Series G Preferred Units, in whole at any time or in part from time to time, for cash, at a redemption price of $25.00 per Unit, plus all accumulated and unpaid distributions (whether or not declared) to, but not including, the date of redemption (such redemption, an “Optional Redemption”).

(b) Special Optional Redemption.

(i) Upon the occurrence of a Change of Control (as defined below), the Partnership may, at its option, redeem the Series G Preferred Units, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per Unit, plus all accumulated and unpaid distributions (whether or not declared) to, but not including, the date of redemption (such redemption, a “Special Optional Redemption”).

(ii) A “Change of Control” occurs when, after the initial delivery of the Series G Preferred Units, the following have occurred and are continuing:

(1) the acquisition by any person, including any syndicate or group deemed to be a “person” under
Section 13(d)(3) of the Securities Exchange Act, of 1934, as amended (the “Exchange Act”), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Public REIT’s stock entitling that person to exercise more than 50% of the total voting power of the Public REIT’s stock entitled to vote generally in the election of the Public REIT’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(2) following the closing of any transaction referred to in the immediately preceding paragraph (1), neither the Public REIT nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts (“ADRs”) representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE MKT or the NASDAQ Stock Market (“NASDAQ”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

(c) REIT Qualification Optional Redemption. If the Public REIT is required to redeem a holder’s Series A Preferred Stock to prevent a violation of the Stock Ownership Limit (as defined in the Article XIV of the Public REIT’s certificate of incorporation), then the Partnership may, at its option, redeem the Series G Preferred Units of such holder, in the same amount as required by the Public REIT to comply with the Stock Ownership Limit, for cash at a redemption price of $25.00 per Unit, plus all accumulated and unpaid distributions (whether or not declared), to, but not including, the date of redemption (such redemption, a “REIT Qualification Optional Redemption”).

(d) Redemption Procedures.

(i) If the Partnership elects to redeem the Series G Preferred Units as described above, the Partnership shall provide to each record holder of the Series G Preferred Units a notice of redemption not fewer than 30 days nor more than 60 days before the redemption date. The Partnership shall send the notice to the address shown on the books and records of the Partnership. A failure to give notice of redemption or any defect in the notice or in its provision shall not affect the validity of the redemption of any Series G Preferred Units, except as to the holder to whom notice was defective. Each notice shall state the following:

(1) the redemption date;

(2) the redemption price and accumulated and unpaid distributions payable on the redemption date;

(3) the number of Units of Series G Preferred Units to be redeemed;

(4) the place or places where the certificates, if any, representing Units of Series G Preferred Units are to be surrendered for payment of the redemption price;

(5) procedures for surrendering non-certificated Units of Series G Preferred Units for payment of the redemption price;

(6) that distributions on the Units of Series G Preferred Units to be redeemed will cease to accrue and accumulate on such redemption date (unless the Corporation defaults in payment of the redemption price and all accumulated and unpaid dividends);

(7) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series G Preferred Units;

(8) in the case of a Special Optional Redemption, that the Series G Preferred Unit is being redeemed pursuant to the special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control.

(ii) If the Partnership redeems fewer than all of the Units of the Series G Preferred Units, the Partnership shall determine the number of Units to be redeemed. In such circumstances, the Units of the Series G Preferred Units to be redeemed shall be selected pro rata or in another equitable manner determined by the Partnership.

(iii) If the Partnership has given a notice of redemption and has irrevocably set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series G Preferred Units called for redemption, then from and after the redemption date (unless the Partnership defaults in payment of the redemption price and all accumulated and unpaid distributions), those Series G Preferred Units shall be treated as no longer being outstanding, no further distributions shall accrue or accumulate and all other rights of the holders of those Units of Series G Preferred Units shall terminate. The holders of those Series G Preferred Units shall retain their right to receive the redemption price for their Units and any accumulated and unpaid distributions through, but not including, the redemption date, without interest.

(iv) If a redemption date falls after a distribution record date and prior to the corresponding Distribution Payment Date, the holders of Series G Preferred Units at the close of business on a distribution record date shall be entitled to receive the distribution payable with respect to the Series G Preferred Units on the corresponding payment date notwithstanding the redemption of the Series G Preferred Units between such record date and the corresponding payment date or the default in the payment of the distribution due. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series G Preferred Units to be redeemed.

(v) Notwithstanding the foregoing, unless full cumulative distributions on all Units of the Series G Preferred Units have been or contemporaneously are declared and paid or declared and a sufficient sum set apart for payment for all past distribution periods and the then current distributions period, the Partnership may not:

(1) redeem any Units of the Series G Preferred Units or any class or series of partnership interests of the Partnership ranking junior to or on parity with the Series G Preferred Units as to distribution rights or rights upon liquidation, dissolution or winding up unless the Partnership simultaneously redeems all Units of the Series G Preferred Units; or

(2) purchase or otherwise acquire directly or indirectly any of the Series G Preferred Units or any other partnership interests of the Partnership ranking junior to or on parity with the Series G Preferred Units as to distribution rights or rights upon liquidation, dissolution or winding up, except by exchange for Units of partnership interests ranking junior to the Series G Preferred Units as to dividend rights and rights upon liquidation, dissolution or winding up;

provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Partnership of any partnership interests of the Partnership to the extent necessary to preserve the Partnership’s REIT status.

(e) Notwithstanding the foregoing, if the Partnership has provided or provides irrevocable notice of redemption with respect to the Series G Preferred Units (whether pursuant to an Optional Redemption, REIT Qualification Optional Redemption or Special Optional Redemption), the holders of Series G Preferred Unit shall not have the conversion right described in subsection Section 8 below with respect to the Series G Preferred Units called for redemption (unless the Partnership defaults in the payment of the redemption price and accumulated and unpaid distributions).

8. Conversion Rights. Holders of Series G Preferred Units shall have the right to convert all or a portion of such Units into Series K Preferred Units or Common Units, as follows:

(a) Upon the occurrence of a Change of Control, a holder of Series G Preferred Units shall have the right (unless, prior to the Change of Control Conversion Date (as defined in Section 8(e) below), the Partnership has provided or provides irrevocable notice of its election to redeem the Series G Preferred Units as described in Section 7 above, in which case such holder will only have the right with respect to the Units of Series G Preferred Units not called for redemption (unless the Partnership defaults in the payment of the redemption price and accumulated and unpaid distributions in which case such holder will again have a conversion right with respect to the Units of Series G Preferred Units subject to such default in payment)) to convert any whole number of Series G Preferred Units held by such holder (the “Change of Control Conversion Right”) into Series K Preferred Units or Common Units. Each Series G Preferred Unit shall be convertible on the Change of Control Conversion Date into the number of Series K Preferred Units or Common Units (whichever is elected by the holder of Series G Preferred Units) (the “Series K Preferred Unit Conversion Consideration” and the “Common Unit Conversion Consideration,” as applicable) equal to the lesser of (i) the quotient obtained by dividing (A) the product of (y) the $25.00 per Unit liquidation preference amount, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series G Preferred Unit distribution payment and prior to the corresponding Series G Preferred Unit distribution payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) and (z) the Conversion Factor (as then in effect and as defined in the Partnership Agreement) by (B) the Class A Stock Price or Class C Stock Price, as applicable (such quotient, the “Conversion Rate”); or (ii) [2.4679]3 (the “Series K Unit Cap”) in the case of Series K Preferred Units and 2.4679 (the “Common Unit Cap”) in the case of Common Units, in each case subject to certain adjustments described below. No fractional Common Units will be issued upon any conversion of Series G Preferred Units. Instead, the number of Series K Preferred Units or Common Units to be issued upon each conversion shall be rounded to the nearest whole number of Series K Preferred Units or Common Units, as applicable. A Series G Preferred Unit shall entitle its holder to convert such Unit into either, but not both, of Series K Preferred Units or Common Units. If a holder of a Series G Preferred Unit makes no election on whether to receive Series K Preferred Units or Common Units, such holder shall receive Series K Preferred Units upon conversion in accordance with this paragraph.

[3]	Series K Unit Cap to match Class A Share Cap, as defined in the Series Designation for the Series A Preferred Stock of GGP.

(b) Each of the Series K Unit Cap and the Common Unit Cap, as applicable, is subject to pro rata adjustments from time to time:

(i) If the Partnership shall, after the date on which the Series G Preferred Units are first issued, (i) pay or make a distribution of Series K Preferred Units or Common Units to holders of partnership interests or Units, (ii) subdivide its outstanding Series K Preferred Units or Common Units into a greater number of Series K Preferred Units or Units, as applicable, or distribute Series K Preferred Units or Common Units to the holders thereof, (iii) combine its outstanding Series K Preferred Units or Common Units into a smaller number of Units or (iv) issue any partnership interests or Units by reclassification of its Series K Preferred Units or Common Units (each, an “Adjustment Event”), then upon such Adjustment Event, the Series K Unit Cap or the Common Unit Cap, as applicable, shall be adjusted. The adjusted Series K Unit Cap shall be the product obtained by multiplying (i) the Series K Unit Cap in effect immediately prior to such Adjustment Event by (ii) a fraction, the numerator of which is the number of Series K Preferred Units outstanding after giving effect to such Adjustment Event and the denominator of which is the number of Series K Preferred Units outstanding immediately prior to such Adjustment Event. The adjusted Common Unit Cap shall be the product obtained by multiplying (i) the Common Unit Cap in effect immediately prior to such Adjustment Event by (ii) a fraction, the numerator of which is the number of Common Units outstanding after giving effect to such Adjustment Event and the denominator of which is the number of Common Units outstanding immediately prior to such Adjustment Event. The adjustment provided by this Section 8(b) shall adjust the Series K Unit Cap or the Common Unit Cap, as applicable, upon an Adjustment Event so that the holder of any Series G Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of Series K Preferred Units, Common Units or other partnership interests or securities that such holder would have owned or have been entitled to receive after the happening of any of the Adjustment Events described above had such Series G Preferred Unit been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification

(ii) For the avoidance of doubt, subject to the immediately succeeding sentence, (A) the aggregate number of Series K Preferred Units issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 28,380,850 Series K Preferred Units (the “Series K Exchange Cap”) and (B) the aggregate number of Common Units issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 28,380,850 Common Units (the “Common Exchange Cap”). The Series K Exchange Cap and the Common Exchange Cap are each subject to pro rata adjustments for any Adjustment Event on the same basis as the corresponding adjustments to the Unit Cap.

(c) Within fifteen (15) days following the occurrence of a Change of Control, the Partnership shall provide to the holders of the Series G Preferred Units a notice of occurrence of the Change of Control the describes the resulting Change of Control Conversion Right. This notice shall state the following:

(i) the events constituting the Change of Control;

(ii) the date of the Change of Control;

(iii) the last date on which the holders of Series G Preferred Units may exercise their Change of Control Conversion Right;

(iv) the method and period for calculating the Class A Stock Price and the Class C Stock Price, as applicable;

(v) the Change of Control Date;

(vi) that if, prior to the Change of Control Conversion Date, the Partnership has provided or provides irrevocable notice of the election to redeem all or any portion of the Series G Preferred Units, holders will not be able to convert Series G Preferred Units designated for redemption and such Units will be redeemed on the related redemption date, even if such Units have already been tendered for conversion pursuant to the Change of Control Conversion Right (unless the Partnership defaults in payment of the redemption price and all accumulated and unpaid dividends);

(vii) the procedures that the holders of the Series G Preferred Units must follow to exercise the Change of Control Conversion Right; and

(viii) the last date on which holders of Series G Preferred Units may withdraw Units surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

(d) To exercise the Change of Control Conversion Right, the holders of the Series G Preferred Units shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, a conversion notice to the Partnership stating the relevant Change of Control Conversion Date, the number of Units of Series G Preferred Units to be converted, any election to receive Common Unit Conversion Consideration in lieu of Series K Preferred Unit Conversion Consideration, and that the Series G Preferred Units are to be converted pursuant to the applicable provisions of the Series G Preferred Units.

(e) The “Change of Control Conversion Date” is the date the Series G Preferred Units are to be converted, which shall be a business day that is no fewer than 20 days nor more than 35 days after the date on which the Partnership provides the notice described above to the holders of the Series G Preferred Units.

(f) The “Class A Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Class A Stock of the Public REIT is solely cash, the amount of cash consideration per share of Class A Stock of the

Public REIT or (ii) if the consideration to be received in the Change of Control by holders of Class A Stock of the Public REIT is other than solely cash, (x) the average of the closing sale prices per share of Class A Stock of the Public REIT (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Class A Stock of the Public REIT is then traded, (y) the average of the last quoted bid prices for the Class A Stock of the Public REIT in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Class A Stock of the Public REIT is not then listed for trading on a U.S. securities exchange, or (z) if there are no such quoted bid prices, the value of a share of Class A Stock as determined in good faith by the Board of Directors of the Public REIT.

(g) The “Class C Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Class C Stock of the Public REIT is solely cash, the amount of cash consideration per share of Class C Stock of the Public REIT or (ii) if the consideration to be received in the Change of Control by holders of Class C Stock of the Public REIT is other than solely cash (x) the average of the closing sale prices per share of Class C Stock of the Public REIT (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Class C Stock of the Public REIT is then traded, (y) the average of the last quoted bid prices for the Class C Stock of the Public REIT in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Class C Stock of the Public REIT is not then listed for trading on a U.S. securities exchange, or (z) if there are no such quoted bid prices, the value of a share of Class C Stock as determined in good faith by the Board of Directors of the Public REIT.

(h) Holders of Series G Preferred Units may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Partnership prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice must state the number of withdrawn Units of Series G Preferred Units and the number of Units of Series G Preferred Units, if any, that remain subject to the conversion notice.

(i) Units of Series G Preferred Units as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into Series K Preferred Unit Conversion Consideration or Common Unit Conversion Consideration, as applicable, in accordance with the Change of Control Conversion Right on the Change of Control

Conversion Date, unless prior to the Change of Control Conversion Date the Partnership has provided or provides notice of the election to redeem such Series G Preferred Units pursuant to Section 7 above, in which case the holders of Series G Preferred Units shall not have the conversion right with respect to the Units of Series G Preferred Units so called for redemption (unless the Partnership defaults in the payment of the redemption price and accumulated and unpaid dividends). If the Partnership elects to redeem Series G Preferred Units that would otherwise be converted into the Series K Preferred Units or Common Units on a Change of Control Conversion Date, such Series G Preferred Units shall not be so converted and the holders of such Units shall be entitled to receive on the applicable redemption date $25.00 per Unit, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date, in accordance with the provisions of Section 7 above.

(j) In connection with the exercise of any Change of Control Conversion Right, the Partnership shall comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series G Preferred Units into Series K Preferred Units, Common Units or other property.

SCHEDULE F

1. Definitions. As used in this Schedule F, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Applicable Margin” means, at any date of determination, a percentage per annum determined by reference to the Loan-to-Value Ratio as set forth below:

Pricing Level	Loan-to-Value Ratio	Applicable Margin for Base Rate Units	Applicable Margin for LIBOR Units
I	≤ 65%	1.50%	2.50%
II	> 65%	1.75%	2.75%

The Applicable Margin for each Base Rate Unit shall be determined by reference to the Loan-to-Value Ratio in effect from time to time and the Applicable Margin for each LIBOR Unit shall be determined by reference to the Loan-to-Value Ratio in effect on the first day of such distribution period.

“Base Rate” shall mean, with respect to any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus  1⁄2 of 1% per annum, (b) the Prime Rate for such day, and (c) the one-month LIBOR Rate plus 1% per annum. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Unit” shall mean Series H Preferred Units that generate monthly distributions based upon the Base Rate.

“Default Rate” shall mean a rate per annum that is equal to the lesser of (a) maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the note issued by General Growth Properties, Inc., as borrower under the Loan Agreement, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan, or (b) the applicable distribution rate with respect to such Series H Preferred Unit plus 2%.

“Distribution Payment Date” shall mean, with respect to any Distribution Period, the first day of each month of each year, or, if not a business day, the next succeeding business day.

“Distribution Period” means, with respect to any LIBOR Unit, a period of seven (7) days, or one (1), two (2), three (3) or six (6) months, commencing on the date such LIBOR Unit is issued, on the day such LIBOR Unit is converted from a Base Rate Unit or on the last day of the immediately preceding Distribution Period for such Unit and ending on the day which corresponds numerically to such date seven (7) days, or one (1), two (2), three (3) or six (6) months thereafter, as applicable, provided that (i) each Distribution Period of one (1), two

(2), three (3) or six (6) months that commences on the last business day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last business day of the appropriate subsequent calendar month; (ii) each Distribution Period that would otherwise end on a day that is not a business day shall end on the next succeeding business day, provided that if the Maturity Date would otherwise fall on a day that is not a business day, the Maturity Date shall be the immediately preceding business day; provided further that, other than with respect to Distribution Periods of seven days, if said next succeeding business day falls in a new calendar month, such Distribution Period shall end on the immediately preceding business day; (iii) unless the Distribution Period for a LIBOR Unit is seven (7) days, no Libor Unit shall have a Distribution Period of less than one month and, if the Distribution Period for any LIBOR Unit would otherwise be a shorter period, such Unit shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Units; (iv) in no event shall any Distribution Period extend beyond the Maturity Date; and (v) with respect to the Distribution Payment Date occurring in May, 2013, the Distribution Period shall be the period commencing on April 26 and ending on May 1, 2013.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day, provided that (a) if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day as so published on the next succeeding business day, and (b) if no such rate is so published on such next succeeding business day, the Federal Funds Rate for such day shall be the rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) representing the average of the quotations at approximately 10:00 a.m. (New York City time) on such day on such transactions received by U.S. Bank National Association from three Federal funds brokers of recognized standing selected by U.S. Bank National Association in its sole discretion.

“Prime Rate” means from time to time, the rate of interest established by U.S. Bank National Association as its prime commercial lending rate.

“LIBOR Unit” shall mean Series H Preferred Units that generate monthly distributions at the LIBOR Rate.

“LIBOR Rate” shall mean, with respect to any LIBOR Unit and a particular Distribution Period, (i) for the first Distribution Period (i.e., ending May 1, 2013), 2.6875% per annum and (ii) for each Distribution Period thereafter, the LIBOR rate taken from Reuters Screen LIBOR01 page or any successor thereto, which shall be that LIBOR rate in effect two New York Banking Days prior to such Distribution Period, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent; provided that the LIBOR Rate shall never be less than zero. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Loan Agreement” shall mean the Loan Agreement dated as of April 26, 2013 in the principal sum of $1,500,000,000 by and among General Growth Properties, Inc., as borrower,

U.S. Bank National Association, as administrative agent, RBC Capital Markets and U.S. Bank National Association, as joint lead arrangers and bookrunners, and those property guarantors and lenders listed on the signature pages therein. The “Loan” shall mean the loans to be made to General Growth Properties, Inc., as borrower, under the Loan Agreement.

“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, calculated in accordance with the Loan Agreement.

“Maturity Date” shall mean April 26, 2016; provided, however, holders of Series H Preferred Units may extend the Maturity Date for two (2) successive terms (the “Extension Option”) of one (1) year each (each, an “Extension Period”) to (y) April 26, 2017 if the first Extension Option is exercised and (z) April 26, 2018 if the second Extension Option is exercised.

2. Designation and Number; Etc. The Series H Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fifth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series H Preferred Units shall be 1,500,000. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule F and any other provision of the Fifth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule F shall control.

3. Rank. The Series H Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a) senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series H Preferred Units;

(b) on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series H Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c) junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series H Preferred Units.

4. Voting. The Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series H Preferred Units voting separately as a class:

(a) authorize, create or increase the authorized or issued amount of any class or series of partnership interests of the Partnership ranking senior to the Series H Preferred Units with respect to the payment of distributions or rights upon liquidation, dissolution or winding up of the Partnership, or reclassify any authorized partnership interests into, or create, authorize or issue any obligation or interest convertible into, exchangeable for or evidencing the right to purchase, any such senior partnership interests; or

(b) amend, alter or repeal the provisions of these Series H Preferred Units, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Units or the holders thereof.

For purposes of this Section 4, each Series H Preferred Unit shall have one (1) vote. Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series H Preferred Units shall have been redeemed. Except as provided herein, the holders of Series H Preferred Units shall not have any voting or consent rights or other rights to participate in the management of the Partnership or to receive notices of meetings.

5. Unit Type Conversions. The Series H Preferred Units are distinguished by “Type.” The “Type” of Unit refers to whether such Unit is a Base Rate Unit or a LIBOR Unit, each of which constitutes a Type of Series H Preferred Unit. The holders of Series H Preferred Units shall have the right to convert Units of one Type into Units of another Type at any time or from time to time. Unit holders shall designate the Type of Series H Preferred Unit being acquired at the time of issuance, and such Type shall continue unless such holder directs the Partnership to convert such Type into another Type. Absent instructions from a Unit holder to select the duration of any Distribution Period for any LIBOR Unit, such Unit shall continue as a LIBOR Unit with a Distribution Period of one (1) month on the last day of the then-current Distribution Period for such Unit or, if outstanding as a Base Rate Unit, shall remain as a Base Rate Unit.

6. Distributions.

(a) Regular Distributions. Subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series H Preferred Units, the holders of Series H Preferred Units shall be entitled to receive on each Distribution Payment Date, out of assets of the Partnership legally available for the payment of the distributions, monthly cumulative cash distributions at the following rates per annum on the $1,000 liquidation preference per Series H Preferred Unit:

(i) during such periods as the Series H Preferred Units are Base Rate Units, the Base Rate plus the Applicable Margin; and

(ii) during such periods as the Series H Preferred Units are LIBOR Units, the LIBOR Rate for such period plus the Applicable Margin.

Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists (as such term is defined in the Loan Agreement), the holders of Series H Preferred Units shall be entitled to receive on each Distribution Payment Date, cash distributions at the applicable Default Rate on $1,000 liquidation preference per Unit and all distributions thereon not paid when due. In addition to any distributions due under this Section 6, the Partnership shall pay to holders of Series H Preferred Units a late payment premium in the amount of two percent (2%) of any payments of distributions made two days after the Distribution Payment Date.

(b) Distributions on the Series H Preferred Units shall only be paid when, as and if declared by the General Partner, however, distributions shall accumulate whether or not so declared.

(c) Distributions on the Series H Preferred Units shall accrue and be cumulative from, and including, the date of original issuance and shall be payable (when, as and if declared by the General Partner) monthly in arrears on each Distribution Payment Date. The initial distribution on the Series H Preferred Units, which shall be paid on May 1, 2013 if declared by the General Partner, shall be for less than a full month and shall be in the amount of $559,895.83 per Series H Preferred Unit. Distributions payable on the Series H Preferred Units shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such Distribution is payable.

(d) The Partnership shall pay distributions to holders of record at the close of business on the applicable distribution record date. The record date for distributions upon the Series H Preferred Units shall be the business day immediately preceding the related Distribution Payment Date, or such other date that the General Partner shall designate that is not more than 30 days prior to the applicable Distribution Payment Date.

(e) No distribution on the Series H Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series H Preferred Units shall prohibit other distributions by the Partnership as described in this Schedule F).

(f) Distributions on the Series H Preferred Units shall accrue and accumulate, however, whether the Partnership has earnings, whether there are funds legally available for the payment of distributions and whether such distributions are declared by the General Partner.

(g) Except as provided in Section 6(h) of this Schedule F, so long as any Series H Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series H Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series H Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series H Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series H Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to any redemption rights agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.

(h) When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series H Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series H Preferred Units, all distributions declared upon the Series H Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series H Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series H Preferred Units and such other partnership interests in the Partnership shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series H Preferred Units and such other partnership interests in the Partnership (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.

(i) Any distribution payment made on Series H Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Units that remains payable.

(j) If, for any taxable year, the Partnership elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion of the total distributions (as determined for Federal income tax purposes) paid or made available for the year to holders of all partnership interests of the Partnership (the “Capital Gains Amount”), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series H Preferred Units shall be in the same portion that the total distributions paid or made available to the holders of the Series H Preferred Units for the year bears to the total distributions for the year made with respect to all partnership interests in the Partnership.

(k) Distributions with respect to the Series H Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule F shall be construed and applied consistently with such Treasury Regulations.

7. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series H Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series H Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series H Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $1,000.00 (or property having a fair market value as determined by the General Partner valued at $1,000.00 per Series H Preferred Unit), plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series H Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series H Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series H Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series H Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series H Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.

(c) Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series H Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(d) After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 7(a) of this Schedule F, the holders of Series H Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(e) For the purposes of this Section 7, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the

Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).

8. Redemption.

(a) Mandatory Redemptions.

(i) Extension Period Redemptions. On each Distribution Payment Date during each Extension Period, the Partnership shall redeem a number of Series H Preferred Units equal to the quotient obtained by dividing (y) the Extension Period Redemption Payment by (z) the liquidation value of $1,000 per Series H Preferred Unit. The Extension Period Redemption Payment shall be an amount calculated by the Partnership equal to the constant monthly principal payments required to fully amortize, over a term of thirty (30) years, the a loan in an amount equal to the then outstanding principal amount of the Loan, assuming a debt constant of 7.58% (calculated based on an annual interest rate of 6.5% and such thirty (30) year amortization schedule).

(ii) On the Maturity Date, the Partnership shall redeem the Series H Preferred Units at a redemption price equal to the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions.

(b) Optional Redemption. The holders of the Series H Preferred Units shall have the right to redeem the Series H Preferred Units, in whole or in part, for cash, at a redemption price of the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions and a redemption fee, which shall be an amount equal to the applicable “Prepayment Premium” that would be payable pursuant to the terms of the Loan Agreement in the event the Loan were repaid prior to its maturity date.

9. Purpose. The Series H Preferred Units are issued by the Partnership in accordance with, and pursuant to, Section 4(d)(ii) of the Fifth Amended and Restated Agreement of Limited Partnership of GGP Operating Partnership, LP, and as a direct result of the Unit holders’ contribution of Loan proceeds to the Partnership. Accordingly, the terms set forth on this Exhibit F are intended to be equivalent to the terms of the Note issued by General Growth Properties, Inc., as borrower, under the Loan Agreement. To the extent that the terms herein do not provide such equivalency, whether through omission or otherwise, the Partnership shall be authorized, notwithstanding any provision herein to the contrary, to make such adjustments to the provisions of this Exhibit F and the Series H Preferred Units.

SCHEDULE G

1. Definitions. As used in this Schedule G, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Default Rate” shall mean a rate per annum that is equal to the lesser of (a) maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the note issued by General Growth Properties, Inc., as borrower under the Loan Agreement, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan, or (b) the applicable distribution rate with respect to such Series I Preferred Unit plus 2%.

“Distribution Payment Date” shall mean the first day of each month of each year, or, if not a business day, the next succeeding business day (provided no interest, additional distributions or other sums shall accrue or accumulate on the amount so payable for the period from and after the Distribution Payment Date to the next succeeding business day).

“LIBOR Rate” shall mean the LIBOR rate taken from Reuters Screen LIBOR01 page or any successor thereto, which shall be that LIBOR rate in effect two New York Banking Days prior to the first day of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent; provided that the LIBOR Rate shall never be less than zero. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Loan Agreement” shall mean the Loan Agreement dated as of September 5, 2013 in the principal sum of $100,000,000 by and among General Growth Properties, Inc., as borrower, Columbia Mall L.L.C., as guarantor, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger and bookrunner. The “Loan” shall mean the loans to be made to General Growth Properties, Inc., as borrower, under the Loan Agreement.

“Maturity Date” shall mean September 5, 2018.

2. Designation and Number; Etc. The Series I Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fifth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series I Preferred Units shall be 100,000. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule G and any other provision of the Fifth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule G shall control.

3. Rank. The Series I Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a) senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series I Preferred Units;

(b) on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series I Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c) junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series I Preferred Units.

4. Voting. The Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series I Preferred Units voting separately as a class:

(a) authorize, create or increase the authorized or issued amount of any class or series of partnership interests of the Partnership ranking senior to the Series I Preferred Units with respect to the payment of distributions or rights upon liquidation, dissolution or winding up of the Partnership, or reclassify any authorized partnership interests into, or create, authorize or issue any obligation or interest convertible into, exchangeable for or evidencing the right to purchase, any such senior partnership interests; or

(b) amend, alter or repeal the provisions of these Series I Preferred Units, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series I Preferred Units or the holders thereof.

For purposes of this Section 4, each Series I Preferred Unit shall have one (1) vote. Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series I Preferred Units shall have been redeemed. Except as provided herein, the holders of Series I Preferred Units shall not have any voting or consent rights or other rights to participate in the management of the Partnership or to receive notices of meetings.

5. Distributions.

(a) Regular Distributions. Subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series I Preferred Units, the holders of Series I Preferred Units shall be entitled to receive on each Distribution Payment Date, out of assets of the Partnership legally available for the payment of the distributions, monthly cumulative cash distributions at the LIBOR Rate on the $1,000 liquidation preference per Series I Preferred Unit. Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists (as such term is defined in the Loan Agreement), the holders of Series I Preferred Units shall be entitled to receive on each Distribution Payment Date, cash distributions at the applicable Default

Rate on $1,000 liquidation preference per Unit and all distributions thereon not paid when due. In addition to any distributions due under this Section 5, the Partnership shall pay to holders of Series I Preferred Units a late payment premium in the amount of two percent (2%) of any payments of distributions made two days after the Distribution Payment Date.

(b) Distributions on the Series I Preferred Units shall only be paid when, as and if declared by the General Partner, however, distributions shall accumulate whether or not so declared.

(c) Distributions on the Series I Preferred Units shall accrue and be cumulative from, and including, the date of original issuance and shall be payable (when, as and if declared by the General Partner) monthly in arrears on each Distribution Payment Date. The initial distribution on the Series I Preferred Units, which shall be paid on October 1, 2013 if declared by the General Partner, shall be for less than a full month and shall be in the amount of approximately $1.3961 per Series I Preferred Unit. Distributions payable on the Series I Preferred Units shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such Distribution is payable.

(d) The Partnership shall pay distributions to holders of record at the close of business on the applicable distribution record date. The record date for distributions upon the Series I Preferred Units shall be the business day immediately preceding the related Distribution Payment Date, or such other date that the General Partner shall designate that is not more than 30 days prior to the applicable Distribution Payment Date.

(e) No distribution on the Series I Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series I Preferred Units shall prohibit other distributions by the Partnership as described in this Schedule G).

(f) Distributions on the Series I Preferred Units shall accrue and accumulate, however, whether the Partnership has earnings, whether there are funds legally available for the payment of distributions and whether such distributions are declared by the General Partner.

(g) Except as provided in Section 5(h) of this Schedule G, so long as any Series I Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series I Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series I Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series I Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series I Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to any redemption rights agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.

(h) When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series I Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series I Preferred Units, all distributions declared upon the Series I Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series I Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series I Preferred Units and such other partnership interests in the Partnership shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series I Preferred Units and such other partnership interests in the Partnership (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.

(i) Any distribution payment made on Series I Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Units that remains payable.

(j) If, for any taxable year, the Partnership elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion of the total distributions (as determined for Federal income tax purposes) paid or made available for the year to holders of all partnership interests of the Partnership (the “Capital Gains Amount”), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series I Preferred Units shall be in the same portion that the total distributions paid or made available to the holders of the Series I Preferred Units for the year bears to the total distributions for the year made with respect to all partnership interests in the Partnership.

(k) Distributions with respect to the Series I Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule G shall be construed and applied consistently with such Treasury Regulations.

6. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series I Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series I Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series I Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $1,000.00 (or property having a fair market value as determined by the General Partner valued at $1,000.00 per Series I Preferred Unit), plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series I Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series I Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series I Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series I Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series I Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.

(c) Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series H Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(d) After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule G, the holders of Series I Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(e) For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the

Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).

7. Redemption.

(a) Mandatory Redemptions. On the Maturity Date, the Partnership shall redeem the Series I Preferred Units at a redemption price equal to the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions.

(b) Optional Redemption. At any time prior to the Maturity Date, the holders of the Series I Preferred Units shall have the right to redeem the Series I Preferred Units, in whole or in part, for cash, at a redemption price of the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions.

8. Purpose. The Series I Preferred Units are issued by the Partnership in accordance with, and pursuant to, Section 4(d)(ii) of the Fifth Amended and Restated Agreement of Limited Partnership of GGP Operating Partnership, LP, as amended, and as a direct result of the Unit holders’ contribution of Loan proceeds to the Partnership. Accordingly, the terms set forth on this Schedule G are intended to be equivalent to the terms of the Note issued by General Growth Properties, Inc., as borrower, under the Loan Agreement. To the extent that the terms herein do not provide such equivalency, whether through omission or otherwise, the Partnership shall be authorized, notwithstanding any provision herein to the contrary, to make such adjustments to the provisions of this Schedule G and the Series I Preferred Units.

SCHEDULE H

1.1 Designation. A class of Partnership Units in the Partnership designated as “LTIP Units” is hereby established. LTIP Units are intended to qualify as “profits interests” in the Partnership. Two initial series of LTIP Units designated as “AO LTIP Units” and “FV LTIP Units,” respectively, are hereby established. The number of LTIP Units, AO LTIP Units and FV LTIP Units that may be issued by the Partnership shall not be limited.

1.2 Vesting. LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any Stock Plan pursuant to which the LTIP Units are issued, if applicable. LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested LTIP Units;” all other LTIP Units are referred to as “Unvested LTIP Units.”

1.3 Forfeiture or Transfer of Unvested LTIP Units. Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement resulting in either the forfeiture of any LTIP Units or the repurchase thereof by the Partnership at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Partnership, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose or as transferred to the Partnership. Unless otherwise specified in the relevant Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture.

1.4 Legend. Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation provisions set forth in the Vesting Agreement, apply to the LTIP Unit.

1.7. Adjustments. If an LTIP Unit Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain the same correspondence between Series K Preferred Units and LTIP Units as existed prior to such LTIP Unit Adjustment Event. The following shall be “LTIP Unit Adjustment Events:” (A) the Partnership makes a distribution on all outstanding Series K Preferred Units in Units, (B) the Partnership subdivides the outstanding Series K Preferred Units into a greater number of Units or combines the outstanding Series K Preferred Units into a smaller number of Units, or (C) the Partnership issues any Units in exchange for its outstanding Series K Preferred Units by way of a reclassification or recapitalization. If more than one LTIP Unit Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every LTIP Unit Adjustment Event as if all LTIP Unit Adjustment Events

occurred simultaneously. If the Partnership takes an action affecting the Series K Preferred Units other than actions specifically described above as LTIP Unit Adjustment Events and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the correspondence between Series K Preferred Units and LTIP Units as it existed prior to such action, the General Partner shall make such adjustment to the LTIP Units, to the extent permitted by law and by the terms of any Vesting Agreement or plan pursuant to which the LTIP Units have been issued, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances to maintain such correspondence. If an adjustment is made to the LTIP Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing such certificate, the Partnership shall mail a notice to each holder of LTIP Units setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

1.8 Right to Convert LTIP Units into Series K Preferred Units.

(a) A holder of LTIP Units shall have the right, at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units as follows and a holder of Common Units received upon conversion of Vested LTIP Units prior to the Pre-Closing Distribution shall have the right, at his or her option, at any time to convert all or a portion of such Common Units as follows (collectively, the “LTIP Unit Conversion Right”):

(1) an AO LTIP Unit that that has become a Vested LTIP Unit may be converted into a number (or fraction thereof) of fully paid and non-assessable Series K Preferred Units, giving effect to all adjustments (if any) made pursuant to Section 1.7 equal to the AO LTIP Conversion Factor (as defined below); and

(2) a FV LTIP Unit that that has become a Vested LTIP Unit (or a Common Unit issued on or before the Pre-Closing Distribution upon conversion of a Vested LTIP Unit) may be converted into a number (or fraction thereof) of fully paid and non-assessable Series K Preferred Units, giving effect to all adjustments (if any) made pursuant to Section 1.7 equal to the FV LTIP Conversion Factor (as defined below).

“AO LTIP Adjustment Factor” shall (i) for each AO LTIP Unit outstanding as of the date hereof, as adjusted for the Pre-Closing Distribution, the Merger (as defined in the Merger Agreement) and all events occurring prior to the date hereof, initially be [            ]4 and (ii) for any AO LTIP Unit issued on or after the date hereof, initially be the number specified as such in the Vesting

[4]	To equal (A) the Equity Award Aggregate Stock Equivalent Amount (as defined in the Merger Agreement) divided by (B) the Conversion Factor (0.96175818).

Agreement. To the extent the Partnership pays any special distribution on the Series K Preferred Units (i.e., a distribution corresponding to a special distribution on the BPY Units) on or after the date hereof, the General Partner shall adjust the AO LTIP Adjustment Factor for each AO LTIP Unit in such manner as it determines, in its sole discretion, is appropriate in order to prevent dilution or enlargement of the rights of such AO LTIP Unit.

“AO LTIP Conversion Factor” shall mean the quotient of (i) the excess of (A) the Conversion Date Value (as defined below) multiplied by the AO LTIP Adjustment Factor over (B) the AO LTIP Unit Participation Threshold (as defined below) for such Vested AO LTIP Unit, divided by (ii) the Conversion Date Value.

“AO LTIP Unit Participation Threshold” shall mean, for each AO LTIP Unit, the amount specified as such in the relevant Vesting Agreement or other documentation pursuant to which such AO LTIP Unit is granted. To the extent the Partnership pays any special distribution on the Series K Preferred Units (i.e., a distribution corresponding to a special distribution on the BPY Units) on or after the date hereof, the General Partner shall adjust the AO LTIP Unit Participation Threshold for each AO LTIP Unit in such manner as it determines, in its sole discretion, is appropriate in order to prevent dilution or enlargement of the rights of such AO LTIP Unit.

“Conversion Date Value” shall mean, for each Vested AO LTIP Unit, the closing price of one share of Class A Stock on a recognized national exchange or any established over-the counter trading system on which dealings take place, or, if no trades were made on any such day, the immediately preceding day on which trades were made; provided that, in the absence of an established market for the Class A Stock, the Conversion Date Value shall mean the value of a share of the Class A Stock as determined by the General Partner in good faith.

“FV LTIP Conversion Factor” shall (i) for each FV LTIP Unit outstanding as of the date hereof and Common Unit issued on or before the Pre-Closing Distribution upon conversion of a Vested LTIP Unit, as adjusted for the Pre-Closing Distribution, the Merger (as defined in the Merger Agreement) and all events occurring prior to the date hereof, initially be [                ]5 and (ii) for any FV LTIP Unit issued on or after the date hereof, shall be the number specified as such in the Vesting Agreement.

(b) In order to exercise his or her LTIP Unit Conversion Right, a Holder of LTIP Units shall deliver a notice (an “LTIP Unit Conversion Notice”) in the form attached as Exhibit X hereto not less than 10 nor more than 60 days prior to a date (the “LTIP Unit Conversion Date”) specified in such LTIP Unit Conversion Notice. Each holder of LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 1.8 shall be free and clear of all liens.

[5]

To equal (A) the Per Share Merger Consideration (as defined in the Merger Agreement) divided by the Conversion Factor (0.96175818) divided by (B) the Parent Common Unit Closing Price (as defined in the Merger Agreement).

1.9 Forced Conversion by the Partnership into Common Units.

(a) The Partnership may cause Vested LTIP Units to be converted (a “LTIP Unit Forced Conversion”) into Series K Preferred Units as follows:

(1) at any time after the AO LTIP Unit Forced Conversion Date (as defined below), an AO LTIP Unit that has become a Vested LTIP Unit may be converted by the Partnership into a number (or fraction thereof) of fully paid and non-assessable Series K Preferred Units, giving effect to all adjustments (if any) made pursuant to Section 1.7 equal to the AO LTIP Conversion Factor (as defined above), subject to Section 1.12; and

(2) a FV LTIP Unit that that has become a Vested LTIP Unit may be converted into a number (or fraction thereof) of fully paid and non-assessable Series K Preferred Units, giving effect to all adjustments (if any) made pursuant to Section 1.7 equal to the FV LTIP Conversion Factor (as defined above), subject to Section 1.12;

“AO LTIP Unit Forced Conversion Date” shall mean, for each AO LTIP Unit, the date specified as such herein or in the relevant Vesting Agreement or other documentation pursuant to which such AO LTIP Unit is granted.

(b) In order to exercise its right to cause an LTIP Unit Forced Conversion, the Partnership shall deliver a notice (a “LTIP Unit Forced Conversion Notice”) in the form attached as Exhibit Y hereto to the applicable Holder not less than 10 nor more than 60 days prior to the LTIP Unit Conversion Date specified in such LTIP Unit Forced Conversion Notice. A Forced LTIP Unit Conversion Notice shall be provided in the manner in which notices are generally to be provided in accordance with the Partnership Agreement. Each holder of LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 1.9 shall be free and clear of all liens.

1.10 Conversion Procedures. Subject to any redemption of Series K Preferred Units to be received upon the conversion of Vested LTIP Units pursuant to Section 1.13, a conversion of Vested LTIP Units for which the Holder thereof has given an LTIP Unit Conversion Notice or for which the Partnership has given a LTIP Unit Forced Conversion Notice shall occur automatically after the close of business on the applicable LTIP Unit Conversion Date without any action on the part of such Holder of LTIP Units, as of which time such Holder of LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Series K Preferred Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such Holder of LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Series K Preferred Units and remaining LTIP Units, if any, held by such Person immediately after such conversion.

1.11 Treatment of Capital Account. For purposes of making future allocations under the Partnership Agreement, reference to a Partner’s portion of its Economic Capital Account Balance attributable to his or her LTIP Units shall exclude, after the date of conversion of any of its LTIP Units, the portion of such Partner’s Economic Capital Account Balance attributable to the converted LTIP Units.

1.12 Mandatory Conversion in Connection with a Capital Transaction.

(a) If the Partnership, the General Partner or the Public REIT shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self tender offer for all or substantially all Series K Preferred Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an LTIP Unit Adjustment Event) as a result of which Series K Preferred Units shall be exchanged for or converted into the right, or the Holders of Series K Preferred Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (any such transaction being referred to herein as a “Capital Transaction”), then the General Partner shall, immediately prior to the Capital Transaction, exercise its right to cause an LTIP Unit Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Capital Transaction or that would occur in connection with the Capital Transaction if the assets of the Partnership were sold at the Capital Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Series K Preferred Units in the context of the Capital Transaction (in which case the LTIP Unit Conversion Date shall be the effective date of the Capital Transaction and the conversion shall occur immediately prior to the effectiveness of the Capital Transaction).

(b) In anticipation of such LTIP Unit Forced Conversion and the consummation of the Capital Transaction, the Partnership shall use commercially reasonable efforts to cause each Holder of LTIP Units to be afforded the right to receive in connection with such Capital Transaction in consideration for the Series K Preferred Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Capital Transaction by a Holder of the same number of Series K Preferred Units, assuming such Holder of Series K Preferred Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that Holders of Series K Preferred Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Capital Transaction, prior to such Capital Transaction the General Partner shall give prompt written notice to each Holder of LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such Holder into Series K Preferred Units in connection with such Capital Transaction. If a Holder of LTIP Units fails to make such an election, such Holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a Holder of a Series K Preferred Unit would receive if such holder of Series K Preferred Units failed to make such an election.

(c) Subject to the rights of the Partnership and the General Partner under the relevant Vesting Agreement and the terms of any Stock Plan under which LTIP Units are issued, the Partnership shall use commercially reasonable efforts to (i) cause the terms of any Capital Transaction to be consistent with the provisions of this Section 1.12, and (ii) in the event LTIP Units are not converted into Series K Preferred Units in connection with the Capital Transaction (including pursuant to Section 1.12(a) above), but subject to the rights of the General Partner and the Partnership set forth in Section 1.15(b)(ii) below to the extent that they can act without the consent of Holders of LTIP Units, enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of those Holders of LTIP Units whose LTIP Units will not be converted into Series K Preferred Units in connection with the Capital Transaction that, to the extent compatible with the interests of the Series K Preferred Unitholders and the shareholders of the Public REIT, (A) contains reasonable provisions designed to allow such Holders to subsequently convert their LTIP Units, if and when eligible for conversion, into securities as comparable as reasonably possible under the circumstances to the Series K Preferred Units, and (B) preserves as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights of such Holders.

1.13 Redemption Right of LTIP Unit Limited Partners.

(a) LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership (i) from repurchasing LTIP Units from the Holder thereof if and to the extent that such Holder agrees to sell such LTIP Units or (ii) from exercising the right to cause a LTIP Unit Forced Conversion.

(b) Except as otherwise set forth in the relevant Vesting Agreement or other separate agreement entered into between the Partnership and a LTIP Unit Limited Partner, and subject to the terms and conditions set forth herein or in the Partnership Agreement, on or at any time after the applicable LTIP Unit Conversion Date each LTIP Unit Limited Partner will have the right (the “LTIP Unit Redemption Right”) to require the Partnership to redeem all or a portion of

(i) the Series K Preferred Units distributed with respect to such LTIP Unit Limited Partner’s LTIP Units or such LTIP Unit Limited Partner’s Common Units issued on or before the Pre-Closing Distribution upon conversion of Vested LTIP Units or (ii) the Series K Preferred Units into which such LTIP Unit Limited Partner’s LTIP Units (or such LTIP Unit Limited Partner’s Common Units issued on or before the Pre-Closing Distribution upon conversion of Vested LTIP Units that remain outstanding) were converted (such Series K Preferred Units in clauses (i) and (ii) being hereafter referred to as “Tendered Units”) in exchange for the Cash Amount (as defined below), unless the terms of this Agreement, the relevant Vesting Agreement or other separate agreement entered into between the Partnership and the LTIP Unit Limited Partner expressly provide that such Series K Preferred Units are not entitled to the LTIP Unit Redemption Right. The term “Cash Amount” shall mean, with respect to Tendered Units, an amount of cash equal to the product of (i) the Current Per Share Market Price for the Class A Stock as of the date on which the Company receives the applicable LTIP Unit Redemption Notice (as defined below) multiplied by (ii) the number of Tendered Units and then divided by (iii) the Class A Conversion Factor in effect on such date. Any LTIP Unit Redemption Right shall be exercised pursuant to a LTIP Unit Redemption Notice (as defined below) delivered to the General Partner by the LTIP Unit Limited Partner who is exercising the right (the “Tendering Partner”). Any Series K Preferred Units redeemed by the Partnership pursuant to this Section 1.13 shall be cancelled upon such redemption.

(c) In order to exercise his or her LTIP Unit Redemption Right, a Tendering Partner shall deliver a notice (an “LTIP Unit Redemption Notice”) in the form attached as Exhibit Z hereto. Redemption and payment of the Cash Amount will occur within 30 days after receipt by the General Partner of a LTIP Unit Redemption Notice (the “Specified LTIP Unit Redemption Date”).

(d) Notwithstanding the provisions of Section 1.13(c) above, if a holder of LTIP Units has delivered to the General Partner a LTIP Unit Redemption Notice then the Public REIT may, in its sole and absolute discretion, elect to assume and satisfy the Partnership’s redemption obligation and acquire some or all of the Tendered Units from the Tendering Partner in exchange for the REIT Shares Amount (as defined below) and, if the Public REIT so elects, the Tendering Partner shall sell such number of Tendered Units to the Public REIT in exchange for the REIT Shares Amount. In such event, the Tendering Partner shall have no right to cause the Partnership to redeem such Tendered Units for the Cash Amount. The term “REIT Shares Amount” shall mean, with respect to Tendered Units as of a particular date, a number of shares of Class A Stock equal to the quotient of (i) the number of Tendered Units divided by (ii) the Class A Conversion Factor in effect on such date. The Tendering Partner shall submit (i) such information, certification or affidavit as the Public REIT may reasonably require in connection with the application of any applicable ownership limit with respect to shares of Class A Stock to any such acquisition and (ii) such written representations, investment letters, legal opinions or other instruments necessary, in the Public REIT’s view, to effect compliance with the Securities Act. The REIT Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable shares of Class A Stock and free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter, the Securities Act, relevant state securities or blue sky laws and any applicable agreements with respect to such shares of Class A Stock entered into by the Tendering Partner. Notwithstanding any delay in such delivery (but subject to Section 1.13(e)), the Tendering Partner shall be deemed the owner of such shares of Class A Stock for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified LTIP Unit Redemption Date. In addition, the shares of Class A Stock for which the Tendered Units might be exchanged shall also bear all legends deemed necessary or appropriate by the Public REIT. Neither any Tendering Partner whose Tendered Units are acquired by the Public REIT pursuant to this Section 1.13(d), any Partner, any assignee or permitted transferee nor any other interested Person shall have any right to require or cause the Public REIT to register, qualify or list any shares of Class A Stock owned or held by such Person with the SEC, with any state securities commissioner, department or agency, under the Securities Act or with any stock exchange, unless subject to a separate written agreement pursuant to which the Public REIT has granted registration or similar rights to any such Person.

(e) Each Tendering Partner covenants and agrees with the General Partner that all Tendered Units shall be delivered to the General Partner free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Units, the General Partner shall be under no obligation to acquire the same. Each Tendering Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Tendered Units to the General Partner (or its designee), such Tendering Partner shall assume and pay such transfer tax.

(f) Notwithstanding the provisions of Section 1.13(b), Section 1.13(c), Section 1.13(d) or any other provision of the Partnership Agreement, a Limited Partner (i) shall not be entitled to effect the LTIP Unit Redemption Right for cash or in exchange for shares of Class A Stock to the extent the ownership of or right to acquire shares of Class A Stock pursuant to such exchange by such Partner on the Specified Redemption Date could cause such Partner or any other Person to violate any of the restrictions on ownership and transfer of shares of Class A Stock set forth in the Charter and (ii) shall have no rights under this Agreement to acquire shares of Class A Stock which would otherwise be prohibited under the Charter. To the extent any attempted redemption or exchange for shares of Class A Stock would be in violation of this Section 1.13(f), it shall be null and void ab initio and such Limited Partner shall not acquire any rights or economic interest in the cash otherwise payable upon such redemption or the shares of Class A Stock otherwise issuable upon such exchange.

(g) Notwithstanding anything herein to the contrary (but subject to Section 1.13(f)), with respect to any redemption or exchange for shares of Class A Stock pursuant to this Section 1.13: (i) without the consent of the General Partner otherwise, each Tendering Partner may effect the Redemption Right only one time in each fiscal quarter; (ii) without the consent of the General Partner otherwise, each Limited Partner may not effect the Redemption Right during the period after the record date established in accordance with the Partnership Agreement for the distribution of cash to Series K Preferred Unitholders with respect to a distribution and before the record date established by the Public REIT for a distribution to its holders of Class A Stock of some or all of its portion of such distribution; (iii) the consummation of any redemption or exchange for shares of Class A Stock shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (iv) each Tendering Partner shall continue to own all Series K Preferred Units subject to any redemption or exchange for shares of Class A Stock, and be treated as a Limited Partner with respect to such Series K Preferred Units for all purposes of this Agreement, until such Series K Preferred Units are either paid for by the Partnership pursuant to Section 1.13(b) or transferred to the Public REIT and paid for by the issuance of the shares of Class A Stock, pursuant to Section 1.13(d) on the Specified Redemption Date. Until a Specified Redemption Date, the Tendering Partner shall have no rights as a stockholder of the Public REIT with respect to such Tendering Partner’s Series K Preferred Units.

(h) Notwithstanding anything herein to the contrary (but subject to Section 1.8), a Holder of LTIP Units may deliver a LTIP Unit Redemption Notice relating to Series K Preferred Units that will be issued to such Holder upon conversion of LTIP Units into Series K Preferred Units pursuant to Section 1.8 in advance of the LTIP Unit Conversion Date; provided, however, that the redemption of such Series K Preferred Units by the Partnership shall in no event take place until the LTIP Unit Conversion Date. For clarity, it is noted that the objective of this Section 1.13(h) is to put a holder of LTIP Units in a position where, if he or she so wishes, the Series K Preferred Units into which his or her Vested LTIP Units will be converted can be redeemed by the Partnership simultaneously with such conversion, with the further consequence that, if the Public REIT elects to assume the Partnership’s redemption obligation with respect to such Series K Preferred Units under Section 1.13(d) by delivering to such holder shares of Class A Stock rather than cash, then such holder can have such shares of Class A Stock issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Series K Preferred Units. The General Partner shall cooperate with a Holder of LTIP Units to coordinate the timing of the different events described in the foregoing sentence.

1.14 Voting Rights. Except as provided in Section 1.15, holders of LTIP Units shall not have the right to vote on any matters submitted to a vote of the Limited Partners.

1.15 Special Approval Rights. Holders of LTIP Units shall only (a) have those voting rights required from time to time by non-waivable provisions of Delaware law, if any, and (b) have the limited voting rights expressly set forth in this Section 1.15. The General Partner and/or the Partnership shall not, without the affirmative vote of Holders of more than 50% of the then outstanding LTIP Units affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, modify or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such LTIP Units, subject to the following exceptions: (i) no separate consent of the Holders of LTIP Units will be required if and to the extent that any such alteration, change, modification or amendment would, in a ratable and proportional manner, alter, change, modify or amend the rights, powers or privileges of the Series K Preferred Units; (ii) a merger, consolidation or other business combination or reorganization of the Partnership, the General Partner, the Public REIT or any of their Affiliates shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units so long as either: (w) the LTIP Units that are then eligible for conversion are converted into Series K Preferred Units immediately prior to the effectiveness of the transaction; or (x) the Holders of LTIP Units either will receive, or will have the right to elect to receive, for each LTIP Unit an amount of cash, securities, or other property equal to the amount of cash, securities or other property that would be paid in respect of such LTIP Unit had it been converted into a number of Series K Preferred Units (or fraction of a Series K Preferred Unit, as applicable under the terms of such LTIP Units) immediately prior to the transaction, but only if it was eligible to be so converted; (y) the LTIP Units remain outstanding with their terms materially unchanged; or (z) if the Partnership is not the surviving entity in such transaction, the LTIP Units are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the LTIP Units; (iii) any creation or issuance of Partnership Units (whether ranking junior to, on a parity with or senior to the LTIP Units in any respect), which either (x) does not require the consent of the Holders of Series K Preferred Units or (y) is authorized by the Holders of Series K Preferred Units shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units; and (iv) any waiver by the Partnership of restrictions or limitations applicable to any outstanding LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units with respect to other holders. The foregoing voting provisions will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding LTIP Units shall have been converted and/or redeemed, or provision is made for such redemption and/or conversion to occur as of or prior to such time.

1.16 Limited Partners’ Rights to Transfer.

(a) Subject to the terms of the relevant Vesting Agreement or other document pursuant to which LTIP Units are granted, except in connection with the exercise of a LTIP Unit Redemption Right pursuant to Section 1.13, a Limited Partner (other than the Company) may not transfer all or any portion of his or her LTIP Units without the prior written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion.

(b) If a holder of LTIP Units is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his, her or its partnership interest. “Incapacity” or “Incapacitated” means, (i) as to any LTIP Unit Limited Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction of an order adjudicating him or her incompetent to manage his or her Person or estate; (ii) as to any Partner that is an estate, the distribution by the fiduciary of the estate of its entire interest in the Partnership; (iii) as to any trustee of a trust which is a LTIP Unit Limited Partner, the termination of the trust (but not the substitution of a new trustee) or (iv) as to any LTIP Unit Limited Partner, the bankruptcy of such LTIP Unit Limited Partner.

SCHEDULE I

1. Definitions. As used in this Schedule I, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Applicable Margin” means, at any date of determination, a percentage per annum determined by reference to the Loan-to-Value Ratio as set forth below:

Pricing Level	Loan-to-Value Ratio	Applicable Margin for Base Rate Units	Applicable Margin for LIBOR Units
I	≤ 45%	0.325%	1.325%
II	> 45% and ≤ 50%	0.450%	1.450%
III	> 50% and ≤ 55%	0.575%	1.575%
IV	> 55% and ≤ 60%	0.700%	1.700%
V	> 60	0.950%	1.950%

The Applicable Margin for each Base Rate Unit shall be determined by reference to the Loan-to-Value Ratio in effect from time to time and the Applicable Margin for each LIBOR Unit shall be determined by reference to the Loan-to-Value Ratio in effect on the first day of such distribution period.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% per annum and (c) except during any period of time during which a notice delivered to the Borrowers and each Lender under Section 4.02 of the Credit Agreement shall remain in effect, LIBOR for an Interest Period of one month plus 1.00% per annum; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.

“Base Rate Unit” shall mean Series J Preferred Units that generate monthly distributions based upon the Base Rate.

“Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of October 23, 2013 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among GGP Limited Partnership, General Growth Properties, Inc., GGPLP Real Estate 2010 Loan Pledgor Holding, LLC, GGPLPLLC 2010 Loan Pledgor Holding, LLC, GGPLP L.L.C., GGPLP 2010 Loan Pledgor Holding, LLC, GGP Operating Partnership, LP and GGP Nimbus, LP, as Borrowers, the other Loan Parties party thereto from time to time, and the other financial institutions that are party thereto from time to time, as Lenders, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent

“Default Rate” shall mean (a) in respect of any distributions payable pursuant to Section 6(a) (i) or (ii) hereof, the rate otherwise applicable to such Series J Unit plus an additional two percent (2.0%) per annum and (b) in respect to any distributions payable pursuant to Section 6(a)(iii) hereof, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus an additional two percent (2.0%) per annum.

“Distribution Payment Date” shall mean, with respect to any Distribution Period, the first day of each month of each year, or, if not a business day, the next succeeding business day.

“Interest Period” means, with respect to each LIBOR Unit, each period commencing on the date such LIBOR Unit is made, or in the case of the Continuation of a LIBOR Unit the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second, third or sixth calendar month, or if agreed by all relevant affected Lenders, first calendar week, thereafter, as the Borrowers may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last business day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last business day of the appropriate subsequent calendar month.

“Distribution Period” means, with respect to any LIBOR Unit, a period of seven (7) days, or one (1), two (2), three (3) or six (6) months, commencing on the date such LIBOR Unit is issued, on the day such LIBOR Unit is converted from a Base Rate Unit or on the last day of the immediately preceding Distribution Period for such Unit and ending on the day which corresponds numerically to such date seven (7) days, or one (1), two (2), three (3) or six (6) months thereafter, as applicable, provided that (i) each Distribution Period of one (1), two (2), three (3) or six (6) months that commences on the last business day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last business day of the appropriate subsequent calendar month; (ii) each Distribution Period that would otherwise end on a day that is not a business day shall end on the next succeeding business day, other than with respect to Distribution Periods of seven days, if said next succeeding business day falls in a new calendar month, such Distribution Period shall end on the immediately preceding business day; (iii) unless the Distribution Period for a LIBOR Unit is seven (7) days, no Libor Unit shall have a Distribution Period of less than one month and, if the Distribution Period for any LIBOR Unit would otherwise be a shorter period, such Unit shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Units; and (iv) with respect to the Distribution Payment Date occurring in August, 2015, the Distribution Period shall be the period commencing on June 26 and ending on August 1, 2015.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Prime Rate” means from time to time, the rate of interest established by U.S. Bank National Association as its prime commercial lending rate.

“LIBOR” means, for the Interest Period for any LIBOR Distribution and a Base Rate Loan determined in accordance with clause (c) of the definition thereof, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Distributions is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States). If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Day prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Unit” shall mean Series J Preferred Units that generate monthly distributions at the LIBOR Rate.

“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, calculated in accordance with the Credit Agreement.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

2. Designation and Number; Etc. The Series J Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fifth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series J Preferred Units shall be 500,000. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule I and any other provision of the Fifth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule I shall control.

3. Rank. The Series J Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a) senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series J Preferred Units;

(b) on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series J Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c) junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series J Preferred Units.

4. Voting. The Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series J Preferred Units voting separately as a class:

(a) authorize, create or increase the authorized or issued amount of any class or series of partnership interests of the Partnership ranking senior to the Series J Preferred Units with respect to the payment of distributions or rights upon liquidation, dissolution or winding up of the Partnership, or reclassify any authorized partnership interests into, or create, authorize or issue any obligation or interest convertible into, exchangeable for or evidencing the right to purchase, any such senior partnership interests; or

(b) amend, alter or repeal the provisions of these Series J Preferred Units, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series J Preferred Units or the holders thereof.

For purposes of this Section 4, each Series J Preferred Unit shall have one (1) vote. Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series J Preferred Units shall have been redeemed. Except as provided herein, the holders of Series J Preferred Units shall not have any voting or consent rights or other rights to participate in the management of the Partnership or to receive notices of meetings.

5. Unit Type Conversions. The Series J Preferred Units are distinguished by “Type.” The “Type” of Unit refers to whether such Unit is a Base Rate Unit or a LIBOR Unit, each of which constitutes a Type of Series J Preferred Unit. The holders of Series J Preferred Units shall have the right to convert Units of one Type into Units of another Type at any time or from time to time. Unit holders shall designate the Type of Series J Preferred Unit being acquired at the time of issuance, and such Type shall continue unless such holder directs the Partnership to convert such Type into another Type. Absent instructions from a Unit holder to select the duration of any Distribution Period for any LIBOR Unit, such Unit shall continue as a LIBOR Unit with a Distribution Period of one (1) month on the last day of the then-current Distribution Period for such Unit or, if outstanding as a Base Rate Unit, shall remain as a Base Rate Unit.

6. Distributions.

(a) Regular Distributions. Subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series J Preferred Units, the holders of Series J Preferred Units shall be entitled to receive on each Distribution Payment Date, out of assets of the Partnership legally available for the payment of the distributions, monthly cumulative cash distributions at the following rates per annum on the $1,000 liquidation preference per Series J Preferred Unit:

(i) during such periods as the Series J Preferred Units are Base Rate Units, the Base Rate plus the Applicable Margin;

(ii) during such periods as the Series J Preferred Units are LIBOR Units, the LIBOR Rate for such period plus the Applicable Margin; and

(iii) (an amount equal to any fees payable under the Credit Agreement during such periods resulting from or arising out of borrowings or the ability to borrow under the Credit Agreement.

Notwithstanding anything to the contrary contained herein, during any period when an Event of Default exists (as such term is defined in the Credit Agreement), the holders of Series J Preferred Units shall be entitled to receive on each Distribution Payment Date, cash distributions at the applicable Default Rate on $1,000 liquidation preference per Unit and all distributions thereon not paid when due. In addition to any distributions due under this Section 6, the Partnership shall pay to holders of Series J Preferred Units a late payment premium in the amount of two percent (2%) of any payments of distributions made after the Distribution Payment Date.

(b) Distributions on the Series J Preferred Units shall only be paid when, as and if declared by the General Partner, however, distributions shall accumulate whether or not so declared.

(c) Distributions on the Series J Preferred Units shall accrue and be cumulative from, and including, the date of original issuance and shall be payable (when, as and if declared by the General Partner) monthly in arrears on each Distribution Payment Date. The initial distribution on the Series J Preferred Units, which shall be paid on August 3, 2015 if declared by the General Partner, shall be for less than a full month and shall be in the amount of $1.6148 per Series J Preferred Unit. Distributions payable on the Series J Preferred Units shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such Distribution is payable.

(d) The Partnership shall pay distributions to holders of record at the close of business on the applicable distribution record date. The record date for distributions upon the Series J Preferred Units shall be the business day immediately preceding the related Distribution Payment Date, or such other date that the General Partner shall designate that is not more than 30 days prior to the applicable Distribution Payment Date.

(e) No distribution on the Series J Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series J Preferred Units shall prohibit other distributions by the Partnership as described in this Schedule I).

(f) Distributions on the Series J Preferred Units shall accrue and accumulate, however, whether the Partnership has earnings, whether there are funds legally available for the payment of distributions and whether such distributions are declared by the General Partner.

(g) Except as provided in Section 6(h) of this Schedule I, so long as any Series J Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series J Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series J Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series J Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series J Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to any redemption rights agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.

(h) When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series J Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series J Preferred Units, all distributions declared upon the Series J Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series J Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series J Preferred Units and such other partnership interests in the Partnership shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series J Preferred Units and such other partnership interests in the Partnership (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.

(i) Any distribution payment made on Series J Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Units that remains payable.

(j) If, for any taxable year, the Partnership elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion of the total distributions (as determined for Federal income tax purposes) paid or made available for the year to holders of all partnership interests of the Partnership (the “Capital Gains Amount”), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series J Preferred Unit shall be in the same portion that the total distributions paid or made available to the holders of the Series J Preferred Units for the year bears to the total distributions for the year made with respect to all partnership interests in the Partnership.

(k) Distributions with respect to the Series J Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule I shall be construed and applied consistently with such Treasury Regulations.

7. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series J Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series J Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series J Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $1,000.00 (or property having a fair market value as determined by the General Partner valued at $1,000.00 per Series J Preferred Unit), plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series J Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series J Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series J Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series J Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series J Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.

(c) Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series J Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(d) After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 7(a) of this Schedule I, the holders of Series J Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(e) For the purposes of this Section 7, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).

8. Optional Redemption. The holders of the Series J Preferred Units shall have the right to redeem the Series J Preferred Units, in whole or in part, for cash, at a redemption price of the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions.

9. Purpose. The Series J Preferred Units are issued by the Partnership in accordance with, and pursuant to, Section 8.3 of the Fifth Amended and Restated Agreement of Limited Partnership of GGP Operating Partnership, LP, as amended, in connection with borrowings by General Growth Properties, Inc., as borrower, pursuant to the (i) Credit Agreement and (ii) Intercompany Credit Agreement between General Growth Properties, Inc. and GGP Limited Partnership dated June 26, 2015 (the “Intercompany Credit Agreement”). Accordingly, the terms set forth on this Schedule I are intended to be equivalent to the terms of borrowings by General Growth Properties, Inc., as borrower, pursuant to the Credit Agreement and Intercompany Credit Agreement. To the extent that the terms herein do not provide such equivalency, whether through omission or otherwise, the Partnership shall be authorized, notwithstanding any provision herein to the contrary, to make such adjustments to the provisions of this Schedule I and the Series J Preferred Units.

SCHEDULE J

1. Definitions. As used in this Schedule J, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Average Market Capitalization” shall mean, for any period of time, the arithmetic mean of the Market Capitalizations for such period.

“BPY Liquidation Event” shall have the meaning set forth in Section 6(a) hereof.

“BPY Specified Event” shall mean (i) any recapitalization, reorganization or reclassification, (ii) any consolidation, merger or other combination, (iii) any statutory share exchange or (iv) any sale, lease or other transfer or disposition to a third party of all or substantially all of the consolidated assets of BPY, taken as a whole, in each case, as a result of which each outstanding BPY Unit would be converted into, or exchanged for, securities, cash, assets or other property.

“BPY Unit Value” shall mean, with respect to a BPY Unit on a particular date, the market price of a BPY Unit on such date or, if such date is not a Trading Day, the most recent Trading Day. The market price for each such Trading Day shall be: (i) (A) if the BPY Units are listed on a U.S. National Securities Exchange, the closing price per BPY Unit (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange or (B) if the BPY Units are listed on a non-U.S. National Securities Exchange, the U.S. dollar equivalent (calculated as of the Close of Business of such date) of the closing price per BPY Unit (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange; (ii) if the BPY Units are not listed or admitted to trading on any National Securities Exchange, the last quoted bid price on such day in the over-the-counter market on such day as reported by OTC Markets Group Inc. or a similar organization; (iii) if the BPY Units are not so quoted, the average of the mid-point of the last bid and ask prices on such day from each of at least three nationally recognized independent investment banking firms selected by the Corporation for such purpose or (iv) if none of the conditions set forth in clauses (i), (ii) or (iii) is met, then the amount that a holder of one BPY Unit would receive if each of the assets of BPY were sold for its fair market value on such date, BPY were to pay all of its outstanding liabilities and the remaining proceeds were to be distributed to its partners in accordance with the terms of its partnership agreement.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Gains Amount” shall have the meaning set forth in Section 5(f) hereof.

“Class B Stock” shall mean the Class B Stock, par value $0.01 per share, of the Public REIT.

“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by BPY on its BPY Units for such Distribution Period or, if no such distribution payment date is established, the last Business Day of such Distribution Period.

“Distribution Period” shall mean the quarterly period that is then the distribution period with respect to the BPY Units or, if no such dividend period is established, the calendar quarter shall be the Distribution Period.

“Dividend Coverage Ratio” shall mean, at any time, a ratio of (a) the Public REIT’s funds from operations, as calculated in accordance with the definition of funds from operations used by the National Association of Real Estate Investment Trusts, for the immediately preceding fiscal quarter, to (b) the product of (i) the amount of the most recent regular quarterly distribution declared by BPY on each BPY Unit, times (ii) the number of shares of Class A Stock outstanding at such time.

“Last Reported Sale Price” shall mean, with respect to a security on a particular date, the market price of such security on such date, or, if such date is not a Trading Day, the most recent Trading Day. The market price for each such Trading Day shall be: (a) (A) if such security is listed on a U.S. National Securities Exchange, the closing price per security (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange or (B) if such security is listed on a non-U.S. National Securities Exchange, the U.S. dollar equivalent (calculated as of the Close of Business of such date) of the closing price per security (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange; (b) if such security is not listed or admitted to trading on any National Securities Exchange, the last quoted bid price on such day in the over-the-counter market on such day as reported by OTC Markets Group Inc. or a similar organization; or (c) if such security is not so quoted, the average of the mid-point of the last bid and ask prices on such day from each of at least three nationally recognized independent investment banking firms selected by the Corporation for such purpose.

“Liquidation Event” shall have the meaning set forth in Section 6(a) hereof.

“Market Capitalization” shall mean, for any particular Trading Day, the Market Price multiplied by the number of shares of Class A Stock outstanding on such Trading Day.

“Market Price” on any date shall mean the fair market value of the relevant Class A Stock, as determined in good faith by the Board of Directors of the Public REIT.

“National Securities Exchange” shall mean an exchange registered with the SEC under Section 6(a) of the Exchange Act, any other domestic exchange, whether or not so registered, or the Toronto Stock Exchange.

“Trading Day” shall mean a day on which (a) trading in the BPY Units or Class A Stock, as applicable, generally occurs on a National Securities Exchange or, if the BPY Units or Class A Stock, as applicable, are not then listed on a National Securities Exchange, on the principal other market on which the BPY Units or Class A Stock, as applicable, are then traded and (b) a Last Reported Sale Price for the BPY Units or Class A Stock, as applicable, is available on such securities exchange or market. If the BPY Units or Class A Stock, as applicable, are not so listed or traded, “Trading Day” means a “Business Day.”

“VWAP” shall mean, for any security as of any date, the dollar volume-weighted average price for such security during the relevant period, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BPY <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of such security on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the General Partner).

2. Designation and Number; Etc. The Series K Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fifth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series K Preferred Units shall be [             (        )]. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule J and any other provision of the Fifth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule J shall control.

3. Rank. The Series K Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a) senior to all classes or series of Common Units, Series L Preferred Units and to all Units the terms of which provide that such Units shall rank junior to the Series K Preferred Units;

(b) on a parity with each series of Preferred Units issued by the Partnership, other than the series of Preferred Units that are designated as senior or junior to the Series K Preferred Units, which does not provide by its express terms that it ranks junior or senior to the Series K Preferred Units; and

(c) junior to the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units, Series J Preferred Units and each other series of Preferred Units issued by the Partnership that ranks senior to the Series K Preferred Units.

4. Voting. The Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series K Preferred Units, given in person or by proxy, either in voting or at a meeting, voting as a class:

(a) authorize, create, issue or increase the authorized or issued amount of any class or series of partnership interests in the Partnership ranking senior to, or pari passu with, the Series K Preferred Units with respect to payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or reclassify any authorized partnership interests into, or create, authorize or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase, any such senior partnership interests; or

(b) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger, consolidation or otherwise, (i) so as to negate Section 4(a) immediately above or this subsection or (ii) so as to adversely affect any right, preference, privilege or voting power of the Series K Preferred Units or the holders thereof.

For purposes of this Section 4, each Series K Preferred Unit shall have one (1) vote. Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series K Preferred Units shall have been redeemed. Except as provided herein or required by law, the holders of Series K Preferred Units shall not have any voting rights or powers and the consent of the holders thereof shall not be required for the taking of any action by the Partnership.

5. Distributions.

(a) Regular Distributions. Subject to the prior rights of holders of Preferred Units at the time outstanding ranking senior to or on parity with the Series K Preferred Units with respect to rights as to distributions, the holders of Series K Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, on each Distribution Payment Date, out of any assets of the Partnership legally available therefor, cumulative distributions per unit in a cash amount equal in value to (i) the amount of any dividend or other distribution made on a BPY Unit on such Distribution Payment Date multiplied by (ii) the Conversion Factor (as defined in the Charter) in effect on the date of declaration of such dividend or other distribution, as further adjusted by the General Partner as it deems in good faith to be appropriate in order to adjust for any stock split, reverse stock split, stock combination, reclassification or other similar event that affects the Class A Stock and does not similarly affect the Series K Preferred Units. The distributions upon the Series K Preferred Units shall, if and to the extent declared by the General Partner, be paid in arrears (without interest) on the Distribution Payment Date with respect thereto. If the full amount of such distribution on the Series K Preferred Units is not paid on such Distribution Payment Date, then such distribution shall accrue and accumulate, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment thereof and whether or not such distributions are earned, declared or authorized. The record and payment dates for the dividends or other distributions upon the Series K Preferred Units during any Distribution Period, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the dividends or other distributions upon the BPY Units during such Distribution Period. Any distribution payment made upon the Series K Preferred Units shall first be credited against the earliest accumulated but unpaid distributions due with respect to such Units which remains payable. No interest, or sum of money in lieu of interest, shall be owing or payable to any holders of the Series K Preferred Units in respect of any distribution payment or payments on the Series K Preferred Units, whether or not in arrears.

(b) No distribution on the Series K Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership then in effect, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment of any distribution on the Series K Preferred Units or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration, payment or setting apart of payment shall be restricted or prohibited by law. Notwithstanding the foregoing, distributions on the Series K Preferred Units shall accumulate whether or not any of the foregoing restrictions exist.

(c) All dividends or distributions on Series K Preferred Units shall be paid prior and in preference to any dividends or distributions on the Series L Preferred Units or Common Units or other Units ranking junior to the Series K Preferred Units as to payment of distributions and as to rights upon liquidation, dissolution or winding-up of the Partnership. Except as provided in Section 5(c) of this Schedule J, so long as any Series K Preferred Units are outstanding, (i) no distributions (other than in Common Units, the Series L Preferred Units or other Units ranking junior to the Series K Preferred Units as to payment of distributions and as to rights upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units, the Series L Preferred Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series K Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series K Preferred Units as to payment of distributions or as to rights upon liquidation, dissolution or winding-up of the Partnership, shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series K Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are (A) fully declared and paid or (B) declared and a sum sufficient for the payment thereof has been set apart for such payment on the Series K Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Partnership Interests in the Partnership or Units or the date of such redemption, purchase or other acquisition.

(d) So long as any Series K Preferred Units are outstanding, no distributions shall be declared or paid or set apart for payment upon the Common Units, the Series L Preferred Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, junior to the Series K Preferred Units, for any period unless the Dividend Coverage Ratio is equal or greater than 1.25:1.

(e) When distributions are not paid in full (or the Partnership does not set apart a sum sufficient to pay in full cumulative dividends for all past dividend periods and the current dividend period) upon the Series K Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series K Preferred Units, all distributions declared payable upon the Series K Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series K Preferred Units shall be declared pro rata so that the ratio of the amount of distributions declared payable on each Series K Preferred Unit bearing to that on each such other partnership interest in the Partnership or Unit shall in all cases be the same as the ratio of accrued distributions on each Series K Preferred Unit bearing to that on each such other partnership interest in the Partnership or Unit (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions).

(f) Holders of Series K Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) above.

(g) If, for any taxable year, the Partnership elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion of the total distributions (as determined for Federal income tax purposes) paid or made available for the year to holders of all partnership interests of the Partnership (the “Capital Gains Amount”), then the Capital Gains Amount that shall be allocable to holders of the Series K Preferred Unit shall be proportionate to the total distributions paid or made available to the holders of the Series K Preferred Units for the year.

(h) Distributions with respect to the Series K Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule K shall be construed and applied consistently with such Treasury Regulations.

6. Liquidation Preference.

(a) Upon any liquidation, dissolution or winding-up of the Partnership (“Liquidation Event”), in each case, that is not a Market Capitalization Liquidation Event (as defined below) or substantially concurrent with the liquidation, dissolution, or winding up of BPY, including a BPY Specified Event, whether voluntary or involuntary (a “BPY Liquidation Event”), subject to the prior rights of holders of any class or series of Preferred Units issued by the Partnership that ranks senior to the Series K Preferred Units at the time outstanding having prior rights upon liquidation, but before any dividend or other distribution transfer or payment (payable in securities, cash, assets, property or any partnership interests in the Partnership or Units or otherwise) shall be made to the holders of the Common Units and the Series L Preferred Units or any other partnership interests in the Partnership or Units ranking junior to the Series K Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series K Preferred Units shall be entitled to receive, out of the assets of the Partnership legally available for distribution for each Series K Preferred Unit then held by them, an amount in cash per Series K Unit equal to the BPY Unit Value on the date immediately preceding the public announcement of said Liquidation Event plus all declared and unpaid dividends on such Series K Preferred Unit. If, upon any such Liquidation Event, the assets of the Partnership shall be insufficient to make payment in full to all holders of Series K Preferred Units of the foregoing amounts set forth in this subsection 6(a) with respect to the Liquidation Event, then such assets (or consideration) shall be distributed among the holders of Series K Preferred Units at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive under this subsection 6(a). Upon any BPY Liquidation Event, before any distribution or payment shall be made to the holders of the Common Units and the Series L Preferred Units or any other partnership interests in the Partnership or Units ranking junior to the Series K Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of Series K Preferred Units shall be entitled to receive out of the assets of the Partnership legally available for distribution for each Series K Unit then held by them, an amount in cash per Series K Preferred Unit equal to the same amount as the liquidating distributions in respect of a BPY Unit as and when such distributions are made in respect of the BPY Units plus all declared and unpaid dividends on such Series K Preferred Unit. If, upon any such BPY Liquidation Event, the assets of the Partnership shall be insufficient to make payment in full to all holders of Series K Preferred Units of the foregoing amounts set forth in this subsection 6(a) with respect to the BPY Liquidation Event, then such assets (or consideration) shall be distributed among the holders of Series K Preferred Unit at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive under this subsection 6(a). If the Public REIT’s Average Market Capitalization over any period of 30 consecutive Trading Days is less than one billion dollars ($1,000,000,000), the General Partner may begin an orderly liquidation of the Partnership’s assets and winding up of the Partnership’s operations (a “Market Capitalization Liquidation Event”). Subject to the prior rights of holders of any class or series of Preferred Units issued by the Partnership that ranks senior to the Series K Preferred Units at the time outstanding having prior rights upon liquidation, but before any dividend or other distribution, transfer or payment (payable in securities, cash, assets, property or any partnership interests in the Partnership or Units or otherwise) shall be made to the holders of the Common Units and the Series L Preferred Units or any other partnership interests in the Partnership or Units ranking junior to the Series K Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series K Preferred Units shall be entitled to be paid out of the assets of the Partnership legally available for distribution for each Series K Preferred Unit then held by them, an amount in cash per Series K Preferred Unit equal to the VWAP of a BPY Unit for the 10 Trading Day period immediately following the public announcement of said Market Capitalization Liquidation Event plus all declared and unpaid distributions on such Series K Preferred Unit. If, upon any such Market Capitalization Liquidation Event, the assets of the Partnership shall be insufficient to make payment in full to all holders of Series K Preferred Unit of the amounts set forth in this subsection 6(a) with respect to the Market Capitalization Liquidation Event, such assets (or consideration) shall be distributed among the holders of Series K Preferred Unit at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive under this subsection 6(a). The holders of Series K Preferred Units shall not be entitled to any distribution or payment upon a Liquidation Event, BPY Liquidation Event or Market Capitalization Liquidation Event other than as set forth in this subsection 6(a).

(b) Written notice of such Liquidation Event, BPY Liquidation Event or Market Capitalization Liquidation Event, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series K Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(c) After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule J, the holders of Series K Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(d) For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership, unless (A) all or substantially all of the proceeds thereof are distributed by the Partnership or (B) as a result of such event, the right of the holders of Series K Preferred Units to distribution as set forth in Section 5 hereof will be adversely affected or otherwise modified in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).

7. Conversion.

To the extent shares of Class A Stock are converted into shares of Class B Stock pursuant to subsection (C)(3)(f) of Article IV of the Charter, a number of Series K Preferred Units owned by the Company equal to the number of shares of Class A Stock that were converted will be converted into a number of Series L Preferred Units equal to the number of shares of Class B Stock that were issued upon conversion of such shares of Class A Stock. Such conversion will occur automatically simultaneous with the corresponding conversion of shares of Class A Stock.

SCHEDULE K

1. Definitions. As used in this Schedule K, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Gains Amount” shall have the meaning set forth in Section 5(i) hereof.

“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by BPY on its BPY Units for such Distribution Period or, if no such distribution payment date is established, the last Business Day of such Distribution Period.

“Distribution Period” shall mean the quarterly period that is then the distribution period with respect to the BPY Units or, if no such dividend period is established, the calendar quarter shall be the Distribution Period.

“Dividend Coverage Ratio” shall mean, at any time, a ratio of (a) the Public REIT’s funds from operations, as calculated in accordance with the definition of funds from operations used by the National Association of Real Estate Investment Trusts, for the immediately preceding fiscal quarter, to (b) the product of (i) the amount of the most recent regular quarterly distribution declared by BPY on each BPY Unit, times (ii) the number of shares of Class A Stock outstanding at such time.

“Last Reported Sale Price” shall mean, with respect to a security on a particular date, the market price of such security on such date, or, if such date is not a Trading Day, the most recent Trading Day. The market price for each such Trading Day shall be: (a) (A) if such security is listed on a U.S. National Securities Exchange, the closing price per security (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange or (B) if such security is listed on a non-U.S. National Securities Exchange, the U.S. dollar equivalent (calculated as of the Close of Business of such date) of the closing price per security (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such day as reported in composite transactions for such National Securities Exchange; (b) if such security is not listed or admitted to trading on any National Securities Exchange, the last quoted bid price on such day in the over-the-counter market on such day as reported by OTC Markets Group Inc. or a similar organization; or (c) if such security is not so quoted, the average of the mid-point of the last bid and ask prices on such day from each of at least three nationally recognized independent investment banking firms selected by the Corporation for such purpose.

“National Securities Exchange” shall mean an exchange registered with the SEC under Section 6(a) of the Exchange Act, any other domestic exchange, whether or not so registered, or the Toronto Stock Exchange.

“Trading Day” shall mean a day on which (a) trading in the BPY Units or Class A Stock, as applicable, generally occurs on a National Securities Exchange or, if the BPY Units or Class A Stock, as applicable, are not then listed on a National Securities Exchange, on the principal other market on which the BPY Units or Class A Stock, as applicable, are then traded and (b) a Last Reported Sale Price for the BPY Units or Class A Stock, as applicable, is available on such securities exchange or market. If the BPY Units or Class A Stock, as applicable, are not so listed or traded, “Trading Day” means a “Business Day.”

“VWAP” shall mean, for any security as of any date, the dollar volume-weighted average price for such security during the relevant period, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BPY <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of such security on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the General Partner).

2. Designation and Number; Etc. The Series L Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fifth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series L Preferred Units shall be [             (        )]. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule K and any other provision of the Fifth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule K shall control.

3. Rank. The Series L Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a) senior to all classes or series of Common Units, and to all Units the terms of which provide that such Units shall rank junior to the Series L Preferred Units;

(b) on a parity with each series of Preferred Units issued by the Partnership, other than the series of Preferred Units that are designated as senior or junior to the Series L Preferred Units, or which does not provide by its express terms that it ranks junior or senior to the Series L Preferred Units; and

(c) junior to the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units, Series J Preferred Units, Series K Preferred Units and each other series of Preferred Units issued by the Partnership that ranks senior to the Series L Preferred Units.

4. Voting. The Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of Series L Preferred Units outstanding at the time, given in person or by proxy, either in voting or at a meeting, voting separately as a class amend, alter or repeal the provisions of the Partnership Agreement, whether by merger, consolidation or otherwise, so as to negate this Section 4 or adversely affect any right, preference, privilege or voting power of the Series L Preferred Units or the holders thereof.

For purposes of this Section 4, each Series L Preferred Unit shall have one (1) vote. Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series L Preferred Units shall have been redeemed. Except as provided herein or as required by law, the holders of Series L Preferred Units shall not have any voting rights or powers and the consent of the holders thereof shall not be required for the taking of any action by the Partnership.

5. Distributions.

(a) Subject to the rights of the Series K Preferred Units or the holders of Preferred Units at the time outstanding ranking senior to or on parity with the Series L Preferred Units with respect to rights as to distributions, the holders of Series L Preferred Units shall be entitled to receive on each Distribution Payment Date, out of any assets of the Partnership legally available for the payment of the distributions, quarterly cumulative cash distributions at the rate of [    ]% per year of the $[        ] liquidation preference per Unit, which is equivalent to $[        ] per Unit of Series L Preferred Unit per year, which cumulative cash distributions shall begin to accrue on the date the applicable units of Series L Preferred Units are issued. Distributions on the Series L Preferred Units shall only be paid when, as and if declared by the General Partner, however, distributions shall accumulate whether or not so declared, provided, however, that the first payment date (when as and if declared by the General Partner) with respect to distributions on the Series L Preferred Units shall not be before January 15, 2019. Notwithstanding the foregoing, no dividends or other distributions shall be declared or paid or set apart for payment, and no other transfer or distribution of cash, assets or other property may be declared or made, directly or indirectly, on or with respect to, any Series L Preferred Units for any period, nor shall any Series L Preferred Units be redeemed, purchased or otherwise acquired for any consideration (payable in cash, assets, property or Units of the Partnership or otherwise), nor shall any funds be paid or made available for a sinking fund for the redemption of such units, and no other transfer or distribution of cash, assets or other property may be made, directly or indirectly, on or with respect thereto by the Partnership, unless (A) the Partnership has paid, with respect to each outstanding Series K Preferred Unit, aggregate distributions equal to all distributions paid in respect of a BPY Unit in the then current Distribution Period and for any prior distribution periods beginning on the date of issuance of such Series L Preferred Units, or, if such aggregate distribution has not been paid, such aggregate distribution has been declared and set apart for payment, and (B) the Dividend Coverage Ratio is equal to or greater than 1.25:1.

(b) The Partnership shall pay distributions to holders of record at the close of business on the applicable distribution record date. The record date for distributions upon the Series L Preferred Units during any Distribution Period shall be the fifteenth day of the calendar month immediately preceding the calendar month in which the related Distribution Payment Date falls, or such other date that the General Partner shall designate for the payment of distributions provided that such record date shall not be more than 30 nor less than 10 days prior to the applicable Distribution Payment Date.

(c) No distribution on the Series L Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership then in effect, including any agreement relating to bona fide indebtedness of the Partnership, prohibits such declaration, payment or setting apart for payment of any distribution on the Series L Preferred Units or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration, payment or setting apart of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series L Preferred Units shall prohibit other distributions by the Partnership as described in this Schedule K).

(d) Except as provided in Section 5(e) of this Schedule K, so long as any Series L Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series L Preferred Units as to payment of distributions and rights upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series L Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series L Preferred Units as to payment of distributions or as to rights upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series L Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are (A) declared and paid or (B) declared and a sum sufficient for the payment thereof has been set apart for such payment on the Series L Preferred Units for all distribution periods ending on or prior to the Distribution Payment Date for the Common Units or such other class or series of Partnership Interests in the Partnership or Units or the date of such redemption, purchase or other acquisition.

(e) When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series L Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series L Preferred Units, all distributions declared payable upon the Series L Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series L Preferred Units shall be declared or paid pro rata so that the ratio of the amount of distributions declared payable on each Series L Preferred Units bearing to that on each such other partnership interest in the Partnership shall be the same as the ratio of accrued and unpaid distributions on each Series L Preferred Unit bearing to that on each such other partnership interest in the Partnership (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions).

(f) No interest shall be payable in respect of any distribution payment on the Series L Preferred Unit that may be in arrears. Holders of the Series L Preferred Units shall not be entitled to any distribution, whether payable in cash, assets, property, or stock, in excess of the full cumulative distributions on the Series L Preferred Unit to which they are entitled. Any distribution payment made on Series L Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Units that remains payable.

(g) If, for any taxable year, the Partnership elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion of the total distributions (as determined for Federal income tax purposes) paid or made available for the year to holders of all partnership interests of the Partnership (the “Capital Gains Amount”), then the Capital Gains Amount that shall be allocable to holders of the Series L Preferred Unit shall be proportionate to the total distributions paid or made available to the holders of the Series L Preferred Unit for the year.

(h) Distributions with respect to the Series L Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule K shall be construed and applied consistently with such Treasury Regulations.

6. Liquidation Preference.

(a) Upon a liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, and whether or not concurrent with the liquidation, dissolution or winding up of BPY, after the payment of the full amount due to the Series K Preferred Units, and before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series L Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series L Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership

legally available for distribution to Partners an amount equal to $[        ], plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series L Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series L Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series L Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series L Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series L Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.

(c) Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series H Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(d) After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule K, the holders of Series L Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(e) For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding up of the Partnership (unless all or substantially all of the proceeds thereof are distribute by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).

7. Maturity, Redemption and Preemptive Rights. The Series L Preferred Units have no maturity date and the Partnership shall not be required to redeem the Series L Preferred Units at any time. No holders of the Series L Preferred Units shall, as holders of Series L Preferred Units, have any preemptive rights to purchase or subscribe for Units or any other security of the Partnership.

EXHIBIT X

Notice of Election by Partner to Convert LTIP Units or Common Units into Series K Preferred Units

The undersigned holder of LTIP Units (or Common Units into which LTIP Units were converted) hereby irrevocably elects to convert the number of Vested LTIP Units (or Common Units) in GGP Operating Partnership, LP (the “Partnership”) set forth below into Series K Preferred Units in accordance with the terms of the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

The undersigned hereby represents, warrants, and certifies that the undersigned: (a) has title to such LTIP Units (or Common Units), free and clear of the rights or interests of any other Person other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP Units (or Common Units) as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

In accordance with the terms of the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, the holder of LTIP Units (or Common Units) being converted is obligated, in the event any state or local property transfer tax is payable as a result of such conversion, to assume and pay such transfer tax.

Name of Holder:

Number of AO LTIP Units to be Converted:

Number of FV LTIP Units to be Converted:

Number of Common Units to be Converted:

(Signature of Holder: Sign Exact Name as Registered with Partnership)
(Street Address)
(City)	(State)	(Zip Code)

EXHIBIT Y

Notice of Election by Partnership to Force Conversion of LTIP Units into Series K Preferred Units

GGP Operating Partnership, LP (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Series K Preferred Units in accordance with the terms of the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

To the extent that LTIP Units held by the holder are not free and clear of all liens, claims and encumbrances, or should any such liens, claims and/or encumbrances exist or arise with respect to such LTIP Units, the Series K Preferred Units into which such LTIP Units are converted shall continue to be subject thereto.

In accordance with the terms of the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, the holder of Series K Preferred Units being converted is obligated, in the event any state or local property transfer tax is payable as a result of such conversion, to assume and pay such transfer tax.

Name of Holder:

Number of AO LTIP Units to be Converted:

Number of FV LTIP Units to be Converted:

Conversion Date:

EXHIBIT Z

Notice of Redemption

The undersigned Limited Partner hereby irrevocably (i) redeems Series K Preferred Units in GGP Operating Partnership, LP in accordance with the terms of the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Agreement”), and the LTIP Unit Redemption Right referred to in Schedule H thereof; (ii) surrenders such Series K Preferred Units and all right, title and interest therein; and (iii) directs that the Cash Amount or REIT Shares Amount (as determined by the General Partner) deliverable upon exercise of the LTIP Unit Redemption Right be delivered to the address specified below, and if REIT Shares are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.

The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Series K Preferred Units, free and clear of the rights or interests of any other Person; (b) has the full right, power, and authority to redeem and surrender such Series K Preferred as provided herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such redemption and surrender.

In accordance with the terms of the Agreement, the holder of Series K Preferred Units being redeemed is obligated, in the event any state or local property transfer tax is payable as a result of such redemption, to assume and pay such transfer tax.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated:
Name of Limited Partner:

(Signature of Holder: Sign Exact Name as Registered with Partnership)
(Street Address)
(City)	(State)	(Zip Code)

If REIT Shares are to be issued, issue to:

Name:

Please insert social security or tax ID number:

EXHIBIT A

TO THE

AGREEMENT OF LIMITED PARTNERSHIP

OF

GGP OPERATING PARTNERSHIP, LP

as of May 1, 2014

EXHIBIT B

Allocations

1. Allocation of Net Income and Net Loss.

(a) Net Income. Except as otherwise provided herein, Operating Income and Liquidating Gain of the Partnership for each fiscal year or other applicable period shall be allocated as follows:

1. First, Operating Income and Liquidating Gain shall be allocated to the General Partner to the extent the cumulative Operating Loss and Liquidating Loss allocated to the General Partner under subparagraph (b)(8) below exceeds the cumulative Operating Income and Liquidating Gain allocated to the General Partner under this subparagraph (a)(1), provided that the allocation under this subparagraph shall first be made out of Operating Income to the extent of available Operating Income as of the time any allocation is being made, and thereafter to the extent of any available Liquidating Gain as of such time;

2. Second, Operating Income and Liquidating Gain shall be allocated to each Partner in proportion to and to the extent of the amount by which the cumulative Operating Loss and Liquidating Loss allocated to such Partner under subparagraph (b)(7) exceeds the cumulative Operating Income and Liquidating Gain allocated to such Partner under this subparagraph (a)(2), provided that the allocation under this subparagraph shall first be made out of Operating Income to the extent of available Operating Income as of the time any allocation is being made, and thereafter to the extent of any available Liquidating Gain as of such time;

3. Third, Operating Income and Liquidating Gain shall be allocated to the General Partner until the cumulative Operating Income and Liquidating Gain allocated to the General Partner equals the cumulative Operating Loss and Liquidating Loss allocated to the General Partner under subparagraph (b)(6), provided that the allocation under this subparagraph shall first be made out of Operating Income to the extent of available Operating Income as of the time any allocation is being made, and thereafter to the extent of any available Liquidating Gain as of such time;

4. Fourth, Operating Income shall be allocated to each holder of Preferred Units other than Series K Preferred Units, Series L Preferred Units and the Series D Preferred Units to the extent of and in proportion to the excess of (I) the cumulative amount of distributions made in respect of such Preferred Units, reduced by in the case of the Series B Preferred Units the cumulative Common Unit Reallocated Amounts, and increased by in the case of the Series B Preferred Units the cumulative Series B Preferred Unit Reallocated Amounts, pursuant to the provisos below, over (II) the cumulative amount of Operating Income allocated to each holder of Preferred Units pursuant to this subparagraph (a)(4) and subparagraph (a)(8) for such period and all prior periods reduced by the cumulative amount of Operating Loss and Liquidating Loss allocated to such holder of Preferred Units pursuant to subparagraph (b)(4) below for all prior periods;

provided, however, that in the event the cumulative Operating Income allocable to the holders of the Common Units and holders of LTIP Units pursuant to this subparagraph (a)(4) and subparagraph (a)(6) below for such period and all prior periods (before application of this proviso for such period) exceeds the cumulative distributions made to the holders of Common Units and holders of LTIP Units with respect to such Units for such period and all prior periods, the Series B Preferred Unit Reallocated Amount shall be reallocated pro rata to the holders of Series B Preferred Units;

5. Fifth, Operating Income shall be allocated to each holder of Series K Preferred Units to the extent of and in proportion to the excess of (I) the cumulative amount of distributions made in respect of such Series K Preferred Units, over (II) the cumulative amount of Operating Income allocated to each holder of Series K Preferred Units pursuant to this subparagraph (a)(5) and all prior periods reduced by the cumulative amount of Operating Loss and Liquidating Loss allocated to such holder of Series K Preferred Units pursuant to subparagraph (b)(3) below for all prior periods;

6. Sixth, Operating Income shall be allocated to each holder of Series L Preferred Units to the extent of and in proportion to the excess of (I) the cumulative amount of distributions made in respect of such Series L Preferred Units, over (II) the cumulative amount of Operating Income allocated to each holder of Series L Preferred Units pursuant to this subparagraph (a)(6) for such period and all prior periods reduced by the cumulative amount of Operating Loss and Liquidating Loss allocated to such holder of Series L Preferred Units pursuant to subparagraph (b)(3) below for all prior periods;

7. Seventh, Operating Income shall be allocated to each holder of LTIP Units to the extent of and in proportion to the excess of (I) the cumulative amount of distributions made in respect of such LTIP Units, over (II) the cumulative amount of Operating Income allocated to each holder of LTIP Units pursuant to this subparagraph (a)(7) for such period and all prior periods reduced by the cumulative amount of Operating Loss and Liquidating Loss allocated to such holder of LTIP Units pursuant to subparagraph (b)(2) below for all prior periods; and

8. Thereafter, Operating Income shall be allocated to the holders of Common Units in proportion to the Common Units held by such Partners; provided however that: (i) in the event the cumulative distributions made to the holders of Common Units with respect to such Units for such period and all prior periods exceed the cumulative Operating Income allocable to the holders of the Common Units pursuant to subparagraph (a)(4) and this subparagraph (a)(8) for such period and all prior periods (before application of this proviso for such period), the Common Unit Reallocated Amount shall be reallocated to the holders of Common Units in accordance with their Percentage Interests.

The term “Common Unit Reallocated Amount” shall mean an amount equal to the difference between (I) the amount of Operating Income allocable to the Series B Preferred Units pursuant to subparagraph (a)(4) with respect to such fiscal year or other

EX B-2

period, and (II) the product obtained by multiplying (A) the Percentage Interest represented by the Series B Preferred Units determined as if the Series B Preferred Units had been converted into Common Units, and (B) the sum of (i) the Operating Income allocable to the Series B Preferred Units pursuant to subparagraph (a)(4) with respect to such fiscal year or other period and (ii) the Operating Income allocable to the Common Units pursuant to subparagraph (a)(8) with respect to such fiscal year or other period. The Common Unit Reallocated Amount shall be calculated based on the amounts of Operating Income allocable under subparagraphs (a)(4) and (a)(8) prior to the application of the provisos contained in such subparagraphs with respect to such fiscal year or other period.

The term “Series B Preferred Unit Reallocated Amount” shall mean the difference between (I) the amount of Operating Income allocable to the Common Units and LTIP Units pursuant to subparagraph (a)(8) with respect to such fiscal year or other period, and (II) the product obtained by multiplying (A) the Percentage Interest represented by the Common Units (exclusive of the Common Units issuable in respect of the deemed conversion of the Series B Preferred Units as contemplated herein) determined as if the Series B Preferred Units had been converted into Common Units, and (B) the sum of (i) Operating Income allocable to the Series B Preferred Units pursuant to subparagraph (a)(4) with respect to such fiscal year or other period and (ii) the Operating Income allocable to the Common Units pursuant to this subparagraph (a)(8) with respect to such fiscal year or other period; provided, however, that to the extent the allocation of the Series B Preferred Unit Reallocated Amount to the holders of Series B Preferred Units would cause such holders on a cumulative basis to have been allocated Operating Income in excess of distributions, the Series B Preferred Unit Reallocated Amount shall be reduced by such excess. The Series B Preferred Unit Reallocated Amount shall be calculated based on the amounts of Operating Income allocable pursuant to subparagraphs (a)(4) and (a)(8) prior to the application of the provisos contained in such subparagraphs with respect to such fiscal year or other period.

It is the intention of the parties that the application of subparagraphs (a)(4) and (a)(8) above will result in corresponding return of capital distributions (per Unit) to the Series B Preferred Units (on an as-converted basis) and Common Units (based on their respective Percentage Interests) on a cumulative basis and shall be applied and interpreted consistently therewith.

In allocating Net Income for each fiscal year or period, for all purposes of this Section 1(a) (including for purposes of determining the “Percentage Interests” of the holders of both the Common Units and the Series D Preferred Units), the holders of the Series D Preferred Units shall be treated as though they held that number of Common Units into which their Series D Preferred Units were convertible, as determined from time to time during such fiscal year or period.

EX B-3

(b) Net Loss. Except as otherwise provided herein, Operating Loss and Liquidating Loss of the Partnership for each fiscal year or other applicable period shall be allocated as follows:

1. First, Operating Loss shall be allocated to the holders of Common Units in proportion to their respective Percentage Interests, and Liquidating Loss shall be allocated to the holders of Common Units in proportion to the Common Units held by such Partners; provided that the Net Loss allocated in respect of a Common Unit pursuant to this Section 1(b)(1) shall not exceed the maximum amount of Net Loss that could be allocated in respect of such Unit without causing a holder of such Unit to have an Adjusted Capital Account Deficit determined as if the holder held only that Unit (and excluding for this purpose any increase in such Adjusted Capital Account Deficit for a holder’s actual obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account balance pursuant to Section 7.8 hereof and also excluding for this purpose the balance of such holder’s Capital Account attributable to such holder’s Preferred Units, if any);

2. Second, Operating Loss and Liquidating Loss shall be allocated proportionately to the holders of LTIP Units in proportion to each such holder’s Capital Account balance in such LTIP Units, provided that the aggregate Operating Loss and Liquidating Loss allocated to a holder of LTIP Units pursuant to this Section (b)(2) shall not exceed the maximum amount of aggregate Operating Loss and Liquidating Loss that can be allocated without causing any holder of LTIP Units to have an Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for a holder’s actual obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account Balance pursuant to Section 7.8 hereof);

3. Third, Operating Loss and Liquidating Loss shall be allocated proportionately to the holders of Series L Preferred Units in proportion to each such holder’s Capital Account balance in such Series L Preferred Units, provided that the aggregate Operating Loss and Liquidating Loss allocated to a holder of Series L Preferred Units pursuant to this Section (b)(3) shall not exceed the maximum amount of aggregate Operating Loss and Liquidating Loss that can be allocated without causing any holder of Series L Preferred Units to have an Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for a holder’s actual obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account Balance pursuant to Section 7.8 hereof);

4. Fourth, Operating Loss and Liquidating Loss shall be allocated proportionately to the holders of Series K Preferred Units in proportion to each such holder’s Capital Account balance in such Series K Preferred Units, provided that the aggregate Operating Loss and Liquidating Loss allocated to a holder of Series K Preferred Units pursuant to this Section (b)(4) shall not exceed the maximum amount of aggregate Operating Loss and Liquidating Loss that can be allocated without causing any holder of Series K Preferred Units to have an Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for a holder’s actual obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account Balance pursuant to Section 7.9 hereof);

EX B-4

5. Fifth, Operating Loss and Liquidating Loss shall be allocated proportionately to the holders of Preferred Units, other than Series K Preferred Units and Series L Preferred Units, in proportion to each such holder’s Capital Account balance in such Preferred Units, provided that the aggregate Operating Loss and Liquidating Loss allocated to a holder of Preferred Units pursuant to this Section (b)(5) shall not exceed the maximum amount of aggregate Operating Loss and Liquidating Loss that can be allocated without causing any holder of Preferred Units to have an Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for a holder’s actual obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account Balance pursuant to Section 7.8 hereof);

6. Sixth, Operating Loss and Liquidating Loss shall be allocated proportionately to the General Partner, until the General Partner’s Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for the obligation of the General Partner to actually fund a deficit Capital Account balance, including any deemed obligation pursuant to Regulation Section 1.704-1(b)(2)(ii)(c)) equals the excess of (i) the amount of Recourse Liabilities over (ii) the Aggregate Protected Amount;

7. Seventh, Operating Loss and Liquidating Loss shall be allocated proportionately to the Obligated Partners, in proportion to their respective Protected Amounts, until such time as the Obligated Partners have been allocated an aggregate amount of Operating Loss and Liquidating Loss pursuant to this subparagraph (b)(7) equal to the Aggregate Protected Amount; and

8. Thereafter, Operating Loss and Liquidating Loss shall be allocated proportionately to the General Partner.

2. Special Allocations.

Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback (Nonrecourse Liabilities). If there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year (except as a result of conversion or refinancing of Partnership indebtedness, certain capital contributions or revaluation of the Partnership property as further outlined in Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership Minimum Gain. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f). This paragraph (a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

EX B-5

(b) Minimum Gain Attributable to Partner Nonrecourse Debt. If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Partnership property as further outlined in Regulation Section 1.704-2(i)(4)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i)(4) and (j)(2). This paragraph (b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c) Qualified Income Offset. In the event a Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Limited Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This paragraph (c) is intended to constitute a “qualified income offset” under Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the Partner Nonrecourse Debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704-2(b)(4) and (i)(1)).

(e) Allocations With Respect to Preferred Unit Redemptions. After giving effect to the special allocations set forth above, Net Income of the Partnership shall be allocated to the holders of Preferred Units, at the time of redemption of such Preferred Units (other than in the case of a redemption occurring pursuant to a final liquidation of the Partnership), in an amount equal to the portion of any redemption distribution that exceeds the Liquidation Preference Amount (other than any accrued but unpaid distribution thereon) per Preferred Unit established for such Preferred Unit in the applicable Preferred Unit designation. The character of the items of Net Income allocated to the holders of Preferred Units pursuant to this subparagraph (e) shall proportionately reflect the relative amounts of the items of Partnership income and gain as determined for federal income tax purposes under Section 703(a) of the Code.

(f) Tax Treatment of Conversion of Preferred Units. Upon conversion of a Preferred Unit(s) into Common Unit(s), the Company will specially allocate to the converting Partner any Net Income or Net Loss attributable to an adjustment of Gross Asset Values under subparagraph (b) of the definition of “Gross Asset Value” until the portion of such Partner’s Capital Account attributable to each Common Unit received upon conversion equals the Capital Account

EX B-6

attributable to a Common Unit at the time of conversion. To the extent that such allocation is insufficient to bring the portion of the Capital Account attributable to each Common Unit received upon conversion by the converting Partner to the Capital Account attributable to a Common Unit at the time of conversion, a portion of the Capital Account of the non-converting Partners will be shifted, pro rata in accordance with their relative Capital Account balances, to the converted Partner and such transaction shall be treated by the Partnership and the Converting Partner as a transaction defined in Section 721 of the Code.

(g) Curative Allocations. The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under paragraphs 1 and 2 of this Exhibit B shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred. This subparagraph (i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. For purposes hereof, “Regulatory Allocations” shall mean the allocations provided under subparagraphs 2(a) through (d).

3. Tax Allocations.

(a) Generally. Subject to paragraphs (b) and (c) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as their respective book items.

(b) Sections 1245/1250 Recapture. If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

(c) Allocations Respecting Section 704(c) and Revaluations; Curative Allocations Resulting from the Ceiling Rule. Notwithstanding paragraph (b) hereof, Tax Items with respect to Partnership property that is subject to Code Section 704(c) and/or Regulation Section 1.704-1(b)(2)(iv)(f) (collectively “Section 704(c) Tax Items”) shall be allocated in accordance with said Code section and/or Regulation Section 1.704-1(b)(4)(i), as the case may be. The allocation of Tax Items shall be in accordance with the “traditional method” set forth in Treas. Reg. §1.704-3(b)(1), unless otherwise determined by the General Partner, and shall be subject to the ceiling rule stated in Regulation Section 1.704-3(b)(1). The General Partner is authorized to specially allocate Tax Items (other than Section 704(c) Tax Items) to cure for the effect of the ceiling rule. The intent of this Section 3(c) is that each Partner who contributed to the capital of the

EX B-7

Partnership a partnership interest in an existing Property Partnership will bear, through reduced allocations of depreciation and increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain and this Section 3(c) shall be interpreted consistently with such intent.

4. Allocations Upon Final Liquidation.

With respect to the fiscal year in which the final liquidation of the Partnership occurs in accordance with Section 7.2 of the Agreement, and notwithstanding any other provision of Sections 1, 2, or 3 hereof, items of Partnership income, gain, loss and deduction shall be specially allocated to the Preferred Units in a manner necessary to cause the Partners’ capital accounts attributable to their Preferred Units to equal the amounts that will be distributed in respect of the Preferred Units under Section 7.2. Any such allocations shall be made first from items of income constituting Operating Income or Operating Loss, and only thereafter from items of income constituting Liquidating Gains or Liquidating Losses.

EX B-8

EXHIBIT C

Obligated Partners

Exhibit C

Protected Amounts

Obligated Partner	Protected Amount*
Cache Valley Mall Partnership, Ltd.		$5,029,114
Burke Cloward		$0
James Cordano		$500,000
Gregory Curtis		$31,396
Fairfax Holding, LLC		$81,333,944
Rex & Barbara Frazier Family Trust		$1,130,001
Michael C. Frei		$334,774
Hall Investment Company		$0
Kenneth G. Hansen Trust		$0
King American Hospital		$466,600
Warren P. King		$1,412,628
Paul K. Mendenhall		$87,946
North Plains Development Co., Ltd.		$5,517,829
Carl E. Olson		$394,673
Martin G. Peterson		$664,359
Pine Ridge Land Company, Ltd.		$435,213
Price Fremont Company, Ltd.		$1,067,104
Deidra Price		$0
John Price		$2,144
Steven Price		$293,090
Red Cliff Mall Investment Company, Ltd.		$1,171,766
Philip P. Taylor		$0
Jennifer Wallin		$0
Lena Wilcher Revocable Trust		$0
Koury Corporation	$	An amount up to: 99,678,228.70

*	Protected Amounts are subject to adjustment as provided by the Tax Matters Agreements

EX C-1

EXHIBIT C

Form of Amended & Restated Bylaws

FIFTH AMENDED AND RESTATED

BYLAWS

OF

GGP INC.

Effective [            ], 2018

FIFTH AMENDED AND RESTATED

BYLAWS

OF

GGP INC.

(Effective [            ], 2018)

ARTICLE I

STOCKHOLDERS

SECTION 1. Stockholder Meetings.

(a) The annual meeting of stockholders of GGP Inc. (the “Corporation”) for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date, time and place, if any, within or without the State of Delaware, as the Board of Directors shall determine.

(b) A special meeting of the stockholders for any purpose or purposes may be called only by the Board of Directors.

SECTION 2. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and any other information required by law to be included in the notice. Unless otherwise provided by law, the Corporation’s Certificate of Incorporation, as it may be amended, restated or amended and restated from time to time (the “Certificate of Incorporation”), or these amended and restated bylaws (the “Bylaws”), the notice of any meeting shall be given (including pursuant to electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) not less than ten (10) nor more than sixty (60) days prior to the date of the meeting to each stockholder of record entitled to vote at such meeting and shall otherwise comply with applicable law. If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. If notice is given by electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL. Any previously scheduled meeting of the stockholders may be postponed or rescheduled, and (unless the Corporation’s Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors.

SECTION 3. Quorum and Adjournment. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), present in person or by proxy, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The chairman of the meeting may from time to time adjourn any meeting, whether or not there is such a quorum. Notice of any such adjourned meeting need not be given if the time and place of the adjourned meeting is announced at the meeting such adjournment is taken; provided, however, that notice shall be provided in accordance with applicable law if the meeting is adjourned for more than 30 days or as otherwise required by law. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 4. Organization. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors (the “Chairman”), or if none or in the Chairman’s absence, the Lead Director, or if none or in the Lead Director’s absence, the Vice-Chairman, or if none or in the Vice-Chairman’s absence, the Chief Executive Officer, or in the Chief Executive Officer’s absence, a Vice-President, or, if none of the foregoing is present, by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint any person present and capable of acting as secretary of such a meeting to act as secretary of the meeting.

SECTION 5. Voting; Proxies; Required Vote.

(a) At each meeting of stockholders, every stockholder entitled to vote at such meeting shall be entitled to vote in person or by proxy appointed in accordance with applicable law (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period). In all matters presented to the stockholders at a meeting at which a quorum is present, other than the election of directors which shall be governed by Section 8 of this Article I, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority in voting power of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders. Voting at meetings of stockholders need not be by written ballot.

Notwithstanding anything to the contrary set forth in these Bylaws, the non-binding advisory vote, pursuant to Section 14A(a)(2) of the Exchange Act, and the rules and regulations promulgated thereunder, in each case, as amended, with respect to the determination as to whether the advisory vote on executive compensation shall occur every one (1), two (2) or three (3) years, to the extent required, shall be decided by a plurality of the votes cast among three alternatives; provided that for purposes of any vote required pursuant to this sentence, neither abstentions nor broker non-votes shall count as votes cast.

(b) When specified business is to be voted on by a class or series of stock voting as a class, the affirmative vote of the holders of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class, unless otherwise provided in the Certificate of Incorporation or these Bylaws.

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SECTION 6. Inspectors. The Board of Directors, in advance of any meeting, may, but need not unless required by law, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not unless required by law, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

SECTION 7. Notice of Stockholder Nominations and Other Business.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors, or (C) by any stockholder of the Corporation who (i) was a stockholder of record of the Corporation at the time the notice provided for in this Section 7 is delivered to the Secretary of the Corporation and at the time of the annual meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this Section 7 as to such business or nomination. Except as provided by clause (a)(4) of this Section 7, clause (C) of the preceding sentence shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, in each case, as amended (the “Exchange Act”) and included in the Corporation’s proxy statement) at an annual meeting of stockholders.

(2) Without qualification or limitation of any other requirement, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 7, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall

3

be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day nor later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, not later than the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(3) To be in proper form, a stockholder’s notice delivered pursuant to this Section 7 must set forth: (A) as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and, if applicable, the beneficial owner of the shares held of record by such stockholder (the “Beneficial Owner”), if any, and their respective affiliates, or others acting in concert therewith, on the one hand, and each proposed nominee, and such persons’ respective affiliates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any Beneficial Owner, if any, or any affiliate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (B) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the Beneficial Owner, if any, on whose behalf the proposal is made, and a description of all agreements, arrangements and understandings between such stockholder and Beneficial Owner, if any, (including their names) in connection with the proposal of such business by such stockholder; and (C) as to the stockholder giving the notice and the Beneficial Owner, if any, (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such Beneficial Owner, if any, (ii) (a) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such Beneficial Owner, (b) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (c) any short

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interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed have a short interest of such stockholders and Beneficial Owner, if any, in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (d) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and Beneficial Owner, if any, that are separated or separable from the underlying shares of the Corporation and (e) any proportionate interest in shares of the Corporation held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such Beneficial Owner, if any, any of their respective affiliates, and any others acting in concert with any of the foregoing with respect to such nomination or proposal, (iv) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (v) a representation whether the stockholder or the Beneficial Owner, if any, intends to be or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding Voting Stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination, and (vi) any other information relating to such stockholder and Beneficial Owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act. In addition, the stockholder’s notice with respect to the election of directors must include, with respect to each nominee for election or reelection to the Board of Directors, the completed and signed questionnaire, representation and agreement required by Section 9 of this Article I. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding the foregoing, the information required by clauses (a)(3)(C)(ii) and (a)(3)(C)(iii) of this Section 7 shall be updated by such stockholder and Beneficial Owner, if any, not later than ten (10) days after the record date for the meeting to disclose such information as of the record date.

(4) Pursuant to an agreement by and between the Corporation and Brookfield Properties, Inc., a Delaware corporation (“BPI”), BPI is entitled to designate candidates for election to each directorship subject to election at any meeting of stockholders of the Corporation (each, a “Designee”). Notwithstanding anything to the contrary in these Bylaws, unless otherwise prohibited by law (i) if the Corporation solicits proxies with respect to the election of directors, the Corporation shall be required to include in the Corporation’s proxy materials (including any form of proxy it distributes), each Designee designated in accordance with such agreement and (ii) the provisions of these Bylaws that otherwise restrict or prohibit the nomination or election of candidates for director election (including, without limitation, the other provisions of this Section 7) shall not apply to any Designee.

(5) Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 7 to the contrary, in the event that the number of directors to be elected to

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the Board of Directors of the Corporation at an annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (a)(2) of this Section 7 and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or a committee thereof, or (2) provided, that the Board of Directors or such committee have determined that a purpose of the meeting is to elect directors, by any stockholder of the Corporation who (i) is a stockholder of record of the Corporation at the time the notice provided for in this Section 7 is delivered to the Secretary of the Corporation and at the time of the special meeting, (ii) is entitled to vote at the meeting and upon such election, and (iii) complies with the notice procedures set forth in this Section 7 as to such nomination. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(3) hereof with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by these Bylaws) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed to be elected at such meeting. In no event shall an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of

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the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(d) General.

(1) Except as otherwise expressly provided under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 7 and the Certificate of Incorporation shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 7. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the person presiding at the meeting of stockholders shall have the power and duty (a) to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 7 (including whether the stockholder or Beneficial Owner, if any, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(3)(C)(v) of this Section 7) and (b) if the presiding person determines that any proposed nomination or other business was not made or proposed in compliance with this Section 7, to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 7, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business, such nomination shall be disregarded and such proposed other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 7, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

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(2) For purposes of this Section 7, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding anything to the contrary in the foregoing provisions of this Section 7, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 7; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 7 (including clause (a)(1)(C) and paragraph (b) hereof), and compliance with clause (a)(1)(C) and paragraph (b) of this Section 7, or paragraph (a)(4) of this Section 7 in the case of Designees, shall be the exclusive means for a stockholder to make nominations or submit other business, as applicable (other than matters or nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act). Nothing in this Section 7 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or (B) of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation (“Preferred Stock”) to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

SECTION 8. Required Vote for Election of Directors.

(a) Except as otherwise provided pursuant to the Certificate of Incorporation or these Bylaws and except as provided by Section 12 of Article II with respect to the filling of vacancies, directors shall be elected by a majority of votes cast by the shares represented at a meeting of stockholders and entitled to vote thereon, a quorum being present at such meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes cast by the shares represented at such meeting. A “majority of votes cast” means that the number of votes cast “for” the election of the nominee exceeds fifty percent (50%) of the total number of votes cast “for” and “against” the election of that nominee. Stockholders shall also be provided the opportunity to abstain from voting with respect to the election of a director. In voting on the election of directors, abstentions, broker non-votes and shares present but not voted in respect of the election of a director shall not be considered as votes cast. An election shall be considered “contested” if the number of nominees for election is greater than the number of directors to be elected. For purposes hereof, the number of nominees shall be determined as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation. Each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, retirement, or removal from office.

(b) If a nominee for director who is an incumbent director does not receive a majority of the votes cast for his or her election in an election that is not a contested election, the director shall promptly tender such director’s resignation to the Board of Directors contingent on acceptance of that resignation by the Board of Directors in accordance with the policies and procedures adopted by the Board of Directors for such purpose. Upon receipt of such

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resignation, the Nominating and Governance Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Nominating and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders a resignation shall not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board of Directors with respect to such resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until such director’s successor is duly elected, or such director’s earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to these Bylaws, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article II, Section 12 of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Article II, Section 2 of these Bylaws.

SECTION 9. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Article I, Section 7 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) will abide by the requirements of Article I, Section 8 of these Bylaws, (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law as it presently exists or may hereafter be amended, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (D) would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

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ARTICLE II

BOARD OF DIRECTORS

SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

SECTION 2. Qualification; Number; Term; Remuneration.

(a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”) shall be fixed from time to time exclusively by action of the Board of Directors. The directors may select one director to be its Chairman.

(b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier death, resignation, retirement, or removal.

(c) Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and directors who are not employees of the Corporation may be paid a fixed sum for attendance at each meeting of the Board of Directors and each meeting of a committee of the Board of Directors on which such director serves or a stated salary as director or such other compensation scheme (which may include awards of stock, options, or other incentive awards) as the Compensation Committee of the Board of Directors determines from time to time. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for committee service.

SECTION 3. Quorum and Manner of Voting. Except as otherwise provided by law or in these Bylaws, a majority of the Whole Board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

SECTION 4. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

SECTION 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

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SECTION 6. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman, Lead Director, President, Chief Executive Officer or by any two (2) of the directors then in office.

SECTION 7. Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each special meeting of the Board of Directors shall be given to each director by mail, personal delivery, electronic transmission or telephone at least twenty-four (24) hours before the meeting; provided, however, if notice is sent by United States Mail, it shall be deposited in the United States Mail at least five (5) days before the meeting. Notice shall be deemed to be given at the time of mailing. Notice need not be given to any director who waives such notice, whether before or after the meeting, or who attends the meeting without protesting prior thereto or at its commencement, the lack of notice to him.

SECTION 8. Chairman of the Board of Directors. Except as otherwise provided by law, the Certificate of Incorporation, or in Section 9 of this Article II, the Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 9. Lead Director. At any time, a Lead Director may be selected by the independent directors (within the meaning of the listing standards of the New York Stock Exchange or the principal stock exchange on which the Corporation’s stock is listed). If the Chairman of the Board of Directors is not present or has a conflict, the Lead Director shall chair meetings of the Board of Directors. The Lead Director shall also perform such other duties as may be assigned to the Lead Director by these Bylaws or the Board of Directors.

SECTION 10. Organization. At all meetings of the Board of Directors, the Chairman, or if none or in the Chairman’s absence or inability to act, the Lead Director, or if none or in the Lead Director’s absence or inability to act, the Chief Executive Officer if also a member of the Board of Directors, or in the Chief Executive Officer’s absence or inability to act, any Vice-President who is a member of the Board of Directors, or if none or in such Vice-President’s absence or inability to act, a chairman chosen by the directors shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

SECTION 11. Resignation. Any director may resign at any time upon notice to the Corporation and, except for a resignation tendered pursuant to Section 8(b) of Article I, such resignation shall take effect upon receipt thereof by the Chief Executive Officer or Secretary, unless otherwise specified in the resignation.

SECTION 12. Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, if any outstanding, newly created directorships resulting from any increase in the authorized number of directors may only be filled by a majority of the Board of Directors then in office, provided, that a quorum is present, unless the Board of Directors determines that such directorships should be filled by the

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affirmative vote of the stockholders of record of at least a majority of the Voting Stock, and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may only be filled by the majority vote of the remaining directors in office, even if less than a quorum is present. No change in the number of authorized directors constituting the Whole Board shall shorten or increase the term of any incumbent director.

SECTION 13. Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 14. Action by Unanimous Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing (which may be provided by electronic transmission), and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

COMMITTEES

SECTION 1. Appointment. From time to time the Board of Directors may designate any committee or committees, each committee to consist of one (1) (or such other minimum number, if any, mandated by law and the applicable listing requirements of the New York Stock Exchange (or the principal stock exchange on which the Corporation’s stock is listed), as in effect from time to time) or more directors of the Corporation for any purpose or purposes, to the extent lawful, which shall have powers as shall be permitted by law and determined and specified by the Board of Directors by resolution, including the following committees:

(a) an Executive Committee, which shall have such authority as has been or shall be as permitted by law and delegated by the Board of Directors and shall advise the Board of Directors from time to time with respect to such matters as the Board of Directors shall direct; and

(b) an Audit Committee, a Compensation Committee and a Nominating & Governance Committee, each of which shall have such authority as permitted by law and (i) as has been or shall be set forth in the charter for such committee (as in effect from time to time and approved by the Board of Directors), which authority shall at all times be not less than that mandated by law and the applicable listing requirements of the New York Stock Exchange (or the principal stock exchange on which the Corporation’s stock is listed), and (ii) as shall otherwise be delegated by the Board of Directors.

The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee, provided, that each committee shall consist of at least such minimum number of directors, if any, mandated by law and the applicable listing requirements of the New York Stock Exchange (or the principal stock exchange on which the

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Corporation’s stock is listed), as in effect from time to time. Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.

SECTION 2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the directors then serving on a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors. Unless otherwise provided in the resolutions of the Board of Directors creating a committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to the subcommittee any or all of the powers of the committee. The provisions of this Sections 2, 3 and 4 of this Article III shall apply to subcommittees.

SECTION 3. Action by Unanimous Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing (which may be provided by electronic transmission), and such writing or writings are filed with the minutes of proceedings of the committee.

SECTION 4. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

OFFICERS

SECTION 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a Chief Executive Officer and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the Chief Executive Officer. Any two or more offices may be held by the same person; provided, however, no person shall simultaneously hold the offices of Chief Executive Officer and Secretary.

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SECTION 2. Term of Office and Remuneration. The term of office of all officers shall be one year or until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by a vote of the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3. Resignation; Removal. Any officer may resign at any time upon notice to the Corporation and such resignation shall take effect upon receipt thereof by the Chief Executive Officer or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by a vote of the Board of Directors.

SECTION 4. Chief Executive Officer. The Chief Executive Officer shall have such duties as customarily pertain to that office. The Chief Executive Officer shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers and may appoint and remove assistant officers and other agents and employees other than officers referred to in Section 1 of this Article IV.

SECTION 5. Vice-President. A Vice-President shall have such other authority as from time to time may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 6. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 7. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 8. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

SECTION 9. Other Officers. The Board of Directors may elect other officers from time to time, and vest such officers with such powers and duties, as the Board of Directors may deem proper.

ARTICLE V

BOOKS AND RECORDS

SECTION 1. Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class or series of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary or by such officer or agent as shall be designated by the Board of Directors.

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SECTION 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered (a) personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation, or (b) any other method permitted by applicable law and rules and regulations of the SEC as they presently exist or may hereafter be amended.

SECTION 3. Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

STOCK

SECTION 1. Stock; Signatures. Shares of the Corporation’s stock shall be evidenced by certificates provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution or the issuance of shares in uncertificated form shall not affect shares already represented by a certificate until such certificate is surrendered to the Corporation. Every holder of shares of stock in the Corporation that is represented by certificates shall be entitled to have a certificate certifying the number of shares owned by him in the Corporation and registered in certificated form. Stock certificates shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, representing the number of shares registered in

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certificated form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented by certificated or uncertificated shares, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

SECTION 2. Transfers of Stock. Transfers of shares of stock of the Corporation shall be made on the books of the Corporation after receipt of a request with proper evidence of succession, assignation, or authority to transfer by the record holder of such stock, or by an attorney lawfully constituted in writing, and in the case of stock represented by a certificate, upon surrender of the certificate. Subject to the foregoing and the requirements of applicable law, the Board of Directors may make such rules and regulations as it shall deem necessary or appropriate concerning the issue, transfer and registration of shares of stock of the Corporation, and to appoint and remove transfer agents and registrars of transfers.

SECTION 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip or warrants in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, and such scrip or warrant shall not entitle the holder to any rights of a stockholder except as therein provided.

SECTION 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or the legal representative thereof, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificated or uncertificated shares.

SECTION 5. Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of any certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates

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pursuant to this Section 5 or otherwise required by law or with respect to this Section 5 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

ARTICLE VII

DIVIDENDS

Except as otherwise provided by law or the Certificate of Incorporation (including the terms of any Preferred Stock provided for therein), the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

ARTICLE VIII

RATIFICATION

Except as otherwise provided by law, any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, nondisclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Except as otherwise provided by law, such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE IX

CORPORATE SEAL

The Corporation may have a corporate seal that has the name of the Corporation and the year of its incorporation inscribed thereon, and that shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or

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causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal. Affixing the corporate seal shall not be required for the validity of any contract or agreement, deed, promissory note or other document executed and delivered by the Corporation, except as otherwise required by law.

ARTICLE X

FISCAL YEAR

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

ARTICLE XI

WAIVER OF NOTICE

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, the person or persons entitled to said notice may waive such notice, whether before or after the time stated therein. Notice shall also be deemed waived by any person who attends a meeting without protesting prior thereto or at its commencement, the lack of notice to him.

ARTICLE XII

BANK ACCOUNTS, DRAFTS, CONTRACTS, ETC.

SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the chief financial officer, the Treasurer or any person designated by said chief financial officer or Treasurer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as such person may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said chief financial officer, or other person so designated by the Treasurer.

SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances. Except as otherwise provided by the Board of Directors or the Chief Executive Officer, any officer of the Corporation may execute and deliver any deed, bond, mortgage, contract or other obligation or instrument on behalf of the Corporation.

SECTION 3. Proxies; Powers of Attorney; Other Instruments. The Chief Executive Officer, the Treasurer or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock or

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other securities by the Corporation. The Chief Executive Officer, the Treasurer or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders or other equity holders of any company in which the Corporation may hold stock or other securities, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock or other securities at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4. Financial Reports. The Board of Directors may appoint the chief financial officer, the Treasurer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

SECTION 1. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (a “Covered Person”) who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (a “proceeding”), by reason of the fact that such Covered Person, or a person for whom he or she is the legal representative, is or was, at any time during which these Bylaws are in effect or any time prior thereto (whether or not such Covered Person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation (including, for the purposes of this Article XIII, any predecessor of the Corporation absorbed by the Corporation in a consolidation, merger or reorganization), or has or had agreed to become a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, against all liability and loss suffered (including, without limitation, any judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred by such Covered Person in connection with such proceeding to the fullest extent permitted by law, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators, and the Corporation may enter into agreements with any such person for the purpose of providing for such indemnification. For purposes of this Article XIII, a director or officer of the Corporation serving as a director, officer, trustee, employee or agent or in any other capacity (a) at a company of which the Corporation owns, directly or indirectly, a

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majority of the shares or other interests entitled to vote in the election of its directors or the members of a comparable governing body or (ii) at an employee benefit plan of the Corporation or of any such company described in clause (a) shall be deemed to have served in such capacity at the request of the Corporation. Except as otherwise provided in this Article XIII, and other than proceedings to enforce rights conferred by the Certificate of Incorporation or this Article XIII, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article XIII shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred by a Covered Person in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within sixty (60) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the following paragraph of Section 1 of this Article XIII); provided, however, that the payment of such expenses incurred by a director or officer (or a former director or officer) in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that the Covered Person is not entitled to be indemnified by the Corporation for such expenses under this Article XIII or otherwise. The rights conferred upon Covered Persons in this Article XIII shall be contract rights that vest at the time of such person’s service to or at the request of the Corporation and such rights shall continue as to a Covered Person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

To obtain advancement or indemnification under this Article XIII, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to advancement or indemnification. Upon written request by a claimant for indemnification pursuant to the immediately preceding sentence, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by a majority vote of the Disinterested Directors (as hereinafter defined) even though less than a quorum, (ii) by a committee of Disinterested Directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no Disinterested Directors, or if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iv) by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two (2) years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” (as defined below), in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within sixty (60) days after such

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determination. As used herein, “Change in Control” means the happening of any of the following events: (A) any Person (as hereinafter defined) acquires Beneficial Ownership (as hereinafter defined) of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Stock; (B) consummation of a Business Combination (as hereinafter defined), unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the Beneficial Owners of the outstanding Voting Stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the issued and outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a company that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the voting power of the Voting Stock, and (y) no Person Beneficially Owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the issued and outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity; (C) approval by the stockholders of the Corporation of a liquidation or dissolution of the Corporation; or (D) individuals who, as of November 9, 2010, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (provided, however, that any individual whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least a majority of the directors comprising the incumbent Board of Directors as of such election or nomination, shall be considered as though such individual were a member of the Incumbent Board). In this paragraph, the terms (I) “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” are used as defined in Rules 13d-3 and 13d-5 of the Exchange Act (but without taking into account any contractual restrictions or limitations on voting or other rights), (II) “Business Combination” means (a) any merger, consolidation, share exchange or similar business combination transaction involving the Corporation with any Person or (b) the sale or other disposition by the Corporation of all or substantially all of its assets; and (III) “Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

SECTION 2. If a claim for advancement or indemnification under this Article XIII is not paid in full within sixty (60) days after a written claim pursuant has been received by the Corporation, the claimant may at any time thereafter file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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SECTION 3. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred on any Covered Person by this Article XIII (i) shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a Covered Person’s service occurring prior to the date of such termination. The Corporation may enter into agreements providing for indemnity of or advancement of expenses to a director or officer containing such provisions further to the provisions of this Article XIII as the Board of Directors determines is in the best interests of the Corporation. However, notwithstanding the foregoing, the Corporation’s obligation to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, enterprise or nonprofit entity shall be reduced by any amount such person has collected as indemnification from such other corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity, or other enterprise; and, in the event the Corporation has fully paid such expenses, the Covered Person shall return to the Corporation any amounts subsequently received from such other source of indemnification.

Any repeal, other termination, amendment, alteration or modification of the provisions of this Article XIII that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or such person’s successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged act or omission occurring prior thereto while such a person was a director or officer of the Corporation or any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

SECTION 4. This Article XIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and advance expenses (on substantially similar terms and subject to the same obligations as those set forth in Sections 1 through 3 of this Article XIII) to persons other than Covered Persons when and as authorized by the Board of Directors. In addition, the Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a Covered Person and any employee or agent of the Corporation or its subsidiaries against any liability, expense or loss asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or obligation to indemnify such person against such liability, expense or loss.

SECTION 5. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article XIII (including, without limitation, each portion of any paragraph of this Article XIII containing any such provision held to be invalid,

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illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article XIII (including, without limitation, each such portion of any paragraph of this Article XIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 6. For purposes of this Article XIII:

(1) “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(2) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and indemnification issues and neither presently is, nor in the past five years has been, retained to represent: (i) the Corporation or the claimant in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article XIII.

SECTION 7. Any notice, request or other communication required or permitted to be given to the Corporation under this Article XIII shall be in writing and either delivered in person or sent by telecopy, telex, telegram, other electronic transmission, courier or delivery service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE XIV

AMENDMENTS

The Board of Directors shall have power to amend, modify or repeal these Bylaws or adopt any new provision authorized by the laws of the State of Delaware in force at such time. The stockholders of the Corporation shall have the power to amend, modify or repeal these Bylaws, or adopt any new provision authorized by the laws of the State of Delaware in force at such time, at a duly called meeting of the stockholders; provided, that notice of the proposed adoption, amendment, modification or repeal was given in the notice of the meeting. These Bylaws may be amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding Voting Stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

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EXHIBIT D

Form of Rights Agreement

BROOKFIELD ASSET MANAGEMENT INC.

and

[●]

Rights Agent

RIGHTS AGREEMENT

Dated as of [●], 2018

RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is dated as of [●], 2018 between Brookfield Asset Management Inc., a corporation organized under the laws of Ontario, Canada (“BAM”), and [●] (the “Rights Agent”).

WHEREAS, concurrently with the effective time of the merger (the “Merger Effective Time”) contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Brookfield Property Partners L.P., a Bermuda limited partnership (“BPY”), GGP Merger Sub Corp., a Delaware corporation, and GGP Inc., a Delaware corporation (the “Company”), certain Affiliates of BAM will become service providers to the Company and certain of the Company’s Affiliates pursuant to a Master Services Agreement to be entered into effective as of such date;

WHEREAS, prior to the Merger Effective Time, the Company will (i) file the Company Charter with the Secretary of State of the State of Delaware authorizing, among other things, the issuance by the Company of shares of class A stock, par value $0.01 per share (the “Class A Stock”) and (ii) thereafter, declare and pay a special dividend, which will be comprised in part of shares of Class A Stock, to the holders of record of the Company’s common stock in accordance with the terms of the Merger Agreement (the “Pre-Closing Dividend”);

WHEREAS, pursuant to the terms of the Company Charter, each Class A Shareholder has the right (the “Exchange Right”) to require the Company to exchange all or a portion of the Class A Shares held by such Class A Shareholder (such Class A Shares being hereafter referred to as “Subject Class A Shares” and such exchanging Class A Shareholder, the “Exchanging Class A Shareholder”) for the Cash Amount in accordance with the terms and conditions of the Company Charter;

WHEREAS, Brookfield Properties, Inc., a Delaware corporation (“BPI”), may, in its sole and absolute discretion (including by means of a standing resolution adopted by the board of directors of BPI, which may be amended or withdrawn at any time) elect to satisfy the Company’s Exchange Right obligation and acquire the Subject Class A Shares from such Exchanging Class A Shareholder in exchange for the BPY Units Amount, in accordance with the terms and conditions of the Company Charter;

WHEREAS, as part of the consideration for the entry by BAM into the Master Services Agreement with the Company, BAM is willing to provide for the delivery of the BPY Units Amount or, in its sole election, the Cash Amount to satisfy the Class A Shareholders’ Secondary Exchange Right in the event that, in connection with any Subject Class A Shares, (i) the Company has not satisfied its Exchange Right obligation under the Company Charter by delivering the Cash Amount on the Specified Exchange Date and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Shares from the Exchanging Class A Shareholder in exchange for the delivery of the BPY Units Amount pursuant to the Company Charter on the Specified Exchange Date;

WHEREAS, the Rights Agent desires to serve as agent for the Class A Shareholders with respect to the administration of the Secondary Exchange Rights; and

WHEREAS, BAM and the Rights Agent desire to set forth their rights and obligations with respect to the Secondary Exchange Rights and the delivery of the BPY Units Amount or, at BAM’s sole election, the Cash Amount in satisfaction of the Secondary Exchange Rights.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions.

For purposes of this Agreement, the following terms have the meanings indicated:

“Affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement, including, for the avoidance of doubt, any future Affiliates.

“Agreement” shall have the meaning set forth in the recitals.

“Applicable Procedures” means, with respect to any transfer of securities that are held through DTC or another Depositary, the rules and procedures of DTC or such other Depositary, as applicable, that apply to such transfer or exchange.

“BAM” shall have the meaning set forth in the recitals.

“BPI” shall have the meaning set forth in the recitals.

“BPY” shall have the meaning set forth in the recitals.

“BPY Reference Property” shall have the meaning as provided in the Company Charter.

“BPY Specified Event” shall have the meaning as provided in the Company Charter.

“BPY Unit” shall mean a limited partnership interest in BPY representing a fractional part of all the limited partner interests in BPY as outstanding on the date hereof (or any other class of equity security of BPY into which the limited partnership interests in BPY may be converted after the date hereof), which is designated as a “Unit”, and shall include any limited partnership interest or other equity interest of BPY or any successor to BPY into which such BPY Unit is converted or for which such Unit is exchanged.

“BPY Unit Convertible” shall mean any security, including, for the avoidance of doubt and without limitation, redemption-exchange units of Brookfield Property L.P., convertible into or redeemable for BPY Unit(s), provided such conversion or redemption right is freely and immediately exercisable by the holder thereof at any time.

“BPY Unit of Reference Property” shall have the meaning as provided in the Company Charter.

“BPY Unit Value” shall have the meaning as provided in the Company Charter.

“BPY Unit Release Price” shall mean, as of the date of withdrawal of any BPY Unit or BPY Unit Convertible from the Collateral Account, an amount in cash or Cash Equivalents equal to one hundred and fifty percent (150%) of the BPY Unit Value of such BPY Units or the BPY Unit Value of the number of BPY Units into which such BPY Unit Convertible may be converted or redeemed for, as of such date.

“BPY Units Amount” shall have the meaning as provided in the Company Charter.

“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the state of Delaware are authorized or obligated by law or executive order to close.

“Cash Amount” shall have the meaning as provided in the Company Charter.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state maturing within one year from the date of acquisition thereof and having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) dollar denominated time deposits, certificates of deposit and bankers acceptances of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a combined capital and surplus of at least $1,000,000,000 with maturities of not more than one year from the date of acquisition, (iv) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“Class A Share” shall mean a share of Class A Stock.

“Class A Shareholder” shall mean any holder of at least one Class A Share.

“Class A Stock” shall have the meaning set forth in the recitals.

“Close of Business” on any given date shall mean 5:00 P.M., Wilmington, Delaware time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Wilmington, Delaware time, on the next succeeding Business Day.

“Collateral Account” shall have the meaning as provided in Section 8.

“Collateral Account Balance” shall mean the aggregate of the Collateral Account BPY Unit Balance and the Collateral Account Cash Balance.

“Collateral Account BPY Unit Balance” shall mean, as of any date, (i) the number of BPY Units in the Collateral Account plus (ii) the number of BPY Units issuable upon conversion or redemption of BPY Unit Convertibles in the Collateral Account as of such date.

“Collateral Account Cash Balance” shall mean, as of any date, a number of BPY Units (rounded down to the nearest whole unit) equal to the quotient of (i) the aggregate amount of cash and Cash Equivalents in the Collateral Account divided by (ii) the BPY Unit Value as of such date.

“Company” shall have the meaning set forth in the recitals.

“Company Charter” shall mean the Third Amended and Restated Certificate of Incorporation of the Company, to be filed with the Secretary of State of the State of Delaware substantially in the form attached hereto as Exhibit A (which, for the avoidance of doubt, is identical to Exhibit A to the Merger Agreement), as amended from time to time following the Merger Effective Time in accordance with its terms.

“Company Notice” shall mean a written notice delivered by the Company to the Rights Agent and BAM, with respect to any Subject Class A Share, that (i) the Company has not satisfied its obligation under subsection C(3)(a) of Article IV of the Company Charter with respect to such Subject Class A Share by delivering the Cash Amount on the applicable Specified Exchange Date and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BPY Units Amount in exchange therefor pursuant to subsection C(3)(b) of Article IV of the Company Charter on the Specified Exchange Date.

“Conversion Factor” shall have the meaning as provided in the Company Charter.

“Depositary” means a clearing agency registered under the Exchange Act.

“DTC” means The Depository Trust Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Right” shall have the meaning set forth in the recitals.

“Exchanging Class A Shareholder” shall have the meaning set forth in the recitals.

“Exchanging Class A Shareholder Notice” shall mean a written notice in substantially the form attached hereto as Exhibit D delivered by a Class A Shareholder to the Rights Agent and BAM, with respect to any Subject Class A Share, that (i) the Company has not satisfied its obligation under subsection C(3)(a) of Article IV of the Company Charter by delivering the Cash Amount on the applicable Specified Exchange Date and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BPY Units Amount in exchange therefor pursuant to subsection C(3)(b) of Article IV of the Company Charter on the applicable Specified Exchange Date.

“Final Expiration Date” shall mean the twentieth (20th) anniversary of the Merger Effective Time, as the same may be extended in accordance with Section 24 of this Agreement.

“Merger Agreement” shall have the meaning set forth in the recitals.

“Merger Effective Time” shall have the meaning set forth in the recitals.

“Participant” means, with respect to a Depositary, a Person who has an account with the Depositary.

“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Pre-Closing Dividend” shall have the meaning set forth in the recitals.

“Registered BPY Unit” shall have the meaning set forth in Section 9.

“Required Collateral Account Balance” shall mean, as of a particular date, a number of BPY Units equal to the product of (i) the total number of shares of Class A Stock outstanding on such date, excluding Class A Shares owned by BAM or its Affiliates, multiplied by (ii) the Conversion Factor in effect on such date.

“Required Collateral Account Cash Balance” shall mean, as of a particular date, the product of (i)(a) the Required Collateral Account Balance minus (b) the Collateral Account BPY Unit Balance, multiplied by (ii) one hundred and twenty-five percent (125%) of the BPY Unit Value as of such date.

“Rights Agent” shall have the meaning set forth in the recitals.

“Secondary Exchange Right” shall have the meaning as provided in the Company Charter.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Exchange Date” shall have the meaning as provided in the Company Charter.

“Subject Class A Shares” shall have the meaning set forth in the recitals.

Section 2. Appointment of Rights Agent.

The Rights Agent is hereby appointed to act as agent for the holders of the Secondary Exchange Rights, as a class and not individually, in accordance with the express terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The obligations of the Rights Agent hereunder shall become effective as of the first issuance of Class A Shares by the Company. The Rights Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document (including, without limitation, the Company Charter, the Class A Shares or the Merger Agreement) other than this Agreement, except to the extent that defined terms set forth in the Company Charter are expressly incorporated herein, whether or not an original or a copy of such agreement, instrument, or document has been provided to the Rights Agent; and the Rights Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. Except to the extent that defined terms set forth in the Company Charter are expressly incorporated herein, references in this Agreement to any other agreement, instrument, or document are for the convenience of the parties and the Rights Agent has no duties or obligations with respect thereto.

Section 3. Secondary Exchange Rights.

(a) The Secondary Exchange Rights are a part of the terms of the Class A Shares and shall not be transferred or assigned separate or apart from the Class A Shares. The Secondary Exchange Rights shall not be separately evidenced. Any sale, transfer, assignment or other disposition of a Class A Share shall also constitute the sale, transfer, assignment or other disposition of the Secondary Exchange Rights associated with such Class A Share.

(b) Physical certificates for Class A Shares, if any, which become outstanding prior to the Close of Business on the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

This certificate also evidences and entitles the holder hereof to certain Secondary Exchange Rights as set forth in a Rights Agreement between Brookfield Asset Management Inc. and [●], as Rights Agent, dated as of [●], 2018, as it may from time to time be amended or supplemented pursuant to its terms (the “Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. The Company will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. The Secondary Exchange Rights are a part of the terms of the Class A Shares and shall not be transferred or assigned separate or apart from the Class A Shares.

Notwithstanding this Section 3(b), the omission of a legend shall not affect the enforceability of any part of this Agreement or the rights of any holder of the Secondary Exchange Rights.

Section 4. Satisfaction of Secondary Exchange Rights.

(a) BAM hereby agrees to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights contained in the Company Charter in accordance with the terms of this Agreement in the event that, in connection with any Subject Class A Share, (i) the Company has not satisfied its obligation under subsection C(3)(a) of Article IV of the Company Charter by delivering the Cash Amount on the applicable Specified Exchange Date and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BPY Units Amount in exchange therefor pursuant to subsection C(3)(b) of Article IV of the Company Charter on the applicable Specified Exchange Date.

(i) In accordance with the Company Charter, the Company is required to deliver a Company Notice to the Rights Agent and BAM on the Specified Exchange Date if the conditions to the exercise of the Secondary Exchange Rights set forth in the immediately preceding sentence with respect to such Subject Class A Shares have been satisfied, which Company Notice shall set forth the BPY Units Amount and the Cash Amount for such Subject Class A Shares and any wire transfer or other delivery instructions necessary to permit the Rights Agent to transfer the BPY Units or the Cash Amount to the Exchanging Class A Shareholder. If the Rights Agent shall not have received a signed written notice executed by an authorized signatory pursuant to Exhibit B attached hereto from BAM by the Close of Business on the Business Day immediately following the date the Rights Agent received the Company Notice, providing that BAM has elected, in BAM’s sole discretion, to fund the Cash Amount pursuant to Section 4(b) below, the Rights Agent shall exchange (in accordance with Section 4(e) below) each such Subject Class A Share for a number of BPY Units held in the Collateral Account equal to the BPY Units Amount for such Subject Class A Share set forth in such Company Notice and promptly, and in any event within two Business Days, deliver such BPY Units from the Collateral Account to the Exchanging Class A Shareholder; provided that if there shall not be enough BPY Units in the Collateral Account to satisfy the BPY Units Amount with respect to one of more of such Subject Class A Shares, the Rights Agent shall exchange each such Subject Class A Share for an amount of cash from the Collateral Account equal to the Cash Amount for such Subject Class A Share and promptly, and in any event within two Business Days, deliver the Cash Amount to the Exchanging Class A Shareholder. For the avoidance of doubt, if for any given exercise of the Secondary Exchange Rights under this Section 4 there are not enough BPY Units in the Collateral Account to satisfy the BPY Units Amount with respect to all Subject Class A Shares subject to such Secondary Exchange Right, the Rights Agent shall not cause any BPY Units to be exchanged with respect to any such Subject Class A Shares, and shall instead only deliver to the Exchanging Class A Shareholder the Cash Amount with respect to each such Subject Class A Share from the Collateral Account.

(ii) In the event that, in connection with any Subject Class A Share, (i) the Company has not satisfied its obligation under subsection C(3)(a) of Article IV of the Company Charter by delivering the Cash Amount on the applicable Specified Exchange Date and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BPY Units Amount in exchange therefor pursuant to subsection C(3)(b) of Article IV of the Company Charter on the applicable Specified Exchange Date, and the Company fails to deliver (to the knowledge of such

Exchanging Class A Shareholder) a Company Notice with respect to any such Subject Class A Share in accordance with Section 4(a)(i) above, (or a Company Notice is not required with respect to such exercise of Secondary Exchange Rights in accordance with subsection (C)(3)(k) of Article IV of the Company Charter) the Exchanging Class A Shareholder shall have the right to deliver, or cause to be delivered, an Exchanging Class A Shareholder Notice to the Rights Agent and BAM, which Exchanging Class A Shareholder Notice shall set forth the number of such Subject Class A Shares. On the Business Day immediately following the date of such Exchanging Class A Shareholder Notice, BAM shall provide written notice to the Rights Agent, which notice shall (i) set forth the BPY Units Amount and the Cash Amount for such Subject Class A Shares subject to such Exchanging Class A Shareholder Notice and any wire transfer or other delivery instructions necessary to permit the Rights Agent to transfer the BPY Units or the Cash Amount to the Exchanging Class A Shareholder and (ii) either (A) provide that BAM has elected, in BAM’s sole discretion, to fund the Cash Amount pursuant to Section 4(b) below with respect to such Subject Class A Shares, or (B) instruct the Rights Agent to exchange (in accordance with Section 4(e) below) each Subject Class A Share in accordance with this Section 4(a)(ii), it being understood that BAM shall not be obligated to deliver such notice to the Rights Agent if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right set forth in Section 4(a) have not been satisfied. Upon receipt of an instruction by BAM pursuant to clause (ii)(B) of the immediately preceding sentence, the Rights Agent shall exchange each such Subject Class A Share for a number of BPY Units held in the Collateral Account equal to the BPY Units Amount for such Subject Class A Share set forth in such Company Notice and, at 9:00 A.M. (Wilmington, Delaware time) on or prior to the next Business Day following receipt of such instruction from BAM, deliver such BPY Units from the Collateral Account to the Exchanging Class A Shareholder; provided that if there shall not be enough BPY Units in the Collateral Account to satisfy the BPY Units Amount with respect to one of more of such Subject Class A Shares, the Rights Agent shall exchange each such Subject Class A Share for an amount of cash from the Collateral Account equal to the Cash Amount for such Subject Class A Share and, at 9:00 A.M. (Wilmington, Delaware time) on or prior to the next Business Day following receipt of such instruction from BAM, deliver the Cash Amount to the Exchanging Class A Shareholder. The Rights Agent shall not take any action under this Section 4(a)(ii) or otherwise upon receipt of an Exchanging Class A Shareholder Notice unless BAM has instructed the Rights Agent to exchange any Subject Class A Share for a number of BPY Units or the Cash Amount, as applicable, as set forth in this Section 4(a)(ii).

(b) With respect to any Company Notice or Exchanging Class A Shareholder Notice, BAM shall have the right, in its sole and absolute discretion, to elect that the Rights Agent exchange the Subject Class A Shares for the Cash Amount for each Subject Class A Share by providing written notice of such election to the Rights Agent prior to the Close of Business on the Business Day immediately following the date the Rights Agent received the Company Notice or Exchanging Class A Shareholder Notice, as applicable, in accordance with Section 4(a)(i) and Section 4(a)(ii), as applicable. In the event that BAM shall make the election described in the immediately preceding sentence and there shall not be an amount of cash in the Collateral Account sufficient to exchange any such Subject Class A Share for the Cash Amount, BAM shall deposit an amount of cash into the Collateral Account equal to the Cash Amount with respect to each such Subject Class A Share simultaneously with the delivery of the written notice set forth in the immediately preceding sentence. In the event that BAM shall elect that the Rights Agent exchange the Subject Class A Shares for the Cash Amount pursuant to this Section 4(b), the

Rights Agent shall deliver the Cash Amount for each Subject Class A Share from the Collateral Account to the Exchanging Class A Shareholder at 9:00 A.M. (Wilmington, Delaware time) on or before the next Business Day following receipt of the written notice of such election from BAM.

(c) Any Class A Shares received by the Rights Agent pursuant to Section 4(a) or Section 4(b) shall be delivered to BAM, or at BAM’s direction, an Affiliate of BAM which was the beneficial owner of the BPY Units transferred to the Exchanging Class A Shareholder, pursuant to delivery instructions provided by BAM to the Rights Agent (which may be standing written instructions), and shall not be delivered into the Collateral Account, and thereafter BAM or such Affiliate, as applicable, shall be the beneficial owner of such Class A Shares with all rights, powers, privileges and preferences appurtenant thereto, including, without limitation, the Exchange Right. Delivery to BAM or such Affiliate pursuant to this Section 4(c) shall be accomplished by the Rights Agent instructing the transfer agent for the Class A Shares to record the transfer of the Class A Shares to, and the ownership thereof by, BAM or such Affiliate. On the first Business Day of each calendar quarter, the Rights Agent shall provide BAM with a written statement summarizing the number of Class A Shares that the Rights Agent delivered to BAM and its Affiliates in the preceding calendar quarter.

(d) Notwithstanding anything to the contrary contained in this Agreement, BAM shall be entitled to cause any of its Affiliates to take any action required to satisfy BAM’s obligations with respect to the Secondary Exchange Rights or otherwise pursuant to this Agreement; provided that nothing other than full and complete payment and performance of such obligations shall relieve BAM of such obligations.

(e) In connection with an Exchanging Class A Shareholder’s exercise of the Secondary Exchange Right with respect to any Subject Class A Shares held through DTC or another Depositary, such Exchanging Class A Shareholder shall deliver to the Rights Agent a written order from a Participant given to DTC or such other Depositary in accordance with the Applicable Procedures directing DTC or such other Depositary to cause such Subject Class A Shares to be transferred to BAM, or at BAM’s direction, an Affiliate of BAM, in accordance with Section 4(c).

Section 5. Exercise of Rights.

The Rights Agent shall cause the BPY Units Amount delivered to any Exchanging Class A Shareholder pursuant to Section 4(a) to be delivered to or upon the order of the Exchanging Class A Shareholder, registered in such name or names as such Exchanging Class A Shareholder held such Subject Class A Shares (all as set forth in the Company Notice or the Exchanging Class A Shareholder Notice, as applicable).

Section 6. Confirmation Procedures.

(a) If the BPY Units Amount or the Cash Amount to be delivered pursuant to Section 4 above is to be delivered in a name other than that in which the Class A Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the BPY Units Amount or the Cash Amount may be delivered to a Person other than the Person in whose name the Class A Shares so surrendered are registered in the stock transfer books or ledger of the Company only if such Class A Shares are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such delivery has paid to BAM (or any agent designated by BAM) any transfer taxes reasonably expected to be required by reason of the payment of the BPY Units Amount or the Cash Amount to a Person other than the registered holder of such Class A Shares, or established to the reasonable satisfaction of BAM (or any agent designated by BAM) that such transfer taxes have been paid or are otherwise not payable. Upon satisfaction of the condition in the immediately preceding sentence, BAM shall instruct the Rights Agent in writing to deliver such BPY Units Amount or Cash Amount to such other Person. Unless the Rights Agent has received such written instruction from BAM pursuant to the immediately preceding sentence prior to the delivery by the Rights Agent of the BPY Units Amount or Cash Amount with respect to such Class A Shares, the Rights Agent shall have no duty or obligation under this Section 6(a) and shall deliver or cause to be delivered the BPY Units Amount or Cash Amount to the party designated in the Company Notice without further inquiry.

(b) All Subject Class A Shares shall be delivered to the Rights Agent free and clear of all liens, claims and encumbrances whatsoever, and should any such liens, claims and encumbrances exist or arise with respect to such Subject Class A Shares, the Exchanging Class A Shareholder shall not be entitled to exercise its Secondary Exchange Rights with respect to such Subject Class A Shares. Each Exchanging Class A Shareholder will pay to BAM the amount of any tax withholding due upon the exchange of Subject Class A Shares pursuant to this Agreement and, in the event BAM elects to acquire some or all of the Subject Class A Shares from the Exchanging Class A Shareholder in exchange for the Cash Amount in accordance with Section 4(b), will authorize BAM to retain such portion of the Cash Amount as BAM reasonably determines is necessary to satisfy its tax withholding obligations. In the event BAM elects to acquire some or all of the Subject Class A Shares from the Exchanging Class A Shareholder in exchange for the BPY Units Amount, BAM may elect to either satisfy the amount of any tax withholding due upon the exchange of Subject Class A Shares by retaining BPY Units with a fair market value, as reasonably determined by BAM in good faith, equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by BAM, which amounts shall be treated as a loan by BAM to the Exchanging Class A Shareholder, in each case, unless the Exchanging Class A Shareholder, at the Exchanging Class A Shareholder’s election, has paid or has made arrangements satisfactory to BAM, in its sole discretion, to pay, the amount of any such tax withholding. BAM shall notify the Exchanging Class A Shareholder within one Business Day from the date of the Company Notice or the Exchanging Class A Shareholder Notice, as applicable, of BAM’s good faith estimate of the amount of any tax withholding due upon the exchange of the Subject Class A Shares subject to such Company Notice or the Exchanging Class A Shareholder Notice, provide the Exchanging Class A Shareholder with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid or reduce such withholding, and reasonably cooperate with the Exchanging Class A Shareholder in good faith to attempt to reduce any amounts that would otherwise be withheld pursuant to this Section 6(b); provided that any determination with respect to the withholding shall be made by BAM, in its sole discretion exercised in good faith. Notwithstanding anything to the contrary in this Section 6(b), in no event shall an Exchanging Class A Shareholder be subject to withholding both under subsection C(3)(d) of Article IV of the Company Charter and under this Section 6(b), and any amounts paid or withheld with respect to a Subject Class A

Share pursuant to subsection C(3)(d) of Article IV of the Company Charter shall be credited against and deemed to satisfy the Exchanging Class A Shareholder’s withholding obligation pursuant to this Section 6(b).

Section 7. BPY Units Record Date.

Each former Exchanging Class A Shareholder who receives the BPY Units Amount upon the exercise of the Secondary Exchange Right with respect to any Subject Class A Share pursuant to this Agreement shall for all purposes be deemed to have become the owner of the BPY Units representing the BPY Units Amount for which the Secondary Exchange Right with respect to such Subject Class A Share is exercisable as of the date upon which such Class A Shareholder’s Subject Class A Share is duly surrendered in accordance with this Agreement. Prior to such Class A Shareholder’s surrender of such Subject Class A Share in accordance with this Agreement, the Class A Shareholder shall not be entitled to any rights of a holder of such BPY Units for which the Secondary Exchange Right with respect to such Subject Class A Share shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of BPY with respect to such BPY Units. For the avoidance of doubt, any Class A Shareholder who receives the Cash Amount in satisfaction of the Secondary Exchange Right with respect to any Class A Share pursuant to this Agreement shall not be entitled to any rights of a holder of BPY Units at any time with respect to the BPY Units for which the Secondary Exchange Right with respect to such Subject Class A Share was exercisable prior to the receipt of such Cash Amount.

Section 8. Collateral Account.

(a) BAM or one or more Affiliates of BAM shall establish one or more non-interest bearing trust accounts in the name of BAM or such Affiliates that will be administered by the Rights Agent (together, the “Collateral Account”). The Rights Agent shall requisition the BPY Units Amount or the Cash Amount, as applicable, without any further action or approval from BAM, for payment to any Class A Shareholder in accordance with Section 4(a) or Section 4(b) in accordance with the terms and conditions set forth in this Agreement. BAM shall be responsible for ensuring that the Collateral Account Balance shall at times equal or exceed the Required Collateral Account Balance. Notwithstanding anything to the contrary contained in this Section 8 and subject to any additional requirements with respect to the Collateral Account Balance contained in this Section 8, in the event that the Collateral Account Balance shall at any time be less than the Required Collateral Account Balance, including, without limitation, as a result of an adjustment to the Conversion Factor or an increase in the BPY Unit Value, within two Business Days, BAM shall, or shall cause an Affiliate to, deposit into the Collateral Account either (i) a number of BPY Units or BPY Unit Convertibles or (ii) an amount of cash or Cash Equivalents, in an amount necessary to cause the Collateral Account Balance to be at least equal to the Required Collateral Account Balance. The Rights Agent shall have no duty or obligation to calculate the Required Collateral Account Balance, determine the Conversion Factor, determine if the Collateral Account Balance equals or exceeds the Required Collateral Account Balance, or determine the amounts necessary to cause the Collateral Account Balance to equal or exceed the Required Collateral Account Balance. BAM covenants and agrees that it will take all action within its control (including making requests of third parties and enforcing any contractual rights and/or obligations) to convert or redeem any BPY Unit Convertibles if necessary to satisfy any Class A Shareholder’s Secondary Exchange Right in accordance with this Agreement, and any delivery of a BPY Unit Amount pursuant to this Agreement shall be made in the form of BPY Units and not, for the avoidance of doubt, in the form of BPY Unit Convertibles. To the extent that conversion or redemption of a BPY Unit Convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties shall be borne by BAM, or its applicable Affiliates, and shall either be satisfied directly by BAM or such Affiliates or shall be deemed to reduce the Collateral Account Balance. BAM shall keep the Rights Agent informed of the Collateral Account Balance and the Required Collateral Account Balance in writing on a regular basis, and shall inform the Rights Agent in writing within two Business Days of any change in the Collateral Account Balance or the Required Collateral Account Balance for any reason, including as a result of an adjustment to the Conversion Factor or an increase in the BPY Unit Value.

(b) Prior to or substantially concurrently with the issuance of any Class A Shares by the Company, BAM shall, or cause an Affiliate of BAM to, deposit BPY Units or BPY Unit Convertibles into the Collateral Account such that, after taking into account the number of BPY Units issued or issuable upon conversion or redemption of such BPY Unit Convertibles, the number of BPY Units deposited into the Collateral Account shall be equal to the product of (i) the number of such Class A Shares issued (excluding any shares issued to BAM or its Affiliates) multiplied by (ii) the Conversion Factor. The Rights Agent shall have no duty or obligation to calculate the Conversion Factor, to determine the number of Class A Shares issued, or to determine the number of BPY Units or BPY Unit Convertibles necessary to equal the product of (i) the number of such Class A Shares issued (excluding any shares issued to BAM or its Affiliates) multiplied by (ii) the Conversion Factor.

(c) Except as set forth in this Section 8(c), BAM and its Affiliates shall not be entitled to withdraw any BPY Unit or BPY Unit Convertible from the Collateral Account.

(i) In the event that the Collateral Account Balance shall exceed the Required Collateral Account Balance, either as a result of a change in the Conversion Factor or a decrease in the number of Class A Shares (excluding Class A Shares owned by BAM or its Affiliates) outstanding, BAM or an Affiliate of BAM shall be entitled to withdraw (pursuant to a written instruction from BAM to the Rights Agent) from the Collateral Account a number of BPY Units, or BPY Unit Convertibles that are convertible into or redeemable for a number of BPY Units, up to an amount equal to (i) the Collateral Account Balance minus (ii) the Required Collateral Account Balance. The Rights Agent shall be entitled to conclusively and exclusively rely upon such written instruction from BAM in accordance with this Section 8(c)(i) without liability or further inquiry.

(ii) BAM, or any Affiliate of BAM, shall be permitted to withdraw from the Collateral Account a BPY Unit, or the number of BPY Unit Convertibles that are convertible into or redeemable for a BPY Unit, upon the deposit by BAM or any Affiliate of BAM of the BPY Unit Release Price with respect to such BPY Unit, or the number of BPY Unit Convertibles that are convertible into or redeemable for such BPY Unit, in the Collateral Account.

(d) If at any time the Collateral Account Cash Balance shall be less than the Required Collateral Account Cash Balance, BAM shall, or shall cause its Affiliates to, within two Business Days, deposit cash or Cash Equivalents (pursuant to a written instruction from BAM to the Rights Agent and as selected by BAM) in an amount necessary to cause the Collateral Account Cash Balance to be at least equal to the Required Collateral Account Cash Balance.

(e) Except as set forth in this Section 8(e), BAM and its Affiliates shall not be entitled to withdraw any cash or Cash Equivalents from the Collateral Account.

(i) If at any time the Collateral Account Cash Balance shall be greater than one hundred and twenty percent (120%) of the Required Collateral Account Cash Balance, either as a result of a change in the Conversion Factor or a decrease in the number of Class A Shares (excluding Class A Shares owned by BAM or its Affiliates) outstanding, BAM or its Affiliates shall be permitted to withdraw (pursuant to a written instruction from BAM to the Rights Agent) cash or Cash Equivalents in an amount not to exceed the excess of (i) the Collateral Account Cash Balance minus (ii) one hundred and twenty percent (120%) of the Required Collateral Account Cash Balance. The Rights Agent shall be entitled to conclusively and exclusively rely upon such written instruction from BAM in accordance with this Section 8(e)(i) without liability or further inquiry.

(ii) Upon the deposit in the Collateral Account of a number of BPY Units, or of BPY Unit Convertibles that are convertible into or redeemable for such number of BPY Units, BAM, or an Affiliate of BAM, shall be permitted to withdraw (pursuant to a written instruction from BAM to the Rights Agent) cash or Cash Equivalents from the Collateral Account in an amount equal to the aggregate BPY Unit Value of such number of BPY Units, or of the number of BPY Units issuable upon the conversion or redemption of such BPY Unit Convertibles, as applicable.

(f) For the avoidance of doubt, BAM, or its applicable Affiliates, shall remain the beneficial owner of any BPY Units or BPY Unit Convertibles deposited by BAM or such Affiliates into the Collateral Account for so long as such BPY Units or BPY Unit Convertibles remain in the Collateral Account, and shall hold all of the rights, powers, privileges and preferences appurtenant to such BPY Units or BPY Unit Convertibles, including, without limitation, the right to distributions on such BPY Units or BPY Unit Convertibles. In the event that the Collateral Account consists of more than one account and (i) the Rights Agent has not received written instructions from BAM as to which account to use for any specific transaction described in this Section 8 or (ii) there shall not be an amount within the account designated by BAM to satisfy any applicable BPY Units Amount or Cash Amount to be delivered pursuant to this Agreement, in such cases the Rights Agent shall follow an order of account priority, to be provided in writing by BAM upon the establishment each new account, when determining which account to use for any of the transactions described in this Section 8. BAM also covenants and agrees that it will take all action within its control to ensure that any transfer agent of the BPY Unit certificates and Class A Shares will comply with the Rights Agent’s instructions in carrying out the purposes of this Agreement. BAM shall provide the Rights Agent with all necessary information and contact details for each transfer agent for the BPY Unit certificates and Class A Shares. The Rights Agent shall have no liability for the failure of any transfer agent to facilitate or effect any transfers contemplated hereby, or for any delay in doing so, or for the failure of BAM of its obligations under this Section 8(f). Prior to any transfer contemplated by this Agreement, BAM shall instruct the transfer agents for any BPY Unit certificates and Class A Shares to follow the instructions of the Rights Agent in connection with any exchange of Class A Shares for BPY Units as set forth herein.

(g) BAM shall provide the Rights Agent with written notice of the consummation of any BPY Specified Event concurrently with such consummation. Upon the consummation of a BPY Specified Event, the Cash Amount shall be calculated solely in accordance with subsection C(3)(h) of Article IV of the Company Charter, and BAM shall provide the Rights Agent with written notice of the Cash Amount and the BPY Unit of Reference Property as a result of such BPY Specified Event. On the second Business Day following the effective date of the BPY Specified Event, if any Class A Shareholder shall not have received, with respect to any Class A Share, the amount such Class A Shareholder was entitled to receive under subsection C(3)(h) of Article IV of the Company Charter, such Class A Shareholder shall thereafter be entitled to receive, with respect to each such Class A Share, either (i) a BPY Reference Property, or, at BAM’s election, (ii) the Cash Amount. Any BPY Reference Property received by the Rights Agent from BAM upon a BPY Specified Event shall be deposited into the Collateral Account and shall not be removed from the Collateral Account until the Rights Agent has received written instructions from BAM providing the Rights Agent with all necessary information to process such removal and transfer, and the satisfaction of all Secondary Exchange Rights under subsection C(3)(h) of Article IV of the Company Charter.

(h) In connection with any transfer by BAM of BPY Units, BPY Reference Property or BPY Unit Convertibles into the Collateral Account required by this Agreement which are held through DTC or another Depositary, BAM must deliver to the Rights Agent a written order from a Participant given to DTC or such other Depositary in accordance with the Applicable Procedures directing DTC or such other Depositary to cause such BPY Units, BPY Reference Property or BPY Unit Convertibles to be transferred to the Collateral Account. In connection with any transfer by BAM of BPY Units, BPY Reference Property or BPY Unit Convertibles into the Collateral Account required by this Agreement which are not held through DTC or another Depositary, BAM shall transfer to and hold such BPY Units, BPY Reference Property or BPY Unit Convertibles in the Collateral Account.

Section 9. Registration of BPY Unit Resales.

BAM covenants and agrees that it will take all action within its control to ensure that at all times, with respect to all of the BPY Units in the Collateral Account, including BPY Units that are issuable upon conversion of or redemption for BPY Unit Convertibles in the Collateral Account, the transfer of such BPY Units (including BPY Units that are issuable upon conversion of or redemption for BPY Unit Convertibles in the Collateral Account) from the Collateral Account to an Exchanging Class A Shareholder (or to such other Person as may be entitled thereto pursuant to the terms of this Agreement) shall be registered under the Securities Act pursuant to an effective resale shelf registration statement with the Securities and Exchange Commission (each BPY Unit so registered, including BPY Units that are issuable upon conversion of or redemption for BPY Unit Convertibles in the Collateral Account, a “Registered BPY Unit”). In the event that such a resale shelf registration statement registering such transfers has, at any time, not been effective for five (5) consecutive Business Days, BAM shall, or shall cause an Affiliate of BAM to, deposit in the Collateral Account an amount of cash or Cash Equivalents equal to the BPY Unit Release Price for all BPY Units held in the Collateral Account (including BPY Units that are issuable upon conversion of for redemption for BPY Unit Convertibles in the Collateral Account) that cease to be Registered BPY Units as a result thereof, within five (5) Business Days. The BPY Units Amounts delivered to any Exchanging Class A Shareholder pursuant to Section 4(a) shall only be comprised of Registered BPY Units transferred under an effective resale shelf registration statement, and no Exchanging Class A Shareholder shall receive any BPY Unit that is not a Registered BPY Unit freely transferable under the U.S. federal securities laws. The Rights Agent shall have no duty or obligation (and no liability) to determine if any BPY Unit, including BPY Units that are issuable upon conversion of or redemption for BPY Unit Convertibles, or any BPY Unit Convertible held in the Collateral Account or transferred to an Exchanging Class A Shareholder is a Registered BPY Unit freely transferable under the U.S. federal securities laws.

Section 10. Concerning BAM.

(a) BAM agrees that any Class A Shareholder may at any time and from time to time, without notice to or further consent of BAM, extend the time of payment of the Exchange Rights or Secondary Exchange Rights, and may also make any agreement with the Company, BPI, BPY or any other Person, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between a Class A Shareholder, on the one hand, and the Company, BPI, BPY or any such other Person, on the other hand, it being understood that no such action shall impair, affect, alter or increase BAM’s obligations under this Agreement or affect the validity or enforceability of this Agreement.

(b) BAM agrees that its obligations hereunder shall in no way be terminated, affected or impaired by reason of (a) the assertion by any Class A Shareholder of any rights or remedies which it may have under or with respect to this Agreement or against any Person obligated hereunder, (b) any Class A Shareholder’s failure to exercise, or delay in exercising, any such right or remedy or any right or remedy such Class A Shareholder may have hereunder, (c) any change in the structure or ownership of the Company, (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, BPI, BPY or any other Person, (e) the existence of any claim, set-off or other right that BAM may have at any time against the Company, BPI, BPY or any of their respective Affiliates, whether in connection with the Exchange Right, the Secondary Exchange Rights or otherwise; (f) the validity or enforceability of the Exchange Right; or (g) any other circumstance whatsoever which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company with respect to the Exchange Right, in bankruptcy or any other instance, other than as provided herein.

(c) To the fullest extent permitted by applicable law, BAM hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by any Class A Shareholder. BAM waives promptness, diligence, notice of the acceptance of this Agreement and of the Exchange Right, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar applicable law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other Person, and all suretyship defenses generally. BAM acknowledges that it will receive substantial direct and indirect benefits from the Master Services Agreement and that this Agreement, including specifically the waivers set forth in this Agreement, is knowingly made in contemplation of such benefits and after the advice of counsel.

(d) BAM hereby unconditionally waives any rights that it may now have or hereafter acquire against the Company or its subsidiaries that arise from the existence, payment, performance, or enforcement of BAM’s obligations under or in respect of this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification.

(e) BAM hereby represents and warrants that:

(i) the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action, and do not contravene any provision of BAM’s organizational documents or any applicable law, order, judgment or contractual restriction binding on BAM or its assets;

(ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this Agreement by BAM have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this Agreement;

(iii) this Agreement constitutes a legal, valid and binding obligation of the BAM enforceable against BAM in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(iv) as of the date hereof, BAM has the financial capacity to pay and perform its obligations under this Agreement.

Section 11. Rights of Action.

All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under Section 12 hereof, are vested in the Class A Shareholders; and any Class A Shareholder may, without the consent of the Rights Agent or of any other Class A Shareholder, on such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against BAM to enforce, or otherwise act in respect of, such holder’s right to exercise the Secondary Exchange Rights and the Class A Shareholders’ rights under this Agreement, in each case in the manner provided in the Company Charter and in this Agreement. Without limiting the foregoing or any remedies available to the Class A Shareholders, it is specifically acknowledged that the Class A Shareholders would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement. BAM agrees to pay all expenses, including all reasonable and documented third party costs and out-of-pocket expenses (including reasonable fees of counsel), actually paid or incurred by such Class A Shareholder in enforcing any of such Class A Shareholder’s rights hereunder or otherwise relating to any litigation or other proceeding brought by such Class A Shareholder to enforce such Class A Shareholder’s rights hereunder, if such Class A Shareholder prevails in such litigation or proceeding.

Section 12. Concerning the Rights Agent.

(a) BAM agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder in accordance with Exhibit C attached hereto and, from time to time, on demand of the Rights Agent, its reasonable and documented out-of-pocket expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. BAM also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim or liability in connection therewith. The indemnification provided for hereunder shall survive the expiration of the Secondary Exchange Rights and the termination of this Agreement. The costs and expenses of enforcing this right of indemnification shall also be paid by BAM. The Rights Agent shall have no right of set-off against any funds in the Collateral Account with respect to any amounts owed to the Rights Agent by BAM hereunder.

(b) The Rights Agent may conclusively rely upon and shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document reasonably believed by it, in good faith, to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of legal counsel to the Rights Agent (who may be an employee of the Rights Agent or outside legal counsel for the Rights Agent). Notwithstanding anything in this Agreement to the contrary, in no event shall the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action.

Section 13. Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of

Section 15 hereof. The acquisition of substantially all of the Rights Agent’s assets employed in the exercise of corporate trust powers shall be deemed to be a merger or consolidation for purposes of this Section 13.

Section 14. Duties of Rights Agent.

The Rights Agent undertakes the duties and obligations expressly set forth in this Agreement which shall be deemed purely ministerial in nature and no implied duties or obligations shall be read into this Agreement against the Rights Agent. Under no circumstances will the Rights Agent be deemed to be a fiduciary to BAM, the Company, any Class A Shareholder or any other person under this Agreement. The Rights Agent will not be responsible or liable for the failure of BAM, the Company, BPY, any transfer agent, any Class A Shareholder or any other person to perform in accordance with this Agreement. The Rights Agent shall perform those duties and obligations upon the following terms and conditions:

(a) Before the Rights Agent acts or refrains from acting, it may consult with legal counsel (who may be an employee of the Rights Agent or outside legal counsel for the Rights Agent), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by an authorized signatory of BAM identified in Exhibit B attached hereto and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct. The Rights Agent shall not be liable, directly or indirectly, for any special, indirect or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the Rights Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Company Charter or be required to verify the same.

(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent); nor shall it be responsible for any breach by BAM of any covenant or condition contained in this Agreement; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any BPY Units to be issued pursuant to this Agreement or as to whether any BPY Units will, when so issued, be validly authorized and issued, fully paid and nonassessable.

(f) BAM agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept (and shall be entitled to conclusively and exclusively rely upon, without further inquiry) instructions with respect to the performance of its duties hereunder from any Person reasonably believed by the Rights Agent to be one of the authorized signatories of BAM listed on Exhibit B attached hereto, and to apply to such Persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer. Without limiting the generality of the foregoing, whenever the Rights Agent is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, or in the event that the Rights Agent is unsure as to the application of any provision of this Agreement or believes any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement permits any determination or discretion by the Rights Agent or is silent or is incomplete as to the course of action that the Rights Agent is required to take with respect to a particular set of facts, the Rights Agent shall promptly give notice (in such form as shall be appropriate under the circumstances) to BAM requesting instruction as to the course of action to be adopted, and to the extent the Rights Agent acts in good faith in accordance with any written instructions received from BAM the Rights Agent shall not be liable on account of such action to any person. If the Rights Agent shall not have received appropriate instruction within ten (10) days of such notice (or such shorter period as reasonably may be specified in such notice or as may be necessary under the circumstances) it shall be entitled to take no action and shall give prompt written notice of its decision not to take action to BAM, to the Company, and to any Exchanging Class A Shareholder that may be affected by such decision not to take action. Any application by the Rights Agent for written instructions from BAM may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received, in response to such application, written instructions with respect to the proposed action or omission specifying a different action to be taken or omitted.

(h) To the extent permitted by applicable law, the Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Class A Shares or other securities of the Company or become pecuniarily interested in any transaction in which BAM or the Company may be interested, or contract with or lend money to BAM or the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for BAM, the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to BAM or the Class A Shareholders resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability (other than expenses and overhead incurred in the ordinary course by the Rights Agent’s performance under this Agreement) in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k) Other than with respect to a Company Notice in accordance with Section 4(a), the Rights Agent shall not be required to take notice or be deemed to have notice of any fact, event or determination under this Agreement unless and until the Rights Agent shall be specifically notified in writing by BAM of such fact, event or determination.

(l) The Rights Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Rights Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(m) The Rights Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder in accordance with the terms of this Agreement and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Rights Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

(n) Unless subject to reimbursement by BAM pursuant to Section 12(a) or reasonably necessary in order for the Rights Agent to perform its express obligations hereunder in accordance herewith, notwithstanding anything contained herein or elsewhere to the contrary, the Rights Agent shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (x) require the Rights Agent in its individual capacity to obtain the consent, approval, authorization or order of or the giving of notice to, or the registration with, or taking of any action in respect of, any state or other governmental authority or agency other than the State of Delaware; (y) result in any fee, tax or other governmental charge under the laws of any jurisdiction other than the State of Delaware becoming payable by the Rights Agent in its individual capacity, or (z) subject the Rights Agent in its individual capacity to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by the Rights Agent contemplated hereby.

(o) The right of the Rights Agent to perform any discretionary act (if any) enumerated in this Agreement shall not be construed as a duty.

Section 15. Change of Rights Agent.

The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to BAM and the Company and to each transfer agent of the Class A Shares and the BPY Units by registered or certified mail. BAM may remove the Rights Agent or any successor Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Class A Shares and the BPY Units by registered or certified mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, BAM shall appoint a successor to the Rights Agent. If BAM shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by a Class A Shareholder, then any Class A Shareholder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by BAM or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, including, without limitation, the Collateral Account, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment BAM shall file notice thereof in writing with the predecessor Rights Agent, the Company, and each transfer agent of the Class A Shares and the BPY Units. Failure to give any notice provided for in this Section 15, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 16. Notices.

Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by any Exchanging Class A Shareholder, other Class A Shareholder, or other holder of a Secondary Exchange Right, to or on BAM shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

Attention: [●]

Subject to the provisions of Section 15 hereof, any notice or demand authorized by this Agreement to be given or made by BAM or by any Exchanging Class A Shareholder, other Class A Shareholder, or other holder of a Secondary Exchange Right to or on the Rights Agent shall be sufficiently given or made if sent by registered or certified mail and shall be deemed given upon receipt and, addressed (until another address is filed in writing with BAM) as follows:

[●]

Attn: [●]

[●]

[●]

Phone: [●]

Fax: [●]

Email: [●]

Notices or demands authorized by this Agreement to be given or made by BAM or the Rights Agent to any Class A Shareholder shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company or the transfer agent for the Class A Shares.

Section 17. Supplements and Amendments.

BAM may from time to time, and the Rights Agent shall, if BAM so directs, supplement or amend this Agreement without the approval of any Class A Shareholder in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, to make modifications necessary to reflect changes in applicable law, including, without limitation, tax law, or to make any other change, in each case, provided that such change, amendment, modification or supplementation does not adversely affect any Class A Shareholder or its rights hereunder in any respect. Except as set forth in the immediately preceding sentence, any amendment or modification to this Agreement shall require (a) pursuant to a consent request duly conducted by, and at the expense of, BAM or (b) at a duly called annual or special meeting of the Company’s stockholders, (i) prior to the second (2nd) anniversary of the date of the first issuance of Class A Stock, the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the Company’s securities may then be listed) of the Company and (ii) from and after the second (2nd) anniversary of the date of the first issuance of Class A Stock, either (x) the affirmative consent or vote, as applicable, of holders of a majority of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the Company’s securities may then be listed) of the Company or (y) the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class. Any supplement or amendment authorized by this Section 17 shall be evidenced by a writing signed by BAM and the Rights

Agent. Notwithstanding anything in this Agreement to the contrary, no supplement or amendment that changes the rights and duties of the Rights Agent under this Agreement will be effective against the Rights Agent without the execution of such supplement or amendment by the Rights Agent. In executing any amendment or supplement contemplated hereby, the Rights Agent shall be provided with, and shall be entitled to conclusively and exclusively rely upon, an opinion of counsel (which may be counsel to BAM) stating that the execution of such amendment or supplement is authorized or permitted by this Agreement and all conditions precedent to the execution and delivery thereof have been duly satisfied or waived.

Section 18. Successors.

All the covenants and provisions of this Agreement by or for the benefit of BAM or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 19. Benefits of this Agreement.

Nothing in this Agreement shall be construed to give to any Person other than BAM, the Rights Agent and the Class A Shareholders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of BAM, the Rights Agent and the Class A Shareholders.

Section 20. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 21. Governing Law; Forum Selection.

This Agreement and the Secondary Exchange Rights issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. Each party to this Agreement irrevocably and unconditionally agrees to be, and all the rights governed by this Agreement, including the rights of the Class A Shareholders in accordance with Section 11 shall be, subject to the exclusive jurisdiction of the state courts sitting in the City of Wilmington in the State of Delaware and of the United States of America located in the District of the State of Delaware for any actions, suits or proceedings arising out of, or relating to, this Agreement. No action, suit or proceeding relating thereto shall be commenced in any other court. Service of any process, summons, notice or document if delivered or made pursuant to Section 16 shall be effective service of process for any action, suit or proceeding. Each party to this Agreement hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the aforementioned courts and hereby further irrevocably and unconditionally waives all claims, and agrees not to plead or claim in any such court, that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 22. Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 23. Descriptive Headings.

The table of contents and descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 24. Administration; Termination.

This Agreement shall terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms without the Pre-Closing Dividend having been paid in accordance therewith, (ii) the first Business Day after the payment of the Pre-Closing Dividend where there shall be no Class A Shares outstanding, other than Class A Shares owned by BAM or its Affiliates, (iii) (a) pursuant to a consent request duly conducted by, and at the expense of, BAM or (b) at a duly called annual or special meeting of the Company’s stockholders, (x) prior to the second (2nd) anniversary of the date of the first issuance of Class A Stock, the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the Company’s securities may then be listed) of the Company and (y) from and after the second (2nd) anniversary of the date of the first issuance of Class A Stock, either (I) the affirmative consent or vote, as applicable, of holders of a majority of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the Company’s securities may then be listed) of the Company or (II) the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class, and (iv) the Final Expiration Date; provided that the Final Expiration Date may be extended with the mutual consent of BAM and a majority of the independent members of the Company’s board of directors (upon written notice delivered by BAM to the Rights Agent certifying to that effect). BAM shall provide the Rights Agent with written notice of the termination of this Agreement.

Section 25. No Waiver; Cumulative Rights.

No failure on the part of any Class A Shareholder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Class A Shareholder of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder by such Class A Shareholder or any other Class A Shareholder. Each and every right, remedy and power hereby granted to the Class A Shareholders shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by any Class A Shareholder at any time or from time to time.

Section 26. Fractional Units.

Class A Shareholders holding a number of Subject Class A Shares which would entitle such holders to receive less than one whole BPY Unit pursuant to this Agreement shall receive cash in lieu of fractional units. Fractional BPY Units shall not be distributed to Class A Shareholders or credited to book-entry accounts. With respect to any delivery of BPY Units to a Class A Shareholder under this Agreement, BAM shall promptly instruct the transfer agent for the BPY Units to, as soon as practicable, (a) determine the number of whole BPY Units and fractional BPY Units allocable to each holder of record or beneficial owner of Class A Shares entitled to receive BPY Units at such time, (b) aggregate all such fractional units into whole BPY Units and sell the whole BPY Units obtained thereby in open market transactions, in each case, at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional BPY Units, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per BPY Unit after making appropriate deductions for any amount required to be withheld for tax purposes and any brokerage fees incurred in connection with these sales of fractional BPY Units. Neither BAM nor the Rights Agent will guarantee any minimum sale price for the fractional BPY Units. Neither BAM nor the Rights Agent will pay any interest on the proceeds from the sale of fractional BPY Units. The transfer agent of the BPY Units acting on behalf of the applicable party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional BPY Units and to determine when, how and at what price to sell such units, provided that neither the transfer agent nor the broker-dealers through which the aggregated fractional BPY Units are sold shall be Affiliates of BAM.

Section 27. Book Entry.

Reference in this Agreement to certificates for Class A Shares or BPY Units shall include, in the case of uncertificated shares or units, the balances indicated in the book-entry account system of the transfer agent for the Class A Shares or BPY Units, as applicable. Any legend required to be placed on any certificates for Class A Shares or BPY Units may instead be included on any book-entry confirmation or notification to the registered holder of such Class A Shares or BPY Units.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

Brookfield Asset Management Inc.

By:
Name:
Title:

[Signature Page to Rights Agreement]

[●] as Rights Agent

By:
Name:
Title:

[Signature Page to Rights Agreement]

EXHIBIT A

Form of Company Charter

EXHIBIT B

Authorized Signatures for Brookfield Asset Management Inc. (“BAM”)

under Rights Agreement dated as of             , 2018

BAM certifies that the names, titles, telephone numbers and e-mail addresses set forth in this Exhibit B identify the persons authorized to provide direction and initiate or confirm transactions, including funds equity transfer instructions, on behalf of the corporation.

Name, Title, Telephone Number, and e-mail address for person(s) designated to provide direction, including but not limited to funds/equity transfer instructions, and to otherwise direct [●], as Rights Agent

Name	Title	Telephone Number	E-mail Address	Signature

EXHIBIT C

Terms of Compensation of Rights Agent1

In consideration for the services of the Rights Agent under the Rights Agreement dated as of , 2018 with Brookfield Asset Management Inc. the Rights Agent shall receive the following compensation from the Liquidating Trust Assets:

Initial Acceptance Fee (one time, payable in advance on the Effective Date)                         TBD

Administration Fee (payable annually, in advance on the Effective Date and                       TBD

each anniversary thereof)

Out-of-Pocket Expenses:

In addition to the fees listed above, all reasonable out-of-pocket expenses will be billed and payable at cost. Out-of-pocket expenses include, but are not limited to, reasonable fees of counsel or other outside professional firms (legal counsel, tax advisor) retained by the Rights Agent (including fees and expenses incurred in litigation), reasonable travel expenses of bank officers to attend closings.

[1]	Rights Agent to provide.

EXHIBIT D

Form of Exchanging Class A Shareholder Notice

To:            Brookfield Asset Management Inc.

Attn: [●]

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

Phone: [●]

Fax: [●]

Email: [●]

[●]

Attn: [●]

[●]

[●]

Phone: [●]

Fax: [●]

Email: [●]

[●]:

Reference is made to that certain Rights Agreement, dated as of [●], 2018, between Brookfield Asset Management Inc., and [●] (the “Rights Agreement”). Capitalized terms that are not otherwise defined in this Exchanging Class A Shareholder Notice shall have the meanings given to them in the Rights Agreement.

The undersigned (the “Holder”) represents and warrants that, with respect to              Subject Class A Share(s):

(i) the Company has not satisfied its obligation under subsection C(3)(a) of Article IV of the Company Charter by delivering the Cash Amount on the applicable Specified Exchange Date;

(ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BPY Units Amount in exchange therefor pursuant to subsection C(3)(b) of Article IV of the Company Charter on the applicable Specified Exchange Date; and

(iii) The Company has failed to deliver (to the knowledge of such Exchanging Class A Shareholder) a Company Notice with respect to the Subject Class A Shares identified above in accordance with Section 4(a)(i) of the Rights Agreement (or a Company Notice is not required with respect to this Exchanging Class A Shareholder Notice in accordance with subsection (C)(3)(k) of Article IV of the Company Charter).

Pursuant to and in accordance with the terms and conditions of the Rights Agreement, the Holder irrevocably elects to exercise its Secondary Exchange Rights for the Holder’s Subject Class A Shares identified above. The BPY Units Amount or the Cash Amount, as applicable, shall be issued or paid to:

Please insert social security

or other identifying number

(Please print name and address)

Dated: ,

Signature

Signature Guaranteed:

Signatures should be guaranteed by an eligible guarantor institution (bank, stock broker or savings and loan association with membership in an approved signature medallion program).